As filed with the Securities and Exchange Commission on December 31, 2025.

Registration Statement No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QUMULUSAI, INC.

(Exact name of registrant as specified in its charter)

Georgia	7374	92-2681813
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1130 Powers Ferry Pl SE

Marietta, Georgia 30067

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Maniscalco

Chief Executive Officer

1130 Powers Ferry Pl SE

Marietta, Georgia 30067

(877) 420-9242

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brett R. Hanson, Esq.

Emily Humbert, Esq.

Fox Rothschild LLP

City Center

33 S. Sixth Street, Suite 3600

Minneapolis, Minnesota 55402

(612) 607-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities, and neither we nor the Registered Shareholders are soliciting offers to buy these securities in any state where the offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 31, 2025

PRELIMINARY PROSPECTUS

                         SHARES OF COMMON STOCK

This prospectus relates to the registration of the resale of up to __________ shares of our common stock by our shareholders identified in this prospectus, or their permitted transferees, whom we refer to as the Registered Shareholders, in connection with our direct listing on the Nasdaq Global Market. With the exception of shares held by our directors, officers, and greater than 10% shareholders, which will be subject to restriction for six months following our direct listing, the shares being registered herein may be freely sold in market transactions following the listing and upon the effectiveness of this registration statement. All shares above mentioned in this paragraph represent one hundred percent (100%) of the company’s currently issued and outstanding common stock, and, with the exception of shares held by our directors, officers, and greater than 10% shareholders, may be freely sold upon the effective date of this registration statement. None of such outstanding shares registered herein may be freely sold in reliance on an exemption from registration such as Rule 144 at this time. Prior to the listing of our common stock on the Nasdaq Global Market there has been no public market for our common stock. During the period from January 1, 2025, through December 1, 2025, we issued shares of common stock to investors at a low price of $1.00 per share and a high price of $3.60 per share. This information, however, may have little or no relation to broader market demand for our shares of common stock. As a result, you should not place undue reliance on these historical sales prices as they may differ materially from the public prices of our shares of common stock on Nasdaq.

Unlike an initial public offering, the resale by the Registered Shareholders is not being underwritten by any investment bank. The Registered Shareholders may, or may not, elect to sell their shares of common stock covered by this prospectus, as and to the extent they may determine. Such sales, if any, will be made through brokerage transactions on the Nasdaq Global Market at prevailing market prices. We will not be involved in the price setting process. Additionally, the price of our shares in prior private transactions may have little or no relation to the opening price and subsequent public price of our stock on Nasdaq. For more information, see the section titled “Plan of Distribution.” If the Registered Shareholders choose to sell their shares of common stock, we will not receive any proceeds from the sale of such shares.

No public market exists for our common stock. Further, the listing of our common stock on Nasdaq, without a firm-commitment underwritten offering, is a novel method for commencing public trading in shares of our common stock, and consequently, the trading volume and price of shares of our common stock may be more volatile than if shares of our common stock were initially listed in connection with an initial public offering underwritten on a firm-commitment basis.

On the day that our shares of common stock are initially listed on Nasdaq, Nasdaq will begin accepting, but not executing, pre-opening buy and sell orders and will begin to continuously generate the indicative Current Reference Price (as defined below) on the basis of such accepted orders. The Current Reference Price is calculated each second and, during a 10-minute “Display Only” period, is disseminated, along with other indicative imbalance information, to market participants by Nasdaq on its NOII and BookViewer tools. Following the “Display Only” period, a “Pre-Launch” period begins, during which Chardan Capital Markets LLC (“Chardan”), in its capacity as our financial advisor, must notify Nasdaq that our shares are “ready to trade.” Once Chardan has notified Nasdaq that our shares of common stock are ready to trade, Nasdaq will confirm the Current Reference Price for our shares of common stock, in accordance with the Nasdaq rules. If Chardan then approves proceeding at the Current Reference Price, the applicable orders that have been entered will be executed at such price and the regular trading of our shares of common stock on Nasdaq will commence, subject to Nasdaq conducting validation checks in accordance with the Nasdaq rules. Under the Nasdaq rules, the “Current Reference Price” means: (i) the single price at which the maximum number of orders to buy or sell can be matched; (ii) if there is more than one price at which the maximum number of orders to buy or sell can be matched, then it is the price that minimizes the imbalance between orders to buy or sell (i.e. minimizes the number of shares that would remain unmatched at such price); (iii) if more than one price exists under (ii), then it is the entered price (i.e. the specified price entered in an order by a customer to buy or sell) at which our shares of common stock will remain unmatched (i.e. will not be bought or sold); and (iv) if more than one price exists under (iii), a price determined by Nasdaq in consultation with Chardan in its capacity as our financial advisor. In the event that more than one price exists under (iii), Chardan will exercise any consultation rights only to the extent that it can do so consistent with the anti-manipulation provisions of the federal securities laws, including Regulation M, or applicable relief granted thereunder. The Registered Shareholders will not be involved in Nasdaq’s price-setting mechanism, including any decision to delay or proceed with trading, nor will they control or influence Chardan in carrying out its role as a financial adviser. Chardan will determine when our shares of common stock are ready to trade and approve proceeding at the Current Reference Price primarily based on considerations of volume, timing and price. In particular, Chardan will determine, based primarily on pre-opening buy and sell orders, when a reasonable amount of volume will cross on the opening trade such that sufficient price discovery has been made to open trading at the Current Reference Price. If Chardan does not approve proceeding at the Current Reference Price (for example, due to the absence of adequate pre-opening buy and sell interest), Chardan will request that Nasdaq delay the open until such a time that sufficient price discovery has been made to ensure a reasonable amount of volume crosses on the opening trade. For more information, see “Plan of Distribution.”

i

We intend to list our Common Stock on the Nasdaq Global Market under the symbol “QMLS.”

If our Nasdaq application is not approved or we otherwise determine that we will not be able to secure the listing of our common stock on Nasdaq, we will not complete this direct listing. This listing is a condition to the offering. No assurance can be given that our Nasdaq application will be approved and that our common stock will ever be listed on Nasdaq. If our listing application is not approved by Nasdaq, we will not be able to consummate the offering and we will terminate this direct listing.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements.

Investing in our shares of common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2025.

TABLE OF CONTENTS

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	iv
USE OF MARKET AND INDUSTRY DATA	vi
TRADEMARKS	vi
ABOUT THIS PROSPECTUS	vii
PROSPECTUS SUMMARY	1
RISK FACTORS	5
USE OF PROCEEDS	48
DIVIDEND POLICY	49
CAPITALIZATION	50
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	51
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	58
BUSINESS	79
MANAGEMENT	96
CORPORATE GOVERNANCE	100
EXECUTIVE COMPENSATION	104
DIRECTOR COMPENSATION	111
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	112
PRINCIPAL SHAREHOLDERS	116
DESCRIPTION OF SECURITIES	119
PLAN OF DISTRIBUTION	122
SHARES ELIGIBLE FOR FUTURE SALE	125
SALE PRICE HISTORY OF COMMON STOCK	127
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS	128
LEGAL MATTERS	132
INTERESTS OF NAMED EXPERTS AND COUNSEL	132
EXPERTS	132
WHERE YOU CAN FIND MORE INFORMATION	132
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY	132

_________________

We are responsible for the information contained and incorporated by reference in this prospectus and any accompanying prospectus supplement we prepare or authorize. Neither we nor the Registered Shareholders have authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any accompanying prospectus supplement are an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus and any accompanying prospectus supplement is current only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all the information contained in this prospectus and in any accompanying prospectus supplement, including the documents incorporated by reference herein or therein, before making your investment decision.

For investors outside the United States: we have not, and the Registered Shareholders have not, taken any action to permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offer and sale of the common stock and the distribution of this prospectus outside the United States.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future operating results and financial condition, our business strategy and plans, market growth, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “target,” “plan,” “expect,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this prospectus may include, for example, statements about the topics below and are subject to risks and uncertainties, including without limitation those described below:

●	Our recent growth may not be indicative of our future growth.

●	Our blockchain mining operations expose us to risks that could materially adversely affect our business, operating results, financial condition, and future prospects.

●	We have a limited number of suppliers for significant components of the equipment we use to build and operate our platform and provide our solutions and services.

●	We may be unable to access sufficient power or may face increased costs to procure power, prolonged power outages, shortages, or capacity constraints.

●	Our long-term power agreements are currently subject to non-binding letters of intent, and definitive agreements may not be executed on favorable terms or at all.

●	Our data center facilities may experience damage, interruption, or a security breach.

●	A substantial portion of our hosting revenue is driven by a limited number of our customers.

●	A substantial portion of our current GPU-as-a-Service revenue is generated through a single channel partner, which we may be unable to retain.

●

We may fail to efficiently enhance our platform and develop and sell new solutions and services and respond effectively to rapidly changing technology, evolving industry standards, changing regulations, and changing customer needs, requirements, or preferences.

●	Artificial intelligence technology is new, and the continued rapid pace of developments in the artificial intelligence field are inherently uncertain.

●	We may be unable to obtain additional capital to fund our business and support our growth.

●	Our operating results may fluctuate significantly.

●	We face intense competition and could lose market share to our competitors.

●	There may be a network or data security incident against us, or our third-party providers.

●	We have a history of generating losses and may not be able to achieve profitability.

●	We make substantial investments in our technology and infrastructure, which may be unsuccessful.

●	Our platform may encounter performance problems.

●

There may be a failure of our information technology systems or those of one or more of our information technology service providers, business partners, vendors, suppliers, or other third-party service providers.

●	We have a limited operating history at our current scale.

●	We rely on our management team and other key employees.

●	We rely on the ability to obtain, maintain, protect, and enforce our intellectual property rights.

●

We are subject to laws, regulations, and industry requirements related to data privacy, data protection and information security, and user protection across different markets where we conduct our business and such laws, regulations, and industry requirements are constantly evolving and changing.

●	We may be unable to continue as a going concern.

●	We will incur significant increased costs and management resources as a result of operating as a public company.

●	We have a substantial amount of indebtedness.

●	Our listing differs significantly from an initial public offering conducted on a firm-commitment basis.

●	Our shares of common stock currently have no public market.

●	An active trading market may not develop or continue to be liquid and the market price of our shares of common stock may be volatile.

We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, operating results, business strategy, and short-term and long-term business operations and objectives. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. We undertake no obligation to update any of these forward-looking statements for any reason after the date of this prospectus or to conform these statements to actual results or to changes in our expectations, except as required by law. These forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. While we believe such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the Securities and Exchange Commission (the “SEC”) as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, performance, and events and circumstances may be materially different from what we expect.

v

USE OF MARKET AND INDUSTRY DATA

This prospectus contains estimates made and other statistical data published by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are inherently subject to a high degree of uncertainty and actual events or circumstances may differ materially from events and circumstances reflected in this information. We caution you not to give undue weight to such projections, assumptions and estimates.

TRADEMARKS

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks and trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable owner of these trademarks, service marks and trade names.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement on Form S-1 that we filed with the SEC using a continuous offering process. Under this process, the Registered Shareholders may, from time to time, sell the common stock covered by this prospectus in the manner described in the section titled “Plan of Distribution.” Additionally, we may provide a prospectus supplement to add information to, or update or change information contained in, this prospectus, including the section titled “Plan of Distribution.” You may obtain this information without charge by following the instructions under the “Where You Can Find Additional Information” section appearing elsewhere in this prospectus. You should read this prospectus and any prospectus supplement before deciding to invest in our common stock.

Unless the context otherwise indicates, the terms “QumulusAI,” the “Company,” “we,” “us,” and “our” as used in this prospectus refer to QumulusAI, Inc., formerly Global Digital Holdings, Inc., and our subsidiaries, and the term “common stock” refers to our common stock, no par value per share. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. You should read the entire prospectus carefully, including the sections titled “Risk Factors,” “Unaudited Pro Forma Condensed Combined Financial Information,”  “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included in this prospectus, before making an investment decision. Some of the statements in this prospectus constitute forward-looking statements. Some of the statements in this prospectus constitute forward-looking statements. See the “Cautionary Note Regarding Forward-Looking Statements.”

Company Background

QumulusAI is a cloud infrastructure company specializing in rapid deployment of graphics processing unit (“GPU”)-powered solutions for artificial intelligence (“AI”) applications, serving a critical market that is often overlooked by large-scale cloud providers (“hyperscalers”), which operate massive, standardized computing infrastructures primarily serving the largest enterprises. Our platform delivers flexible, competitively priced, and customizable solutions for underserved small and mid-market customers—including machine learning teams, AI infrastructure startups, and research institutions—while also supporting the scale and complexity requirements of large enterprises, such as long-term deployments or supplemental on-demand compute capacity.

The Company traces its origins to WAHA Technologies, Inc. (“WAHA”) and WAHA, Inc. (renamed SPRE Commercial Group, Inc., or “SPRE”), both incorporated in 2019. SPRE focused on data center assets and operations, while WAHA specialized in blockchain managed services. In December 2022, the two entities completed a corporate roll-up to form Global Digital Holdings, Inc. and remain wholly owned subsidiaries of the Company. In April 2025 (after a substantial minority investment in October 2023), Global Digital Holdings, Inc. acquired The Cloud Minders, Inc. (a company focused on GPU-as-a-Service (“GPUaaS”) assets and operations), now a wholly owned subsidiary, and rebranded the combined operations as QumulusAI. Please see “Unaudited Pro Forma Condensed Combined Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments” for additional information regarding our acquisition of The Cloud Minders, Inc. On August 18, 2025, Global Digital Holdings, Inc. changed its name to QumulusAI, Inc.

Today, we distinguish ourselves by deploying, activating and producing revenue from GPU infrastructure within approximately 90 days. We do so across a distributed network of sales channel and platform partners and the strategic use of stranded colocation facilities, enabling us to connect with thousands of developer clients with an expedited path from procurement to revenue generation. Traditional infrastructure providers, by comparison, can take up to 12 to 24 months to activate new capacity.

As of December 1, 2025, QumulusAI is headquartered in Marietta, Georgia. Here, we operate more than 800 GPUs across two colocation data centers, plus one in Kansas City, Missouri. We have secured rights of first refusal for 30 megawatts (“MW”) of information technology (“IT”) load capacity space for our GPU equipment and we are actively planning for expansion exceeding 120 MW of total IT load across our platform with potential to support over 90,000 NVIDIA B200/B300 GPUs (among the latest generation GPUs purpose-built for foundation model training), or as many as 1,500,000 GPUs optimized for AI inference at scale.

Additionally, in the aggregate, we operate approximately 60 MW of grid power with immediate access to more than 40 MW of additional grid power in Watonga, Oklahoma; Tulsa, Oklahoma; and Denton, Texas where we manage blockchain assets. These sites serve as foundational assets for power-intensive compute deployments and provide strategic flexibility for future infrastructure repurposing.

At present, the majority of the Company’s active power capacity is allocated to blockchain asset management rather than high-performance computing (“HPC”). As of the date of this filing, the Company operates approximately 10 MW of blockchain load in Watonga, Oklahoma, and supports approximately 50 MW of blockchain load in Tulsa, Oklahoma through its joint venture with T20 Mining Group, LLC (“T20”). By comparison, the Company’s HPC business currently utilizes approximately 1.5 MW of IT load (approximately 2.1 MW total power load), supporting approximately 1,100 GPUs, including 800 GPUs currently deployed and an additional 300 GPUs in the process of being delivered and deployed.

Although blockchain currently represents the majority of deployed power, the Company’s growth strategy is focused on HPC. In 2026, the Company expects, for the first time, revenue generated from HPC compute services to exceed revenue generated from blockchain operations, reflecting the higher revenue density of HPC workloads relative to blockchain.

Looking ahead to 2026, the Company expects its HPC operations to support approximately 11.0 MW of total HPC IT load (approximately 15.4 MW total power load), inclusive of approximately 1,100 GPUs deployed in 2025 and the planned deployment of over 5,800 additional GPUs, consisting of an estimated mix of approximately 80% B200 and B300 data center GPUs and approximately 20% RTX Pro 6000–class servers.

With respect to blockchain operations, the Company expects to continue operating approximately 10 MW of blockchain load in Watonga, Oklahoma on an ongoing basis. The T20 joint venture, which currently supports approximately 50 MW of blockchain load in Tulsa, Oklahoma, is subject to a letter of intent and ongoing definitive documentation review for a potential sale targeted for January 2026, with proceeds expected to be used to fund expansion of the Company’s HPC business. Following this transaction, the Company expects that approximately 10 MW of blockchain load in Denton, Texas, will remain scheduled, resulting in approximately 20 MW of total blockchain operations inclusive of the Watonga facility. Separately, the Company has approximately 9 MW of on-grid power availability in Watonga, which it plans to allocate toward HPC data center expansion, representing approximately 6 MW of additional HPC IT load (approximately 8.4 MW total power load).

As a result of these planned deployments and portfolio changes, the Company expects that by the end of 2026, a greater portion of its active power capacity will be allocated to HPC compute workloads than to blockchain asset management. While the Company currently expects to have approximately 20 MW allocated or otherwise activated for blockchain operations and approximately 23.8 MW allocated or otherwise activated for HPC compute workloads by that time, actual allocations may vary based on deployment timing, customer demand, power availability, and execution. In addition, the Company is actively evaluating opportunities to secure additional powered land for future HPC data center construction and to expand its data center colocation footprint, although there can be no assurance as to the timing or scale of any such expansion.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

As a company with less than $1.235 billion of revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We may remain an emerging growth company for up to five years from the date of our direct listing, or until such earlier time as we have more than $1.235 billion in annual revenue, the market value of our stock held by non-affiliates is more than $700 million as of the final day of our second fiscal quarter, in which case we would cease to be an “emerging growth company” as of the following final day of our fiscal year, or we issue more than $1 billion of non-convertible debt over a three-year period.

For so long as we remain an emerging growth company, we are permitted and intend to rely on certain exemptions from various public company reporting requirements, including not being required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of this extended transition period under the JOBS Act. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.

We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during our most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies, such as providing only two years of audited financing statements.

Summary of Risk Factors

Below is a summary of material factors that make an investment in our common stock speculative or risky. This summary may not address all of the risks and uncertainties that we face. Additional discussion of the risks and uncertainties summarized in this risk factor summary, as well as other risks and uncertainties that we face, can be found under the section titled “Risk Factors” in this prospectus. The below summary is qualified in its entirety by that more complete discussion of such risks and uncertainties. You should carefully consider the risks and uncertainties described under the section titled “Risk Factors” as part of your evaluation of an investment in our common stock:

●

Our recent growth may not be indicative of our future growth, and if we do not effectively manage our future growth, our business, operating results, financial condition, and future prospects may be adversely affected.

●	Our blockchain mining operations expose us to risks that could materially adversely affect our business, operating results, financial condition, and future prospects.
●

We have a limited number of suppliers for significant components of the equipment we use to build and operate our platform and provide our solutions and services. Any disruption in the availability of these components could delay our ability to expand or increase the capacity of our infrastructure or replace defective equipment.

●	Our business would be harmed if we were not able to access sufficient power or by increased costs to procure power, prolonged power outages, shortages, or capacity constraints.
●	Our long-term power agreements are currently subject to non-binding letters of intent, and there is no assurance that definitive agreements will be executed on favorable terms or at all.
●

If our data center facilities experience damage, interruption, or a security breach, our ability to provide access to our infrastructure and maintain the performance of our network could be negatively impacted.

●

A substantial portion of our hosting revenue is driven by a limited number of our customers, and the loss of, or a significant reduction in, spend from one or a few of our top customers would adversely affect our business, operating results, financial condition, and future prospects.

●

A substantial portion of our current GPU-as-a-Service (“GPUaaS”) revenue is generated through a single channel partner, and the loss or deterioration of this relationship would adversely affect our business.

●

If we fail to efficiently enhance our platform and develop and sell new solutions and services and respond effectively to rapidly changing technology, evolving industry standards, changing regulations, and changing customer needs, requirements, or preferences, our platform may become less competitive.

●

The broader adoption, use, and commercialization of AI technology, and the continued rapid pace of developments in the AI field, are inherently uncertain. Failure by our customers to continue to use our platform to support AI use cases in their systems, or our ability to keep up with evolving AI technology requirements and regulatory frameworks, could have a material adverse effect on our business, operating results, financial condition, and future prospects.

●

Our operations require substantial capital expenditures, and we will require additional capital to fund our business and support our growth, and any inability to generate or obtain such capital on acceptable terms, if at all, or to lower our total cost of capital, may adversely affect our business, operating results, financial condition, and future prospects.

●	Our operating results may fluctuate significantly, which could make our future results difficult to predict and could cause our operating results to fall below expectations.
●	We face intense competition and could lose market share to our competitors, which would adversely affect our business, operating results, financial condition, and future prospects.
●

A network or data security incident against us, or our third-party providers, whether actual, alleged, or perceived, could harm our reputation, create liability and regulatory exposure, and adversely impact our business, operating results, financial condition, and future prospects.

●

We have a history of generating net losses as a result of the substantial investments we have made to grow our business and develop our platform, anticipate increases in our operating expenses in the future, and may not achieve or, if achieved, sustain profitability. If we cannot achieve and, if achieved, sustain profitability, our business, operating results, financial condition, and future prospects will be adversely affected.

●

We make substantial investments in our technology and infrastructure and unsuccessful investments could materially adversely affect our business, operating results, financial condition, and future prospects.

●	Our platform is complex and performance problems or defects associated with our platform may adversely affect our business, operating results, financial condition, and future prospects.
●

Any failure of our IT systems or those of one or more of our IT service providers, business partners, vendors, suppliers, or other third-party service providers, or any other failure by such third parties to provide services to us may negatively impact our relationships with customers and harm our business.

●

We have a limited operating history at our current scale, which makes it difficult to evaluate our current business and future prospects and increases the risks associated with investment in our common stock.

●

We have a limited history selling access to our platform under our current business model and are continuing to scale our operations and evolve our go-to-market strategy, which may make it difficult to evaluate our business and prospects and increase the risks associated with an investment in our common stock.

●

If we are unable to attract new customers, retain existing customers, and/or expand sales of our platform, solutions, and services to such customers, we may not achieve the growth we expect, which would adversely affect our business, operating results, financial condition, and future prospects.

●

We rely on our management team and other key employees and will need additional personnel to grow our business, and the loss of one or more key employees or our inability to attract and retain qualified personnel, including members of our Board of Directors, could harm our business.

●

Failure to obtain, maintain, protect, or enforce our intellectual property and proprietary rights could enable others to copy or use aspects of our platform without compensating us, which could harm our brand, business, operating results, financial condition, and future prospects.

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We are subject to laws, regulations, and industry requirements related to data privacy, data protection and information security, and user protection across different markets where we conduct our business and such laws, regulations, and industry requirements are constantly evolving and changing. Any actual or perceived failure to comply with such laws, regulations, and industry requirements, or our privacy policies, could harm our business.

●	There is uncertainty regarding our ability to continue as a going concern.
●	We will incur significant increased costs and management resources as a result of operating as a public company.
●

Our substantial indebtedness could materially adversely affect our financial condition, our ability to raise additional capital to fund our operations, our ability to operate our business, our ability to react to changes in the economy or our industry, our ability to meet our obligations under our outstanding indebtedness and could divert our cash flow from operations for debt payments, and we may still incur substantially more indebtedness in the future.

●	Our listing differs significantly from an initial public offering conducted on a firm-commitment basis.
●

The direct listing process differs from an initial public offering underwritten on a firm-commitment basis and the impact of awareness of our brand and investor recognition of our Company on the demand for our common stock is unpredictable and our marketing and brand development efforts may not be successful.

●

Limitations on investors’ ability to trace their shares to this registration statement may preclude claims under Sections 11 and 12 of the Securities Act, potentially reducing our liability exposure and limiting investors’ remedies.

●	Our shares of common stock currently have no public market. An active trading market may not develop or continue to be liquid and the market price of our shares of common stock may be volatile.

Corporate Information

The address of our principal executive office is 1130 Powers Ferry Pl SE, Marietta, Georgia 30067 and our telephone number is (877) 420-9242. Our website can be found at www.qumulusai.com. The information contained on our website is not a part of this prospectus, nor is such content incorporated by reference herein, and should not be relied upon in determining whether to make an investment in our shares of common stock. With prior operations from its wholly owned subsidiaries—incorporated July 15, 2019 (WAHA) and July 18, 2019 (SPRE)—the Company was incorporated on December 9, 2022 in the State of Georgia under the name of Global Digital Holdings, Inc., which we later updated to QumulusAI, Inc.

Summary Historical Financial and Other Data

The following tables set forth our summary of historical financial data as of September 30, 2025 and December 31, 2024 and 2023.

The summary statements of operations data for the periods ended September 30, 2025 and 2024 are derived from our unaudited interim financial statements and notes that are included elsewhere in this prospectus. The summary statements of operations data for the periods ended December 31, 2024 and 2023 are derived from our audited financial statements and notes that are included elsewhere in this prospectus.

Our Board of Directors and our shareholders each approved the conversion of all outstanding series of preferred stock into common stock (the “Conversion”) and a 1-for-3 reverse stock split of our common stock issued and outstanding thereafter (the “Reverse Stock Split”). On September 30, 2025, we filed amended and restated articles of incorporation with the State of Georgia to immediately effect the Reverse Stock Split. All share and per share information is presented on a post-Conversion and post-Reverse Stock Split basis.

We have prepared the audited financial statements in accordance with the U.S. generally accepted accounting principles (“GAAP”). Our historical results are not necessarily indicative of our results in any future period. Results from our interim period may not necessarily be indicative of the entire year’s results.

	For the Nine Months Ended September 30, 2025	Year Ended December 31, 2024	Year Ended December 31, 2023
Statement of Operations Data:
Revenue	$8,057,476	$8,095,672	$5,124,934
Cost of revenue	$4,245,448	$5,371,049	$3,582,377
General and administrative expenses	$6,320,009	$3,346,547	$2,009,427
Loss from operations	$(5,866,060)	$(7,785,958)	$(8,177,885)
Net income (loss)	$831,828	$(13,184,374)	$(12,425,544)

Statement of Cash Flows Data:
Cash flows from operating activities	$(2,526,814)	$(2,021,408)	$(905,884)
Cash flows from investing activities	$2,808,437	$(1,871,322)	$(63,631)
Cash flows from financing activities	$13,985,705	$7,231,852	$114,981
Cash, end of period	$14,267,328	$3,970,466	$631,344

Balance Sheet Data:	September 30, 2025	December 31, 2024	December 31, 2023
Total assets	$81,857,396	$20,345,894	$21,095,015
Total liabilities	$22,662,172	$18,903,993	$16,385,340
Total mezzanine equity	$0	$2,032,561	$2,032,561
Total stockholders' equity (deficit)	$59,195,224	$(590,660)	$2,677,114

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, before making a decision to invest in our common stock. If any of the following risks occur, our business, operating results, financial condition and future prospects could be materially and adversely affected. In that event, you could lose all or a part of your investment. This prospectus also contains forward-looking statements and estimates that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks and uncertainties described below. See the section titled “Cautionary Note Regarding Forward-Looking Statements” for more information.

Risks Related to Our Business and Industry

Our recent growth may not be indicative of our future growth, and if we do not effectively manage our future growth, our business, operating results, financial condition, and future prospects may be adversely affected.

We were founded in 2022 and have experienced significant growth in a short period of time. Our revenue was $5,124,934 and $8,095,672 for the years ended December 31, 2023 and 2024, respectively. Investors should not rely on the revenue growth of any prior quarterly or annual period as an indication of our future performance. Even if our revenue continues to increase, our revenue growth rate is expected to decline in the future as a result of a variety of factors, including the maturation of our business. Overall growth of our revenue will depend on a number of factors, including but not limited to our ability to:

●	operate our cloud infrastructure, including due to supply chain limitations and data center or power availability;

●	compete with other companies in our industry, including those with greater financial, technical, marketing, sales, and other resources;

●	continue to develop new solutions and services and new functionality for our platform and successfully further optimize our existing infrastructure, solutions, and services;

●	retain existing customers and increase sales to existing customers, as well as attract new customers and grow our customer base;

●	successfully expand our business;

●

generate sufficient cash flow from operations and raise additional capital, including through indebtedness, to support continued investments in our platform to maintain our technological leadership and the security of our platform;

●	strategically expand our direct sales force and leverage our existing sales capacity;

●	introduce and sell our solutions and services to new markets and verticals;

●	recruit, hire, train, and manage additional qualified personnel for our research and development activities;

●	maintain our existing, and enter into new, more cost-efficient, financing structures; and

●	successfully identify and acquire or invest in businesses, products, or technologies that we believe could complement or expand our platform.

In addition to the factors discussed above, our revenue growth may also be impacted by industry-specific factors, particularly the continued development of AI, including advancements in AI technology that may lead to further compute efficiencies, the broader adoption, use, and commercialization of AI and any impacts of the developing AI regulatory environment.

As many of these factors are beyond our control, it is difficult for us to accurately forecast our future operating results. If the assumptions that we use to plan our business are incorrect or change in reaction to changes in our market, we may be unable to maintain consistent revenue or revenue growth, the value of our stock could be volatile, and it may be difficult to achieve and, if achieved, maintain profitability. In addition, changes in the macroeconomic environment, including actual or perceived global banking and finance related issues, labor shortages, supply chain disruptions, volatile interest rates and inflation, trade restrictions such as tariffs, spending environments, geopolitical instability, warfare and uncertainty, including the effects of the conflicts in the Middle East and Ukraine and tensions between China and Taiwan, weak economic conditions in certain regions, or a reduction in AI spending regardless of macroeconomic conditions may impact our growth.

In addition, as we have grown, our number of customers has also increased, and we have increasingly managed more complex deployments of our infrastructure in more complex computing environments. The rapid growth and expansion of our business places a significant strain on our management, operational, engineering, and financial resources. To manage any future growth effectively, we must continue to improve and expand our infrastructure, including IT and financial infrastructure, our operating and administrative systems and controls, and our ability to manage headcount, capital, and processes in an efficient manner. If we do not manage future growth effectively, our business, operating results, financial condition, and future prospects would be harmed.

If we continue to experience rapid growth, we may not be able to successfully implement or scale improvements to our systems, processes, and controls in an efficient, timely, or cost-effective manner. As we grow, our existing systems, processes, and controls may not prevent or detect all errors, omissions, or fraud. Any future growth will continue to add complexity to our organization and require effective coordination throughout our organization. Failure to manage any future growth effectively could result in increased costs, cause difficulty or delays in deploying our platform to new and existing customers, reduce demand for our platform, and cause difficulties in introducing new solutions and services or other operational difficulties, and any of these difficulties would adversely affect our business, operating results, financial condition, and future prospects.

Our blockchain mining operations expose us to risks that could materially adversely affect our business, operating results, financial condition, and future prospects.

Although our primary focus is building infrastructure for AI and high-performance computing, we continue to operate a limited portfolio of bitcoin mining and hosting assets. These operations carry unique risks and are highly cyclical in nature, with a market downturn on average every three to four years. Bitcoin mining requires substantial upfront and ongoing investment in specialized hardware (application-specific integrated circuits (“ASICs”)), which can become obsolete quickly as newer, more efficient models are introduced. Profitability is highly volatile and depends on factors outside of our control, including the market price of bitcoin, the availability and cost of electricity, and network mining difficulty. Our mining facilities consume significant amounts of power, exposing us to the risk of higher energy costs, curtailment during peak demand, or pressure from regulators and communities regarding environmental and noise concerns. Furthermore, if our mining operations fail to remain competitive with larger or more efficient miners, or if regulatory changes impose restrictions on proof-of-work mining, we may experience lower returns or be forced to scale back this business line. Because our blockchain mining activities represent a non-core but ongoing part of our operations, adverse developments in this area could still impact our financial results and reputation.

We have a limited number of suppliers for significant components of the equipment we use to build and operate our platform and provide our solutions and services. Any disruption in the availability of these components could delay our ability to expand or increase the capacity of our infrastructure or replace defective equipment.

We do not manufacture the components we use to build the technology infrastructure underlying our platform. We have a limited number of suppliers that we use to procure and configure significant components of the technology infrastructure that we use to operate our platform and provide our solutions and services to our customers. For example, there is a limited number of original equipment manufacturers that build servers in significant scale with the latest generation GPUs. These consist primarily of Super Micro Computer, Inc., Dell Technologies Inc., Hewlett Packard Enterprise Company, Lenovo Group Limited, and Gigabyte Technology Co., Ltd. As of today, the manufacture of GPUs is dominated by NVIDIA Corporation with only Advanced Micro Devices, Inc. and Intel Corporation currently as viable contenders. Additionally, with respect to power infrastructure, cooling infrastructure to power and properly maintain the equipment we use our datacenters has a similarly limited number of manufacturers of key supplies, such as transformers, computer room air conditioner/computer room air handler units, chillers, cooling towers, in-row cooling units, rear door heat exchangers, direct-to-chip liquid cooling, immersion cooling systems, pumps and manifolds, air handling units, containment systems, microchips and sensors and controls. Supporting equipment such as networking and storage systems have a limited number of manufacturers that produce equipment at the requisite level of performance. Utilizing a limited number of suppliers of the components for our technology infrastructure exposes us to risks, including:

●	asymmetry between component availability and contractual performance obligations, including where specified components are required;

●	shifts in market-leading technologies away from those offered by our current suppliers that could impact our ability to offer our customers the solutions and services that they are seeking;

●	reduced control over production costs and constraints based on the then current availability, terms, and pricing of these components, including any delays in our supply chain;

●	limited ability to control aspects of the quality, performance, quantity, and cost of our infrastructure or of its components;

●	the potential for binding price or purchase commitments with our suppliers at higher than market rates;

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reliance on our suppliers to keep up with technological advancements at the same pace as our business and customer demands, including their ability to continue to deliver next generation components that are substantially better than the prior generation;

●	consolidation among suppliers in our industry, which may harm our ability to negotiate and obtain favorable terms from our suppliers and the third-party suppliers that our suppliers rely on;

●	labor and political unrest at facilities we do not operate or own;

●	geopolitical disputes disrupting our or any of our suppliers’ supply chains;

●	business, legal compliance, litigation, and financial concerns affecting our suppliers or their ability to manufacture and ship components in the quantities, quality, and manner we require;

●	impacts on our supply chain from adverse public health developments, including outbreaks of contagious diseases or pandemics; and

●	disruptions due to floods, earthquakes, storms, and other natural disasters, particularly in countries with limited infrastructure and disaster recovery resources, or regional conflicts.

Our technology infrastructure components suppliers fulfill our supply requirements on the basis of individual purchase orders, which we often place on a just-in-time basis. We currently have no long-term contracts or arrangements with our suppliers that guarantee capacity or the continuation of any particular payment terms. Accordingly, our suppliers are not obligated to continue to fulfill our supply requirements, and the prices we are charged for their products and, if applicable, services could be increased on short notice. Further, because we often submit purchase orders to our suppliers on a just-in-time basis, any delay from our suppliers may result in our inability to provide our infrastructure and platform to our customers on a timely basis and fulfill our contractual requirements under our customer contracts. If we are required to change suppliers, our ability to meet our obligations to our customers, including scheduled compute access, could be adversely affected and our solutions may not be as performant, which could cause the loss of sales from existing or potential customers, delayed revenue, or an increase in our costs, which could adversely affect our margins. Any production or shipping interruptions for any reason, such as a natural disaster, epidemics, pandemics, capacity shortages, quality problems, or strike or other labor disruption at one of our supplier locations or at shipping ports or locations, could adversely affect sales of our solution and services offerings.

In addition, we are continually working to expand and enhance our infrastructure features, technology, and network and other technologies to accommodate substantial increases in the computing power required by more compute-intensive workloads on our platform, the amount of data we host, and our overall number of total customers. We may be unable to project accurately the rate or timing of these increases or to allocate resources successfully to address such increases and may underestimate the data center capacity needed to address such increases. Our limited number of suppliers, in turn, may not be able to quickly respond to our needs, which would have a negative impact on customer experience and contractual performance. In the future, we may be required to allocate additional resources, including spending substantial amounts, to build, purchase, or lease or license data centers and equipment and upgrade our technology and network infrastructure in order to handle increased customer usage, and our suppliers may not be able to satisfy such requirements. In addition, our network or our suppliers’ networks might be unable to achieve or maintain data transmission capacity high enough to effectively deliver our services. We may also face constraints on our ability to deliver our platform, solutions, and services if there is limited power supply. Our failure, or our suppliers’ failure, to achieve or maintain high data transmission capacity and sufficient electrical services would impact our ability to meet customer needs and could significantly reduce consumer demand for our services. Such reduced demand and resulting loss of compute, cost increases, or failure to upgrade our equipment or adapt to new technologies would harm our business, operating results, financial condition, and future prospects.

Moreover, our suppliers themselves rely on a complex network of third-party suppliers for semiconductor manufacturing, hardware components, and other critical inputs, which introduces additional risks to our supply chain. Any disruption in the operations of these upstream suppliers, whether due to equipment failures, geopolitical factors such as the potential for military conflict between China and Taiwan, or supply chain constraints, could affect our suppliers’ ability to supply the significant components of the equipment we use to operate our platform and provide our solutions and services to our customers, which would, in turn, affect the availability of our solutions and services, as well as lead times.

In addition, to the extent any of our suppliers’ businesses are impacted by business, legal compliance, litigation, and financial concerns, including regulatory scrutiny and export controls, our business, operating results, financial condition, and future prospects may be adversely affected. For example, increasing use of tariffs, economic sanctions and export controls has impacted and may in the future impact the availability and cost of GPUs and other components of our platform. The current U.S. presidential administration has imposed broad-based tariffs on imported goods, which may increase costs associated with components of our infrastructure and other products we use. For example, we occasionally order replacement parts from China and are charged by U.S. Customs for import taxes. To mitigate such costs, we have directed purchases to U.S. suppliers when possible, although we may not always be able to find appropriate alternatives. Further, the former U.S. presidential administration had released new export controls targeting semiconductor manufacturing equipment and other items related to advanced integrated circuits. It is possible that these and additional restrictions could impede the supply chain in this industry. Additional export restrictions imposed on components of our technologies by the U.S. government may also provoke responses from foreign governments that negatively impact our supply chain, increase the costs for affected imported goods, or limit our ability to obtain additional hardware components, which would also substantially reduce our ability to provide or develop our platform, solutions, and services.

In the event of a supplier unavailability, component shortage, including, in particular, anticipated microchip shortages, or supply interruption, we may not be able to secure alternate sources in a timely manner. Securing alternate sources of supply for these components or services may be time-consuming, difficult, and costly and we may not be able to source these components or services on terms that are acceptable to us, or at all, which may undermine our ability to fill our orders in a timely manner. Any interruption or delay in the supply of any of these components or services, or the inability to obtain these components or services from alternate sources at acceptable prices and within a reasonable amount of time, would harm our ability to meet the demand of our customers, which in turn would have an adverse effect on our business, operating results, financial condition, and future prospects.

Our business would be harmed if we were not able to access sufficient power or by increased costs to procure power, prolonged power outages, shortages, or capacity constraints.

We depend on being able to secure power, which powers our data center facilities, in a cost-effective manner. Our inability to secure sufficient power or any power outages, shortages, supply chain issues, capacity constraints, or significant increases in the cost of securing power could have an adverse effect on our business, operating results, financial condition, and future prospects.

We rely on third parties, third-party infrastructure, governments, and global suppliers to provide a sufficient amount of power to maintain our leased or licensed data center facilities and meet the needs of our current and future customers. We may experience insufficient power to service a customer’s project. For example, we previously held a contract with Washington, Georgia, which provided for power at a fixed rate. We received notice that the city could no longer honor the contract rate as it would bankrupt the city, contrary to state law. This rendered continued operations at that location commercially impractical and led us to sell the site to another company. Similar municipal and state rules could cause other contracts to become null and void, which may cause us to have access to insufficient power, which may prevent us from serving our customers.

Any limitation on the delivered energy supply would limit our ability to operate our platform. These limitations would have a negative impact on a given data center or limit our ability to grow our business which could negatively affect our business, operating results, financial condition, and future prospects. Limitations on generation, transmission, and distribution may also limit our ability to obtain sufficient power capacity for potential expansion sites in new or existing markets. Power providers, including in particular Public Service Utility of Oklahoma, other participants in the power market, and those entities that regulate it may impose onerous operating conditions to any approval or provision of power or we may experience significant delays and substantial increased costs to provide the level of electrical service required by our current or future leased or licensed data centers, or any data centers we may choose to construct in the future. Our ability to find appropriate sites for expansion, including existing sites to lease or license, will also be limited by access to power.

Our data center facilities are affected by problems accessing electricity sources, such as planned or unplanned power outages and limitations on transmission or distribution of power. Unplanned power outages, including, but not limited to those relating to large storms, earthquakes, fires, tsunamis, cyberattacks, physical attacks on utility infrastructure, war, and any failures of electrical power grids more generally, and planned power outages by public utilities, could harm our customers and our business. Further, our data center facilities are located in leased buildings where, depending upon the lease requirements and number of tenants involved, we may or may not control some or all of the infrastructure, including generators and fuel tanks. As a result, in the event of a power outage, we could be dependent upon the landlord, as well as the utility company, to restore the power. Even if we attempt to limit our exposure to system downtime by using backup generators, which are in turn supported by onsite fuel storage and through contracts with fuel suppliers, these measures may not always prevent downtime or solve for long-term or large-scale outages. Any outage or supply disruption could adversely affect our customer experience, as well as our business, operating results, financial condition, and future prospects.

The global energy market is currently experiencing inflation and volatility pressures. Various macroeconomic and geopolitical factors are contributing to the instability and global power shortage, including the war in Ukraine, severe weather events, governmental regulations, government relations, and inflation. We expect the cost for power to continue to be volatile and unpredictable and subject to inflationary pressures, which could materially affect our financial forecasting, business, operating results, financial condition, and future prospects.

Our long-term power agreements are currently subject to non-binding letters of intent, and there is no assurance that definitive agreements will be executed on favorable terms or at all.

We have entered into non-binding letters of intent (“LOIs”) for certain long-term power supply arrangements that we expect to support our operations, including agreements for primary gas power, Direct-to-Chip cooling, and gas generation capacity. These LOIs are preliminary in nature and do not create binding obligations on the counterparties to proceed with the transactions or to finalize definitive agreements. There is no assurance that we will enter into definitive agreements on the terms currently contemplated, on favorable terms, or at all. If we are unable to secure these power supply arrangements as planned, or if the terms of any definitive agreements are less favorable than expected, our ability to operate and expand our infrastructure could be materially adversely affected, which in turn could have a material adverse effect on our business, operating results, financial condition, and future prospects.

If our data center facilities experience damage, interruption, or a security breach, our ability to provide access to our infrastructure and maintain the performance of our network could be negatively impacted.

We lease space located in the United States. Our business is reliant on these data center facilities. Our data center facilities and network infrastructure are vulnerable to damage or interruption from a variety of sources including earthquakes, floods, fires, power loss, system failures, computer and other cybersecurity vulnerabilities, physical or electronic break-ins, human error, malfeasance or interference, including by employees, former employees, or contractors, as well terrorist acts and other catastrophic events. We and the data center facilities we lease have in the past experienced, and may in the future experience, disruptions, outages, and other performance problems due to a variety of factors, including availability or sufficiency of power, infrastructure changes, and capacity constraints, occasionally due to an overwhelming number of customers accessing our infrastructure simultaneously. For example, we have in the past experienced temporary power disruptions and have voluntarily curtailed operations in certain locations in response to extreme weather conditions and grid availability constraints. We may elect to take similar actions in the future if similar conditions arise. Our data centers and network infrastructure may also be subject to cybersecurity attacks, including supply chain attacks, due to the actions of outside parties or human error, malfeasance, insider threats, system errors or vulnerabilities, insufficient cybersecurity controls, a combination of these, or otherwise, which may cause service outages and otherwise impact our ability to provide our solutions and services. While we review the security measures of our third-party data centers, we cannot ensure that these measures will be sufficient to prevent a cybersecurity attack or to protect the continued operation of our platform in the event of a cybersecurity attack, and any impact to our solutions and services may also impact our business, operating results, financial condition, and future prospects. Data center facilities housing our network infrastructure may also be subject to local administrative actions, changes to legal or permitting requirements, labor disputes, litigation to stop, limit, or delay operations, and other legal challenges, including local government agencies seeking to gain access to customer accounts for law enforcement or other reasons. In addition, while we have entered into various agreements for the lease of data center space, equipment, maintenance, and other services, those third parties could fail to deliver on their contractual obligations under those agreements, including agreements to provide us with certain data, equipment, and utilities information required to run our business. Furthermore, we may require the data centers we lease to have certain highly specific attributes in order to effectively run our business. For example, our state-of-the art data centers may also require networking equipment, high-speed interconnects, enhanced access to power, and liquid cooling infrastructure. In some cases, these third-party data centers are required to undergo extensive retrofitting and improvement efforts, including to incorporate novel developments in our industry, which are time consuming, expensive, and less efficient than if we were to lease from spaces already designed for our operations, and which may not ultimately be successful in meeting all of our requirements. If third parties fail to successfully deliver on such performance requirements, our ability to maintain the performance of our network would be negatively impacted.

Other factors, many of which are beyond our control, that can affect the delivery, performance, and availability of our platform include:

●	the development, maintenance, and functioning of the infrastructure of the internet as a whole;

●	the performance and availability of third-party telecommunications services with the necessary speed, data capacity, and security for providing reliable internet access and services;

●	the success or failure of our redundancy systems;

●	the success or failure of our disaster recovery and business continuity plans;

●

decisions by the owners and operators of the data center facilities where our infrastructure is installed or by global telecommunications service provider partners who provide us with network bandwidth to terminate our contracts, discontinue services to us, shut down operations or facilities, increase prices, change service levels, limit bandwidth, declare bankruptcy, breach their contracts with us, or prioritize the traffic of other parties;

●	our ability to enter into data center agreements and leases according to our business needs and on terms and with counterparties acceptable to us; and

●

changing sentiment by government regulators relating to data center development, including in response to public concerns regarding environmental impact and development, which may result in restrictive government regulation or otherwise impact the future construction of additional data centers.

In addition, many of the leases we have entered into for data centers have multi-year terms and fixed capacity. If we do not accurately anticipate the data center capacity required by our customers, including if they use less or more of our infrastructure than expected, we would incur additional costs due to leasing more capacity than is used and paid for by our customers or, alternatively, in seeking additional data center capacity to fulfill unexpected demand on terms that may not be economically reasonable or acceptable to us, if we are able to lease additional capacity at all. We may also need to seek additional data center capacity in the event any leases with third parties are terminated or not renewed, which we may be unable to do on reasonable terms or at all.

The occurrence of any of these factors, or our inability to efficiently and cost-effectively fix such errors or other problems that may be identified, could damage our reputation, negatively impact our relationship with our customers, or otherwise materially harm our business, operating results, financial condition, and future prospects.

A substantial portion of our hosting revenue is driven by a limited number of our customers, and the loss of, or a significant reduction in, spend from one or a few of our top customers would adversely affect our business, operating results, financial condition, and future prospects.

A substantial portion of our hosting revenue is driven by a limited number of customers. Hosting revenue represented 48% and 15% of our total revenue for the years ended December 31, 2024 and 2023, respectively, and the remaining portion was derived from our cryptocurrency mining activities. We recognized an aggregate of approximately 99% and 90% of our hosting revenue from three customers for the year ended December 31, 2024 and two customers for the year ended December 31, 2023, respectively. Any negative changes in demand from these customers, in their ability or willingness to perform under their contracts with us, in laws or regulations applicable to them or the regions in which they operate, or in our broader strategic relationship with these customers would adversely affect our business, operating results, financial condition, and future prospects. We anticipate that we will continue to derive a significant portion of our revenue from a limited number of customers for the foreseeable future for hosting revenue, and in some cases, the portion of our revenue attributable to certain customers may increase in the future. The composition of our customer base, including our top customers, may fluctuate from period to period given that our customer composition has evolved and is expected to continue to evolve significantly as our business continues to evolve and scale and as the use cases for AI continue to develop. However, we may not be able to maintain or increase revenue from our top customers for a variety of reasons, including the following:

●	customers may develop their own infrastructure that may compete with our services;

●

some of our customers may redesign their systems to require fewer of our services with limited notice to us and may choose not to renew or increase their purchases of our platform, solutions, and services; and

●

our customers may have pre-existing or concurrent relationships with, or may be, current or potential competitors that may affect such customers’ decisions to purchase our platform, solutions, and services.

Customer relationships often require us to continually improve our platform, which may involve significant technological and design challenges, and our customers may place considerable pressure on us to meet tight development and capacity availability schedules. Accordingly, we may have to devote a substantial amount of our resources to our strategic relationships, which could detract from or delay our completion of other important development projects. Delays in making capacity available could impair our relationships with our customers and negatively impact forecasted sales of the services under development. Moreover, it is possible that our customers may develop their own infrastructure that may compete with our services or adopt a competitor’s infrastructure for services that they currently buy from us. If that happens, our revenue would be adversely impacted and our business, operating results, financial condition, and future prospects would be materially and adversely affected.

A substantial portion of our current GPUaaS revenue is generated through a single channel partner, and the loss or deterioration of this relationship would adversely affect our business.

A majority of our GPUaaS revenue is generated through our relationship with RunPod Inc. (“RunPod”), our largest channel partner. RunPod manages orchestration and customer acquisition for our servers on its platform, and revenue from these customers is shared on an 80% QumulusAI / 20% RunPod basis under RunPod’s standard service terms. RunPod accounted for 100% of the GPUaaS revenue of The Cloud Minders, Inc. (“TCM”) in 2023, 95% in 2024, and 99% for the first quarter of 2025. After TCM was acquired by QumulusAI, RunPod accounted for 88% of GPUaas revenue for the second quarter of 2025. If our relationship with RunPod were to terminate, be renegotiated on less favorable terms, or if RunPod were to experience operational or financial difficulties, our business, operating results, financial condition, and future prospects would be materially adversely affected. While we are working to diversify our sales channels and increase the proportion of direct enterprise customers, there is no assurance that we will be able to do so in a timely manner or at all.

If we fail to efficiently enhance our platform and develop and sell new solutions and services and respond effectively to rapidly changing technology, evolving industry standards, changing regulations, and changing customer needs, requirements, or preferences, our platform may become less competitive.

The market in which we compete is relatively new and subject to rapid technological change, evolving industry standards and regulatory changes, as well as changing customer needs, requirements, and preferences. The success of our business will depend, in part, on our ability to, predict, adapt, and respond effectively to these changes on a timely basis. If we are unable to develop and sell new solutions and services that satisfy and are adopted by new and existing customers and provide enhancements, new features, and capabilities to our infrastructure that keep pace with rapid technological and industry change, our business, operating results, financial condition, and future prospects could be adversely affected. Further, prospective or existing customers may influence our product roadmap by requiring features optimal for their particular use case. If we are unable to adapt to meet customers’ requirements, they may use competitive offerings or internal solutions that eliminate reliance on third-party providers, and our business, operating results, financial condition, and future prospects could be adversely affected. Moreover, prioritizing development of such features may require significant engineering resources and may not be compatible with the requirements of other customers, which could impact overall adoption of our platform. If new technologies emerge that limit or eliminate reliance on AI cloud platform providers like us, or that enable our competitors to deliver competitive services at lower prices, more efficiently, more conveniently, or more securely, such technologies could adversely impact our ability to compete. If our solutions do not allow us or our customers to comply with the latest regulatory requirements, sales of our platform, solutions, and services to existing customers may decrease and new customers will be less likely to adopt our platform.

Our future growth is dependent upon our ability to continue to meet the needs of new customers and the expanding needs of our existing customers as their use of our platform, solutions, and services grows. As sales of our platform grow, we will need to devote additional resources to expanding, improving, and maintaining our infrastructure and integrating with third-party applications. In addition, we will need to appropriately scale our internal business systems and our services organization, including customer support, to serve our growing customer base, and to improve our IT and financial infrastructure, operating and administrative systems, and our ability to effectively manage headcount, capital and processes, including by reducing costs and inefficiencies. Any failure of, or delay in, these efforts could result in impaired system performance and reduced customer satisfaction, which would negatively impact our revenue growth and our reputation. We may not be successful in developing or implementing these technologies. In addition, it takes a significant amount of time to plan, develop, and test improvements to our technologies and infrastructure, and we may not be able to accurately forecast demand or predict the results we will realize from such improvements. In some circumstances, we may also determine to scale our technology through the acquisition of complementary businesses and technologies rather than through internal development, which may divert management’s time and resources. To the extent that we do not effectively scale our operations to meet the needs of our growing customer base and to maintain performance as our customers expand their use of our services, we will not be able to grow as quickly as we anticipate, our customers may reduce or terminate use of our platform and we will be unable to compete as effectively and our business, operating results, financial condition, and future prospects will be adversely affected.

We continually work to upgrade and enhance our platform, solutions, and services in response to customer demand and to keep up with technological changes. Part of this process entails cycling out outdated components of our infrastructure and replacing them with the latest technology available. This requires us to make certain estimates with respect to the useful life of the components of our infrastructure and to maximize the value of the components of our infrastructure, including our GPUs, to the fullest extent possible. We cannot guarantee that our estimates will be accurate or that our attempts at maximizing value will be successful. Any changes to the significant assumptions underlying our estimates or to the estimates of our components’ useful lives, or any inability to redeploy components of our existing infrastructure to extend past their contracted life could significantly affect our business, operating results, financial condition, and future prospects.

Our platform must also integrate with a variety of network, hardware, storage, and software technologies, and we need to continuously modify and enhance the capabilities of our platform to adapt to changes and innovation in these technologies. If our customers widely adopt new technologies, we may need to redesign parts of our platform to work with those new technologies. These development efforts may require significant engineering, marketing, and sales resources, all of which would affect our business, operating results, financial condition, and future prospects. Any failure of our infrastructure’s capabilities to operate effectively with future technologies and software platforms could reduce the demand for our platform. If we are unable to respond to these changes in a cost-effective manner, our platform may become less marketable and less competitive or obsolete, and our business may be harmed.

As part of adapting to these technology shifts, our future infrastructure strategy contemplates the use of immersion cooling for our GPU and blockchain equipment. While immersion cooling offers potential efficiency and density gains, it is an emerging technology with limited industry standards or regulatory frameworks. Variability in fluid chemistry, enclosure design, and safety protocols could create reliability, safety, or compliance risks. Dielectric fluids used in immersion cooling can degrade or become contaminated, potentially damaging hardware and reducing cooling efficiency. Not all GPUs, ASICs, or motherboards are designed or warranted for immersion environments, and modifying hardware for such use may void warranties or accelerate component failure. In addition, immersion cooling requires specialized operational expertise, and errors in handling or system maintenance could result in downtime, asset damage, or safety hazards. Although dielectric fluids are generally fire-resistant, improper handling or system failure could still create environmental or fire risks, which may not be fully covered by existing insurance policies. Furthermore, the limited availability of proprietary fluids and components presents potential supply chain constraints. Any of these factors could increase costs, reduce reliability, or impair our ability to deliver consistent performance to customers.

In addition, we must also continue to effectively manage our capital expenditures by maintaining and expanding our data center capacity, servers and equipment, grow in geographies where we currently have limited or no presence, and ensure that the performance, features, and reliability of our services and our customer service remain competitive in a rapidly changing technological environment. If we fail to manage our growth, the quality of our platform may suffer, which could negatively affect our brand and reputation and harm our ability to retain and attract customers and employees.

The broader adoption, use, and commercialization of AI technology, and the continued rapid pace of developments in the AI field, are inherently uncertain. Failure by our customers to continue to use our platform to support AI use cases in their systems, or our ability to keep up with evolving AI technology requirements and regulatory frameworks, could have a material adverse effect on our business, operating results, financial condition, and future prospects.

As part of our growth strategy, we seek to attract and acquire customers requiring high-performance computing, such as AI, machine learning, and automated decision-making technologies, including proprietary AI algorithms and models (collectively, “AI Technologies”).

AI has been developing at a rapid pace, and continues to evolve and change. As demand continues for AI services, AI providers, including our customers, have sought increased compute capacity to enable advancements in their AI models and service the demands of end users. We cannot predict whether additional computing power will continue to be required to develop larger, more powerful AI models, or if the practical limits of AI technology will plateau in the future regardless of available compute capacity. Further, there have been recent advancements in AI technology, including open-source AI models, that may lead to compute and other efficiencies that may impact the demand for AI services, including our platform, solutions, and services, which may adversely impact our revenue and profitability. In the event that existing scaling laws do not continue to apply as they have in the past, demand by our customers for compute resources, including our solutions and services, may not continue to increase over time, or may decrease if overall demand for AI is impacted by a lack of further technological development. If we are unable to keep up with the changing AI landscape or in developing services to meet our customers’ evolving AI needs, or if the AI landscape does not develop to the extent we or our customers expect, our business, operating results, financial condition, and future prospects may be adversely impacted.

Additionally, we may incur significant costs and experience significant delays in developing new solutions and services or enhancing our current platform to adapt to the changing AI landscape, and may not achieve a return on investment or capitalize on the opportunities presented by demand for AI solutions. Moreover, while AI adoption is likely to continue and may accelerate, the long-term trajectory of this technological trend is uncertain. Further, market acceptance, understanding, and valuation of solutions and services that incorporate AI Technologies are uncertain and the perceived value of AI Technologies used and/or provided by our customers could be inaccurate. If AI is not broadly adopted by enterprises to the extent we expect, or if new use cases do not arise, then our opportunity may be smaller than we expect. Further, if the consumer perception and perceived value of AI Technologies is inaccurate this could have a material adverse effect on our customers, which in turn could have a material adverse effect on our business, operating results, financial condition, and future prospects.

Concerns relating to the responsible use by our customers of new and evolving technologies, such as AI, which are supported by our platform, may result in collateral reputational harm to us. AI may pose emerging ethical issues and if our platform enables customer solutions that draw controversy due to their perceived or actual impact on society, we may experience brand or reputational harm, competitive harm, or legal liability.

Furthermore, the rapid pace of innovation in the field of AI has led to developing and evolving regulatory frameworks globally, which are expected to become increasingly complex as AI continues to evolve. Regulators and lawmakers around the world have started proposing and adopting, or are currently considering, regulations and guidance specifically on the use of AI. Regulations related to AI Technologies have been introduced in the United States at the federal level and are also enacted and advancing at the state level. Additional regulations may impact our customers’ ability to develop, use and commercialize AI Technologies, which would impact demand for our platform, solutions, and services and may affect our business, operating results, financial condition, and future prospects.

AI and related industries, including cloud services, are under increasing scrutiny from regulators due to their concerns about market concentration, anti-competitive practices, and the pace of partnerships and acquisitions involving generative AI startups. As the industry continues to grow, transactions and business conduct will likely continue to draw scrutiny from regulators. Our customers may become subject to further AI regulations, including any restrictions on the total consumption of compute technology, which could cause a delay or impediment to the commercialization of AI technology and could lead to a decrease in demand for our customers’ AI infrastructure, and may adversely affect our business, operating results, financial condition, and future prospects.

Our operations require substantial capital expenditures, and we will require additional capital to fund our business and support our growth, and any inability to generate or obtain such capital on acceptable terms, if at all, or to lower our total cost of capital, may adversely affect our business, operating results, financial condition, and future prospects.

We require substantial capital expenditures to support our growth and respond to business challenges. We have made significant financial investments in our business, and we intend to continue to make such investments in the future, including expenditures to procure components for, maintain, upgrade, and enhance our platform, including costs related to obtaining third-party chips and leasing and maintaining, enhancing, and expanding our data centers. While we have historically been able to fund capital expenditures from cash generated from operations, equity and debt financings, and borrowings under our term loan facilities, factors outside of our control, including those described in this “Risk Factors” section, and particularly those under “—Risks Related to Our Indebtedness,” could materially reduce the cash available from operations, impede our ability to raise additional capital, or significantly increase our capital expenditure requirements, which may result in our inability to fund the necessary level of capital expenditures to maintain and expand our operations. Additionally, we have in the past and may in the future have more immediate expansion opportunities than we have capital to fund. These factors could adversely affect our business, operating results, financial condition, and future prospects.

Additional financing may not be available on terms favorable to us, if at all. If adequate financing is not available on acceptable terms, we may be unable to invest in future growth opportunities, which could harm our business, operating results, financial condition, and future prospects. If we raise additional funds through equity or convertible debt issuances, our existing shareholders may suffer significant dilution and these securities could have rights, preferences, and privileges that are superior to those of holders of our common stock. If we obtain additional funds through debt financing, we may not be able to obtain such financing on terms favorable to us. Further, the current global macroeconomic environment could make it more difficult to raise additional capital on favorable terms, if at all. Such terms may involve restrictive covenants making it difficult to engage in capital raising activities and pursue business opportunities, including potential acquisitions. The trading prices of recently-public companies have been highly volatile as a result of multiple factors including, the conflicts in the Middle East and Ukraine and tensions between China and Taiwan, inflation, trade restrictions such as tariffs, interest rate volatility, actual or perceived instability in the banking system, and market downturns, which may reduce our ability to access capital on favorable terms or at all. In addition, a recession, depression, or other sustained adverse market event could adversely affect our business and the value of our common stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired and our business may be adversely affected, requiring us to delay, reduce, or eliminate some or all of our operations. Even if we are able to raise such capital, we cannot guarantee that we will deploy it in such a fashion that allows us to achieve better operating results or grow our business.

Moreover, in order to fund investments in our infrastructure, we have pioneered and scaled innovative financing structures that have enabled us to grow our business through timely and flexible access to capital, such as our guidance facility with Permian Labs described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments.” While we expect our cost of capital to continue declining as we benefit from economies of scale and access new forms of financing, including asset backed securitizations and rated parent-level debt, our ability to lower our cost of capital depends upon a number of factors, many of which are beyond our control, including broader macroeconomic conditions. If we are unable to continue lowering our cost of capital, our ability to effectively compete, especially with larger competitors that have greater financial and other resources, as well as our operating results, financial condition, and business, may be adversely impacted.

Our operating results may fluctuate significantly, which could make our future results difficult to predict and could cause our operating results to fall below expectations.

Our operating results have varied significantly from period to period in the past, and we expect that our operating results will continue to vary significantly in the future such that period-to-period comparisons of our operating results may not be meaningful. In addition, in future periods, we may experience fluctuations in remaining performance obligations, given the nature of our committed contract business, the size of those contracts, and period-to-period variation in new business signed and revenue recognized from existing contracts. This could adversely affect our business, operating results, financial condition, and future prospects. Accordingly, our financial results in any one quarter should not be relied upon as indicative of future performance. Fluctuations in quarterly results may negatively impact the trading price of our common stock. Our quarterly financial results may fluctuate as a result of a number of factors, many of which are outside of our control and may be difficult to predict, including, without limitation:

●	the amount and timing of operating costs and capital expenditures related to the expansion of our business;

●	any power outages, shortages, supply chain issues, capacity constraints, or significant increases in the cost of securing power;

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general global macroeconomic and political conditions that could impact some or all regions where we operate, including global economic slowdowns, actual or perceived global banking and finance related issues, increased risk of inflation, trade restrictions such as tariffs, potential uncertainty with respect to the federal debt ceiling and budget and government shutdowns related thereto, interest rate volatility, supply chain disruptions, labor shortages, increases in energy costs and potential global recession;

●	the impact of natural or man-made global events on our business, including wars and other armed conflict, such as the conflicts in the Middle East and Ukraine and tensions between China and Taiwan;

●	changes in our legal or regulatory environment, including developments in regulations relating to AI and machine learning;

●	our ability to attract new and retain existing customers, increase sales of our platform, or sell additional solutions and services to existing customers;

●	the budgeting cycles, seasonal buying patterns, and purchasing practices of customers;

●	the timing and length of our sales cycles;

●	changes in customer requirements or market needs;

●	changes in the growth rate of the cloud infrastructure market generally;

●	the timing and success of new solution and service introductions by us or our competitors or any other competitive developments, including consolidation among our customers or competitors;

●	any disruption in our strategic relationships;

●	our ability to successfully expand our business domestically and internationally;

●	equity or debt financings and the capital markets environment, including interest rate changes;

●	our ability to reduce our cost of capital over time;

●	decisions by organizations to purchase specialized AI cloud infrastructure from larger, more established vendors;

●	our ability to successfully and timely deliver our solutions and services to customers under our committed contracts, including due to data center lead times;

●	our ability to successfully and timely deploy launches of additional data centers;

●	the timing and success of the integration of new infrastructure, including new GPU generations, into our platform;

●	changes in our pricing policies or those of our competitors;

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insolvency or credit difficulties confronting our customers, including bankruptcy or liquidation, due to individual, macroeconomic, and regulatory factors, including those specifically impacting early-stage AI ventures, affecting their ability to purchase or pay for our platform;

●	significant security breaches of, technical difficulties with, or interruptions to, the use of our platform or other cybersecurity incidents;

●	extraordinary expenses such as litigation or other dispute-related settlement payments or outcomes, taxes, regulatory fines or penalties;

●	the timing of revenue recognition and revenue deferrals;

●	future accounting pronouncements or changes in our accounting policies or practices;

●	negative media coverage or publicity; and

●	increases or decreases in our expenses due to supply chain availability and tariffs, among other factors.

Any of the above factors, individually or in the aggregate, could result in significant fluctuations in our financial condition, cash flows, and other operating results from period to period.

We face intense competition and could lose market share to our competitors, which would adversely affect our business, operating results, financial condition, and future prospects.

The market for AI cloud infrastructure and software is intensely competitive and is rapidly evolving, characterized by changes in technology, customer requirements, industry standards, regulatory developments, and frequent introductions of new or improved solutions and services. Key competitors that offer general purpose cloud computing as part of a broader, diversified product portfolio include Amazon (AWS), Google (Google Cloud Platform), IBM, Microsoft (Azure), and Oracle, a number of which are concurrent providers of high-performance computing (“HPC”) resources to our customers. We also compete with emerging infrastructure providers focused on AI, including Coreweave, Crusoe and Lambda. We expect to continue to face intense competition from current competitors, including as our competitors complete strategic acquisitions or form cooperative relationships and/or customer requirements evolve, as well as from new entrants into the market. If we are unable to anticipate or react to these challenges, our competitive position could weaken, and we would experience a decline in revenue or reduced revenue growth, and loss of market share that could adversely affect our business, operating results, financial condition, and future prospects.

Our ability to compete effectively depends upon numerous factors, many of which are beyond our control, including, but not limited to:

●	changes in customer or market needs, requirements, and preferences and our ability to fulfill those needs, requirements, and preferences;

●	our ability to expand and augment our platform, including through infrastructure and new technologies, or increase sales of our platform;

●	any power outages, shortages, supply chain issues, capacity constraints, or significant increases in the cost of securing power;

●	our ability to attract, train, retain, and motivate talented employees;

●	our ability to retain existing customers and increase sales to existing customers, as well as attract and retain new customers;

●	the budgeting cycles, seasonal buying patterns, and purchasing practices of our customers, including any slowdown in technology spending due to U.S. and general global macroeconomic conditions;

●	price competition;

●	stagnation in the adoption rate or changes in the growth rate of AI and AI cloud infrastructure sectors, including due to emerging AI technologies, which may lead to further compute efficiencies;

●

the timing and success of new solution and service introductions by us or our competitors, including new competing technologies that may displace cloud infrastructure, or any other change in the competitive landscape of our industry, including consolidation among our competitors or customers and strategic partnerships entered into by and between our competitors;

●	changes in our mix of solution and services sold, including changes in the average contracted usage of our platform;

●	our ability to successfully and continuously expand our business;

●	our ability to secure necessary funding;

●	deferral of orders from customers in anticipation of new or enhanced solutions and services announced by us or our competitors;

●	significant security breaches or, technical difficulties with, or interruptions to the use of our platform, including data security;

●	the timing and costs related to the development or acquisition of technologies or businesses or entry into strategic partnerships;

●	our ability to execute, complete, or efficiently integrate any acquisitions that we may undertake;

●	increased expenses, unforeseen liabilities, or write-downs and any impact on our operating results from any acquisitions we consummate;

●	our ability to increase the size and productivity of our sales teams;

●	decisions by potential customers to purchase cloud infrastructure and associated services from larger, more established technology companies;

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insolvency or credit difficulties confronting our customers, which could increase due to U.S. and global macroeconomic issues and which would adversely affect our customers’ ability to purchase or pay for our platform in a timely manner or at all;

●	the cost and potential outcomes of litigation, regulatory investigations or actions, or other proceedings, which could have a material adverse effect on our business;

●	future accounting pronouncements or changes in our accounting policies;

●	increases or decreases in our expenses caused by due to supply chain availability and tariffs, among other factors;

●	our ability to comply with applicable domestic and international regulations and laws and to obtain the necessary licenses to conduct our business;

●

general global macroeconomic and political conditions that could impact our operations, including global economic slowdowns, actual or perceived global banking and finance related issues, increased risk of inflation, trade restrictions such as tariffs, potential uncertainty with respect to the federal debt ceiling and budget and government shutdowns related thereto, interest rate volatility, supply chain disruptions, labor shortages, and potential global recession; and

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the impact of natural or man-made global events on our business, including outbreaks of contagious diseases or pandemics and wars and other armed conflicts, such as the conflicts in the Middle East and Ukraine and the tensions between China and Taiwan.

Many of our competitors have greater financial, technical, marketing, sales, and other resources, greater name recognition, longer operating histories, and a larger base of customers than we do. Our competitors may be able to devote greater resources to the development, promotion, and sale of their solutions and services than we can, and they may offer lower pricing than we do or bundle certain competing solutions and services at lower prices. Our competitors may also have greater resources for research and development of new technologies, customer support, and to pursue acquisitions, and they have other financial, technical, or other resource advantages. Our larger competitors have substantially broader and more diverse solution and service offerings and more mature distribution and go-to-market strategies, which allows them to leverage their existing customer relationships and any distributor relationships to gain business in a manner that discourages potential customers from purchasing our platform. Further, our current and future competitors may include our customers and suppliers, if any of these customers or suppliers were to cease purchasing services from us or supplying us with components as a result, our business, operating results, financial condition, and future prospects could be adversely affected.

Conditions in our market could change rapidly and significantly as a result of technological advancements, including but not limited to increased advancements and proliferation in the use of AI and machine learning, partnerships between or acquisitions by our competitors, or continuing market consolidation, including consolidation of potential or existing customers with our competitors. Some of our competitors have recently made or could make acquisitions of businesses or have established cooperative relationships that may allow them to offer more directly competitive and comprehensive solutions and services than were previously offered and adapt more quickly to new technologies and customer needs. These competitive pressures in our market or our failure to compete effectively may result in price reductions, fewer orders, reduced revenue and operating margin, increased net losses, and loss of market share.

Even if there is significant demand for specialized AI cloud infrastructure like ours, if our competitors include functionality that is, or is perceived to be, equivalent to or better than ours in legacy solutions and services that are already generally accepted as necessary components of an organization’s operational architecture, we may have difficulty increasing the market penetration of our platform. Furthermore, even if the functionality offered by other cloud infrastructure providers is different and more limited than the functionality of our platform, organizations may elect to accept such limited functionality in lieu of purchasing our solutions and services. If we are unable to compete successfully, or if competing successfully requires us to take aggressive action with respect to pricing or other actions, our business, operating results, financial condition, and future prospects would be adversely affected.

A network or data security incident against us, or our third-party providers, whether actual, alleged, or perceived, could harm our reputation, create liability and regulatory exposure, and adversely impact our business, operating results, financial condition, and future prospects.

Companies are subject to an increasing number, and wide variety, of attacks on their networks on an ongoing basis. Traditional computer “hackers,” malicious code (such as viruses and worms), phishing attempts, ransomware, account takeover, business email compromise, employee fraud or bad actors, theft or misuse, denial of service attacks, misconfigurations, bugs, or other vulnerabilities in commercial software that is integrated into our (or our suppliers’ or service providers’) IT systems, and sophisticated nation-state sponsored actors engage in cyber intrusions and attacks that create risks for our infrastructure and the data, including personal information, which it hosts and transmits. State-supported and geopolitical-related cyberattacks may rise in connection with regional geopolitical conflicts such as the conflicts in the Middle East and Ukraine and tensions between China and Taiwan. Moreover, the ongoing war in Ukraine and associated activities in Russia as well as in the Middle East, have increased the risk of cyberattacks on various types of infrastructure and operations. Additionally, bad actors are beginning to utilize AI-based tools to execute attacks, creating unprecedented cybersecurity challenges. We may be a valuable target for cyberattacks given the critical data which we host and transmit.

Although we have implemented security measures designed to prevent such attacks, including a review of our third-party providers’ measures, we cannot guarantee that such measures will operate effectively to protect our and our third-party providers’ infrastructure, systems, networks, and physical facilities from breach due to the actions of outside parties or human error, malfeasance, insider threats, system errors or vulnerabilities, insufficient cybersecurity controls, a combination of the foregoing, or otherwise, and as a result, an unauthorized party may obtain access to our, our third-party providers’ or our customers’ systems, networks, or data. The techniques used to obtain unauthorized access to systems or sabotage systems, or disable or degrade services, change frequently and are often unrecognizable until launched against a target, and therefore we may be unable to anticipate these techniques and implement adequate preventative measures. Our servers may be vulnerable to computer viruses or physical or electronic break-ins that our security measures may not detect. Protecting our own assets has become more expensive and these costs may increase as the threat landscape increases, including as a result of use by bad actors of AI. We may face difficulties or delays in identifying or otherwise responding to any attacks or actual or potential security breaches or threats. These risks are exacerbated by developments in generative AI. A breach in our or our third-party providers’ data security or an attack against our platform could and have impacted our infrastructure and systems, creating system disruptions or slowdowns and providing access to malicious parties to information hosted and transmitted by our infrastructure, resulting in data, including the data of our customers, being publicly disclosed, misused, altered, lost, or stolen, which could subject us to liability and reputational harm and adversely affect our financial condition. While to date no incidents have had a material impact on our operations or financial results, we cannot guarantee that material incidents will not occur in the future. If compromised, our own systems could be used to facilitate or magnify an attack. Further, the increase in remote work by companies and individuals in recent years has generally increased the attack surface available to bad actors for exploitation, and as such, the risk of a cybersecurity incident potentially occurring has increased.

Any actual, alleged, or perceived security breach in our third-party providers’ or partners’ systems or networks, or any other actual, alleged or perceived data security breach that we or our third-party providers or partners suffer, could result in damage to our reputation, negative publicity, loss of customers and sales, loss of competitive advantages over our competitors, increased costs to remedy any problems and otherwise respond to any incident, regulatory investigations and enforcement actions, fines and penalties, costly litigation (including class actions), and other liability. We would also be exposed to a risk of loss or litigation and potential liability under laws, regulations, and contracts that protect the privacy and security of personal information. For a description of the privacy and security laws, regulations and other industry requirements to which our business is subject, see the risk factor below “—We are subject to laws, regulations, and industry requirements related to data privacy, data protection and information security, and user protection across different markets where we conduct our business and such laws, regulations, and industry requirements are constantly evolving and changing. Any actual or perceived failure to comply with such laws, regulations, and industry requirements, or our privacy policies, could harm our business.”

Due to concerns about data security and integrity, a growing number of legislative and regulatory bodies have adopted breach notification and other requirements in the event that information subject to such laws is accessed by unauthorized persons and additional regulations regarding security of such data are possible. We may need to notify governmental authorities and affected individuals with respect to such incidents. For example, laws in the United States may require businesses to provide notice to individuals whose personal information has been disclosed as a result of a data security breach. Complying with such numerous and complex regulations in the event of a data security breach can be expensive and difficult, and failure to comply with these regulations could subject us to regulatory scrutiny and additional liability. In addition, certain of our customer agreements, as well as privacy laws, may require us to promptly report security incidents involving our systems or those of our third-party partners that compromise the security, confidentiality, or integrity of certain processed customer data. Regardless of our contractual protections, these mandatory disclosures could be costly, result in litigation, harm our reputation, erode customer trust, and require significant resources to mitigate issues stemming from actual or perceived security breaches.

We are in the process of finalizing our cybersecurity insurance, which will be effective January 2026; however, there can be no guarantee that any or all costs or losses incurred will be partially or fully recouped from such insurance, or that such insurance will be available on economically reasonable terms or will adequately address all potential losses.

We may also incur significant financial and operational costs to investigate, remediate, eliminate, and put in place additional tools and devices designed to prevent actual or perceived security breaches and other security incidents, as well as costs to comply with any notification obligations resulting from any security incidents. Any of these negative outcomes could adversely affect the market perception of infrastructure and customer and investor confidence in our company, and would adversely affect our business, operating results, financial condition, and future prospects.

Further, from time to time, government entities (including law enforcement bodies) may in the future seek our assistance with obtaining access to our customers’ data. Although we strive to protect the privacy of our customers, we may be required from time to time to provide access to customer data to government entities. In light of our privacy commitments, although we may legally challenge law enforcement requests to provide access to our systems or other customer content, we may nevertheless face complaints that we have provided information improperly to law enforcement or in response to non-meritorious third-party complaints. We may experience adverse political, business, and reputational consequences, to the extent that we do not provide assistance to or comply with requests from government entities in the manner requested or challenge those requests publicly or in court or provide, or are perceived as providing, assistance to government entities that exceeds our legal obligations. Any such disclosure could significantly and adversely impact our business and reputation.

We have a history of generating net losses as a result of the substantial investments we have made to grow our business and develop our platform, anticipate increases in our operating expenses in the future, and may not achieve or, if achieved, sustain profitability. If we cannot achieve and, if achieved, sustain profitability, our business, operating results, financial condition, and future prospects will be adversely affected.

We incurred net losses of $13,184,374 and $12,425,544 for the years ended December 31, 2024 and 2023, respectively, and we may not achieve or, if achieved, sustain profitability in the future. As of September 30, 2025, we had an accumulated deficit of $32,425,045. While we have experienced significant growth in revenue from 2023 to 2024, we cannot predict whether we will maintain this level of growth or when we will achieve profitability. We also expect our operating expenses to increase in the future, including our general and administrative expenses as a result of increased costs associated with operating as a public company and as we continue to invest for our future growth, including expanding our research and development function to drive further development of our platform, continuing to invest in the technology infrastructure underlying our platform and data center expansion, expanding our sales and marketing activities, developing the functionality to expand into adjacent markets, and reaching customers in new geographic locations and new verticals, which will negatively affect our operating results if our total revenue does not increase.

Our operating efficiencies may decrease as we scale, and our revenue growth may slow as we grow. Our revenue could also decline for a number of other reasons, including reduced demand for our offerings, increased competition, a decrease in the growth or reduction in size of our overall market, or if we cannot capitalize on growth opportunities, including acquisitions and through new and enhanced solutions and services. Furthermore, to the extent our anticipated cash payback period is longer than we expect, or if we fail to maintain or increase our revenue to offset increases in our operating expenses or manage our costs as we invest in our business, including if we do not maintain or improve our operating efficiencies, we may not achieve or sustain profitability, and if we cannot achieve and sustain profitability, our business, operating results, financial condition, and future prospects will be adversely affected.

We make substantial investments in our technology and infrastructure and unsuccessful investments could materially adversely affect our business, operating results, financial condition, and future prospects.

The industry in which we compete is characterized by rapid technological change, changes in customer requirements, frequent new product and service introductions and enhancements, short product cycles, and evolving industry standards. In order to remain competitive, we have made, and expect to continue to make, significant investments in our technology and infrastructure. For the years ended December 31, 2024 and 2023, technology and infrastructure investments had been made in HPC and joint ventures of $8,657,615 and $7,739,631, respectively. If we fail to further develop our platform or develop new and enhanced solutions, services, and technologies, if we focus on technologies that do not become widely adopted, or if new competitive technologies or industry standards that we do not support become widely accepted, demand for our solutions and services may be reduced. Increased investments in technology and infrastructure or unsuccessful improvement efforts could cause our cost structure to fall out of alignment with demand for our solutions and services, which would have a negative impact on our business, operating results, financial condition, and future prospects.

Our platform is complex and performance problems or defects associated with our platform may adversely affect our business, operating results, financial condition, and future prospects.

It may become increasingly difficult to maintain and improve our platform performance, especially during peak demand spikes and as our customer base grows and our platform becomes more complex. If our platform is unavailable or if our customers are unable to access our platform within a reasonable amount of time or at all, we could experience a loss of customers, lost or delayed market acceptance of our platform, delays in payment to us by customers or issuance of credits to impacted customers, injury to our reputation and brand, warranty and legal claims against us, significant cost of remedying these problems, and the diversion of our resources. For example, in the past, we have experienced insufficient power to service a customer’s project and have been required to provide service credits to that customer due to resulting performance issues. Additionally, we previously held a contract with Washington, Georgia, which provided for power at a fixed rate. We received notice that the city could no longer honor the contract rate as it would bankrupt the city, contrary to state law. This rendered continued operations at that location commercially impractical and led us to sell the site to another company. Similar municipal and state rules could cause other contracts to become null and void, which may cause us to have access to insufficient power, which may prevent us from serving our customers. In addition, to the extent that we do not effectively address capacity constraints, upgrade our systems as needed, and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business, operating results, financial condition, and future prospects, as well as our reputation, may be adversely affected.

Further, the hardware and software technology underlying our platform is inherently complex and may contain material defects or errors, particularly when new solutions and services are first introduced or when new features or capabilities are released. We have from time to time found defects or errors in our platform, and new defects or errors may be detected in the future by us or our customers. We cannot ensure that our platform, including any new solutions and services that we release, will not contain defects. Any real or perceived errors, failures, vulnerabilities, or bugs in our platform could result in negative publicity or lead to data security, access, retention, or other performance issues, all of which could harm our business. We also rely on third-party suppliers for the most significant components of the equipment we use to operate our infrastructure. These third-party suppliers may also experience defects or errors in the products that we utilize in our platform, which would impact our platform and may result in performance problems or service interruptions. The costs incurred in correcting any such defects or errors, including those in third-party components, may be substantial and could harm our business. Moreover, the harm to our reputation and legal liability related to such defects or errors may be substantial and could similarly harm our business.

In addition, most of our customer agreements and terms of service contain service level commitments. If we are unable to meet the stated service level commitments due to performance problems or defects, we may be contractually obligated to provide the affected customers with service credits or refunds, which could significantly affect our revenue in the periods in which any issues occur and the credits or refunds are applied. As a result of degradation of service and interruptions to our platform, we have provided, and may continue to provide, service credits and/or refunds to certain of our affected customers with whom we had service level commitments. We could also face customer terminations with refunds of prepaid amounts, which could significantly affect both our current and future revenues. Any service level failures could harm our business.

Any failure of our IT systems or those of one or more of our IT service providers, business partners, vendors, suppliers, or other third-party service providers, or any other failure by such third parties to provide services to us may negatively impact our relationships with customers and harm our business.

Our business depends on various IT systems and outsourced IT services. We rely on third-party IT service providers, business partners, vendors, and suppliers to provide critical IT systems, corporate infrastructure, and other services and are, by necessity, dependent on them to adequately address cybersecurity threats to, and other vulnerabilities, defects, or deficiencies of or in their own systems. This includes infrastructure such as electronic communications, finance, marketing, and recruiting platforms and services such as IT network development and network monitoring, and third-party data center hosting of our systems for our internal and customer use. We do not own or control the operation of the third-party facilities or equipment used to provide such services. Our third-party vendors and service providers have no obligation to renew their agreements with us on commercially reasonable terms or at all. If we are unable to renew these agreements on commercially reasonable terms, including with respect to service levels and cost, or at all, we may be required to transition to a new provider, and we may incur significant costs and possible service interruption in connection with doing so. In addition, such service providers could decide to close their facilities or change or suspend their service offerings without adequate notice to us. Moreover, any financial difficulties, such as bankruptcy, faced by such vendors, the nature and extent of which are difficult to predict, may harm our business. Since we cannot easily switch vendors without making other business trade-offs, any disruption with respect to our current providers would impact our operations and our business may be harmed. Furthermore, our disaster recovery systems and those of such third parties may not function as intended or may fail to adequately protect our business information in the event of a significant business interruption, Any termination, failure, or other disruption of any of such systems or services of our third-party IT providers, business partners, vendors, and suppliers could lead to operating inefficiencies or disruptions, which could harm our business, operating results, financial condition, and future prospects.

We have a limited operating history at our current scale, which makes it difficult to evaluate our current business and future prospects and increases the risks associated with investment in our common stock.

We have a relatively short history operating our business at our current scale and have grown rapidly during that time. We were founded on December 9, 2022 in connection with the corporate roll-up of WAHA Technologies, Inc. and WAHA Inc., which launched a blockchain platform in 2019. We began operating our GPUaaS platform in 2023 through the acquisition of a stake in The Cloud Minders, Inc., whose operational history dates back to 2021 and which we subsequently acquired on April 1, 2025. Our limited operating history, including our limited history of selling our cloud infrastructure offering, the dynamic and rapidly evolving market in which we sell our platform, and the concentration of our revenue from a limited number of customers, as well as numerous other factors beyond our control, may make it difficult to evaluate our current business, future prospects and other trends. We have encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly changing industries and sectors, such as the risks and uncertainties described herein. Any predictions about our future revenue and expenses may not be as accurate as they would be if we had a longer operating history or operated in a more predictable or established market. If our assumptions regarding these risks and uncertainties are incorrect or change due to fluctuations in our markets, any material reduction in AI or machine learning spending, changes in demand for specialized AI cloud infrastructure, or otherwise, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations and our business, operating results, financial condition, and future prospects would be adversely affected. We cannot ensure that we will be successful in addressing these and other challenges we may face in the future. The risks associated with having a limited operating history may be exacerbated by current macroeconomic and geopolitical conditions discussed herein.

We have a limited history selling access to our platform under our current business model and are continuing to scale our operations and evolve our go-to-market strategy, which may make it difficult to evaluate our business and prospects and increase the risks associated with an investment in our common stock.

We have a limited history selling access to our AI infrastructure and proprietary managed software and application services through our platform and we are continuing to scale our operations and evolve our strategy. We currently sell access to our platform either through committed contracts, which are take-or-pay, or on-demand, which are pay-as-you-go. There is no guarantee that in the future customers will continue to be willing to enter into, and that the industry will continue to support, a take-or-pay model, and any move towards a pay-as-you-go model will impact our ability to forecast our expected cash flows and operating results, impact our margins, and affect our business, operating results, financial condition, and future prospects. Moreover, our committed contracts typically include a prepayment from our customers prior to them receiving any of our services. The level of prepayments we receive from customers may fluctuate over time as we continue to scale our operations and evolve our go-to-market strategy, customer base, and the use cases for our platform. Moreover, any changes in the timing or level of customer payments, including prepayments, would impact our cash flows. Furthermore, scaling our operations and evolving our strategy may take more time and require more effort to implement than anticipated and may have results that are difficult to predict which could result in decreased revenue from our customers. Our business and pricing models have not been fully proven, and we have only a limited operating history with our current business and pricing models to evaluate our business and future prospects, which subjects us to a number of uncertainties, including our ability to plan for and model future growth. Moreover, our historical revenue growth should not be considered indicative of our future performance.

If we are unable to attract new customers, retain existing customers, and/or expand sales of our platform, solutions, and services to such customers, we may not achieve the growth we expect, which would adversely affect our business, operating results, financial condition, and future prospects.

In order to grow our business, we must continue to attract new customers in a cost-effective manner and enable these customers to realize the benefits associated with our platform. We may experience difficulties demonstrating to customers the value of our platform and any new solutions and services that we offer. As we develop and introduce new solutions and services and add new and upgraded components of our platform (such as next-generation NVIDIA GPUs), we face the risk that customers may not value or be willing to adopt these newer offerings, and may forgo adopting one or more newer generations of our existing offerings. Regardless of the improved features or superior performance of the newer offerings, customers may be unwilling to adopt our platform due to design or pricing constraints, among other reasons. Even if customers choose to adopt our platform or new solutions and services that we develop, they may be slow to do so. Because of the extensive time and resources that we invest in research and development, if we are unable to sell new solutions and services, our revenue may decline and our business, operating results, financial condition, and future prospects could be negatively affected. Historically, we have used an internal sales team that is focused on responding to inbound inquiries, outbound prospecting targeting specific customers, expanding sales of our platform to existing customers, and expanding our revenue in specific markets to drive revenue growth. If our sales team is not successful at growing our customer base, our future growth will be impacted.

In addition, we must persuade potential customers that our platform offers significant advantages over those of our competitors. As our market matures, our solutions and services evolve, and competitors introduce lower cost and/or differentiated solutions or services that are perceived to compete with our platform, our ability to maintain or expand sales of our platform, solutions, and services could be impaired. Even if we do attract new customers, the cost of new customer acquisition, implementation of our platform, and ongoing customer support may prove higher than anticipated, thereby adversely impacting our profitability.

Other factors, many of which are out of our control, may now or in the future impact our ability to retain existing customers, attract new customers, and expand sales of our platform, solutions, and services to such customers in a cost-effective manner, including:

●	potential customers’ commitments to existing solutions or services or greater familiarity or comfort with other solutions or services;

●	our ability to secure sufficient power for our platform and solutions;

●	decreased spending on specialized AI cloud infrastructure or AI or machine learning development generally;

●	deteriorating general economic and geopolitical conditions;

●	future governmental regulation, which could adversely impact growth of the AI sector;

●	negative media, industry, or financial analyst commentary regarding our platform, AI, and the identities and activities of some of our customers;

●	our ability to expand, retain, and motivate our sales, customer success, cloud operations, and marketing personnel;

●	our ability to obtain or maintain industry security certifications for our platform;

●	the perceived risk, commencement, or outcome of litigation; and

●	increased expenses associated with being a public company following this offering.

Some of our customer contracts are on-demand and based on our terms of service, which do not require our customers to commit to a specific contractual period, and which permit the customer to terminate their contracts or decrease usage of our services with limited notice. Any service terminations could cause our operating results to fluctuate from quarter to quarter. Our customer retention may decline or fluctuate as a result of a number of factors, including our customers’ satisfaction with the security, performance, and reliability of our platform, our prices and usage plans, our customers’ AI development and use and related budgetary restrictions, the perception that competitive solutions and services provide better or less expensive options, negative public perception of us or our customers, and deteriorating general economic conditions.

Our future financial performance also depends in part on our ability to expand sales of our platform, solutions, and services to our existing customers. In order to expand our commercial relationship with our customers, existing customers must decide that the increased cost associated with additional purchases of our platform, solutions, and services is justified by the additional functionality. Our customers’ decision whether to increase their purchase is driven by a number of factors, including customer satisfaction with the security, performance, and reliability of our platform, the functionality of any new solutions and services we may offer, general economic conditions, and customer reaction to our pricing model. If our efforts to expand our relationship with our existing customers are not successful, our business, operating results, financial condition, and future prospects may materially suffer.

If we are unable to successfully build, expand, and deploy our sales organization in a timely manner, or at all, or to successfully hire, retain, train, and motivate our sales personnel, our growth and long-term success could be adversely impacted.

We have grown, and may continue to grow, our direct sales force and our sales efforts have historically depended on the significant direct involvement of our senior management team. The successful execution of our strategy to increase our sales to existing customers, identify new potential customers, expand our customer base, and enter new markets will depend, among other things, on our ability to successfully build and expand our sales organization and operations. We have and plan to continue to dedicate significant resources to sales and marketing programs and to expand our sales and marketing capabilities to target additional potential customers and achieve broader market adoption of our platform, but there is no guarantee that we will be successful in attracting and maintaining additional customers. Moreover, identifying, recruiting, training, and managing sales personnel requires significant time, expense, and attention, including from our senior management and other key personnel, which could adversely impact our business, operating results, financial condition, and future prospects in the short and long term.

In order to successfully scale our current top-down sales model and as AI use cases expand, we may need to increase the size of our direct sales force while preserving the cultural and mission-oriented elements of our company. If we do not hire a sufficient number of qualified sales personnel, our future revenue growth and business could be adversely impacted. It may take a significant period of time before our sales personnel are fully trained and productive, particularly in light of our current sales model, and there is no guarantee we will be successful in adequately training and effectively deploying our sales personnel. In addition, we have invested, and may need to continue investing, significant resources in our sales operations to enable our sales organization to run effectively and efficiently, including supporting sales strategy planning, sales process optimization, data analytics and reporting, and administering incentive compensation arrangements. Our business would be adversely affected if our efforts to build, expand, train, and manage our sales organization are not successful. We periodically make adjustments to our sales organization in response to market opportunities, competitive threats, management changes, product introductions or enhancements, acquisitions, sales performance, increases in sales headcount, cost levels, and other internal and external considerations. Any future sales organization changes may result in a temporary reduction of productivity, which could negatively affect our rate of growth. In addition, any significant change to the way we structure and implement the compensation of our sales organization may be disruptive or may not be effective and may affect our revenue growth. If we are unable to attract, hire, develop, retain, and motivate qualified sales personnel, if our new sales personnel are unable to achieve sufficient sales productivity levels in a reasonable period of time or at all, if our marketing programs are not effective or if we are unable to effectively build, expand, and manage our sales organization and operations, our sales and revenue may grow more slowly than expected or materially decline, and our business, operating results, financing condition, and future prospects may be significantly harmed.

If we do not or cannot maintain the compatibility of our platform with our customers’ existing technology, including third-party technologies that our customers use in their businesses, our business may be adversely affected.

The functionality and popularity of our platform depends, in part, on our ability to integrate our platform with our customers’ existing technology, including other third-party technologies that our customers use in their businesses. Our customers, or the third parties whose solutions and services our customers utilize, may change the features of their technologies, restrict our access to their technologies, or alter the terms governing use of their technologies in a manner that makes our platform incompatible with their technologies, and which would adversely impact our ability to service our customers. Such changes could functionally limit or prevent our ability to use these third-party technologies in conjunction with our platform, which would negatively affect adoption of our platform and harm our business. If we fail to integrate our platform with our customers’ technologies and with third-party technologies that our customers use, we may not be able to offer the functionality that our customers want or need, which could adversely impact our business.

If we are not able to maintain and enhance our brand, our business, operating results, financial condition, and future prospects may be adversely affected.

We believe that maintaining and enhancing our brand and our reputation is critical to continued market acceptance of our platform, our relationship with our existing customers and our ability to attract new customers. The successful promotion of our brand will depend on a number of factors, including our ability to continue to provide reliable solutions and services that continue to meet the needs of our customers at competitive prices, our ability to successfully differentiate our platform from those of competitors, and the effectiveness of our marketing efforts. Further, industry standards continue to evolve and there is no consensus around performance benchmarks applied to us and our competitors, which may impact our ability to promote our platform and our brand. Although we believe it is important for our growth, our brand promotion activities may not be successful or yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incur in building our brand. If we fail to successfully promote and maintain our brand, our business, operating results, financial condition, and future prospects may be harmed.

In addition, independent industry and research firms often evaluate our offerings and provide reviews of our platform, as well as the solutions and services of our competitors, and perception of our platform in the marketplace may be significantly influenced by these reviews. If these reviews are negative, or less positive as compared to those of our competitors’ solutions and services, our brand may be adversely affected. Our offerings may experience capacity and operational issues for a number of reasons that may or may not be related to the efficacy of our offerings in real world environments. To the extent potential customers, industry analysts, or research firms believe that the occurrence of capacity or computing issues is a flaw or indicates that our platform does not provide significant value, we may lose such potential customer opportunities, and our reputation, business, operating results, financial condition, and future prospects may be harmed.

As we expand our customer base, we may become further subject to counterparty credit risk, which would adversely impact our business, operating results, financial condition, and future prospects.

We intend to increase the number of our customers over time, including customers in their early stages and/or private companies who may have increased risk of insolvency, bankruptcy, or other issues impacting their creditworthiness. Our business is, and may in the future be, subject to the risks of non-payment and non-performance by these customers, which risk is heightened given that a substantial portion of our revenue is currently, and is expected for the foreseeable future to be, driven by a limited number of customers. We manage our exposure to credit risk through receipt of prepayments under our committed contracts, credit analysis and monitoring procedures, and may use letters of credit, prepayments, and guarantees. However, these procedures and policies cannot fully eliminate customer credit risk, and to the extent our policies and procedures prove to be inadequate, it could negatively affect our business, operating results, financial condition, and future prospects. In addition, some of our customers may be highly leveraged and subject to their own operating and regulatory risks and, even if our credit review and analysis mechanisms work properly, we may experience risks of non-payment and non-performance in our dealings with such parties. In such event, we may remain responsible for expenditures for components, infrastructure, and data center leases and build-outs, as well as related financing that we have undertaken for which we may not receive corresponding revenue. We do not currently maintain credit insurance to insure against customer credit risk. If our customers fail to fulfill their contractual obligations, it may have an adverse effect on our business, operating results, financial condition, and future prospects.

The United States market may become saturated, and our long-term success may depend, in part, on our ability to expand the sale of our platform to customers located outside of the United States, and any international expansion of our operations exposes us to risks that could have a material adverse effect on our business, operating results, financial condition, and future prospects.

If the United States market becomes saturated, our long-term success may depend, in part, on our ability to expand the sale of our platform to customers located outside of the United States. Expanding our business outside of the United States and conducting our business activities in various foreign countries, where we have limited experience and where the challenges of conducting our business can be significantly different from those we have faced, may create internal control risks including:

●

slower than anticipated demand for AI and machine learning solutions offered by existing and potential customers outside the United States and slower than anticipated adoption of specialized AI cloud-based infrastructures by international businesses;

●	fluctuations in foreign currency exchange rates, which could add volatility to our operating results;

●	limitations within our debt agreements that may restrict our ability to make investments in our foreign subsidiaries;

●	new, or changes in, regulatory requirements, including with respect to AI;

●	tariffs, export and import restrictions, restrictions on foreign investments, sanctions, and other trade barriers or protection measures;

●	exposure to numerous, increasing, stringent (particularly in the European Union), and potentially inconsistent laws and regulations relating to privacy, data protection, and information security;

●	costs of localizing our platform;

●	lack of acceptance of localized solutions and services;

●	the need to make significant investments in people, solutions, and infrastructure, typically well in advance of revenue generation;

●

challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits, and compliance programs;

●	difficulties in maintaining our corporate culture with a dispersed and distant workforce;

●

treatment of revenue from international sources, evolving domestic and international tax environments, and other potential tax issues, including with respect to our corporate operating structure and intercompany arrangements;

●	different or weaker protection of our intellectual property, including increased risk of theft of our proprietary technology and other intellectual property;

●	economic weakness or currency-related disparities or crises;

●

compliance with multiple, conflicting, ambiguous or evolving governmental laws and regulations, including employment, tax, data privacy, anti-corruption, import/export, antitrust, data transfer, storage and protection, and industry-specific laws and regulations, including regulations related to AI;

●	generally longer payment cycles and greater difficulty in collecting accounts receivable;

●	our ability to adapt to sales practices and customer requirements in different cultures;

●

the lack of reference customers and other marketing assets in regional markets that are new or developing for us, as well as other adaptations in our market generation efforts that we may be slow to identify and implement;

●	dependence on certain third parties, including third-party data center facility providers;

●	natural disasters, acts of war, terrorism, or pandemics, including the armed conflicts in the Middle East and Ukraine and tensions between China and Taiwan;

●	actual or perceived instability in the global banking system;

●	cybersecurity incidents;

●	corporate espionage; and

●	political instability and security risks in the countries where we are doing business and changes in the public perception of governments in the countries where we operate or plan to operate.

Our business could be materially and adversely affected by geopolitical instability, armed conflicts, international trade restrictions, or disruption to the global semiconductor supply chain, including risks related to China and Taiwan.

Our operations and growth are exposed to significant risks arising from global geopolitical instability, trade policy shifts, and supply chain concentration in critical regions. These risks could have a material adverse effect on our business, financial condition, and results of operations. Specific risks include:

●	disruption of semiconductor supply chains due to geopolitical instability, particularly any conflict in or around Taiwan or restrictions affecting manufacturers in China;

●	changes in U.S. or foreign trade policy, including the imposition of tariffs, sanctions, or export and import controls affecting advanced chips, energy inputs, or other critical resources;

●	escalation of existing conflicts in regions such as Ukraine or the Middle East, or new armed conflicts elsewhere, which may affect global energy prices, financing conditions, and investor sentiment;

●	volatility in foreign currency exchange rates and evolving international tax regimes;

●	restrictions on foreign investment or heightened review of cross-border technology transactions; and

●	broader political or economic instability, including instability in global banking and capital markets.

These risks may raise our acquisition costs for GPUs and related infrastructure, constrain our access to advanced technology, or impair our ability to serve international customers effectively. For example, new tariffs on semiconductors, networking equipment, or energy-related inputs could materially increase our cost base, limit our pricing flexibility, and reduce demand for our services. While we seek to mitigate these risks through diversified sourcing, strategic partnerships, and long-term power and technology agreements, many of these factors remain outside our control.

Our sales cycles can be long and unpredictable, and our sales efforts require considerable time and expense.

Our go-to-market strategy targets AI developers’ implementation and acceleration needs through multiple sales channels. We use top-down sales for enterprise decision makers and bottom-up approaches for developers with varied requirements. Our channels include digital sales, reseller partnerships, and customer aggregation through machine learning operations shops that connect clients with reliable infrastructure providers. Customers often view the purchase of our platform as a significant strategic decision and, as a result, frequently require considerable time to evaluate, test, and qualify our platform prior to entering into or expanding a relationship with us. Large enterprises in particular, often undertake a significant evaluation process that further lengthens our sales cycle.

Our direct sales team develops relationships with our customers, and works on account penetration, account coordination, sales, and overall market development. We spend substantial time and resources on our sales efforts without any assurance that our efforts will produce a sale. Cloud infrastructure capacity purchases are frequently subject to budget constraints, multiple approvals, and unanticipated administrative, processing, and other delays. As a result, it is difficult to predict whether and when a sale will be completed. The failure of our efforts to secure sales after investing resources in a lengthy sales process would adversely affect our business, operating results, financial condition, and future prospects.

The sales prices of our offerings may decrease, which may reduce our margins and adversely affect our business, operating results, financial condition, and future prospects.

We have limited experience with respect to determining the optimal prices for our platform. As the market for cloud infrastructure and AI and machine learning solutions mature, or as new competitors introduce new infrastructure solutions or services that are similar to or compete with ours, we may be unable to effectively optimize our prices through increases or decreases or attract new customers at our offered prices or based on the same pricing model as we have used historically. Further, competition continues to increase in the market segments in which we participate, and we expect competition to further increase in the future, thereby leading to increased pricing pressures. Larger competitors with more diverse offerings may reduce the price of any offerings that compete with ours or may bundle them with other solutions and services. This could lead customers to demand greater price concessions or additional functionality at the same price levels. As a result, in the future we may be required to reduce our prices or provide more features and services without corresponding increases in price, which would adversely affect our business, operating results, financial condition, and future prospects.

Existing and future acquisitions, strategic investments, partnerships, or alliances could be difficult to identify and integrate, divert the attention of key management personnel, disrupt our business, dilute shareholder value, and adversely affect our business, operating results, financial condition, and future prospects.

We may make investments in and/or acquire complementary companies, services, products, technologies, or talent. All acquisitions and venture investments are subject to a risk of partial or total loss of investment capital. Our ability as an organization to acquire and integrate other companies, services, or technologies in a successful manner is not guaranteed.

In the future, we may not be able to find suitable acquisition candidates, and we may not be able to complete such acquisitions on favorable terms, if at all. Our due diligence efforts may fail to identify all of the challenges, problems, liabilities, or other shortcomings involved in an acquisition. Further, current and future changes to the U.S. and foreign regulatory approval process and requirements related to acquisitions may cause approvals to take longer than anticipated, not be forthcoming or contain burdensome conditions, which may prevent the transaction or jeopardize, delay or reduce the anticipated benefits of the transaction, and impede the execution of our business strategy. If we do complete acquisitions, we may not ultimately strengthen our competitive position or ability to achieve our business objectives, and any acquisitions we announce or complete could be viewed negatively by our customers or investors.

In addition, if we are unsuccessful at integrating future acquisitions, or the technologies and personnel associated with such acquisitions into our company, the business, operating results, financing condition, and future prospects of the combined company could be adversely affected. Any integration process may require significant time and resources, and we may not be able to manage the process successfully. We may not successfully evaluate or utilize the acquired technology or personnel, or accurately forecast the financial impact of an acquisition transaction, causing unanticipated write-offs or accounting (including goodwill) charges. Additionally, integrations could take longer than expected, or if we move too quickly in trying to integrate an acquisition, strategic investment, partnership, or other alliance, we may fail to achieve the desired efficiencies.

We have, and may in the future have, to pay cash, incur debt, issue equity securities or provide computing services, to pay for any such acquisition, each of which could adversely affect our financial condition and the market price of our common stock. The sale of equity or issuance of debt to finance any such acquisitions could result in dilution to our shareholders, which, depending on the size of the acquisition, may be significant. The incurrence of indebtedness would result in increased fixed obligations and could also include covenants or other restrictions that would impede our ability to manage our operations.

Furthermore, our ability to make acquisitions and finance acquisitions through the sale of equity or issuance of debt is limited by certain restrictions contained in our debt agreements.

Additional risks we may face in connection with acquisitions, including our recent acquisition of The Cloud Minders, Inc., include:

●	diversion of management’s time and focus from operating our business to addressing acquisition integration challenges;

●	the inability to coordinate research and development and sales and marketing functions;

●	the inability to integrate solution and service offerings;

●	retention of key employees from the acquired company;

●	changes in relationships with strategic partners or the loss of any key customers or partners as a result of acquisitions or strategic positioning resulting from the acquisition;

●	cultural challenges associated with integrating employees from the acquired company into our organization;

●	integration of the acquired company’s accounting, customer relationship management, management information, human resources, and other administrative systems;

●	the need to implement or improve controls, procedures, and policies at a business that prior to the acquisition may have lacked sufficiently effective controls, procedures, and policies;

●	unexpected security risks or higher than expected costs to improve the security posture of the acquired company;

●	higher than expected costs to bring the acquired company’s IT infrastructure up to our standards;

●	additional legal, regulatory, or compliance requirements;

●	financial reporting, revenue recognition, or other financial or control deficiencies of the acquired company that we do not adequately address and that cause our reported results to be incorrect;

●

liability for activities of the acquired company before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities, and other known and unknown liabilities;

●	failing to achieve the expected benefits of the acquisition or investment; and

●	litigation or other claims in connection with the acquired company, including claims from or against terminated employees, customers, current and former shareholders, or other third parties.

Our failure to address these risks or other problems encountered in connection with acquisitions and investments could cause us to fail to realize the anticipated benefits of these acquisitions or investments, cause us to incur unanticipated liabilities, and harm our business generally.

Our estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, our business could fail to grow at similar rates, if at all.

The estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate. Market opportunity estimates and growth forecasts included in this prospectus, including those we have generated ourselves, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate, including the risks described herein. Even if the markets in which we compete achieve the forecasted growth, our business could fail to grow at similar rates, if at all. Further, if AI is not broadly adopted by enterprises to the extent we expect, or if new use cases do not arise, then our opportunity may be smaller than we expect.

The variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of addressable customers covered by our market opportunity estimates will purchase our platform at all or generate any particular level of revenue for us. Any expansion in the markets in which we operate depends on a number of factors, including the cost, performance, and perceived value associated with our platform and those of our competitors. Even if the markets in which we compete meet the size estimates and growth forecast, our business could fail to grow at similar rates, if at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, our forecasts of market growth included in this prospectus should not be taken as indicative of our future growth.

We have in the past, and may in the future, enter into collaborations or strategic alliances with third parties. If we are unsuccessful in establishing or maintaining strategic relationships with these third parties or if these third parties fail to deliver certain operational services, our business, operating results, financial condition, and future prospects could be adversely affected.

We have in the past, and may in the future, enter into collaborations or strategic alliances with third parties in connection with the development, operation, and enhancements to our platform and the provision of our solutions and services. Identifying strategic relationships with third parties, and negotiating and documenting relationships with them, may be time-consuming and complex and may distract management. Moreover, we may be delayed, or may not be successful, in achieving the objectives that we anticipate as a result of such strategic relationships. In evaluating counterparties in connection with collaborations or strategic alliances, we consider a wide range of economic, legal, and regulatory criteria depending on the nature of such relationship, including the counterparties’ reputation, operating results, and financial condition, operational ability to satisfy our and our customers’ needs in a timely manner, efficiency and reliability of systems, certifications costs to us or to our customers, and licensure and compliance status. Despite this evaluation, third parties may still not meet our or our customers’ needs which may adversely affect our ability to deliver solutions and services to customers and may adversely impact our business, operating results, financial condition, and future prospects. Counterparties to any strategic relationship may have economic or business interests or goals that are, or that may become, inconsistent with our business interests or goals, and may subject us to additional risks to the extent such third party becomes the subject of negative publicity, faces its own litigation or regulatory challenges, or faces other adverse circumstances. Conflicts may arise with our strategic partners, such as the interpretation of significant terms under any agreement, which may result in litigation or arbitration which would increase our expenses and divert the attention of our management. If we are unsuccessful in establishing or maintaining strategic relationships with third parties, our ability to compete or to grow our revenue could be impaired and our business, operating results, financial condition, and future prospects could be adversely affected.

The anticipated benefits of potential joint ventures may not be fully realized or take longer to realize than expected. In addition, our joint venture investments could expose us to risks and liabilities in connection with the formation of the new joint ventures, the operation of such joint ventures without sole decision-making authority, and our reliance on joint venture partners who may have economic and business interests that are inconsistent with our business interests.

We may enter into joint ventures in the future, including to develop and operate data centers. Certain sites that are intended to be utilized in joint ventures require investment for development. The success of these joint ventures will also depend, in part, on the successful development of the data center sites, and we may not realize all of the anticipated benefits. Such development may be more difficult, time-consuming, or costly than expected and could result in increased costs, decreases in the amount of expected revenues, and diversion of management’s time and energy, which could materially impact our business, operating results, financial condition, and future prospects. Additionally, if it is determined these sites are no longer desirable for the joint ventures, we would need to adapt such sites for other purposes.

The success of any joint ventures will depend, in part, on the successful relationship between us and our joint venture partners. A failure to successfully partner, or a failure to realize our expectations for the joint ventures, including any contemplated exit strategy from a joint venture, could materially impact our business, operating results, financial condition, and future prospects. These joint ventures could also be negatively impacted by inflation, supply chain issues, an inability to obtain financing on favorable terms or at all, an inability to fill the data center sites with customers as planned, and development and construction delays.

Further, in the future, we may co-invest with other third parties through partnerships, joint ventures, or other entities in the future. These joint ventures could result in our acquisition of non-controlling interests in, or shared responsibility for, managing the affairs of a property or portfolio of properties, partnership, joint venture, or other entity. We may be subject to additional risks, including:

●	we may not have the right to exercise sole decision-making authority regarding the properties, partnership, joint venture, or other entity;

●	if our partners become bankrupt or fail to fund their share of required capital contributions, we may choose to or be required to contribute such capital;

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our partners may have economic, tax, or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our interests or objectives;

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our joint venture partners may take actions that are not within our control, which could require us to dispose of the joint venture asset or purchase the partner’s interests or assets at an above-market price;

●	our joint venture partners may take actions unrelated to our business agreement but which reflect poorly on us because of our joint venture relationship;

●	disputes between us and our partners may result in litigation or arbitration that would increase our expenses and prevent our management from focusing their time and effort on our day-to-day business;

●

we may in certain circumstances be liable for the actions of our third-party partners or guarantee all or a portion of the joint venture’s liabilities, which may require us to pay an amount greater than its investment in the joint venture;

●	we may need to change the structure of an established joint venture or create new complex structures to meet our business needs or the needs of our partners which could prove challenging; and

●	a joint venture partner’s decision to exit the joint venture may not be at an opportune time for us or in our business interests.

Each of these factors may result in returns on these investments being less than we expect or in losses, and business, operating results, financial condition, and future prospects may be adversely affected.

Future acquisitions could include real property and subject us to the general risks associated with the ownership of real property.

We currently lease all of our data centers and office locations. However, we could in the future make acquisitions that include real property, which would most likely be one or more data centers. As a result of any such acquisition, we would directly own real property and become subject to the general risks associated with the ownership of real property, including:

●	changes in governmental laws and regulations, including the Americans with Disabilities Act and zoning ordinances, and the related costs of compliance;

●	increased upfront costs of purchasing real property;

●	the ongoing need for repair, maintenance and capital improvements;

●	natural disasters, including earthquakes, floods and other natural disasters, and acts of war or terrorism;

●	general liability, property and casualty losses, some of which may be uninsured;

●	liabilities for clean-up of undisclosed environmental contamination; and

●	liabilities incurred in the ordinary course of business.

If negative publicity arises with respect to us, our employees, former employees, founders, investors, affiliates, third-party suppliers, service providers, or our partners, our business, operating results, financial condition, and future prospects could be adversely affected, regardless of whether the negative publicity is true.

Negative publicity about our company or our platform, solutions, or services, even if inaccurate or untrue, could adversely affect our reputation and the confidence in our platform, solutions, or services, which could harm our business, operating results, financial condition, and future prospects. Harm to our reputation can also arise from many other sources, including employee misconduct, which we have experienced in the past, and misconduct by our partners, contractors, suppliers, and outsourced service providers. Additionally, negative publicity with respect to our partners or service providers could also affect our business, operating results, financial condition, and future prospects to the extent that we rely on these partners or if our customers or prospective customers associate our company with these partners.

Our ability to maintain customer satisfaction depends in part on the quality of our customer support and cloud operations services. Our failure to maintain high-quality customer support and cloud operations services could have an adverse effect on our business, operating results, financial condition, and future prospects.

We believe that the successful use of our platform requires a high level of support and engagement for many of our customers. In order to deliver appropriate customer support and engagement, we must successfully assist our customers in deploying and continuing to use our platform, resolve performance issues, address interoperability challenges with the customers’ existing IT infrastructure, and respond to security threats and cyber-attacks and performance and reliability problems that may arise from time to time. Increased demand for customer support and cloud operations services, without corresponding increases in revenue, could increase our costs and adversely affect our business, operating results, financial condition, and future prospects.

Furthermore, there can be no assurance that we will be able to hire sufficient support personnel as and when needed, particularly if our sales exceed our internal forecasts. We expect to increase the number of our customers, and that growth may put additional pressure on our customer support and cloud operations services teams. Our customer support and cloud operations services teams may need additional personnel to respond to customer demand. We may be unable to respond quickly enough to accommodate short-term increases in customer demand for services. To the extent that we are unsuccessful in hiring, training, and retaining adequate support resources, our ability to provide high-quality and timely support to our customers will be negatively impacted, and our customers’ satisfaction and their purchase of our infrastructure could be adversely affected.

In addition, if we grow our operations and expand outside of the United States, we need to be able to provide efficient services that meet our customers’ needs globally at scale, and our customer support and cloud operations services teams may face additional challenges, including those associated with operating the platforms and delivering support, training, and documentation in languages other than English and providing services across expanded time-zones. If we are unable to provide efficient customer support services globally at scale, our ability to grow our operations may be harmed, and we may need to hire additional services personnel which could increase our expenses, and negatively impact our business, financial condition, operating results, and future prospects.

Risks Related to our People

We rely on our management team and other key employees and will need additional personnel to grow our business, and the loss of one or more key employees or our inability to attract and retain qualified personnel, including members of our Board of Directors, could harm our business.

Our future success is dependent, in part, on our ability to hire, integrate, train, manage, retain, and motivate the members of our management team and other key employees throughout our organization as well as members of our Board of Directors (the “Board”). The loss of key personnel, particularly Michael Maniscalco, our Chief Executive Officer; Scott Krosnowski, our Chief Financial Officer; Ankur Chatterjee, our Chief Integration Officer; Ryan DiRocco, our Chief Technology Officer; or Stephen Hunton, our Chief Marketing Officer – as well as key marketing, sales, finance, support, network development, or technology advisors and personnel – could disrupt our operations and have an adverse effect on our ability to grow our business.

Mr. Maniscalco, Mr. DiRocco, and Mr. Hunton were recently appointed to their positions. Transitions in executive leadership may result in strategic business and operational changes, shifts in personnel priorities and/or uncertainty among employees, customers or investors. Any failure to effectively manage these transitions could impact continuity, delay initiatives, or reduce morale. Such turnover can also disrupt long-term customer relationships, strategic execution, or internal governance.

Competition for highly skilled personnel is intense, and we may not be successful in hiring or retaining qualified personnel to fulfill our current or future needs. More generally, the technology industry, and the cloud infrastructure industry more specifically, is also subject to substantial and continuous competition for engineers with high levels of experience in designing, developing, and managing infrastructure and related services. Moreover, the industry in which we operate generally experiences high employee attrition. We have, from time to time, experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. In recent years, recruiting, hiring, and retaining employees with expertise in the AI computing industry has become increasingly difficult as the demand for AI computing infrastructure has increased as a result of the increase in AI and machine learning development, deployment, and demand. We may be required to provide more training to our personnel than we currently anticipate. Further, labor is subject to external factors that are beyond our control, including our industry’s highly competitive market for skilled workers and leaders, cost inflation, overall macroeconomics, and workforce participation rates. Should our competitors recruit our employees, our level of expertise and ability to execute our business plan would be negatively impacted. Moreover, many of the companies with which we compete for experienced personnel have greater resources than we have. Our competitors also may be successful in recruiting and hiring members of our management team, sales team, or other key employees, and it may be difficult for us to find suitable replacements on a timely basis, on competitive terms, or at all.

In addition, job candidates and existing employees often consider the value of the equity awards and other compensation they receive in connection with their employment. If the perceived value of our compensatory package declines or is subject to significant value fluctuations, it may adversely affect our ability to attract and retain highly skilled employees. We may also change the composition of our compensation package to employees, including the amount or ratio of cash and equity compensation. Any increases to the amount of cash compensation will increase our cash expenditures, which may impact our business, operating results, financial condition, and future prospects. Further, our competitors may be successful in recruiting and hiring members of our management team or other key employees as well as directors, and it may be difficult for us to find suitable replacements on a timely basis, on competitive terms, or at all. In recent years, the increased availability of hybrid or remote working arrangements has expanded the pool of companies that can compete for our employees and employment candidates. We have extended offer letters to certain key employees; however, these arrangements are on an “at-will” basis, meaning they may terminate their employment with us at any time, and we do not have employment agreements in place with all key employees. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects would be severely harmed.

Our senior management team has limited experience managing a public company, and regulatory compliance may divert our attention from the day-to-day management of our business.

The individuals who constitute our senior management team have limited experience managing a publicly traded company and limited experience complying with the increasingly complex laws pertaining to public companies. Our senior management team may not successfully or efficiently manage a public company subject to significant regulatory oversight and reporting obligations under United States securities laws. In particular, these obligations require substantial attention from our senior management team and could divert their attention from the day-to-day management of our business.

We believe that our corporate culture has contributed to our success, and if we cannot maintain this culture as we grow, we could lose the innovation, creativity, and teamwork fostered by our culture, and our business may be harmed.

We believe that our corporate culture has been, and will continue to be, a key contributor to our success. If we do not continue to maintain our corporate culture, which includes our focus on our customers, as we grow and evolve, including as we continue to grow in headcount, it could harm our ability to foster the drive, innovation, inclusion, creativity, and teamwork that we believe is important to support our growth. As we implement more complex organizational structures, we may find it increasingly difficult to maintain the beneficial aspects of our corporate culture, which could negatively impact our future success.

Risks Related to Our Intellectual Property

Failure to obtain, maintain, protect, or enforce our intellectual property and proprietary rights could enable others to copy or use aspects of our platform without compensating us, which could harm our brand, business, operating results, financial condition, and future prospects.

We rely on a combination of trademark, copyright, trade secret, unfair competition, and other related laws in the United States, as well as confidentiality agreements and contractual provisions with our customers, vendors, employees, and contractors to protect our technology and intellectual property rights. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our platform or obtain and use information that we regard as proprietary. In particular, protecting software-level innovations and process-oriented intellectual property presents inherent complexities. Unlike tangible assets, software and methodologies are often difficult to safeguard through traditional patent frameworks due to their intangible, dynamic, and iterative nature. We are unable to predict or assure that:

●	our intellectual property rights will not lapse or be invalidated, circumvented, challenged, or, in the case of third-party intellectual property rights licensed to us, be licensed to others;

●	our intellectual property rights will provide competitive advantages to us;

●

rights previously granted by third parties to intellectual property licensed or assigned to us, including portfolio cross-licenses, will not hamper our ability to assert our intellectual property rights or hinder the settlement of currently pending or future disputes;

●	any of our pending or future trademark applications will be issued or have the coverage originally sought;

●	we will be able to enforce our intellectual property rights in certain jurisdictions where competition is intense or where legal protection may be weak; or

●	we have sufficient intellectual property rights to protect our solutions and services or our business.

We customarily enter into appropriate agreements with our employees, contractors, vendors, customers, and other partners, including but not limited to confidentiality and project-specific agreements, and we make significant efforts to protect and control access to our proprietary and other sensitive information. However, such agreements may not be enforceable in full or in part in all jurisdictions and any breach could negatively affect our business and our remedy for such breach may be limited. The contractual provisions that we enter into may not prevent unauthorized use or disclosure of our proprietary technology or intellectual property rights and may not provide an adequate remedy in the event of unauthorized use or disclosure of our proprietary technology or intellectual property rights. Lastly, the measures we employ to limit the access and distribution of our proprietary information may not prevent unauthorized use or disclosure of our proprietary technology or intellectual property. As such, we cannot guarantee that the steps taken by us will prevent infringement, violation, or misappropriation of our technology.

We pursue the registration of our trademarks, service marks, and domain names in the United States. These processes are expensive and may not be successful in all jurisdictions or for every such application, and we may not pursue such protections in all jurisdictions that may be relevant, for all our goods or services or in every class of goods and services in which we operate. As such, policing unauthorized use of our technology or platform is difficult. The loss of trade secret protection, for example, could make it easier for third parties to compete with our platform by copying functionality. Any changes in, or unexpected interpretations of, the trade secret and employment laws may compromise our ability to enforce our trade secret and intellectual property rights. In addition, we believe that the protection of our trademark rights is an important factor in product recognition, protecting our brand and maintaining goodwill and if we do not adequately protect our rights in trademarks from infringement, any goodwill that we have developed in those trademarks could be lost or impaired, which could harm our brand and our business. The legal systems of certain countries do not favor the enforcement of trademarks trade secrets, and other intellectual property and proprietary protection, which could make it difficult for us to stop the infringement, misappropriation, dilution, or other violation of our intellectual property or marketing of competing platforms, solutions, or services in violation of our intellectual property rights generally. Any changes in, or unexpected interpretations of, intellectual property laws may compromise our ability to enforce our intellectual property rights. If we fail to maintain, protect and enhance our intellectual property rights, our business, operating results, financial condition, and future prospects may be harmed.

In addition, defending our intellectual property rights through litigation might entail significant expense. Such litigation could result in substantial costs and diversion of resources and could negatively affect our business, operating results, financial condition, and future prospects. If we are unable to protect our proprietary rights, we could find ourselves at a competitive disadvantage to others who need not incur the additional expense, time, and effort required to create our platform and other innovative offerings that have enabled us to be successful to date. Moreover, we may need to expend additional resources to defend our intellectual property rights in foreign countries, and our inability to do so could impair our business or adversely affect our international expansion.

Third parties may claim that our platform infringes, misappropriates, or otherwise violates their intellectual property rights, and such claims could be time-consuming or costly to defend or settle, result in the loss of significant rights, or harm our relationships with our customers or reputation in the industry.

Third parties may in the future claim that our current or future offerings infringe their intellectual property rights, and such claims may result in legal claims against us, our third-party partners, and our customers. These claims may be time consuming, costly to defend or settle, damage our brand and reputation, harm our customer relationships, and create liability for us. Contractually, we are expected to indemnify our partners and customers for these types of claims. We expect the number of such claims (whether warranted or not) to increase, particularly as a public company with an increased profile and visibility, as the level of competition in our market grows, as the functionality of our offerings overlap with that of other cloud infrastructure companies, and as the volume of issued hardware and software patents and patent applications continues to increase. We generally agree in our customer and partner contracts to indemnify customers for certain expenses or liabilities they incur as a result of third-party intellectual property infringement claims associated with our platform. To the extent that any claim arises as a result of third-party technology we have licensed for use in our platform, we may be unable to recover from the appropriate third party any expenses or other liabilities that we incur.

Companies in the cloud infrastructure and technology industries, including some of our current and potential competitors, may own large numbers of patents, copyrights, trademarks, and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. In addition, many of these companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them. Furthermore, patent holding companies, non-practicing entities, and other adverse patent owners that are not deterred by our existing intellectual property protections have sought, and may in the future seek, to assert patent claims against us. From time to time, third parties, including certain of these leading companies, may invite us to license their patents and may, in the future, assert patent, copyright, trademark, or other intellectual property rights against us, our third-party partners, or our customers. We may in the future receive notices that claim we have misappropriated, misused, or infringed other parties’ intellectual property rights, and, to the extent we gain greater market visibility, we face a higher risk of being the subject of intellectual property infringement claims.

There may be third-party intellectual property rights that cover significant aspects of our technologies or business methods and assets. In the event that we engage software engineers or other personnel who were previously engaged by competitors or other third parties, we may be subject to claims that those personnel inadvertently or deliberately incorporate proprietary technology of third parties into our platform or have improperly used or disclosed trade secrets or other proprietary information. We may also in the future be subject to claims by our third-party manufacturing partners, employees, or contractors asserting an ownership right in our intellectual property as a result of the work they performed on our behalf. In addition, we may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent our ability to develop, market, and support potential offerings and platform enhancements, which could severely harm our business.

Any intellectual property claims, with or without merit, could be very time-consuming, could be expensive to settle or litigate, and could divert our management’s attention and other resources. These claims could also subject us to significant liability for damages, potentially including treble damages if we are found to have willfully infringed patents or copyrights, and may require us to indemnify our customers for liabilities they incur as a result of such claims. These claims could also result in our having to stop using technology found to be in violation of a third party’s rights. We might be required to seek a license for the intellectual property, which may not be available on reasonable terms or at all. Even if a license were available, we could be required to pay significant royalties, which would increase our operating expenses. Alternatively, we could be required to develop alternative non-infringing technology, which could require significant time, effort, and expense, and may affect the performance or features of our platform. If we cannot license or develop alternative non-infringing substitutes for any infringing technology used in any aspect of our business, we would be forced to limit or stop sales of our platform and may be unable to compete effectively. Moreover, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Any of these results would adversely affect our business, operating results, financial condition, and future prospects.

We license technology from third parties for the development of our solutions, and our inability to maintain those licenses could harm our business.

We currently incorporate, and will in the future incorporate, technology that we license from third parties, including software, into our offerings. If we are unable to continue to use or license these technologies on reasonable terms, or if these technologies become unreliable, unavailable, or fail to operate properly, we may not be able to secure adequate alternatives in a timely manner or at all, and our ability to offer our solutions and remain competitive in our market would be harmed. Further, licensing technologies from third parties exposes us to increased risk of being the subject of intellectual property infringement and vulnerabilities due to, among other things, our lower level of visibility into the development process with respect to such technology and the care taken to safeguard against risks. We cannot be certain that our licensors do not or will not infringe on the intellectual property rights of third parties or that our licensors have or will have sufficient rights to the licensed intellectual property in all jurisdictions in which we may sell our platform. Some of our agreements with our licensors may be terminated by them for convenience, or otherwise provide for a limited term. If we are unable to continue to license technology because of intellectual property infringement claims brought by third parties against our licensors or against us, or if we are unable to continue our license agreements or enter into new licenses on commercially reasonable terms, our ability to develop and sell our platform containing or dependent on that technology would be limited, and our business, including our financial condition, cash flows, and operating results could be harmed.

Additionally, if we are unable to license technology from third parties, we may be forced to acquire or develop alternative technology, which we may be unable to do in a commercially feasible manner, or at all, and may require us to use alternative technology of lower quality or performance standards. This could limit or delay our ability to offer new or competitive offerings and increase our costs. Third-party software we rely on may be updated infrequently, unsupported, or subject to vulnerabilities that may not be resolved in a timely manner, any of which may expose our solutions to vulnerabilities. Any impairment of the technologies or of our relationship with these third parties could harm our business, operating results, financial condition, and future prospects.

Some of our technology stack incorporates “open-source” software, and failure to comply with the terms of the underlying open-source software licenses could adversely affect our business, results of operations, financial condition, and future prospects.

We use open-source software in our solutions and services and may continue to do so in the future. In particular, we use open-source components in certain observability and deployment tools, such as Netbox, Observium, Zabbix, Ansible, Prometheus, and Docker. Certain open-source licenses contain requirements that we make available source code for modifications or derivative works we create. If we combine our proprietary software with open-source software in a certain manner, we could, under certain open-source licenses, be required to release the source code of our proprietary software to the public on unfavorable terms or at no cost. Any actual or claimed requirement to disclose our proprietary source code or pay damages for breach of contract may allow our competitors to create similar products with lower development effort and time and, ultimately, could result in a loss of sales for us.

The use and distribution of open-source software may entail greater risks than the use of third-party commercial software, as open-source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code, which they are not typically required to maintain and update, and they can change the license terms on which they offer the open-source software. Although we believe that we have complied with our obligations under the applicable licenses for open-source software, it is possible that we may not be aware of all instances where open-source software has been incorporated into our proprietary software or used in connection with our solutions or our corresponding obligations under open-source. We take steps to monitor our use of open-source software in an effort both to comply with the terms of the applicable open-source licenses and to avoid subjecting our platform to conditions we do not intend, but there are risks associated with use of open-source software that cannot be eliminated and could negatively affect our business. We rely on multiple software programmers to design our proprietary software and, while we take steps to vet software before it is incorporated into our proprietary software and monitor the software incorporated into our proprietary software, we cannot be certain that our programmers have not incorporated open-source software into our proprietary software that we intend to maintain as confidential or that they will not do so in the future. In addition, the wide availability of source code used in our offerings could expose us to security vulnerabilities. Such use, under certain circumstances, could materially adversely affect our business, operating results, financial condition, and future prospects, as well as our reputation, including if we are required to take remedial action that may divert resources away from our development efforts.

On occasion, companies that use open-source software have faced claims challenging their use of open-source software or compliance with open-source license terms. There is evolving legal precedent for interpreting the terms of certain open-source licenses, including the determination of which works are subject to the terms of such licenses. The terms of many open-source licenses have not been interpreted by U.S. courts, and there is a risk that these licenses could be construed in ways that could impose unanticipated conditions or restrictions on our ability to commercialize any offerings incorporating such software. Moreover, we cannot ensure that our processes for controlling our use of open-source software in our platform will be effective. From time to time, we may face claims from third parties asserting ownership of, or demanding release of, the open-source software or derivative works that we developed using such software (which could include our proprietary source code), or otherwise seeking to enforce the terms of the applicable open-source license. These claims, regardless of validity, could result in time consuming and costly litigation, divert management’s time and attention away from developing the business, expose us to customer indemnity claims, or force us to disclose source code. Litigation could be costly for us to defend, result in paying damages, entering into unfavorable licenses, have a negative effect on our business, operating results. financial condition, and future prospects, or cause delays by requiring us to devote additional research and development resources to change our solution.

Risks Related to Legal and Regulatory Matters

We are subject to laws, regulations, and industry requirements related to data privacy, data protection and information security, and user protection across different markets where we conduct our business and such laws, regulations, and industry requirements are constantly evolving and changing. Any actual or perceived failure to comply with such laws, regulations, and industry requirements, or our privacy policies, could harm our business.

Various local, state, federal, and international laws, directives, and regulations apply to our collection, use, retention, protection, disclosure, transfer, and processing of personal information. These data protection and privacy laws and regulations are subject to uncertainty and continue to evolve in ways that could adversely impact our business. These laws have a substantial impact on our operations and compliance with new and existing laws may result in significant costs due to implementation of new processes, which could ultimately hinder our ability to grow our business by extracting value from our data assets.

In the United States, state and federal lawmakers and regulatory authorities have increased their attention on the collection and use of user data. For example, in California, the California Consumer Privacy Act of 2018 (as amended, the “CCPA”) requires companies that hit certain broad revenue or data processing related thresholds to, among other things, provide new disclosures to California users, and affords such users new privacy rights such as the ability to opt-out of certain processing of personal information and expanded rights to access and require deletion of their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is collected, used, and shared. The CCPA provides for civil penalties for violations, as well as a private right of action for security breaches that may increase security breach litigation. In addition, other states have enacted laws that contain obligations similar to the CCPA that have taken effect or will take effect in coming years and many others continue to propose similar laws, or are considering proposing similar laws. We cannot fully predict the impact of recently proposed or enacted laws or regulations on our business or operations, but compliance may require us to modify our data processing practices and policies incurring costs and expense. Further, to the extent multiple state-level laws are introduced with inconsistent or conflicting standards, it may require costly and difficult efforts to achieve compliance with such laws. Our failure or perceived failure to comply with state or federal privacy laws or regulations passed in the future could have a material adverse effect on our business, including how we use personal information, our business, operating results, financial condition, and future prospects and could expose us to regulatory investigations or possible fines.

Additionally, many foreign countries and governmental bodies, including the European Union, United Kingdom and Canada, have laws and regulations concerning the collection, use, processing, storage, and deletion of personal data obtained from their residents or by businesses operating within their jurisdiction. These laws and regulations often are more restrictive than those in the United States. Such laws and regulations may require companies to implement new privacy and security policies, permit individuals to access, correct, and delete personal information stored or maintained by such companies, inform individuals of security breaches that affect their personal information, require that certain types of data be retained on local servers within these jurisdictions, and, in some cases, obtain individuals’ affirmative opt-in consent to collect and use personal information for certain purposes. The increased focus on data sovereignty and data localization requirements around the world could also impact our business model with respect to the storage, management, and transfer of data.

We may become subject to the European Union’s General Data Protection Regulation and the United Kingdom’s General Data Protection Regulation (collectively, the “GDPR”), which comprehensively regulate our use of personal data, including cross-border transfers of personal data out of the European Economic Area (“EEA”) and the U.K. The GDPR imposes stringent privacy and data protection requirements and could increase the risk of non-compliance and the costs of providing our services in a compliant manner. A breach of the GDPR could result in regulatory investigations, reputational damage, fines and sanctions, orders to cease or change our processing of our data, enforcement notices, or assessment notices (for a compulsory audit).

Additionally, the European Union has recently adopted the EU AI Act, which establishes a comprehensive regulatory framework for the development, deployment, and use of artificial intelligence systems within the EU. Although the precise scope and requirements of the EU AI Act are still being clarified, it is expected to impose significant obligations on providers and users of AI systems, including risk assessments, transparency requirements, human oversight, and potential restrictions on certain high-risk AI applications. As we expand our operations or offer services to customers in the European Union, we may be required to comply with the EU AI Act and related regulations. Compliance may require us to implement new processes, invest in additional resources, or modify our AI-powered solutions, which could increase operational costs, delay product launches, or limit our ability to offer certain services in the EU. Failure to comply with the EU AI Act could result in substantial fines, regulatory investigations, and reputational harm.

We are also subject to evolving privacy laws governing cookies, tracking technologies, and e-marketing. In the United States, plaintiffs are increasingly making use of existing laws such as the California Invasion of Privacy Act to litigate use of tracking technologies. This could lead to substantial costs, require significant systems changes, limit the effectiveness of our marketing activities, divert the attention of our technology personnel, negatively impact our efforts to understand users, adversely affect our margins, increase costs, and subject us to additional liabilities.

There is a risk that as we expand, we may assume liabilities for breaches experienced by the companies we acquire. Additionally, there are potentially inconsistent world-wide government regulations pertaining to data protection and privacy. Despite our efforts to comply with applicable laws, regulations and other obligations relating to privacy, data protection, and information security, it is possible that our practices, offerings, or platform could fail, or be alleged to fail to meet applicable requirements. For instance, there are changes in the regulatory landscape relating to new and evolving technologies, such as generative AI. Changes to existing regulations, their interpretation or implementation, or new regulations could impede any potential use or development of AI Technologies, which could impair our competitive position and result in an adverse effect on our business, operating results, financial condition, and future prospects. Our failure, or the failure by our third-party providers or partners, to comply with applicable laws or regulations and to prevent unauthorized access to, or use or release of personal information, or the perception that any of the foregoing types of failure has occurred, even if unfounded, could subject us to audits, inquiries, whistleblower complaints, adverse media coverage, investigations, severe criminal, or civil sanctions, damage our reputation, or result in fines or proceedings by governmental agencies and private claims and litigation, any of which could adversely affect our business, operating results, financial condition, and future prospects.

Our business is subject to a wide range of laws and regulations, and our failure to comply with those laws and regulations could harm our business.

Our business is subject to regulation by various federal, state, local, and foreign governmental agencies, including agencies responsible for monitoring and enforcing employment and labor laws, workplace safety and environmental laws, including those related to energy usage and energy efficiency requirements, privacy and data protection laws, AI, financial services laws, anti-bribery laws, sanctions, national security, import and export controls, anti-boycott, federal securities laws, and tax laws and regulations.

For example, governmental authorities have in the past sought to restrict data center development based on environmental considerations and have imposed moratoria on data center development, citing concerns about energy usage, requiring new data centers to meet energy efficiency requirements. We may face higher costs from any laws requiring enhanced energy efficiency measures, changes to cooling systems, caps on energy usage, land use restrictions, limitations on back-up power sources, or other environmental requirements.

We are subject to laws and regulations, including governmental export and import controls, sanctions, and anti-corruption laws, that could impair our ability to compete in our markets and subject us to liability if we are not in full compliance with applicable laws.

We are subject to laws and regulations, including governmental export and import controls, that could subject us to liability or impair our ability to compete in other markets. Our platform and related technology are subject to U.S. export controls, including the U.S. Department of Commerce’s Export Administration Regulations (also known as “EAR”), and we and our employees, representatives, contractors, agents, intermediaries, and other third parties are also subject to various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control and other U.S. government agencies. Changes to sanctions, tariffs, and other export or import restrictions in the jurisdictions in which we operate could further impact our ability to do business in certain parts of the world and to do business with certain persons and entities, which could adversely affect our business, operating results, financial condition, and future prospects. In particular, we are continuing to monitor recent and forthcoming developments in export controls with respect to the semiconductor industry and their impact on our sourcing of equipment for our computing infrastructure.

We are also subject to the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), and other anti-corruption, sanctions, anti-bribery, anti-money laundering, and similar laws. Anti-corruption and anti-bribery laws, which have been enforced aggressively and are interpreted broadly, prohibit companies and their employees, agents, intermediaries, and other third parties from promising, authorizing, making, or offering improper payments or other benefits to government officials and others in the public, and in certain cases, private sector. We cannot ensure that our policies and procedures to address compliance with FCPA and other anti-corruption, sanctions, anti-bribery, anti-money laundering, and similar laws, will be effective, or that all of our employees, representatives, contractors, partners, agents, intermediaries, or other third parties have not taken, or will not take actions, in violation of our policies and applicable law, for which we may be ultimately held responsible. Noncompliance with these laws could subject us to investigations, severe criminal or civil sanctions, settlements, prosecution, loss of export privileges, suspension or debarment from U.S. government contracts, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, whistleblower complaints, adverse media coverage, and other consequences. Any investigations, actions, or sanctions could harm our reputation, business, operating results, financial condition, and future prospects.

We may become involved in litigation that may adversely affect us.

From time to time, we may be subject to claims, suits, and other proceedings. Regardless of the outcome, legal proceedings can have an adverse impact on us because of legal costs and diversion of management attention and resources, and could cause us to incur significant expenses or liability, adversely affect our brand recognition, or require us to change our business practices. The expense of litigation and the timing of this expense from period to period are difficult to estimate, subject to change, and could adversely affect our business, operating results, financial condition, and future prospects. It is possible that a resolution of one or more such proceedings could result in substantial damages, settlement costs, fines, and penalties that would adversely affect our business, consolidated financial condition, operating results, or cash flows in a particular period. These proceedings could also result in reputational harm, sanctions, consent decrees, or orders requiring a change in our business practices. Because of the potential risks, expenses, and uncertainties of litigation, we may, from time to time, settle disputes, even where we have meritorious claims or defenses, by agreeing to settlement agreements. Because litigation is inherently unpredictable, we cannot ensure that the results of any of these actions will not have a material adverse effect on our business, operating results, financial condition, and prospects. Any of these consequences could adversely affect our business, operating results, financial condition, and future prospects.

Risks Related to Financial and Accounting Matters

There is uncertainty regarding our ability to continue as a going concern.

Our independent registered public accounting firm included an explanatory paragraph in its report on our consolidated financial statements as of and for the year ended December 31, 2024, which stated that there is substantial doubt about our ability to continue as a going concern. As discussed in Note 1 to our condensed consolidated financial statements for the nine months ended September 30, 2025, we have recurring losses since inception resulting in an accumulated deficit of $32,425,045 as of September 30, 2025. Our plans in regard to these matters are also described in Note 1 to our consolidated financial statements. As a result of the uncertainty regarding our ability to continue as a going concern, there is increased risk that you could lose the entire amount of your investment in us. The financial statements included in this report do not include any adjustments that might result from the outcome of this uncertainty.

We have identified material weaknesses in our internal control over financial reporting and cannot provide assurances that these weaknesses will be effectively remediated or that additional material weaknesses will not occur in the future.

If our internal control over financial reporting or its disclosure controls and procedures are not effective, we may not be able to accurately report our financial results, which may cause investors to lose confidence in our reported financial information and, once listed, may lead to a decline in our stock price.

Management is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined in Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of an evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

In connection with the audit of our consolidated financial statements for the fiscal years ended December 31, 2024 and December 31, 2023, we identified certain control deficiencies in the design and implementation of our internal control over financial reporting that constituted material weaknesses. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. We additionally identified significant deficiencies that did not amount to material weaknesses.

The material weaknesses we identified were (1) a lack of a formalized control environment and oversight of controls over financial reporting; (2) a lack of proper accounting for significant or non-recurring transactions, including in particular warrant evaluation and equity-related transactions; and (3) a lack of appropriate segregation of duties to permit appropriate review of accounting transactions and/or accounting treatment by multiple qualified individuals and to prevent one individual from being able to override the internal control environment by initiating, authorizing, and completing transactions. These material weaknesses, if not remediated, could result in a material misstatement of one or more disclosures in our annual or interim financial statements that would not be prevented or detected in a timely manner. In addition to the foregoing material weaknesses, we identified significant deficiencies in our accounting treatment of stock-based compensation expense and our lack of an enterprise resource planning system (“ERP”).

Our management is implementing measures designed to improve our internal control over financial reporting to remediate the identified material weaknesses. The remediation actions we are taking, and expect to take, to correct the lack of a formalized control environment and oversight of controls over financial reporting include the following: (1) in September 2025, we hired Michael Maniscalco as our Chief Executive Officer, Ryan DiRocco as our Chief Technology Officer, and Stephen Hunton as our Chief Marketing Officer, and appointed Stacy Kenworthy, Michael Mulica, David Rench and Barry Schwartz as independent directors of the Board to provide a foundation for a formal approval and control process; and (2) we are in the process of implementing an ERP and an accounts payable payment platform with a go-live planned for the first quarter of 2026. To correct the lack of proper accounting for significant or non-recurring transactions, we implemented Board approval on all warrant issuances and monthly recording of awards based on the latest 409(a) valuation, which policy will be updated once the direct listing is completed to instead be based on the Company’s stock price as reported by Nasdaq. The remediation actions we are taking, and expect to take, to correct the lack of appropriate segregation of duties include the following: (1) in September 2025, we hired a Senior Vice President, Finance; (2) we are in the process of implementing an ERP and an accounts payable platform, which will be placed into production in January 2026; (3) we have engaged Baker Tilly US, LLP to support Sarbanes-Oxley Act compliance beginning in 2026; and (4) we plan to hire a corporate controller in the first quarter of 2026. To resolve the significant deficiencies, in addition to the implementation of an ERP and an accounts payable platform, our Chief Financial Officer and Senior Vice President, Finance are reviewing option grants and stock-based compensation with the monthly close. We expect to incur approximately annual expenses of $675,000 to $825,000 in connection with all remediation activities.

While we are taking steps to remediate the material weaknesses and significant deficiencies, we cannot provide any assurance that such remedial measures, or any other remedial measures we take, will be effective. If we fail to maintain effective internal control over financial reporting, we may not be able to accurately report our financial results, which may, among other adverse consequences, cause investors to lose confidence in our reported financial information and lead to a decline in our stock price. In addition, a material weakness will not be considered remediated until the applicable controls operate for a sufficient period of time and management has concluded, through testing, that these controls are designed and operating effectively.

We will incur significant increased costs and management resources as a result of operating as a public company.

As a public company, we will incur significant legal, accounting, compliance, and other expenses that we did not incur as a private company. Our management and other personnel will need to devote a substantial amount of time and incur significant expense in connection with compliance initiatives. For example, in anticipation of becoming a public company, we will adopt additional internal controls and disclosure controls and procedures, retain a transfer agent, and adopt an insider trading policy. As a public company, we will bear all of the internal and external costs of preparing and distributing periodic public reports in compliance with our obligations under the securities laws.

In addition, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act, and the related rules and regulations implemented by the SEC have increased legal and financial compliance costs and will make some compliance activities more time-consuming. We intend to invest resources to comply with evolving laws, regulations, and standards, and this investment will result in increased general and administrative expenses and may divert management’s time and attention from our other business activities. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us, and our business may be harmed. In connection with this offering, we intend to increase our directors’ and officers’ insurance coverage, which will increase our insurance cost. In the future, it may be more expensive or more difficult for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain and maintain the same or similar coverage. These factors would also make it more difficult for us to attract and retain qualified members of our Board, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

The unaudited pro forma financial information included in this prospectus is presented for illustrative purposes only and should not be viewed as a forecast of our financial condition or results of operations following our acquisition of The Cloud Minders, Inc.

The unaudited pro forma financial information has been derived from the historical financial statements of the Company and TCM, and certain adjustments and assumptions have been made regarding the Company after giving effect to the acquisition. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. Moreover, the unaudited pro forma financial information does not reflect all costs that may be incurred or savings to be achieved in connection with the acquisition. For example, neither the impact of any incremental costs incurred in integrating TCM’s operations into the Company, nor any potential cost savings is reflected in the unaudited pro forma financial information. As a result, the actual financial condition and results of operations of the Company following the acquisition will likely not be consistent with, may not be evident from, and may differ materially from, the unaudited pro forma financial information. In addition, the assumptions used in preparing the unaudited pro forma financial information may not prove to be accurate, and other factors may affect our financial conditions or results of operations following the acquisition. Shareholders should not place undue reliance on the pro forma financial information. Please refer to the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

We could be subject to additional tax liabilities, and United States federal and global income tax reform could adversely affect us.

We are subject to U.S. federal, state, and local income taxes, sales, and other taxes in the United States. Significant judgment is required in evaluating our tax positions and our provision for income taxes. During the ordinary course of business, there are many activities and transactions for which the ultimate tax determination is uncertain. In addition, our future income tax obligations could be adversely affected by changes in, or interpretations of, tax laws in the United States or in other jurisdictions in which we may operate.

For example, the United States tax law legislation commonly referred to as the Tax Cuts and Jobs Act of 2017 (the “Tax Cuts and Jobs Act”) significantly reformed the U.S. Internal Revenue Code of 1986, as amended (the “Code”), reducing U.S. federal tax rates, making sweeping changes to rules governing international business operations, and imposing significant additional limitations on tax benefits, including the deductibility of interest and the use of net operating loss (“NOL”) carryforwards. Effective for taxable years beginning on or after January 1, 2022, the Tax Cuts and Jobs Act also required capitalization of research and certain software development expenses and amortization of such expenses over a period of five years if incurred in the United States and fifteen years if incurred outside the United States. On August 16, 2022, the Inflation Reduction Act of 2022 (the “IRA”) was enacted into law. The IRA contains certain tax measures, including a corporate alternative minimum tax of 15% on some large corporations and an excise tax of 1% on certain corporate stock buy-backs taking place after December 31, 2022.

On July 4, 2025, the U.S. enacted a budget reconciliation package known as the One Big Beautiful Bill Act of 2025 (“OBBBA”). The OBBBA includes the permanent extension of certain expiring provisions of the Tax Cuts and Jobs Act described above, modifications to the international tax framework and the restoration and continuation of favorable tax treatment for certain business provisions, including immediate expensing for domestic research expenditures paid or incurred beginning January 1, 2025. Additionally, the OBBBA allows accelerated tax deductions for qualified property by making permanent the 100% first-year bonus depreciation deduction that previously existed for purchases of tangible personal property with a recovery period of 20 years or less and allowing a similar 100% deduction for certain “qualified production property” that did not previously qualify for an immediate deduction. The OBBBA introduces other legislative changes, including the restoration of deductible net business interest expense under Code Section 163(j) to 30% of earnings before interest, taxes, depreciation and amortization (“EBITDA”) and again allowing an addback of depreciation and amortization in the calculation of the interest deduction limitation. The OBBBA also provides that certain capitalized interest will now be treated as a business interest expense subject to the Section 163(j) limitation. The OBBBA enacted the repeal or acceleration of the sunset of certain tax credits under the IRA and elimination of certain penalties for violations of certain regulatory credit programs. The OBBBA also makes significant changes to international tax provisions, including provisions addressing the global intangible low-taxed income (“GILTI”), foreign-derived intangible income (“FDII”), base erosion anti-abuse tax (“BEAT”) and controlled foreign corporation (“CFC”) rules. The Company is currently assessing the impact of the OBBBA on its consolidated financial statements. Changes in tax laws may affect recorded deferred tax assets and deferred tax liabilities and may increase our effective tax rate, increase the amount of taxes imposed on our business, and harm our financial position. Such changes may also apply retroactively to our historical operations and result in taxes greater than the amounts estimated and recorded in our financial statements.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2024, we had aggregate U.S. federal and state NOL carryforwards of $22,988,528 and $20,294,014, respectively, which may be available to offset future taxable income for U.S. income tax purposes. All NOLs were generated after the enactment of the Tax Cuts and Jobs Act and, as such, are carried forward indefinitely but can only be utilized to offset up to 80% of taxable income in any given year. Realization of these net operating loss depends on our future taxable income.

In addition, under Sections 382 and 383 of the Code, if a corporation undergoes an “ownership change,” generally defined as a greater than 50% cumulative change (by value) in ownership by “5 percent shareholders” over a rolling three-year period, the corporation’s ability to use its pre-change NOLs and other pre-change tax attributes, such as research and development credits, to offset its post-change income or taxes may be limited. We may experience ownership changes as a result of shifts in our stock ownership, including as a result of the offering. As a result, if we earn net taxable income, our ability to use our pre-change U.S. NOL carryforwards and other tax attributes to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us. Similar provisions of state tax law may also apply to limit our use of accumulated state tax NOLs. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase our state income tax liabilities. As a result of the foregoing, even if we attain profitability, we may be unable to use all or a material portion of our NOLs and other tax attributes, which could adversely affect our future cash flows.

We could be required to collect additional sales, use, value added, digital services, or other similar taxes or be subject to other liabilities with respect to past or future sales, that may increase the costs our customers would have to pay for our solutions and adversely affect our business, operating results, financial condition, and future prospects.

We do not collect sales and use, value added, or similar taxes in all jurisdictions in which we have sales because we have determined in consultation with our advisors that our sales in certain jurisdictions are not subject to such taxes. Sales and use, value added, and similar tax laws and rates vary greatly by jurisdiction and the application of such laws is subject to uncertainty. Jurisdictions in which we do not collect such taxes may assert that such taxes apply to our sales and seek to impose incremental or new sales, use, value added, digital services, or assert other tax collection obligations on us, which could result in tax assessments, penalties, and interest, to us or our customers for past sales, and we may be required to collect such taxes in the future. If we are unsuccessful in collecting such taxes from our customers, we could be held liable for such costs, which may adversely affect our operating results.

Further, an increasing number of U.S. states have considered or adopted laws that attempt to impose tax collection obligations on out-of-state companies. A successful assertion by one or more U.S. states requiring us to collect taxes where we presently do not do so, or to collect more taxes in a jurisdiction in which we currently collect such taxes, could result in substantial liabilities, including taxes on past sales, as well as interest and penalties. Furthermore, certain foreign jurisdictions have enacted or proposed to enact a digital services tax, which is generally a tax on gross revenue generated from users or customers located in those jurisdictions, and other jurisdictions are considering enacting similar laws. A successful assertion by a U.S. state or local government or a foreign jurisdiction that we should have been or should be collecting additional sales, use, value added, digital services, or other similar taxes could, among other things, result in substantial tax payments, create significant administrative burdens for us, discourage potential customers from using our platform due to the incremental cost of any such sales or other related taxes, or otherwise harm our business.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect or financial reporting standards or interpretations change, our operating results could be adversely affected.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as discussed in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our consolidated financial statements include but are not limited to those related to the identification of performance obligations in revenue recognition, the valuation of stock-based awards, the valuation of derivatives and warrants, and accounting for leases, property and equipment, income taxes and variable interest entities. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of industry or financial analysts and investors, resulting in a potential decline in the market price of our common stock.

Additionally, we regularly monitor our compliance with applicable financial reporting standards and review new pronouncements and drafts thereof that are relevant to us. As a result of new standards, changes to existing standards, and changes in their interpretation, we might be required to change our accounting policies, alter our operational policies, and implement new or enhance existing systems so that they reflect new or amended financial reporting standards, or we may be required to restate our published financial statements. Such changes to existing standards or changes in their interpretation may have an adverse effect on our reputation, business, financial condition, and profit, or cause an adverse deviation from our revenue and operating profit target, which may adversely affect our financial results.

Risks Related to Our Indebtedness

Our substantial indebtedness could materially adversely affect our financial condition, our ability to raise additional capital to fund our operations, our ability to operate our business, our ability to react to changes in the economy or our industry, our ability to meet our obligations under our outstanding indebtedness and could divert our cash flow from operations for debt payments, and we may still incur substantially more indebtedness in the future.

We have a substantial amount of debt, which requires significant interest and principal payments. As of September 30, 2025, our total indebtedness was $21,027,081. In addition to our substantial debt, we lease all of our data centers and certain equipment under lease agreements, some of which are accounted for as operating leases. As of September 30, 2025, we recorded operating lease liabilities of $1,613,104, which represents our obligation to make lease payments under those lease arrangements. We may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could increase. Specifically, our high level of debt could have important consequences, including the following:

●	it may be difficult for us to satisfy our obligations, including debt service requirements under our outstanding debt;

●	our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions, or other general corporate purposes may be impaired;

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a substantial portion of cash flow from operations are required to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures, future business opportunities, and other purposes;

●	we could be more vulnerable to economic downturns and adverse industry conditions and our flexibility to plan for, or react to, changes in our business or industry is more limited;

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our ability to capitalize on business opportunities and to react to competitive pressures, as compared to our competitors, may be compromised due to our high level of debt and the restrictive covenants in the agreements that govern our indebtedness;

●	our ability to borrow additional funds or to refinance debt may be limited; and

●	it may cause potential or existing customers to not contract with us due to concerns over our ability to meet our financial obligations under such contracts.

Our ability to make scheduled payments on and to refinance our indebtedness depends on and is subject to our financial and operating performance, which in turn is affected by general and regional economic, financial, competitive, business and other factors, all of which are beyond our control, including the availability of financing in the banking and capital markets. We cannot ensure that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to service our debt, to refinance our debt or to fund our other liquidity needs. If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness. Further, any refinancing or restructuring of our indebtedness could be at higher interest rates, may cause us to incur debt extinguishment costs, and may require us to comply with more onerous covenants that could further restrict our business operations. Moreover, in the event of a default, the holders of our indebtedness could elect to declare such indebtedness be due and payable. Financing through debt has historically been an important source of additional capital for us, and we may require additional financing to sustain our operations in the future, without which we may not be able to continue operations, and the terms of subsequent financings may adversely impact our stockholders.

Our indebtedness may impose significant operating and financial restrictions on us and our subsidiaries, which may prevent us from capitalizing on business opportunities.

Our debt arrangements impose significant operating and financial restrictions on us, and future debt arrangements we may enter into may include similar restrictions. These restrictions may limit our ability and/or the ability of our subsidiaries to, among other things, sell, offer to sell or otherwise transfer collateral with out the lender’s prior written consent; pledge, mortgage, encumber or otherwise permit collateral to be subject to any lien, security interest, encumbrance or charge; or engage in any transactions that would constitute a change of control. These restrictions may prevent us from engaging in and capitalizing on business opportunities that may arise from time to time.

Risks Related to this Direct Listing and Ownership of Our Common Stock

Our listing differs significantly from an initial public offering conducted on a firm-commitment basis.

This is not an initial public offering of common stock conducted on a firm-commitment underwritten basis. This listing of our common stock on the Nasdaq Global Market tier of the Nasdaq Stock Market (“Nasdaq”) differs from a firm-commitment underwritten initial public offering in several significant ways, which include, but are not limited to, the following:

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There are no underwriters engaged on a firm-commitment basis. Consequently, prior to the opening of trading on Nasdaq, there will be no traditional book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the opening trades on Nasdaq. Therefore, buy and sell orders submitted prior to and at the opening of trading of our common stock on Nasdaq will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an initial public offering underwritten on a firm-commitment basis. Moreover, there will be no underwriters engaged on a firm-commitment underwritten basis assuming risk in connection with the initial resale of shares of our common stock. In an initial public offering underwritten on a firm-commitment basis, the underwriters may engage in “covered” short sales in an amount of shares representing the underwriters’ option to purchase additional shares. To close a covered short position, the underwriters purchase shares in the open market or exercise the underwriters’ option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters typically consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares. Purchases in the open market to cover short positions, as well as other purchases underwriters may undertake for their own accounts, may have the effect of preventing a decline in the market price of shares. Given that there will be no underwriters’ option to purchase additional shares and no underwriters engaging in stabilizing transactions, there could be greater volatility in the public price of our common stock during the period immediately following the listing.

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There is not a fixed number of securities available for sale. Therefore, there can be no assurance that any Registered Shareholders or other existing shareholders will sell any or all of their common stock and there may initially be a lack of supply of, or demand for, our common stock on Nasdaq. Alternatively, we may have a large number of Registered Shareholders or other existing shareholders who choose to sell their common stock in the near term resulting in an oversupply of our common stock, which could adversely impact the public price of our common stock once listed on Nasdaq.

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Other than our directors, officers and greater than 10% shareholders, none of our Registered Shareholders or other existing shareholders have entered into contractual lock-up agreements or other contractual restrictions on transfer that are applicable to the Direct Listing. Our directors, named executive officers and certain other shareholders are additionally subject to restrictions as to the number of shares of common stock each may dispose of in any given period. In a firm-commitment underwritten initial public offering, it is customary for an issuer’s officers, directors, and most of its other shareholders to enter into a 180-day contractual lock-up arrangement with the underwriters to help promote orderly trading immediately after listing. Consequently, any of our shareholders, with the exception of our directors, officers and greater than 10% shareholders, may sell any or all of their common stock at any time (subject to any restrictions under applicable law), including immediately upon listing. The shares being registered herein may be freely sold in market transactions following the listing and upon effectiveness of this registration statement, shares issued upon the exercise of the warrants may be freely sold upon effectiveness of a subsequent registration statement covering such shares, such shares may be freely sold in reliance on an exemption from registration subject to Rule 144 (“Rule 144”) under the Securities Act of 1933, as amended (the “Securities Act”). All the shares of common stock subject to stock options outstanding and reserved for issuance under the Global Digital Holdings, Inc. 2022 Option Plan (as amended, the “2022 Plan”) and the QumulusAI, Inc. 2025 Equity Incentive Plan (the “2025 Plan”) are expected to be registered on Form S-8 under the Securities Act and such shares are eligible for sale in the public markets, subject to the limitations applicable to affiliates under Rule 144. If such sales were to occur in significant quantities, it may result in an oversupply of our common stock in the market, which could adversely impact the public price of our common stock. See “Our shares of common stock currently have no public market. An active trading market may not develop or continue to be liquid and the market price of our shares of common stock may be volatile.” None of our shareholders are party to any contractual lock-up agreement or other contractual restrictions on transfer. Sales of substantial amounts of our common stock in the public markets by our founders, affiliates, or non-affiliates, or the perception that such sales might occur, could reduce the price that our common stock might otherwise attain and may dilute your voting power and your ownership interest in us.

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We will not conduct a traditional “roadshow” with underwriters prior to the opening of trading on Nasdaq. Instead, we may host an investor day, as well as engage in certain other investor education meetings. In advance of the investor day, we will announce the date for such day over financial news outlets in a manner consistent with typical corporate outreach to investors. We will prepare an electronic presentation for this investor day, which will have content similar to a traditional roadshow presentation, and make one version of the presentation publicly available, without restriction, on a website. There can be no guarantees that the investor day and other investor education meetings will have the same impact on investor education as a traditional “roadshow” conducted in connection with a firm-commitment underwritten initial public offering. As a result, there may not be efficient price discovery with respect to our common stock or sufficient demand among investors immediately after our listing, which could result in a more volatile public price of our common stock.

Such differences from a firm-commitment underwritten initial public offering could result in a volatile market price for our common stock and uncertain trading volume and may adversely affect your ability to sell your common stock.

The direct listing process differs from an initial public offering underwritten on a firm-commitment basis and the impact of awareness of our brand and investor recognition of our Company on the demand for our common stock is unpredictable and our marketing and brand development efforts may not be successful.

As stated elsewhere in this prospectus, we will not conduct a traditional “roadshow” with underwriters prior to the opening of trading of our common stock on Nasdaq. Instead, we may engage in certain investor presentations and educational meetings to enhance our brand awareness and investor recognition of our Company. In advance of any investor presentation or educational meeting, we will announce the date for such presentation or meeting through financial news outlets in a manner consistent with typical corporate outreach to investors. We will prepare an electronic presentation for any investor presentation or educational meeting that we hold, and will make the presentation publicly available, without restriction, on a website.

There can be no assurance that any investor presentations or other educational meetings that we hold will have the same impact on awareness of our brand and investor recognition of our Company as a traditional “roadshow” conducted in connection with a firm-commitment underwritten initial public offering. As a result, there may not be efficient price discovery with respect to our common stock or sufficient demand among investors immediately following our listing, which could result in a more volatile public price of our common stock.

Limitations on investors’ ability to trace their shares to this registration statement may preclude claims under Sections 11 and 12 of the Securities Act, potentially reducing our liability exposure and limiting investors’ remedies.

Historically, shareholders who purchase securities pursuant, or “traceable,” to a registration statement filed in connection with an underwritten public offering have had standing to assert claims against the issuer and others under the Securities Act. However, due to the different structure and mechanics of a direct listing, investors may be unable to “trace” their shares to this registration statement, which may preclude claims under Sections 11 and 12 of the Securities Act. The U.S. Court of Appeals for the Ninth Circuit ruled in Pirani v. Slack Technologies, Inc., No. 20-16418 (9th Cir. 2021) (the “Slack Standing Case”) that investors in a direct listing do have standing to sue under the Securities Act, rejecting the contrary argument that investors cannot trace their securities to the registration in a direct listing and thus lack standing to bring claims under the Securities Act. Thereafter, the U.S. Supreme Court heard an appeal of the Slack Standing Case, and issued its opinion on June 1, 2023 in Slack Technologies LLC, FKA Slack Technologies, Inc. v. Pirani, et al., Case No. 22-200. The U.S. Supreme Court held that Section 11 of the Securities Act “requires a plaintiff to plead and prove that he purchased shares traceable to the allegedly defective registration statement,” as opposed to unregistered shares. The U.S. Supreme Court then remanded the case to the U.S. Court of Appeals for the Ninth Circuit to decide whether the plaintiff’s pleadings satisfy Section 11(a) of the Securities Act. The Supreme Court also declined to resolve the parties’ dispute regarding the viability of claims under Section 12 of the Securities Act. The U.S. Court of Appeals for the Ninth Circuit, in its 2025 opinion on remand, confirmed that the tracing requirement applies in the context of direct listings and that tracing shares to a registration statement is particularly difficult where registered and unregistered shares begin trading at the same time. Accordingly, if you purchase our common stock in the open market following this direct listing, you may not be able to assert claims under Section 11 or Section 12(a)(2) of the Securities Act for any material misstatements or omissions in this registration statement or related prospectus. This limitation may reduce the potential remedies available to investors, limit recovery in the event of a violation of the federal securities laws, and adversely affect the market price of our common stock. Moreover, because our potential liability under the Securities Act may be reduced as compared to a traditional initial public offering, investors may face greater risk in the event of inaccurate or incomplete disclosures.

Our shares of common stock currently have no public market. An active trading market may not develop or continue to be liquid and the market price of our shares of common stock may be volatile.

We expect our shares of common stock to be listed and traded on Nasdaq. We will not be involved in the price setting process and the Registered Shareholders will not be involved in the price setting process. Additionally, the price of our shares in prior private transactions may have little or no relation to the opening price and subsequent public price of our stock on Nasdaq. We have engaged a third-party firm to conduct a valuation pursuant to Nasdaq’s listing qualification rules and requirements. Prior to the listing on Nasdaq, there has not been a public market for our shares of common stock, and an active market for our shares of common stock may not develop or be sustained after the listing, which could depress the market price of our shares of common stock and could affect the ability of our shareholders to sell our shares of common stock. In the absence of an active public trading market, investors may not be able to liquidate their investments in our shares of common stock. An inactive market may also impair our ability to raise capital by selling our shares of common stock, our ability to motivate our employees through equity incentive awards and our ability to acquire other companies, products or technologies by using our shares of common stock as consideration.

In addition, we cannot predict the prices at which our shares of common stock may trade on Nasdaq following the listing of our shares of common stock, and the market price of our shares of common stock may fluctuate significantly in response to various factors, some of which are beyond our control. In particular, as this listing is taking place through a novel process that is not a firm-commitment underwritten initial public offering, there will be no traditional book building process and no price at which traditional underwriters initially sold shares to the public to help inform efficient price discovery with respect to the opening trades on Nasdaq. On the day that our shares of common stock are initially listed on Nasdaq, Nasdaq will begin accepting, but not executing, pre-opening buy and sell orders and will begin to continuously generate the indicative Current Reference Price (as defined below) on the basis of such accepted orders. The Current Reference Price is calculated each second and, during a 10-minute “Display Only” period, is disseminated, along with other indicative imbalance information, to market participants by Nasdaq on its NOII and BookViewer tools. Following the “Display Only” period, a “Pre-Launch” period begins, during which Chardan, in its capacity as our financial advisor, must notify Nasdaq that our shares are “ready to trade.” Once Chardan has notified Nasdaq that our shares of common stock are ready to trade, Nasdaq will confirm the Current Reference Price for our shares of common stock, in accordance with the Nasdaq rules. If Chardan then approves proceeding at the Current Reference Price, the applicable orders that have been entered will be executed at such price and regular trading of our shares of common stock on Nasdaq will commence, subject to Nasdaq conducting validation checks in accordance with Nasdaq rules. Chardan will determine when our shares of common stock are ready to trade and approve proceeding at the Current Reference Price primarily based on considerations of volume, timing and price. In particular, Chardan will determine, based primarily on pre-opening buy and sell orders, when a reasonable amount of volume will cross on the opening trade such that sufficient price discovery has been made to open trading at the Current Reference Price. If Chardan does not approve proceeding at the Current Reference Price (for example, due to the absence of adequate pre-opening buy and sell interest), Chardan will request that Nasdaq delay the open until such a time that sufficient price discovery has been made to ensure a reasonable amount of volume crosses on the opening trade. For more information, see “Plan of Distribution.”

Additionally, prior to the opening trade, there will not be a price at which underwriters initially sold shares of common stock to the public as there would be in a firm-commitment underwritten initial public offering. The absence of a predetermined initial public offering price could impact the range of buy and sell orders collected by Nasdaq from various broker-dealers. Consequently, upon listing on Nasdaq, the public price of our common stock may be more volatile than in a firm-commitment underwritten initial public offering and could decline significantly and rapidly.

Furthermore, because of our novel listing process on the Nasdaq Global Market, Nasdaq’s rules for ensuring compliance with its initial listing standards, such as those requiring a valuation or other compelling evidence of value, are untested. In the absence of a prior active public trading market for our common stock, if the price of our common stock or our market capitalization falls below those required by Nasdaq’s eligibility standards, we may not be able to satisfy the ongoing listing criteria and may be required to delist.

In addition, because of our novel listing process, individual investors, retail or otherwise, may have greater influence in setting the opening public price and subsequent public prices of our common stock on Nasdaq and may participate more in our initial trading than is typical for a firm-commitment underwritten initial public offering. These factors could result in a public price of our common stock that is higher than other investors (such as institutional investors) are willing to pay, which could cause volatility in the trading price of our common stock and an unsustainable trading price if the price of our common stock significantly rises upon listing and institutional investors believe our common stock is worth less than retail investors, in which case the price of our common stock may decline over time. Further, if the public price of our common stock is above the level that investors determine is reasonable for our common stock, some investors may attempt to short our common stock after trading begins, which would create additional downward pressure on the public price of our common stock. To the extent that there is a lack of consumer awareness among retail investors, such a lack of consumer awareness could reduce the value of our common stock and cause volatility in the trading price of our common stock.

The public price of our common stock following the listing also could be subject to wide fluctuations in response to the risk factors described in this prospectus and others beyond our control, including:

●	the number of shares of our common stock publicly owned and available for trading;

●	overall performance of the equity markets and/or publicly-listed companies that offer competing services and products;

●	actual or anticipated fluctuations in our revenue or other operating metrics;

●	our actual or anticipated operating performance and the operating performance of our competitors;

●	changes in the financial projections we provide to the public or our failure to meet these projections;

●

failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet the estimates or the expectations of investors;

●	any major change in our Board, management, or key personnel;

●	the economy as a whole and market conditions in our industry;

●	rumors and market speculation involving us or other companies in our industry;

●

announcements by us or our competitors of significant innovations, new products, services, features, integrations or capabilities, acquisitions, strategic investments, partnerships, joint ventures, or capital commitments;

●	new laws or regulations or new interpretations of existing laws or regulations applicable to our business, in the U.S. or globally;

●	lawsuits threatened or filed against us;

●	other events or factors, including those resulting from war, incidents of terrorism, or responses to these events and

●	sales or expected sales of our common stock by us and our officers, directors and principal shareholders.

In addition, stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner often unrelated to the operating performance of those companies. These fluctuations may be even more pronounced in the trading market for our common stock shortly following the listing of our common stock on Nasdaq as a result of the supply and demand forces described above. In the past, shareholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business and harm our business, results of operations and financial condition.

Sales of substantial amounts of our common stock in the public markets by our directors, officers and substantial shareholders, or the perception that such sales might occur, could reduce the price that our common stock might otherwise attain.

Sales of substantial amounts of our common stock in the public market by our directors, officers and substantial shareholders following our listing, or the perception that such sales may occur, could adversely affect the public price of our common stock and may make it more difficult for you to sell your common stock at a time and price that you deem appropriate. As of September 30, 2025, we had 30,607,228 shares of common stock outstanding, [•] of which are “restricted securities” as that term is defined under Rule 144 of the Securities Act. Our directors, officers and greater than 10% shareholders have entered into contractual lock-up agreements with respect to an aggregate of [•] shares of common stock. Pursuant to the lock-up agreements, signatories irrevocably agree that, from the date thereof until 180 days following the date the common stock is first listed for trading on the Nasdaq Global Market in connection with the direct listing, the signatory will not offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of any common stock or securities convertible, exchangeable or exercisable into shares of common stock beneficially owned, held or acquired by the signatory. Substantially all of the remaining shares may be immediately sold either by the Registered Shareholders pursuant to this prospectus or by our other existing shareholders under Rule 144 since such common stock will have been beneficially owned by non-affiliates who beneficially owned such common stock for at least one year. Moreover, once we have been a reporting company subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act for 90 days and assuming the availability of certain public information about us, (i) a non-affiliate who has beneficially owned common stock for at least six months may rely on Rule 144 to sell their common stock, and (ii) an affiliate who has beneficially owned common stock for at least six months, including certain of the common stock covered by this prospectus to the extent not sold hereunder, would be entitled to sell within any three-month period a number of shares of common stock that does not exceed the greater of either of the following: (a) 1% of the number of common stock then outstanding, and (b) the average weekly reported volume of trading of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Our issuance of additional capital stock in connection with financings, acquisitions, investments, our equity incentive plans or otherwise will dilute all other shareholders.

We expect to issue additional capital stock in the future that will result in dilution to all other shareholders. We expect to grant equity awards to employees, directors and consultants under the QumulusAI, Inc. 2025 Equity Incentive Plan. We may also raise capital through equity or convertible debt financings in the future. As part of our business strategy, we may acquire or make investments in companies, products or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause shareholders to experience significant dilution of their ownership interests and the per share value of our common stock to decline.

We do not intend to pay dividends for the foreseeable future and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We do not intend to pay any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of the Board. Accordingly, you may need to rely on sales of our common stock after price appreciation, which may never occur, as the only way to realize any future gains on your investment.

In making your investment decision, you should understand that we and our advisors have not authorized any other party to provide you with information concerning us or this offering, and you should not rely on information in public media that is published by third parties, and you should rely only on statements made in this prospectus in determining whether to purchase our common stock following our listing.

You should carefully evaluate all of the information in this prospectus. We may receive media coverage, including coverage that is not directly attributable to statements made by our officers and employees, that incorrectly reports on statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers or employees. We cannot confirm the accuracy of such coverage. We and our advisors have not authorized any other party to provide you with information concerning us or this offering. As a result, you should carefully evaluate all of the information in this prospectus and rely only on the information contained in this prospectus in determining whether to purchase our common stock following our listing.

If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our common stock, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, our common stock price may decline. If analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our common stock price or trading volume to decline and our common stock to be less liquid.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

As a company with less than $1.235 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. Therefore, we may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies. As a result, if we elect not to comply with such reporting and other requirements, in particular the auditor attestation requirements, our investors may not have access to certain information they may deem important.

General Risk Factors

Adverse global macroeconomic conditions, geopolitical risks, or reduced spending on AI and machine learning or on cloud infrastructure could adversely affect our business, operating results, financial condition, and future prospects.

Our business depends on the overall demand for and adoption of AI and machine learning and cloud infrastructure and on the economic health of our current and prospective customers. In addition, the purchase of our platform is often discretionary and may involve a significant commitment of capital and other resources. Weak global and regional economic conditions, including United States and global macroeconomic issues, actual or perceived global banking and finance related issues, labor shortages, supply chain disruptions, rising interest rates and inflation, trade restrictions such as tariffs, spending environments, geopolitical instability, warfare and uncertainty, including the effects of the conflicts in the Middle East and Ukraine, and tensions between China and Taiwan, weak economic conditions in certain regions or a reduction in business spending, including spending on developing AI and machine learning capabilities and on cloud infrastructure, regardless of macroeconomic conditions, could adversely affect our business, operating results, financial condition, and future prospects, including resulting in longer sales cycles, a negative impact on our ability to attract and retain new customers, increase sales of our platform, or sell additional solutions and services to our existing customers, lower prices for our solutions and services, and slower or declining growth. Deterioration in economic conditions in any of the countries in which we do business could also cause slower or impaired collections on accounts receivable, which may adversely impact our business, operating results, financial condition, and future prospects.

Geopolitical risks, including those arising from trade tension and/or the imposition of trade tariffs, terrorist activity, or acts of civil or international hostility, are increasing. Similarly, the potential for military conflict between China and Taiwan could have negative impacts on the global economy, including by affecting the supply of semiconductors from Taiwan, contributing to higher energy prices and creating uncertainty in the global capital markets. While we do not currently have employees or direct operations in Taiwan, our suppliers rely heavily on semiconductors supplied by Taiwan which are an important component of our platform and any reduction in that supply could materially disrupt our operations.

We may be adversely affected by natural disasters, pandemics, and other catastrophic events, and by man-made problems such as war and regional geopolitical conflicts around the world, that could disrupt our business operations, and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Natural disasters or other catastrophic events may cause damage or disruption to our operations, international commerce, and the global economy, and thus could have an adverse effect on us. Our business operations are also subject to interruption by fire, power shortages, flooding, and other events beyond our control. In addition, our global operations expose us to risks associated with public health crises, such as pandemics and epidemics, which could harm our business and cause our operating results to suffer. Further, acts of war, armed conflict, terrorism and other geopolitical unrest, such as the conflicts in the Middle East and Ukraine and tensions between China and Taiwan, could cause disruptions in our business or the businesses of our partners or the economy as a whole.

In the event of a natural disaster, including a major earthquake, blizzard, or hurricane, or a catastrophic event such as a fire, power loss, cyberattack, or telecommunications failure, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in development of our platform, lengthy interruptions in service, breaches of data security, and loss of critical data, all of which could have an adverse effect on our future operating results. Climate change could result in an increase in the frequency or severity of such natural disasters. Moreover, any of our office locations or data centers may be vulnerable to the adverse effects of climate change. These events can, in turn, have impacts on inflation risk, food security, water security, and on our employees’ health and well-being. Additionally, all the aforementioned risks will be further increased if we do not implement an effective disaster recovery plan or our partners’ disaster recovery plans prove to be inadequate.

Investors’ expectations of our performance relating to environmental, social, and governance factors may impose additional costs and expose us to new risks.

There is an increasing focus from certain regulators, investors, employees, users, and other stakeholders concerning corporate responsibility, specifically related to environmental, social, and governance (“ESG”) matters. Some investors may use these non-financial performance factors to guide their investment strategies and, in some cases, may choose not to invest in us if they believe our policies and actions relating to corporate responsibility are inadequate. Further, there is particular focus on concerns relating to AI and its impact on the environment, including the power-intensive nature of the industry, high consumption of water, and reliance on critical minerals and rare elements, and we are focused on sustainability goals and initiatives to mitigate the environmental impacts of our operations. We may experience heightened scrutiny from our stakeholders and potential investors around these issues. We may also face reputational damage in the event that we do not meet the ESG standards set by various constituencies or fail, or are perceived to fail, in our achievement of our sustainability goals, initiatives, or commitments. Additionally, different stakeholder groups have divergent views on ESG matters, which increases the risk that any action or lack thereof with respect to ESG matters may be perceived negatively by at least some stakeholders and adversely impact our reputation and business.

Our sustainability initiatives, goals, or commitments could be difficult to achieve or costly to implement. If our competitors’ corporate social responsibility performance is perceived to be better than ours, potential, or current investors may elect to invest with our competitors instead. Our business may face increased scrutiny related to these activities and our related disclosures, including from the investment community, and our failure to achieve progress or manage the dynamic public sentiment and legal landscape in these areas on a timely basis, or at all, could adversely affect our reputation, business, and financial performance.

We could be subject to securities class action litigation.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of a company’s securities. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources, which could adversely affect our business, operating results, or financial condition. Additionally, the dramatic increase in the cost of directors’ and officers’ liability insurance may cause us to opt for lower overall policy limits and coverage or to forgo insurance that we may otherwise rely on to cover significant defense costs, settlements, and damages awarded to plaintiffs, or incur substantially higher costs to maintain the same or similar coverage. These factors could make it more difficult for us to attract and retain qualified executive officers and members of our Board.

USE OF PROCEEDS

The Registered Shareholders may, or may not, elect to sell shares of our common stock covered by this prospectus. To the extent any Registered Shareholder chooses to sell shares of our common stock covered by this prospectus, we will not receive any proceeds from any such sales of our common stock.

DIVIDEND POLICY

Since our inception, we have not paid any dividends on our common stock, and we currently expect that, for the foreseeable future, all earnings, if any, will be retained for use in the development and operation of our business. In the future, our Board may decide, at its discretion, whether dividends may be declared and paid to holders of our common stock.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2025.

This table should be read in conjunction with, and is qualified in its entirety by, reference to “Summary Historical Financial and Other Data,”  “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes appearing elsewhere in this prospectus.

As of September 30, 2025
Cash and cash equivalents	$18,237,794

Shareholders’ equity:
Common stock - no par value; 500,000,000 shares authorized, 30,624,990 shares issued and outstanding as of September 30, 2025	86,231,643
Additional paid-in capital	5,388,626
Accumulated deficit	(32,425,045)
Total shareholders’ equity	59,195,224
Total capitalization	$77,433,018

The number of shares of our common stock reflected in the information set forth in the table above excludes:

●	691,859 shares of common stock issuable upon the exercise of warrants as of September 30, 2025, with a weighted average exercise price of $3.20 per share;

●	1,183,508 shares of common stock issuable upon the exercise of stock options under the 2022 Plan as of September 30, 2025, with a weighted average exercise price of $1.92 per share; and

●	1,461,307 shares of common stock reserved for issuance under the 2022 Plan as of September 30, 2025.

All the shares of common stock subject to stock options outstanding under the 2022 Plan are expected to be registered on Form S-8 under the Securities Act, and such shares are eligible for sale in the public markets, subject to Rule 144 under the Securities Act limitations applicable to affiliates.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Summary of Transaction

On April 1, 2025 (the “Effective Date”), the Company entered into Contribution and Exchange Agreements, as amended (together, the “Acquisition Agreement”), with shareholders of The Cloud Minders, Inc. (“TCM”), pursuant to which each TCM shareholder contributed all outstanding equity securities in TCM to the Company in exchange for equity securities of the Company. As a result, TCM became a wholly owned subsidiary of the Company, with 75% of the Company’s capital stock held by Company shareholders and 25% of the Company’s capital stock held by former TCM shareholders (the “Acquisition”). The Acquisition formally closed on the Effective Date.

Pro Forma Information

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2025 and year ended December 31, 2024 combine the historical consolidated statements of operations of the Company and TCM, giving effect to the Acquisition as if it had occurred on January 1, 2024.

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of the Company and TCM adjusted to give effect to the Acquisition. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by Release No. 33-10786, “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The historical financial information of the Company was derived from the unaudited condensed financial statements of the Company for the nine months ended September 30, 2025 and the audited financial statements for the year ended December 31, 2024, included in this prospectus. The historical financial information of TCM was derived from the audited financial statements for the year ended December 31, 2024, included in this prospectus. This information should be read together with the Company’s and TCM’s financial statements and related notes and other financial information included elsewhere in this registration statement.

The Acquisition was accounted for as a business combination using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations” (“ASC 805”). The pro forma information has been prepared using the acquisition method of accounting in accordance with accounting principles generally accepted in the United States of America. The acquisition method of accounting is dependent upon certain valuations that are provisional and subject to change. The pro forma adjustments are based on the assumptions and information as of the date of this prospectus. The Company will finalize the acquisition accounting within the required measurement period, but no later than March 31, 2026.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies, if any. The unaudited pro forma condensed combined financial information is preliminary and has been prepared for informational purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had the Company and TCM been a combined company during the specified period.

The pro forma information should be read in conjunction with the accompanying notes to the pro forma information. The pro forma information is not necessarily indicative of what the financial position or results of operations would have been had the Acquisition occurred as of the dates indicated nor does it project the future financial position or operating results of the combined company.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025

	Qumulus	TCM		Pro Forma Adjustments	Pro Forma Condensed Combined
Revenue	$8,057,476	$1,341,079		$—	$9,398,555

Costs and expenses:
Cost of revenue	4,245,448	383,222		—	4,628,670
General and administrative expenses	6,320,009	1,596,378	C	(23,542)	7,892,845
Depreciation and amortization expense	3,358,079	509,201	B	44,241	3,911,521
Total costs and expenses	13,923,536	2,488,801		20,699	16,433,036

Operating loss	(5,866,060)	(1,147,722)		(20,699)	(7,034,481)

Other income (expenses)
Income from equity method investments	1,043,937	—	A	562,143	1,606,080
Gain on remeasurement of investment in TCM	14,549,536	—	D	(14,549,536)	—
Change in fair value of warrant liability	(5,536,816)	—		—	(5,536,816)
Change in fair value of digital assets	81,919	—		—	81,919
Gain on disposal of property and equipment	462	—		—	462
Loss on settlement of lease liability	(692,837)	—		—	(692,837)
Loss on extinguishment of debt	(1,037,501)	—		—	(1,037,501)
Other income (expense), net	24,771	(433,759)		—	(408,988)
Interest expense, net	(1,450,812)	—		—	(1,450,812)
Total other income (expenses), net	6,982,659	(433,759)		(13,987,393)	(7,438,493)

Income (loss) before income tax expense	1,116,599	(1,581,481)		(14,008,092)	(14,472,974)

Income tax expense	284,771	—		—	284,771

Net income (loss)	831,828	(1,581,481)		(14,008,092)	(14,757,745)
Less deemed dividend on conversion of preferred stock	89,386,947	—		—	89,386,947
Net loss attributable to common stockholders	$(88,555,119)	$(1,581,481)		$(14,008,092)	$(104,144,692)

Net loss per share attributable to common stockholders, basis and diluted	$(5.36)				$(6.00)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2024

	QumulusAI	TCM		Pro Forma Adjustments	Pro Forma Condensed Combined
Revenue	$8,095,672	$2,682,805		$—	$10,778,477

Costs and expenses:
Cost of revenue	5,371,049	3,486,147		—	8,857,196
General and administrative expenses	3,346,547	1,232,361	C	23,542	4,602,450
Depreciation and amortization expense	7,164,034	472,411	B	176,964	7,813,409
Total costs and expenses	15,881,630	5,190,919		200,506	21,273,055

Operating loss	(7,785,958)	(2,508,114)		(200,506)	(10,494,578)

Other income (expenses):
(Loss) income from equity method investments	(274,270)	—	A	1,279,268	1,004,998
Gain on sale of equity method investments	835,046	—		—	835,046
Gain on sale of investment in joint venture	155,286	—		—	155,286
Change in fair value of warrant liability	(2,566,552)	—		—	(2,566,552)
Change in fair value of digital assets	188,682	—		—	188,682
Loss on disposal of property and equipment	(2,525,408)	—		—	(2,525,408)
Loss on extinguishment of debt	(83,757)	—		—	(83,757)
Other expenses, net	(7,947)	(1,007,992)		—	(1,015,939)
Interest expense, net	(1,119,496)	—		—	(1,119,496)
Total other income (expenses), net	(5,398,416)	(1,007,992)		1,279,268	(5,127,140)

Loss before income tax expense	(13,184,374)	(3,516,106)		1,078,762	(15,621,718)

Income tax expense	—	(541,064)	D	541,064	—

Net loss	$(13,184,374)	$(2,975,042)		537,698	$(15,621,718)

Net loss per share, basic and diluted	$(0.32)				$(0.95)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1.   Description of Transaction

On April 1, 2025, the Company entered into the Acquisition Agreement with shareholders of TCM, pursuant to which each TCM shareholder contributed all outstanding equity securities in TCM to the Company in exchange for equity securities of the Company. As a result, TCM became a wholly owned subsidiary of the Company, with 75% of the Company’s capital stock held by Company shareholders and 25% of the Company’s capital stock held by former TCM shareholders. The Acquisition formally closed on the Effective Date. The Company expects TCM’s operations to diversify the Company’s revenue base beyond bitcoin mining and hosting. The addition of GPU-based infrastructure is anticipated to generate more stable, recurring revenue streams aligned with demand for high-performance computing resources across AI, machine learning, and data analytics sectors.

Note 2.   Basis of Presentation

Pro Forma Presentation

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2025 and year ended December 31, 2024 combine the historical consolidated statements of operations of the Company and TCM, giving effect to the Acquisition as if it had occurred on January 1, 2024.

The unaudited pro forma condensed combined financial information (“pro forma information”) is based on, and should be read in conjunction with, the Company’s unaudited historical condensed consolidated financial statements for the nine months ended September 30, 2025 and the historical audited consolidated financial statements for the year ended December 31, 2024.

The historical consolidated financial information has been adjusted in the pro forma information to give effect to pro forma events that are directly attributable to the Acquisition, factually supportable, and with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the results of operations of the combined company of more than one year.

The Acquisition was accounted for as a business combination using the acquisition method of accounting in accordance with ASC 805. The pro forma information has been prepared using the acquisition method of accounting in accordance with accounting principles generally accepted in the United States of America. Under the acquisition method of accounting, the Acquisition is accounted for by recognizing the acquired assets, including separately identifiable intangible assets, and assumed liabilities at their acquisition-date fair values. Any excess of the purchase consideration over the acquisition-date fair values of these identifiable assets and liabilities is recognized as goodwill. The pro forma adjustments are based upon the assumptions and information available at the time of the preparation as of the date of this prospectus and may be subject to change. The Company will finalize the acquisition accounting within the required measurement period, but no later than March 31, 2026. Differences between these estimates of fair value and the final acquisition accounting may occur, and those differences could have a material impact on the pro forma information and the combined company’s future results of operations and financial position. As of the date of this prospectus, the Company does not expect material changes to the assets acquired or liabilities assumed.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies, if any. The unaudited pro forma condensed combined financial information is preliminary and has been prepared for informational purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had the Company and TCM been a combined company during the specified period.

Accounting policies

As part of preparing these unaudited pro forma condensed combined financial statements, certain reclassifications were made to align the Company and TCM’s financial statement presentation. Upon consummation of the Transaction, management performed a comprehensive review of the two entities’ accounting policies and concluded that the differences between the accounting policies of the two companies are not material. The accounting policies used in the presentation of the pro forma information are those disclosed in the Company’s unaudited condensed consolidated financial statements for the nine months ended September 30, 2025 and year ended December 31, 2024, respectively.

Note 3.   Estimated Fair Value of Assets Acquired and Liabilities Assumed

The unaudited pro forma condensed combined financial information includes various assumptions, including those related to the preliminary purchase price allocation of the assets acquired and liabilities assumed from TCM based on management’s best estimates of fair value. The final purchase price allocation may vary based on final valuations and analyses of the fair value of the acquired assets and assumed liabilities. Accordingly, the pro forma adjustments are preliminary.

The following table shows the preliminary allocation of the purchase price for TCM to the acquired identifiable assets, assumed liabilities and pro forma goodwill.

Description	Fair Value

Total purchase price	$39,350,572

Estimated fair value of assets acquired:
Cash	$2,449,036
Prepaid expenses	96,029
Property and equipment	7,136,180
Customer relationships	411,700
Trade name	148,080
In-process research & development (“IPR&D”)	6,777,020
Finance right-of-use assets, net	5,820,225
Total assets acquired	$22,838,270

Estimated fair value of liabilities assumed:
Accounts payable	172,255
Current portion of convertible note payable	1,716,657
Current portion of notes payable - related party	104,713
Accrued expenses and other current liabilities	555,888
Finance lease liabilities	6,078,929
Long-term notes payable, net of current portion	6,268,321
Total liabilities assumed	14,896,763

Goodwill	$31,409,066

The pro forma condensed combined financial information does not include estimates of the impact of income taxes on net deferred tax assets or any related impacts to the Company’s valuation allowance. The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the combined company filed consolidated income tax returns during the periods presented.

Note 4.   Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The pro forma adjustments were based on the preliminary information available at the time of the preparation of the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the separate historical audited and unaudited financial statements of QumulusAI and TCM, as filed with the SEC and included elsewhere in this prospectus.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Acquisition and has been prepared for informational purposes only. The Company includes transaction accounting adjustments in the unaudited pro forma condensed combined statements of operations as if they had occurred as of the earliest period presented, January 1, 2024.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2025 are as follows:

A	Adjustments to remove the Company’s share of TCM’s net loss of $562,143 included in the Company’s statement of operations during the nine months ended September 30, 2025.

B	Adjustments for the amortization of intangible assets of $44,241.

C	Elimination of direct, incremental transaction costs of the Acquisition totaling $23,542 incurred by the Company during the nine months ended September 30, 2025.

D

Elimination of gain on remeasurement of investment in TCM of $14,549,536. Prior to the acquisition of TCM, the Company owned a non-controlling stake in TCM and accounted for it as an equity method investment. When the Company acquired the remaining equity interests of TCM, the Company consolidated the entity as a wholly owned subsidiary and no longer accounted for it as an equity method investment. The Company marked the value of its investment in TCM to fair value immediately prior to the acquisition and recognized a gain of $14,549,536. This gain is non-recurring.

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 are as follows:

A	Adjustments to remove the Company’s share of TCM’s net loss of $1,279,268 included in the Company’s statement of operations during the year ended December 31, 2024.

B	Adjustments for the amortization of intangible assets of $176,964.

C	Adjustment to recognize direct, incremental transaction costs of the Acquisition totaling $23,542 incurred by the Company as if the Acquisition had occurred on January 1, 2024.

D	Elimination of TCM tax benefit of $541,064. The TCM deferred tax asset will be offset by the Company’s valuation allowance.

Note 5.   Net Loss per Share

The components of basic and diluted earnings per share were as follows:

	For the Nine Months Ended September 30, 2025 (1)	For the Year Ended December 31, 2024 (1)
Numerator:
Pro forma net loss attributable to common stockholders	$(104,144,692)	$(15,621,718)
Denominator:
Weighted average shares outstanding - basic and diluted	17,361,293	16,371,497
Net loss per share:
Pro forma net loss per share - basic and diluted	$(6.00)	$(0.95)

(1) Pro forma net loss attributable to common stockholders includes the related pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Combined Financial Information.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the notes to those statements that are included elsewhere in this prospectus. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors. We use words such as anticipate, estimate, plan, project, continuing, ongoing, expect, believe, intend, may, will, should, could, and similar expressions to identify forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Overview

QumulusAI is a cloud infrastructure company specializing in rapid deployment of graphics processing unit (“GPU”)-powered solutions for artificial intelligence (“AI”) applications, serving a critical market that is often overlooked by large-scale cloud providers (“hyperscalers”), which operate massive, standardized computing infrastructures primarily serving the largest enterprises. Our platform delivers flexible, competitively priced, and customizable solutions for underserved small and mid-market customers—including machine learning teams, AI infrastructure startups, and research institutions—while also supporting the scale and complexity requirements of large enterprises, such as long-term deployments or supplemental on-demand compute capacity.

Originally established as a crypto-focused data center and power infrastructure company, we have evolved into a full-stack platform purpose-built for high-throughput, enterprise-grade compute. Leveraging our operational heritage in constructing and managing over 100 megawatts (“MW”) of high-density data center capacity, we are repurposing infrastructure previously used for cryptocurrency mining to meet accelerating AI demand while continuing to operate managed services for crypto mining infrastructure as a complementary, revenue-generating load management capability.

As of December 1, 2025, QumulusAI is headquartered in Marietta, Georgia. Here, we operate more than 800 GPUs across two colocation data centers, plus one in Kansas City, Missouri. We have secured rights of first refusal for 30 MW of information technology (“IT”) load capacity space for our GPU equipment and we are actively planning for expansion exceeding 120 MW of total IT load across our platform with potential to support over 90,000 NVIDIA B200/B300 GPUs (among the latest generation GPUs purpose-built for foundation model training), or as many as 1,500,000 GPUs optimized for AI inference at scale.

Additionally, in the aggregate, we operate approximately 60 MW of grid power with immediate access to more than 40 MW of additional grid power in Watonga, Oklahoma; Tulsa, Oklahoma; and Denton, Texas where we manage blockchain assets. These sites serve as foundational assets for power-intensive compute deployments and provide strategic flexibility for future infrastructure repurposing.

QumulusAI’s competitive edge lies in its end-to-end control of the infrastructure stack, encompassing:

●	High-Performance Computing (“HPC”) Cloud Services

●	Data Center Infrastructure and Hosting

●	Power and Energy Integration

This vertically integrated model enables greater reliability, tighter cost control, and superior performance—advantages not easily matched by traditional providers that rely on fragmented supply chains.

The Company serves a broad range of customers, including enterprise machine learning teams, AI infrastructure startups, and research institutions. Use cases span training of foundation models, deployment of inference application programming interfaces (“APIs”), and long-horizon experimentation requiring predictable performance at scale.

QumulusAI reaches customers through a dual-channel approach. Marketplace provider partners (RunPod Inc. (“RunPod”), for example) manage orchestration and customer acquisition in exchange for a share of the total transaction value. When we sell through RunPod, we recognize 80% of the total transaction value as revenue and RunPod retains 20% under their standard service terms. Additionally, QumulusAI’s direct sales team engages enterprise clients through a self-service portal and technical onboarding support. This hybrid model optimizes utilization and enables both rapid scale and deep customer relationships.

Full-Stack AI Infrastructure

QumulusAI operates a fully integrated infrastructure platform designed to deliver efficient, scalable compute services with long-term cost predictability. Its three-layer model includes:

HPC Cloud Services

At the heart of the business is a HPC platform engineered for AI and machine learning workloads. Powered by a rapidly expanding fleet of NVIDIA GPUs, QumulusAI provides on-demand compute through both direct and marketplace channels.

Unlike traditional providers that rent cloud capacity or depend on hyperscale backends, QumulusAI retains complete control over its compute stack. This allows for faster provisioning, more consistent performance, and enterprise-grade security. Marketplace partnerships drive high-volume usage, while the direct channel caters to technically advanced clients seeking custom infrastructure solutions.

Data Center Infrastructure & Hosting

QumulusAI’s infrastructure spans both long-term leased facilities and strategic co-location agreements. Our co-location agreements are with providers such as CoreSite, H5, and NOCIX. This hybrid deployment strategy supports geographic flexibility, rapid scale-up, and localized latency control.

In addition to powering its own HPC platform, QumulusAI generates recurring revenue by offering crypto-focused hosting services through its strategic holdover blockchain business. This diversified workload mix strengthens the Company’s revenue base and provides insulation from sector-specific volatility.

Power & Energy Integration

Energy strategy is central to QumulusAI’s model. Rather than relying on third-party utilities, the company integrates power procurement directly into its operations through power purchase agreements and dedicated infrastructure projects.

This approach enhances margin stability, ensures energy availability for high-density workloads, and supports uptime across its sites. As ESG concerns and sustainability metrics grow in importance, QumulusAI’s energy-layer control positions it to meet the evolving standards of enterprise clients.

History and Timeline

Our businesses began in 2019 under WAHA Technologies, Inc. and WAHA, Inc. (renamed SPRE Commercial Group, Inc.) with the activation of 1 MW of data center hosting in Georgia. In 2020, our business expanded to 10 MW of data center infrastructure and hosting and secured our first round of venture funding. In 2021, we acquired our HPC business and expanded to 40 MW of data center infrastructure and hosting. In 2022, we raised $50 million in debt and equity rounds, expanded to 86 MW, sold a facility to CleanSpark Inc. (Nasdaq: CLSK), and launched HPC solutions for AI, machine learning, blockchain, and other applications. 2022 concluded with a corporate roll-up to consolidate all shareholders under a single cap table, forming Global Digital Holdings, Inc. (which was renamed QumulusAI, Inc. on August 18, 2025).

Since its founding in December 2022, QumulusAI has undergone a purposeful transformation—from a regional hosting and power operator into a vertically integrated AI infrastructure platform. In 2023, we developed 30 MW of new data centers in North Carolina and Oklahoma, invested over $10 million into HPC-as-a-service, and listed with Runpod, the leading GPU-as-a-service marketplace. In 2024, we activated over 200 HPC GPUs, added sales channel partners, expanded to 60 MW of infrastructure, and sold a 12 MW data center. In 2025, we have been working to develop a 20 MW data center in Texas, have ordered approximately 1,100 GPUs in a phased activation. Each milestone marks a strategic step in that journey: from scaling data center capacity and beginning GPU deployment, to launching AI services via both marketplace and enterprise channels.

As of 2025, the Company operates across multiple U.S. regions with over 60 MW of active capacity and a growing fleet of GPUs. With new infrastructure builds and energy integration projects underway, QumulusAI is focused and well positioned to deliver scalable, cost-efficient compute to meet the accelerating demands of AI workloads through 2026 and beyond.

Recent Developments

Reverse Stock Split

Our Board of Directors and our shareholders each approved the conversion of all outstanding series of preferred stock into common stock (the “Conversion”) and a 1-for-3 reverse stock split of our common stock issued and outstanding thereafter (the “Reverse Stock Split”). On September 30, 2025, we filed amended and restated articles of incorporation with the State of Georgia to immediately effect the Reverse Stock Split. All share and per share information in this “Management’s Discussion and Analysis of Financial Statements and Results of Operations” is presented on a post-Conversion and post-Reverse Stock Split basis.

Credit Facility

On September 19, 2025, we entered into a credit facility with a third party on behalf of the USD.AI Protocol (“USD.AI”), an on-chain, decentralized finance protocol that treats GPUs as a financeable commodity. Pursuant to this arrangement, USD.AI will provide a $500 million guidance facility to the Company to support the scalable deployment of GPU infrastructure. The facility is structured as a programmatic series of 70% loan-to-cost, non-recourse financings, with each individual GPU deployment subject to the third party’s underwriting and approval process. Accordingly, the Company will be able to borrow stablecoins against up to 70% of its approved GPU deployments. The Company is under no obligation to draw financing, and USD.AI has no obligation to provide financing other than through its standard per deployment underwriting process. Each GPU deployment at an approved data center will be treated as a separate financing under the facility. After each deployment, the Company will issue a warehouse receipt for the GPUs and ancillary networking equipment, in exchange for which the third party will issue GPU Warehouse Receipt Tokens, which will subsequently be posted as collateral for borrowing stablecoin-based credit on the USD.AI protocol. Upon completion of this process, funding is distributed to the Company immediately. To date, the Company has not completed any deployments or received any funding under this facility.

Acquisition of The Cloud Minders, Inc. (“TCM”)

On April 1, 2025, the Company entered into Contribution and Exchange Agreements, as amended, with shareholders of TCM, pursuant to which each TCM shareholder contributed all outstanding equity securities in TCM to the Company in exchange for equity securities of the Company. As a result, TCM became a wholly owned subsidiary of the Company, with 75% of the Company’s capital stock held by Company shareholders and 25% of the Company’s capital stock held by former TCM shareholders. The total acquisition consideration was $39,350,572, which was comprised of 2,574,711 shares of the Company’s common stock and 1,423,182 shares of the Company’s Series D Preferred Stock (with a total fair value of $20,250,013), options to purchase 668,392 shares of the Company’s common stock to replace TCM options (with a total fair value of $1,883,995), and the fair value of the Company’s prior investment in TCM (with a total fair value of $17,216,604). Management expects TCM’s operations to diversify the Company’s revenue base beyond bitcoin mining and hosting. The addition of GPU-based infrastructure is anticipated to generate more stable, recurring revenue streams aligned with demand for high-performance computing resources across AI, machine learning, and data analytics sectors. Please refer to the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Expansion of GPU-Based Infrastructure

In connection with the expansion of its GPU-based infrastructure, the Company entered into a license agreement with hosted.ai to provide software that manages and coordinates how GPU resources are allocated, scheduled, scaled, and accessed across multiple users, applications, or workloads in cloud and multi-tenant environments.

Financial Operations Overview

The following discussion sets forth certain components of the Company’s statements of operations as well as factors that impact those items.

Revenues

Revenues are derived from bitcoin mining, mining hosting services, and compute power. The Company participates in a third-party operated mining pool. As a participant in the third-party operated mining pool, the Company earns revenue by providing computing power to the mining pool. The Company’s enforceable right to compensation begins when, and lasts as long as, the Company provides computing power to the mining pool operator.

In addition to mining for its own account, the Company also hosts mining equipment owned by third parties across its operational sites. This hosting model allows the Company to generate more stable, recurring income by leveraging its existing infrastructure. The Company also generates revenue from providing compute power to a marketplace, but in some instances provides power directly to end users. The compute power is maintained by the Company and made available to customers for large-scale cloud processing.

During 2024 and through September 30, 2025, the Company strategically shifted its revenue mix by expanding its hosting services. As a result, self-mining declined from 65% of total revenue during the nine months ended September 30, 2024 to approximately 6% for the six months ended September 30, 2025, with the remainder coming from hosting and compute power activities.

The Company evaluates the performance of its bitcoin mining operations through a combination of operational and market-based metrics that directly influence revenue. These include the number of bitcoin earned per day, the efficiency and uptime of deployed miners as measured by terahash performance, the total number of active miners, bitcoin network difficulty, and the market price of bitcoin. Together, these metrics determine the Company’s mining yield, operating efficiency, and overall revenue potential during a given period.

Key Definitions

Bitcoin Mining: The process by which new bitcoin are created and transactions are validated on the Bitcoin Network. Miners compete to solve complex cryptographic problems, and the first to solve each block earns a reward in bitcoin (the “block reward”) plus transaction fees. The probability of earning rewards depends on a miner’s computational power, or hashrate, relative to the total network hashrate.

Hashrate (TH/s): A measure of computational speed, representing the number of trillions of cryptographic calculations (“hashes”) performed per second. Higher hashrate increases the likelihood of earning bitcoin rewards.

Network Difficulty: A measure of how hard it is to find a valid block. Difficulty automatically adjusts roughly every two weeks to keep global block times near ten minutes. When difficulty rises, more hashrate is required to maintain the same level of bitcoin output.

Block Reward and Halving: The block reward is the amount of bitcoin awarded for successfully mining a block. Approximately every four years, this reward is cut in half in an event known as the halving, reducing the rate of new bitcoin entering circulation and directly impacting miner economics.

Cost of Revenues

Cost of revenues reflect direct costs associated with the delivery of the Company’s products and services to its customers. These costs primarily include electricity and infrastructure expenses associated with operating the Company’s mining facilities. Additionally, as a result of the acquisition of TCM, which occurred during the nine months ended September 30, 2025, cost of revenues also includes colocation and hosting costs related to GPU-based high-performance computing data centers, as well as lease payments for TCM’s GPU assets.

General and administrative expenses

General and administrative expenses include salaries, benefits and other costs of departments serving administrative functions, such as executives, finance and accounting, and human resources. In addition, general and administrative expense includes non-personnel costs, such as professional fees, legal fees, accounting and finance advisory fees and other supporting corporate expenses not allocated to cost of revenues, product and development or sales and marketing.

Depreciation and amortization expense

Depreciation and amortization relates to long-lived assets and intangible assets used in the Company’s business. Depreciation expense relates primarily to buildings and improvements, miners, and mining related equipment. Amortization expense relates primarily to customer relationships and trade names.

Other income (expense), net

Other income (expense), net consists of non-operating income and expenses not directly related to our core operations. This includes income (expense) from non-consolidating joint ventures, warrant liabilities, digital assets held at fair value, interest earned and paid, loss on extinguishment of debt, and gain on remeasurement on investment in TCM during the nine months ended September 30, 2025. It also includes amortization of certain non-revenue-generating assets.

Joint Ventures

Joint ventures include infrastructure projects in which QumulusAI holds a non-controlling ownership interest and participates in the operational and financial results. These arrangements typically involve large-scale hosting or mining facilities that are jointly developed and operated with strategic partners. We account for these investments using the equity method of accounting and recognize our proportionate share of net income or loss within the consolidated financial statements. We have and may in the future also enter into joint ventures in which we control and consolidate for financial reporting purposes. Joint ventures allow QumulusAI to expand its infrastructure footprint while maintaining capital efficiency and operational flexibility.

Change in Fair Value of Warrant Liability

Change in fair value of warrant liability represents periodic unrealized gains or losses resulting from the remeasurement of outstanding warrant instruments classified as liabilities. These changes reflect fluctuations in the estimated fair value of warrants due to factors such as the Company’s equity valuation, time to maturity, and volatility assumptions. Adjustments are recorded in the consolidated statements of operations and do not impact cash flow.

Conversion of note payable

Conversion of note payable reflects the settlement of outstanding debt through the issuance of equity. When the fair value of the equity issued is less than the carrying amount of the debt, the Company records a non-cash loss on extinguishment of debt in the consolidated statements of operations.

Change in Fair Value of Digital Assets

Change in fair value of digital assets represents periodic adjustments to the carrying value of bitcoin and other digital assets held by the Company, based on changes in market price relative to the value recorded at the time of acquisition or mining. These unrealized gains or losses are recognized to reflect the fair value of digital assets as of the reporting date. This adjustment impacts reported earnings but does not result in realized gains or losses unless the assets are sold.

Loss on Disposals, Loans, and Other Investments

Loss on disposals, loans, and other investments includes realized losses related to the sale, abandonment, or write-off of equipment or other long-lived assets, as well as losses associated with uncollectible loans and impairments of non-core investments. These items are recognized when it becomes evident that the carrying value of an asset or receivable is not recoverable and are reported outside of operating income due to their non-recurring and non-operational nature.

Gain on Sale of Equity Method Investments

Gain on sale of investments includes realized gains related to the sale of equity method investments. When the carrying value of the Company’s investment is less than the consideration received for the sale, the Company records a non-cash gain on sale of equity method investments in the consolidated statements of operations.

Loss on Extinguishment of Debt

Loss on extinguishment of debt reflects the partial settlement of outstanding debt through the issuance of equity. When the fair value of the equity issued is more than the carrying amount of the debt, the Company records a non-cash loss in the consolidated statements of operations.

Gain on Remeasurement of Investment in TCM

Gain on remeasurement of investment in TCM represents the difference in the carrying value of TCM immediately prior to the date the Company acquired the remining interest in TCM, and TCM’s fair value as of that date, which is April 1, 2025.

Interest Expense, Net

Interest expense, net includes interest incurred on finance leases, loans, and other debt arrangements, as well as the amortization of original issue discounts, debt issuance costs, and undrawn commitment fees. This amount is presented net of capitalized interest associated with qualifying assets under construction.

Results of Operations for the Nine Months Ended September 30, 2025 and 2024

The following table summarizes the results of operations for the periods indicated:

	For the Nine Months Ended September 30,
	2025	2024	$ Change	% Change
Revenue	$8,057,476	$6,153,285	$1,904,191	31%

Cost of revenue	4,245,448	4,115,987	129,461	3%
General and administrative expenses	6,320,009	2,173,724	4,146,285	191%
Depreciation and amortization expense	3,358,079	5,753,430	(2,395,351)	(42	) %
Total costs and expenses	13,923,536	12,043,141	1,880,395	16%

Operating Loss	(5,866,060)	(5,889,856)	23,796	—%

Income (loss) from equity method investments	1,043,937	(305,728)	1,349,665	(441	) %
Gain on sale of equity method investments	—	835,046	(835,046)	(100	) %
Gain on remeasurement of investment in TCM	14,549,536	—	14,549,536	—%
Change in fair value of warrant liability	(5,536,816)	(288,376)	(5,248,440)	1820%
Change in fair value of digital assets	81,919	733,552	(651,633)	(89	) %
Gain (loss) on disposal of property and equipment	462	(2,094,030)	2,094,492	—%
Loss on settlement of lease liability	(692,837)	—	(692,837)	—%
Loss on extinguishment of debt	(1,037,501)	(46,774)	(990,727)	2118%
Interest expense, net	(1,450,812)	(894,684)	(556,128)	62%
Other income, net	24,771	50,950	(26,179)	(51	) %
Total other income (expenses), net	6,982,659	(2,010,044)	8,992,703	(447	) %

Income (loss) before income tax expense	1,116,599	(7,899,900)	9,016,499	114%
Income tax expense	284,771	—	284,771	—%

Net income (loss)	$831,828	$(7,899,900)	$8,731,728	111%

Comparison of the Nine Months Ended September 30, 2025 and 2024

Revenue

	For the Nine Months Ended September 30,
	2025	2024	$ Change	% Change
Revenue from cryptocurrency mining	$507,604	$3,995,442	$(3,487,838)	(87	) %
Revenue from mining hosting services	4,794,821	2,157,843	2,636,978	122%
Revenue from compute power	2,755,051	—	2,755,051	—%
	$8,057,476	$6,153,285	$1,904,191	31%

Revenue for the nine months ended September 30, 2025 was $8,057,476, representing an increase of $1,904,191, or approximately 31%, as compared to $6,153,285 for the nine months ended September 30, 2024. The increase was primarily driven by the acquisition of TCM and the revenue from compute power which contributed $2.8 million from April 1, 2025 to September 30, 2025, or approximately 34.2% of gross revenue.  Mining hosting services in 2025 represented 59.5% of gross revenue, an increase of 35.1% compared to 2024, attributed to the Company’s shift in 2024 from self-mining to hosting services.  By the end of 2024, the Company had four hosting clients under contract representing 28 MWs combined. Self-mining contributed $4.0 million for the nine months ended September 30, 2024 as compared to $508 thousand for the nine months ended September 30, 2025, further illustrating the shift to hosting services.

During the nine months ended September 30, 2025, the Company’s bitcoin mining operations were influenced by changes in network difficulty, fleet utilization, and overall market pricing compared to the nine months ended September 30, 2024. Average bitcoin per day declined from 0.26 bitcoin to 0.02 bitcoin, average terahash decreased from 91.93 TH/s to 71.26 TH/s, active miners decreased from 2,448 to 447, and revenue decreased from $4.00 million to $0.51 million, while average bitcoin price increased from $59,990 to $102,115 and network difficulty rose from 83 trillion to 121 trillion during the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024.

Management attributes the decrease in bitcoin mined primarily to higher network difficulty, which reduced yield per unit of hashrate, and continues to emphasize fleet efficiency, power optimization, and uptime performance. Additionally, the April 2024 bitcoin halving, which reduced the block reward from 6.25 bitcoin to 3.125 bitcoin per block, further constrained industry-wide mining output and contributed to reduced production volumes.

Cost of Revenue

	For the Nine Months Ended September 30,
	2025	2024	$ Change	% Change
Cost of revenue
Hosting expenses	$553,532	$2,915,358	$(2,361,826)	(81	) %
Electricity	2,819,191	1,134,799	1,684,392	148%
Contract labor	872,725	65,830	806,895	1226%
Total cost of revenue	$4,245,448	$4,115,987	$129,461	3%

Cost of revenue for the nine months ended September 30, 2025 was $4,245,448, representing a decrease of $129,461 as compared to $4,115,987 for the nine months ended September 30, 2024. Prior to the Company’s acquisition of power sources such as T20 Mining Group, LLC (“T20”), FCNC Venture, LLC (“FCNC”), and SPRE Watonga, OK, LLC, the Company operated as a hosted client under third-party providers to activate its mining fleet. These hosted arrangements carried significantly higher power cost margins, resulting in elevated cost of revenues. In 2024, the Company transitioned to utilizing its owned infrastructure, significantly reducing reliance on third-party providers, and improving cost efficiency. April 2024 was the last month that the Company utilized third-party providers to host miners. April 2024 was also the start of the shift to reduce self-mining and increase hosted services.  Totals for the nine months ended September 30, 2025 represents the full six months of electricity costs at the Watonga site, whereas it was only partially operational for two months in the first half of 2024 (May and June 2024). For the nine months ended September 30, 2025, the increase in contract labor costs was driven by the inclusion of six months of TCM’s colocation costs.

General and Administrative Expenses

	For the Nine Months Ended September 30,
	2025	2024	$ Change	% Change
Stock-based compensation	$799,823	$257,598	$542,225	210%
Wages and salaries	1,811,841	450,136	1,361,705	303%
Taxes and other expenses	101,220	63,538	37,682	59%
Utilities	35,170	9,974	25,196	253%
Rent and lease expense	213,225	203,779	9,446	5%
Professional fees	2,469,174	405,611	2,063,563	509%
Insurance	316,248	254,134	62,114	24%
Travel, meals, and entertainment	53,193	16,978	36,215	213%
Supplies and software	131,941	121,124	10,817	9%
Other general and administrative expenses	388,174	390,852	(2,678)	(1	) %
Total general and administrative expenses	$6,320,009	$2,173,724	$4,146,285	191%

General and administrative expenses for the nine months ended September 30, 2025 were $6,320,009, an increase of $4,146,285 as compared to $2,173,724 for the nine months ended September 30, 2024. The increase was primarily due to the acquisition of TCM, consulting costs associated with public readiness, and growth in anticipation of rapid scaling in HPC and compute services. Professional fees increased $2,063,563 which represents audit, legal, and consulting costs related to public readiness. Wages and salaries increased $1,361,705 in the first nine months of 2025 compared to 2024. $283,000 was directly associated with the TCM acquisition and the remaining $1,078,705 reflects increases in personnel.

Depreciation and Amortization Expense

	For the Nine Months Ended September 30,
	2025	2024	$ Change	% Change
Depreciation and amortization expense	$3,358,079	$5,753,430	$(2,395,351)	(42	) %

Depreciation and amortization expense for the nine months ended September 30, 2025 was $3,358,079, a decrease of $2,395,351 as compared to $5,753,430 for the nine months ended September 30, 2024. The decrease was primarily due to the contribution of miners to the T20 expansion and the subsequent reduction in depreciation expense associated with the transfer of fixed assets to T20 offset by the amortization of intangible assets acquired in the acquisition of TCM.

Joint Ventures

	For the Nine Months Ended September 30,
	2025	2024	$ Change	% Change
Income (loss) from equity method investments	$1,043,937	$(305,728)	$1,349,665	(441)%
Gain on sale of equity method investments	—	835,046	(835,046)	(100)%
Total other income: JV Investments	$1,043,937	$529,318	$514,619	97%

Joint venture other income consists of the Company’s non-controlling equity interests in TCM (prior to April 1, 2025), T20, and FCNC. Joint venture other income for the nine months ended September 30, 2025 was $1,043,937, an increase of $514,619 as compared to $529,318 for the nine months ended September 30, 2024. In 2024 the sale of a 10% interest in T20 resulted in a one-time gain of $835,046.  During the nine months ended September 30, 2025 the 29 MW expansion of T20 resulted in a $1,349,665 increase in investment income as compared to the nine months ended September 30, 2024.

Change in Fair Value of Warrant Liability

	For the Nine Months Ended September 30,
	2025	2024	$ Change	% Change
Change in fair value of warrant liability	$(5,536,816)	$(288,376)	$(5,248,440)	1820%

Change in fair value of warrant liability for the nine months ended September 30, 2025 resulted in a loss of $5,536,816, an increase of $5,248,440 as compared to the $288,376 loss resulting from the change in fair value of warrant liability for the nine months ended September 30, 2024. The amount represents the increase in fair value of type 1 warrants from 2024 to 2025 due to the increased market price of the Company’s stock per its 409A valuation.

Change in Fair Value of Digital Assets

	For the Nine Months Ended September 30,
	2025	2024	$ Change	% Change
Change in fair value of digital assets	$81,919	$733,552	$(651,633)	(89)%

Change in fair value of digital assets for the nine months ended September 30, 2025 was $81,919, a decrease of $651,633 as compared to the $733,552 gain resulting from the change in fair value of digital assets for the nine months ended September 30, 2024. The decrease is driven by the decrease in market value for bitcoin at each of the defined period close dates. The Company held 0.05 and 3.81 bitcoin on September 30, 2025 and 2024, respectively.

Gain on Remeasurement of Investment in TCM

	For the Nine Months Ended September 30,
	2025	2024	$ Change	% Change
Gain on remeasurement of investment in TCM	$14,549,536	$—	$14,549,536	—%

Gain on remeasurement of investment in TCM for the nine months ended September 30, 2025 was $14,549,536, an increase of $14,549,536 as compared to $0 for the nine months ended September 30, 2024. The expense is the difference in the carrying value of TCM immediately prior to the date the Company acquired the remaining interest in TCM, and TCM’s fair value as of that date recorded in connection with acquisition of TCM, which was April 1, 2025.

Loss on Extinguishment of Debt

	For the Nine Months Ended September 30,
	2025	2024	$ Change	% Change
Loss on extinguishment of debt	$(1,037,501)	$(46,774)	$(990,727)	2118%

Loss on extinguishment of debt for the nine months ended September 30, 2025 was $1,037,501, an increase of $990,727 as compared to a loss of $46,774 for the nine months ended September 30, 2024. The expense is primarily driven by the retirement of a convertible note immediately prior to the TCM acquisition and the issuance of preferred stock for the partial conversion of TCM’s convertible note in May and September 2025.

Interest Expense, Net

	For the Nine Months Ended September 30,
	2025	2024	$ Change	% Change
Interest expense, net	$(1,450,812)	$(894,684)	$(556,128)	62%

Interest expense, net for the nine months ended September 30, 2025 was $1,450,812, an increase of $556,128 as compared to $894,684 for the nine months ended September 30, 2024. The increase is driven by an overall increase in Notes Payable to $10,169,879 as of September 30, 2025, as compared to $8,962,155 as of September 30, 2024.

Results of Operations for the Fiscal Years Ended December 31, 2024, and 2023

The following table summarizes the results of operations for the periods indicated:

	For the Years Ended December 31,
	2024	2023	$ Change	% Change
Revenue	$8,095,672	$5,124,934	$2,970,738	58%

Cost of revenue	5,371,049	3,582,377	1,788,672	50%
General and administrative expenses	3,346,547	2,009,427	1,337,120	67%
Depreciation expense	7,164,034	7,711,015	(546,981)	(7)%
Total costs and expenses	15,881,630	13,302,819	2,578,811	19%

Operating Loss	(7,785,958)	(8,177,885)	391,927	(5)%

(Loss) income from equity method investments	(274,270)	(166,466)	(107,804)	65%
Gain on sale of equity method investments	835,046	—	835,046	—
Gain on sale of investment in joint venture	155,286	—	155,286	—
Gain on conversion of note payable	—	105,464	(105,464)	100%
Change in fair value of warrant liability	(2,566,552)	(1,557,234)	(1,009,318)	65%
Change in fair value of digital assets	188,682	28,760	159,922	556%
Loss on sale of loans receivable	—	(104,197)	104,197	100%
Loss on disposal of property and equipment	(2,525,408)	(369,407)	(2,156,001)	584%
Loss on extinguishment of debt	(83,757)	—	(83,757)	—
Loss on other investments	—	(258,000)	258,000	100%
Other expenses, net	(7,947)	(49,079)	41,132	(84)%
Interest expense, net	(1,119,496)	(1,246,375)	126,879	(10)%
Total other income (expenses), net	(5,398,416)	(3,616,534)	(1,781,882)	49%

Loss before income tax expense	(13,184,374)	(11,794,419)	(1,389,955)	12%
Income tax expense	—	631,125	(631,125)	(100)%

Net loss	$(13,184,374)	$(12,425,544)	$(758,830)	6%

Comparison of Years Ended December 31, 2024 and 2023

Revenue

	For the Years Ended December 31,
	2024	2023	$ Change	% Change
Revenue from cryptocurrency mining	$4,184,239	$4,367,695	$(183,456)	(4)%
Revenue from mining hosting services	3,911,433	757,239	3,154,194	417%
	$8,095,672	$5,124,934	$2,970,738	58%

Revenue for the year ended December 31, 2024 was $8,095,672, representing an increase of $2,970,738, or approximately 58%, compared to $5,124,934 for the year ended December 31, 2023. The increase was primarily driven by the activation of 10 MW at our Watonga facility, which commenced operations in May 2024 and contributed approximately $2 million in revenue during the year ended December 31, 2024.

In 2024, the Company’s bitcoin mining operations were influenced by changes in network difficulty, fleet utilization, and overall market pricing compared to 2023. Average bitcoin network difficulty increased 68% from 51.9 trillion to 87.3 trillion, while the Company maintained average per-miner efficiency of 91.6 TH/s compared to 91.7 TH/s in 2023. The average number of active miners changed from 2,118 to 1,941, resulting in average daily bitcoin production decreasing from 0.38 bitcoin to 0.20 bitcoin. The reduction in bitcoin mined was partially offset by a 129% increase in the average bitcoin price (from $28,750 to $65,776), leading to total revenue of $4.18 million compared to $4.37 million in 2023.

Management attributes the decrease in bitcoin mined primarily to higher network difficulty, which reduced yield per unit of hashrate, and continues to emphasize fleet efficiency, power optimization, and uptime performance. Additionally, the April 2024 bitcoin halving, which reduced the block reward from 6.25 bitcoin to 3.125 bitcoin per block, further constrained industry-wide mining output and contributed to reduced production volumes.

In 2023, the average price of bitcoin was approximately $30,000, compared to $65,000 in 2024. Bitcoin halving is a scheduled event that cuts the block reward for miners in half, reducing the rate at which new bitcoins are created and tightening supply every four years. The halving event occurred in April 2024, reducing mining rewards by 50%, and partially offsetting the benefit of the higher market price. In response, the Company shifted its strategy to reduce exposure to bitcoin price volatility by expanding its hosting services. By the end of 2024, the Company had hosting clients under contract representing 28 MWs combined. As a result, self-mining contributed 52% of total revenue in 2024, down from 85% in 2023, with the balance attributable to hosting activities. Self-mining was not fully operational at the start of 2023 but reached full capacity by the second quarter as we began to bring new sites online. The Company then began tapering self-mining in the third quarter of 2024 as it shifted focus toward hosting services to generate more stable and predictable revenue streams.

Cost of Revenue

	For the Years Ended December 31,
	2024	2023	$ Change	% Change
Cost of revenue
Hosting expenses	$3,063,949	$3,582,377	$(518,428)	(14)%
Electricity	2,026,022	—	2,026,022	—
Contract labor	125,484	—	125,484	—
Shipping and postage	155,594	—	155,594	—
Total cost of revenue	$5,371,049	$3,582,377	$1,788,672	50%

Cost of revenue for the year ended December 31, 2024 was $5,371,049, representing an increase of $1,788,672 compared to $3,582,377 for the year ended December 31, 2023. The increase was primarily attributable to the operational launch of 10 MW at our Watonga facility in May 2024, which incurred approximately $2 million in electricity costs.

In early 2023, prior to the Company’s acquisition of power sources such as T20, FCNC, and SPRE Watonga, OK, LLC, the Company operated as a hosted client under third-party providers to activate its mining fleet. These hosted arrangements carried significantly higher power cost margins, resulting in elevated cost of revenues. In 2024, the Company transitioned to utilizing its owned infrastructure, significantly reducing reliance on third-party providers, and improving cost efficiency.

General and Administrative Expenses

	For the Years Ended December 31,
	2024	2023	$ Change	% Change
Stock-based compensation	$313,640	$(872)	$314,512	36,068%
Wages and salaries	627,657	993,752	(366,095)	(37)%
Taxes and other expenses	90,408	80,849	9,559	12%
Utilities	13,446	841	12,605	14,988%
Rent and lease expense	261,341	40,779	220,562	541%
Professional fees	1,202,456	558,919	643,537	115%
Insurance	320,388	143,333	177,055	124%
Travel, meals, and entertainment	33,442	52,359	(18,917)	(36)%
Supplies and software	149,686	(59,168)	208,854	353%
Other general and administrative expenses	334,083	198,635	135,448	68%
Total general and administrative expenses	$3,346,547	$2,009,427	$1,337,120	67%

General and administrative expenses for the year ended December 31, 2024 were $3,346,547, an increase of $1,337,120 compared to $2,009,427 for the year ended December 31, 2023. The increase was primarily due to the adjustment of stock-based compensation valuations for options during 2024 totaling approximately $313,000 and recognition of type 2 warrants granted for professional services totaling approximately $664,000. In addition, the activation of 10 MW at our Watonga facility contributed approximately $344,000 in general and administrative expenses related to facility operations. Wages and salaries decreased by approximately $366,000 in 2024, primarily due to a payroll reimbursement from TCM for shared personnel costs. Other general and administrative costs remained stable between 2023 and 2024.

Depreciation Expense

	For the Years Ended December 31,
	2024	2023	$ Change	% Change
Depreciation expense	$7,164,034	$7,711,015	$(546,981)	(7)%

Depreciation expense for the year ended December 31, 2024 were $7,164,034, a decrease of $546,981 compared to $7,711,015 for the year ended December 31, 2023. The decrease was primarily due to the contribution of miners to the T20 expansion and the subsequent reduction in depreciation expense associated with the transfer of fixed assets.

Joint Ventures

	For the Years Ended December 31,
	2024	2023	$ Change	% Change
Other (expense) income: JV Investments
(Loss) income from equity method investments	$(274,270)	$(166,466)	$(107,804)	65%
Gain on sale of equity method investments	835,046	—	835,046	—
Gain on sale of investment in joint venture	155,286	—	155,286	—
Total other (expense) income: JV Investments	$716,062	$(166,466)	$882,528	(530)%

Joint venture other income consists of Company interests in TCM, T20, and FCNC entities. Joint venture other income (expense) for the year ended December 31, 2024 were $716,062, an increase of $882,528 compared to $(166,466) for the year ended December 31, 2023. The increase is driven primarily by the sale of 10% interest in the T20 entity which resulted in a $835,046 gain and the divestiture of the FCNC location which resulted in a $155,286 gain for the Company.

Conversion of note payable

	For the Years Ended December 31,
	2024	2023	$ Change	% Change
Gain on conversion of note payable	$—	$105,464	$(105,464)	(100)%

Gain on conversion of note payable for the year ended December 31, 2023 was $105,464. The amount in 2023 represents Preferred Stock – Series A amortization of the discount for the year. There were no transactions in 2024.

Change in Fair Value of Warrant Liability

	For the Years Ended December 31,
	2024	2023	$ Change	% Change
Change in fair value of warrant liability	$(2,566,552)	$(1,557,234)	$(1,009,318)	65%

Change in fair value of warrant liability for the year ended December 31, 2024 was $2,566,552, an increase of $1,009,318 compared to $1,557,234 for the year ended December 31, 2023. The amount represents the increase in fair value of type 1 warrants from 2024 to 2023 due to the increased share price of the Company.

Change in Fair Value of Digital Assets

	For the Years Ended December 31,
	2024	2023	$ Change	% Change
Change in fair value of digital assets	$188,682	$28,760	$159,922	556%

Change in fair value of digital assets for the year ended December 31, 2024 was $188,682, an increase of $159,922 compared to $28,760 for the year ended December 31, 2023. The increase is driven by the increase in market value for bitcoin at each of the defined period close dates. The Company held 5.39 bitcoins on December 31, 2024 and 2.47 bitcoins on December 31, 2023. The Company has sold all bitcoin as of July 2025.

Loss on Disposals, Loans, and Other Investments

	For the Years Ended December 31,
	2024	2023	$ Change	% Change
Other (expense) income: loss on disposals, loans, other investments
Loss on disposal of property and equipment	$(2,525,408)	$(369,407)	$(2,156,001)	584%
Loss on extinguishment of debt	(83,757)	—	(83,757)	—
Loan on sale of loans receivable	—	(104,197)	104,197	100%
Loss on other investments	—	(258,000)	258,000	100%
Other expenses, net	(7,947)	(49,079)	41,132	(84)%
Total other (expense) income: loss on disposals, loans, other investments	$(2,617,112)	$(780,683)	$(1,836,429)	235%

Other income (expense) related to disposals, loans, and other investments for the year ended December 31, 2024 was $2,617,112, an increase of $1,836,429 compared to a loss of $780,683 for the year ended December 31, 2023. The expense is primarily driven by the contribution of miners to T20, which resulted in a loss of $2,525,408 for 2024.

Interest Expense, Net

	For the Years Ended December 31,
	2024	2023	$ Change	% Change
Interest expense, net	$(1,119,496)	$(1,246,375)	$126,879	(10)%

Interest expense, net for the year ended December 31, 2024 was $1,119,496, a decrease of $126,879 compared to $1,246,375 for the year ended December 31, 2023. The decrease is driven by a decrease in notes payable from $5,068,999 for the year ended December 31, 2024 compared to $6,216,217 for the year ended December 31, 2023.

Non-GAAP Financial Measures

In this registration statement, we have provided a non-GAAP measure, which we define as financial information that has not been prepared in accordance with U.S. GAAP. The non-GAAP financial measure provided herein is earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”). Adjusted EBITDA should be viewed as supplemental to, and not as an alternative for, net income or loss calculated in accordance with U.S. GAAP (referred to below as “Net loss”).

We believe that the presentation of Adjusted EBITDA is useful to investors in their analysis of our results because it helps facilitate investor understanding of decisions made by management in light of the performance metrics used in making those decisions. In addition, as more fully described below, we believe that providing Adjusted EBITDA, together with a reconciliation of net loss to Adjusted EBITDA, helps investors make comparisons between our Company and other companies that may have different capital structures, different effective income tax rates and tax attributes, different capitalized asset values, and/or different forms of employee compensation. However, Adjusted EBITDA is not intended as a substitute for comparisons based on net loss. In making any comparisons to other companies, investors need to be aware that companies use different non-GAAP measures to evaluate their financial performance. Investors should pay close attention to the specific definition being used and to the reconciliation between such measures and the corresponding U.S. GAAP measures provided by each company under applicable SEC rules.

Limitations on the use of non-GAAP financial measures

There are limitations to using non-GAAP financial measures because non-GAAP financial measures are not prepared in accordance with U.S. GAAP and may be different from non-GAAP financial measures provided by other companies.

The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which items are adjusted to calculate our non-GAAP financial measures. We compensate for these limitations by analyzing current and future results on a U.S. GAAP basis as well as a non-GAAP basis and also by providing U.S. GAAP measures in our public disclosures.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure to evaluate our business and to view our non-GAAP financial measures in conjunction with the most directly comparable U.S. GAAP financial measures.

The following tables reconciles the specific items excluded from U.S. GAAP metrics in the calculation of non-GAAP metrics for the periods shown below:

	For the Nine Months Ended September 30,
	2025	2024
Revenue	$8,057,476	$6,153,285

Net Income (loss)	831,828	(7,899,900)

Depreciation and amortization (inclusive of ROU amortization)	3,358,079	5,753,430
Interest expense, net	1,450,812	894,684
Income tax expense	284,771	—
Stock based compensation	799,823	257,598
Change in fair value of warrant liability	5,536,816	288,376
Change in fair value of digital assets	(81,919)	(733,552)
Gain on sale of equity method investments	—	(835,046)
(Gain) loss on disposal of property and equipment	(462)	2,094,030
Loss on settlement of lease liability	692,837	—
Loss on extinguishment of debt	1,037,501	46,774
Gain on remeasurement of investment in TCM	(14,549,536)	(2,094,030)

Adjusted EBITDA	$(639,450)	$(2,227,636)

Adjusted EBITDA for the nine months ended September 30, 2025 was a loss of $639,450 as compared to a loss of $2,227,636 for the nine months ended September 30, 2024, an improvement of $1,588,186. The improvement is driven primarily by increased revenues partially offset by operating costs associated with public readiness and personnel growth.

	For the Year Ended December 31,
	2024	2023
Net loss	$(13,184,374)	$(12,425,544)

Depreciation and amortization (inclusive of ROU amortization)	7,164,034	7,711,015
Interest expense	1,119,496	1,246,375
Income tax expense	—	631,125
Stock-based compensation	313,640	(872)
Change in fair value of warrant liability	2,566,552	1,557,234
Change in fair value of digital assets	(188,682)	(28,760)
Loss on disposal of property and equipment	2,525,408	369,407

Adjusted EBITDA	$316,074	$(940,020)

Adjusted EBITDA for the year ended December 31, 2024 was income of $316,074 compared to a loss of $940,020 for the year ended December 31, 2023, an increase of $1,256,094. The increase is primarily caused by higher non-cash adjustments such as fair value remeasurement of warrant liabilities, stock based compensation, and a one-time loss tied to asset contributions to T20.

Going Concern, Liquidity and Capital Resources

Comparison of the Nine Months ended September 30, 2025 and 2024

The Company has incurred recurring losses since inception resulting in an accumulated deficit of $32,425,045 as of September 30, 2025. For the nine months ended September 30, 2025, the Company had operating cash outflows of $2,526,814 and had an operating loss of $5,866,060. The Company’s operations have been funded partially through the issuance of debt. These factors raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the issuance of these condensed consolidated financial statements.

In assessing the Company’s ability to continue as a going concern, the Company monitors and analyzes its cash and its ability to generate sufficient cash flow in the future to support its operating and capital expenditure commitments. At September 30, 2025, the Company had cash of $18,237,794. The Company’s plans to alleviate the substantial doubt include raising approximately $28 million through the sale of common stock, of which $21.4 million has already been funded, and obtaining a $500 million credit facility with a third party, as described under “Recent Developments”. Management concludes these plans will alleviate the substantial doubt about the Company’s ability to continue as a going concern for the one-year period extending from the date of issuance of these financial statements.

Comparison of the Years ended December 31, 2024 and 2023

The Company has incurred recurring losses since inception resulting in an accumulated deficit of $33,256,873 as of December 31, 2024. For the year ended December 31, 2024, the Company had operating cash outflows of $2,021,408 and had an operating loss of $7,785,958. The Company’s operations have been funded partially through the issuance of debt. These factors raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the issuance of these consolidated financial statements.

In assessing the Company’s ability to continue as a going concern, the Company monitors and analyzes its cash and its ability to generate sufficient cash flow in the future to support its operating and capital expenditure commitments. At December 31, 2024, the Company had cash of $3,970,466. The Company’s plans to alleviate the substantial doubt at December 31, 2024 included the acquisition of TCM, expansion of the operations of T20 and Watonga, and acquisition of more high performance computers to increase revenues and improve gross margin. Accordingly, at December 31, 2024, management concluded these plans do not alleviate the substantial doubt about the Company’s ability to continue as a going concern for a period of one year after the date of the consolidated financial statements.

Cash Flows for the Nine Months Ended September 30, 2025 and 2024

The following table sets forth a summary of cash flows for the periods presented:

	For the Nine Months Ended September 30,
	2025	2024

Net cash used in operating activities	$(2,526,814)	$(870,153)
Net cash provided by (used in) investing activities	2,808,437	(1,821,427)
Net cash provided by financing activities	13,985,705	3,847,122
Net change in cash	$14,267,328	$1,155,542

Net Cash Used In Operating Activities

Net cash used in operating activities of $2,526,814 increased by $1,656,661 for the nine months ended September 30, 2025 as compared to cash used in operating activities of $870,153 for the nine months ended September 30, 2024. The increase was driven by costs incurred with public readiness and increased personnel costs associated with the Company’s growth..

Net Cash Provided By (Used In) Investing Activities

Net cash provided by investing activities of $2,808,437 increased by $4,629,864 for the nine months ended September 30, 2025 as compared to cash used in investing activities of $1,821,427 for the nine months ended September 30, 2024. This is primarily due to $2,441,275 of cash acquired  on April 1, 2025 as part of our acquisition of TCM and an increase of distributions from T20, an equity method investment, of $1,557,000.

Net Cash Provided By Financing Activities

Net cash provided by financing activities of $13,985,705 increased by $10,138,583 for the nine months ended September 30, 2025 as compared to cash provided by financing activities of $3,847,122 for the nine months ended September 30, 2024. This is primarily due to proceeds from sale of common stock of $21,355,080, offset by repayments on debt of $5,978,462 and repayments on finance lease obligations of $1,289,600.

Cash Flows for the Years Ended December 31, 2024 and 2023

The following table sets forth a summary of cash flows for the years presented:

	For the Years Ended December 31,
	2024	2023

Net cash used in operating activities	$(2,021,408)	$(905,884)
Net cash used in investing activities	(1,871,322)	(63,631)
Net cash provided by financing activities	7,231,852	114,981
Net change in cash	$3,339,122	$(854,534)

Net Cash Used In Operating Activities

Net cash used in operating activities of $2,021,408 increased by $1,115,524 for the year ended December 31, 2024 compared to cash used in operating activities of $905,884 for the year ended December 31, 2023. The increase was driven by the loss on the disposal of contributed assets related to the expansion of our Tulsa, Oklahoma facility and the increase in operating expenses associated with the activation of our Watonga, Oklahoma facility in May 2024. These increases were partially offset by increases in digital asset mining and the partial sale of equity in the Tulsa, Oklahoma facility.

Net Cash Used In Investing Activities

Net cash used in investing activities of $1,871,322 increased by $1,807,691 for the year ended December 31, 2024 compared to cash used in investing activities of $63,631 for the year ended December 31, 2023. The increase was driven by deposits paid on transformers for future expansion and property, plant, and equipment purchases for the Watonga, Oklahoma facility. These increases were partially offset by equity method investment income associated with the Tulsa, Oklahoma facility.

Net Cash Provided By Financing Activities

Net cash provided by financing activities of $7,231,852 increased by $7,116,871 for the year ended December 31, 2024 as compared to cash provided by financing activities of $114,981 for the year ended December 31, 2023. This is primarily due to net proceeds from issuance of Series D Preferred Stock of $8,603,000, offset by repayments of debt, including a line of credit and notes payable.

Seasonality

We believe there is some seasonality in our business. In January and February, when temperatures are cool, miners are more efficient. We typically generate more revenue during this period. On the other hand, in July and August, when the power grid is operating at full capacity due to peak power demand, we occasionally shut down certain operations for short durations (typically a few hours) to sell power back to the grid. Our revenue is typically lower during this period. Similarly, we typically see a slight decline in HPC utilization rates in the summer months and over holidays.

Critical Accounting Estimates

Management’s discussion and analysis of the Company’s financial condition and results of operations are based upon the Company’s Consolidated Financial Statements that have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.

On an on-going basis, the Company evaluates its estimates, including those related to revenues, stock-based compensation, income taxes, contingencies, and litigation.

The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

The Company believes the following critical accounting estimates used in the preparation of its Consolidated Financial Statements affect its more significant judgments and estimates.

Business Combinations

The Company accounts for business acquisitions using the acquisition method of accounting, in accordance with ASC 805, under which assets acquired and liabilities assumed are recorded at their respective fair values at the acquisition date. The fair value of the consideration paid is assigned to the assets acquired and liabilities assumed based on their respective fair values. Goodwill represents the excess of the purchase price over the estimated fair values of the assets acquired and liabilities assumed.

The Company’s management exercises significant judgments in determining the fair value of assets acquired and liabilities assumed, as well as intangibles and their estimated useful lives. Fair value and useful life determinations are based on, among other factors, estimates of future expected cash flows and appropriate discount rates used in computing present values. These judgments may materially impact the estimates used in allocating acquisition date fair values to assets acquired and liabilities assumed, as well as the Company’s current and future operating results. Actual results may vary from these estimates which may result in adjustments to goodwill and acquisition date fair values of assets and liabilities during a measurement period or upon a final determination of asset and liability fair values, whichever occurs first. Adjustments to the fair value of assets and liabilities made after the end of the measurement period are recorded within the Company’s operating results.

Revenue

The Company utilizes judgment to determine whether performance obligations in a contract are distinct and whether they are delivered at a point in time or over time. Judgment is also necessary to assess revenue recognized under variable revenue arrangements.

Revenue from Cryptocurrency Mining

The Company participates in a third-party operated mining pool. As of April 2025, the pool operator is Luxor Technology Corporation. Prior to April 2025, the pool operator was Fortitude Mining LLC (formerly Foundry Digital). As a result of the change in pool operator, the Company updated its accounting policy to change the end of its contract period from 16:00:00 coordinated universal time (“UTC”) to 23:59:59 UTC. As a participant in the third-party operated mining pool, the Company provides a service to provide computing power to the third-party operated mining pool. The Company’s enforceable right to compensation begins when, and lasts as long as, the Company provides computing power to the mining pool operator.

Step 1: The Company has identified the third-party mining pool operator as its customer. The Company enters into a contract with the customer to provide its computing power to the customer’s mining pool. The contracts are terminable without penalty at any time by either party, and thus the contract term is shorter than a 24-hour period and the contracts are continuously renewed.

Applying the criteria per Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606-10-25-1, the contract arises at the point that the Company provides computing power to the customer's mining pool, which is considered contract inception, because customer consumption is in tandem with delivery of the computing power.

Step 2: In order to identify the performance obligations in a contract with a customer, a company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met:

●

The customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct); and

●

The entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).

Based on these criteria, the Company has identified a single performance obligation of providing computing power to the mining pool operator. The continuous renewal options do not represent material rights because they do not provide the customer with the right to purchase additional goods or services at a discount. Specifically, the contract is renewed at the same terms, conditions, and rate as the current contract which is consistent with market rates, and there are no upfront or incremental fees in the initial contract.

Step 3: The Company receives non-cash consideration in the form of bitcoin, the fair value of which the Company measures at 23:59:59 UTC and 16:00:00 UTC on the date of contract inception using the Company’s principal market for bitcoin, Bitcoin Reference Rate, when the pool operator is Luxor and Foundry, respectively. The contract renews continuously throughout the day, and thus the value of the consideration should be assessed continuously throughout the day, and the Company has concluded to use the 23:59:59 UTC and 16:00:00 UTC bitcoin price each day when the pool operator is Luxor and Foundry, respectively. Revenue is recognized on the same day that control of the services transfers to the customer, which is the same day as contract inception. According to the customer contract, daily settlements are made to the Company by the customer based on the computing power provided over the contract periods occurring over a 24-hour period and the payout is made the following day. There are no other forms of variable considerations, such as discounts, rebates, refunds, credits, price concessions, incentives, performance bonuses, penalties, or other similar items.

The Company earns non-cash consideration based on the Full-Pay-Per-Share (“FPPS”) payout method set forth by the customer in the form of bitcoin. The amount of bitcoin the Company is entitled to for providing hash calculations to the customer’s mining pool under the FPPS payout method is made up of block rewards and transaction fees less mining pool fees determined as follows:

●

The non-cash consideration calculated as a block reward over the continuously renewed contract periods is based on the total blocks expected to be generated on the Bitcoin Network for the daily 24-hour period beginning 00:00:00 UTC and 16:00:01 UTC and ending 23:59:59 UTC and 16:00:00 UTC when the pool operator is Luxor and Foundry, respectively, in accordance with the following formula: the computing power that the Company provides to the customer as a percent of the Bitcoin Network’s total computing power, multiplied by the total Bitcoin Network block rewards expected to be generated for the same period.

●

The non-cash consideration calculated as transaction fees paid by transaction requestors is based on the share of total actual fees paid over the continuously renewed contract periods beginning 00:00:00 UTC and 16:00:01 UTC and ending 23:59:59 UTC and 16:00:00 UTC when the pool operator is Luxor and Foundry, respectively, in accordance with the following formula: total actual transaction fees generated on the Bitcoin Network during the contract period as a percent of total block rewards the Bitcoin Network actually generated during the same period, multiplied by the block rewards the Company earned for the same period noted above.

●

The sum of the block reward and transaction fees earned by the Company is reduced by mining pool fees charged by the customer for operating the mining pool based on a rate schedule per the mining pool contract. The fee charged during the nine months ended September 30, 2025 and 2024 was 0.57% and 0.43%, respectively, and the fee charged during the most recent fiscal year ended was 0.43%. The mining pool fee is only incurred to the extent the Company provides computing power and generates revenue in accordance with the customer’s payout formula during the continuously renewed contract periods beginning 00:00:00 UTC and 16:00:01 UTC and ending 23:59:59 UTC and 16:00:00 UTC daily, when the pool operator is Luxor and Foundry, respectively.

Step 4: There is a single performance obligation (i.e., to provide computing power to the customer) for the contract; therefore, all consideration from the customer is allocated to this single performance obligation.

Step 5: The Company’s performance is completed over time as the customer obtains control of the computing power. The performance obligation of computing power is fulfilled over time, as opposed to a point in time, because the Company provides the computing power throughout the contract period and the customer simultaneously obtains control of the service and uses it to produce bitcoin.

There is no deferred revenue or other liability obligations recorded by the Company since there are no payments in advance of the performance, and there are no remaining performance obligations after providing computing power.

Revenue from Mining Hosting Services

The Company has also entered into hosting contracts where it operates mining equipment owned by third parties within its facilities in exchange for a fee or reimbursement of electricity cost including a markup.

Step 1: The Company has identified the third-party mining equipment owners as its customer. The Company enters into a contract with the customer to host its miners on the Company’s network. The contracts are terminable without penalty at any time if the termination is agreed upon by both parties, and thus the contract term is the stated term.

Step 2: In order to identify the performance obligations in a contract with a customer, a company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met:

●

The customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct); and

●

The entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).

Based on these criteria, the Company has identified one performance obligation of hosting the mining equipment. The service the Company provides also includes monitoring, active troubleshooting, and various maintenance levels for the mining equipment.

Step 3: The Company receives non-cash consideration in the form of US Digital Coin (“USDC”). The Company uses a spot rate on of the date of payment from the customer to convert USDC to U.S. dollars.

The Company’s hosting contracts can contain service level agreement clauses, which guarantee a certain percentage of time the power will be available to its customer. In the rare case that the Company may incur penalties under these clauses, the Company recognizes the payment as variable consideration and a reduction of the transaction price and, therefore, of revenue, when not in exchange for a good or service from the customer.

Customer contracts can include advance payment terms in the form of monthly cash prepayments and/or upfront cash payments at contract inception. Advance payments are recorded as deferred revenue and recognized over time (generally, the month of hosting service to which they relate) as the customer simultaneously receives and consumes the benefits of the Company’s performance. There is no significant financing component in these transactions due to the short-term nature of the payments.

Step 4: No allocation of transaction price is required as there is only one performance obligation in each contract.

Step 5: The Company recognizes variable hosting revenue each month as the uncertainty related to the consideration is resolved, hosting services are provided to its customer, and its customer utilizes the hosting service (the customer simultaneously receives and consumes the benefits of the Company’s performance). The Company’s performance obligation related to these services is satisfied over time.

Revenue from Compute Power

The Company generates revenue primarily from providing compute power to a marketplace, but in some instances provides power directly to end users. Our largest sale channel by revenue, RunPod operates as a third-party marketplace and sales channel through which the Company makes its deployed compute power capacity available to end users. Under these arrangements, RunPod contracts directly with end users, sets end-user pricing, and is responsible for customer onboarding, billing, and collections. The Company does not have a direct contractual relationship with end users accessing compute services through the RunPod platform. Instead, RunPod purchases compute capacity from the Company and resells access to that capacity to its customers, retaining approximately 20% of end-user revenue as a marketplace fee under its standard service terms. Accordingly, RunPod is the Company’s direct customer in these marketplace compute power arrangements. This structure is generally consistent with the manner in which the Company utilizes other third-party marketplaces as sales and distribution channels The compute power is maintained by the Company and made available to customers for large-scale cloud processing.

Marketplace provider partners (RunPod, for example) manage orchestration and customer acquisition in exchange for a revenue share. In RunPod’s case, currently 80% of revenue is shared to the Company and 20% to RunPod under RunPod’s standard service terms.

Step 1: In arrangements with a marketplace provider partner, the Company has identified the marketplace as its customer. In arrangements entered into directly with end users, the end user is the customer.

The Company has entered into agreements which are structured around ongoing service delivery, with compute power provided on a usage basis. The contract is enforceable and includes defined terms for service levels, pricing, and revenue sharing. The contract is continuously active and renewed, with no penalties for termination, and services are delivered daily based on actual usage.

Applying the criteria per ASC 606-10-25-1, the contract arises at the point the Company begins providing compute power through its bare metal servers. This marks contract inception, as the customer’s consumption of compute power is simultaneous with the Company’s delivery of the service. The contract supports continuous usage-based billing, and the Company’s enforceable right to compensation begins and continues as long as compute power hours are delivered and consumed by customers.

Step 2: In order to identify the performance obligations in a contract with a customer, a company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met:

●

The customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct); and

●

The entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).

Based on these criteria, the Company has identified a single performance obligation to provide compute power to customers. The continuous renewal options do not represent material rights because they do not provide the customer with the right to purchase additional goods or services at a discount. Specifically, the contract is renewed at the same terms, conditions, and rate as the current contract, which is consistent with market rates, and there are no upfront or incremental fees in the initial contract.

Step 3: In arrangements with a marketplace provider partner, the transaction price is based on net revenue shared by the marketplace to the Company. In arrangements entered into directly with end users, the transaction price is based on revenue received directly from end users for compute power. There is no non-cash consideration involved, and all payments are made in U.S. dollars. The contract does not include other forms of variable consideration such as rebates, penalties, or bonuses, except for service credits tied to uptime performance, which are treated as variable consideration and reduce the transaction price when applicable.

Step 4: There is a single performance obligation (i.e., to provide compute power) for the contract; therefore, all consideration from the customer is allocated to this single performance obligation.

Step 5: The Company’s performance is completed over time as compute power is delivered and consumed. The performance obligation of computing power is fulfilled over time, as opposed to a point in time, because the Company provides the compute power throughout the contract period and the customer simultaneously obtains control of the service and integrates it into its platform offerings.

There are no deferred revenues or remaining obligations once compute power is delivered.

Stock-based compensation

Under the fair value recognition provision, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period. The Company makes certain assumptions to value and expense its various share-based payment awards. The fair value is determined using an option pricing model. The cost of awards of equity instruments is recognized on a straight-line basis over the vesting period, which is the requisite service period, and is recorded as stock-based compensation expense.

Income Taxes

The Company utilizes judgment and estimates in assessing the need for the valuation allowance related to deferred tax assets, including net operating loss carry-forwards. In the event the Company were to determine that it would not be able to realize all or part of its net deferred tax assets, an adjustment to the deferred tax assets would be charged to income in the period such determination was made.

Recently Issued Accounting Pronouncements – Adopted

In August 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-05, Business Combinations—Joint Venture Formations (Topic 805): Recognition and Initial Measurement. This standard addresses the accounting for contributions made to a joint venture, upon formation, in a joint venture's separate financial statements. The new requirements are effective for all joint ventures within the ASU’s scope that are formed on or after January 1, 2025. The Company adopted this standard on January 1, 2025. The Company is in the process of evaluating the impact of ASU 2023-09 on the Company’s consolidated financial statements, which will be reflected in the December 31, 2025 consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures, a final standard on improvements to income tax disclosures. The standard requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. The standard applies to all entities subject to income taxes and is intended to benefit investors by providing more detailed income tax disclosures that would be useful in making capital allocation decisions. For public business entities, the new requirements will be effective for annual periods beginning after December 15, 2024. The Company adopted this standard on January 1, 2025. The adoption of this standard is reflected in the Company’s condensed consolidated financial statements.

Recently Issued Accounting Pronouncements – Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Topic 220): Disaggregation of Income Statement Expenses. This guidance requires additional disclosure of certain amounts included in the expense captions presented on the statement of operations as well as disclosures about selling expenses. The ASU is effective on a prospective basis, with the option for retrospective application, for annual periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. Early adoption is permitted for annual financial statements that have not yet been issued. The Company is currently evaluating the impact of ASU 2024-03 on its condensed consolidated financial statements and related disclosures.

In November 2024, the FASB issued ASU 2024-04, Debt—Debt with Conversion and Other Options (Topic 470). This guidance clarifies the requirements for determining whether certain settlements of convertible debt instruments should be accounted for as an induced conversion. The ASU is effective on a prospective basis, with the option for retrospective application, for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted for all entities that have adopted the amendments in ASU 2020-06. The Company is currently evaluating the impact of ASU 2024-04 on its condensed consolidated financial statements and related disclosures.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments—Credit Losses (Topic 326). This guidance contains amendments that provide decision-useful information to investors and other financial statement users while reducing the time and effort necessary to analyze and estimate credit losses for current accounts receivable and current contract assets. The amendments will be effective for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted in both interim and annual reporting periods in which financial statements have not yet been issued or made available for issuance. The Company is currently evaluating the impact of ASU 2025-05 on its condensed consolidated financial statements and related disclosures.

BUSINESS

Overview

QumulusAI is a cloud infrastructure company specializing in rapid deployment of graphics processing unit (“GPU”)-powered solutions for artificial intelligence (“AI”) applications, serving a critical market that is often overlooked by hyperscale providers focused on the largest enterprises. Our platform delivers flexible, competitively priced, and customizable solutions for underserved small and mid-market customers—including machine learning teams, AI infrastructure startups, and research institutions—while also supporting the scale and complexity requirements of large enterprises, such as long-term deployments or supplemental on-demand compute capacity.

Today, we distinguish ourselves by deploying, activating and producing revenue from GPU infrastructure within approximately 90 days. We do so across a distributed network of sales channel and platform partners and the strategic use of stranded colocation facilities, enabling us to connect with thousands of developer clients with an expedited path from procurement to revenue generation. Traditional infrastructure providers, by comparison, can take 12 to 24 months to activate new capacity.

As of December 1, 2025, QumulusAI is headquartered in Marietta, Georgia. Here, we operate more than 800 GPUs across two colocation data centers, plus one in Kansas City, Missouri. We have secured rights of first refusal for 30 MW of information technology (“IT”) load capacity space for our GPU equipment and we are actively planning for expansion exceeding 120MW of total IT load across our platform with potential to support over 90,000 NVIDIA B200s (among the latest generation GPUs purpose-built for foundation model training), or as many as 1,500,000 GPUs optimized for AI inference at scale.

The majority of our revenue derives from flexible consumption models that align with evolving customer needs. According to an International Data Corporation report, 43% of enterprises now split their compute usage between on-demand and reserved/commitment-based instances—highlighting that less than half of workloads are committed long-term (AI Computing Resources Rental Market Report. PW Consulting Information & Electronics Research Center. Published 05/13/2025. https://pmarketresearch.com/it/ai-computing-resources-rental-market/).

In 2023, a S&S Insider report found 69% of GPU as a Service revenue came from pay-per-use (on demand) pricing models, demonstrating a strong preference for flexibility over reserved pricing (GPU As A Service Market Size, Share & Segmentation By Pricing Model (Pay-per-use, Subscription-based Plans), By Deployment Model, By Enterprise Type, By Application, By Region, And Global Forecast 2024-2032, S&S Insider, February 2025. https://www.snsinsider.com/reports/gpu-as-a-service-market-5782).. Our platform capitalizes on this market preference by offering multiple engagement models—from pay-as-you-go to reserved instances—enabling us to capture premium pricing while maintaining high utilization across our infrastructure.

Our QumulusAI cloud compute ecosystem combines proprietary software and cloud services, developed in collaboration with technology partners, to optimize AI workflows at scale. This ecosystem approach enables us to deliver comprehensive solutions that extend beyond raw compute power, incorporating orchestration, automation, and monitoring capabilities that reduce operational complexity for our customers. Our platform currently powers varied AI use cases and is trusted by leading AI and high-performance computing (“HPC”) infrastructure platforms and marketplaces, including RunPod Inc., Shadeform, Hydra Host, Inc., and Vast.ai Inc.

We are in the process of establishing collaborations and relationships across the AI ecosystem—including with leading chipmakers, original equipment manufacturers, value-added resellers, and software vendors—enabling rapid procurement and deployment of critical infrastructure components. To date, we have formalized our relationship with hosted.ai. The exclusive partnership enables us to build a next-generation multi-tenant inference cloud. hosted.ai software-defined GPU technology allows for elastic resource provisioning and GPU overcommitment capabilities, meaning we can serve more customers per GPU while maintaining optimal performance.

Industry research indicates that, in conventional environments where customers are granted exclusive access to specific GPUs, effective hardware-level utilization is often materially below theoretical capacity due to workload intermittency, scheduling inefficiencies, and software and system-level constraints. For example, SemiAnalysis has noted that, “In practice, Nvidia GPUs typically achieve only about a small portion of their theoretical peak once communication overhead, memory stalls, power limits, and other system effects are factored in. A good rule of thumb for training is ~30%… with utilization varying heavily by workload” (TPUv7: Google Takes a Swing at the Inference Market, SemiAnalysis. 11/28/2025. https://newsletter.semianalysis.com/p/tpuv7-google-takes-a-swing-at-the). Even when all available GPU hours are sold, these factors can result in meaningful portions of deployed hardware capacity remaining idle or underutilized.

Through our collaboration with hosted.ai, whose software platform is currently in an early (alpha) stage of development, we intend to deploy a software abstraction and orchestration layer designed to enable dynamic workload placement, elastic resource provisioning, and the sharing of GPU capacity across multiple customers over time. Rather than assigning exclusive access to specific physical GPUs, this approach is intended to allow workloads to be scheduled across available capacity, enabling physical GPU resources to support multiple customers depending on demand.

Our agreement with hosted.ai establishes a strategic collaboration to jointly commercialize an integrated AI compute and GPU-as-a-Service offering. Under the arrangement, hosted.ai licenses its software stack to us for deployment on our infrastructure, subject to agreed-upon governance, licensing, exclusivity, revenue-sharing, and intellectual property provisions. While we believe this architecture has the potential to increase sustained fleet-level GPU utilization under certain operating conditions compared to traditional deployment approaches, actual utilization levels will depend on customer demand, workload characteristics, system maturity, and execution, and may vary materially over time. There can be no assurance that any particular utilization level will be achieved.

Additionally, through our largest channel partner, RunPod Inc. (“RunPod”), we have access to a customer base of over 10,000 AI developers and organizations utilizing the RunPod marketplace. Our servers deployed on the RunPod platform host up to approximately 2,000 monthly active users (“MAUs”), based on information provided to us by RunPod. For purposes of this estimate, RunPod defines an MAU as a unique, billable end-user account or system account that consumes compute resources on the RunPod platform during a given calendar month. RunPod operates as a third-party marketplace and sales channel and maintains the direct contractual relationship with end users accessing compute services through its platform. Under the operational and contractual parameters of the RunPod marketplace, RunPod controls user authentication, account creation, billing, and usage monitoring. The Company does not have direct access to end-user-level data and does not independently determine or verify user uniqueness using identifiers such as IP addresses, know-your-customer (“KYC”) processes, or other attribution mechanisms. Accordingly, the Company relies on aggregated usage and activity information reported by RunPod.

As a result, the reported MAU figure represents an estimate and may be subject to significant variability from day to day and month to month, depending on customer demand, workload patterns, and how end users utilize and scale their workloads on the platform. The Company does not make representations regarding the precision of this estimate beyond the information provided by RunPod.

Revenue generated from compute services accessed through the RunPod marketplace is shared on an 80% QumulusAI / 20% RunPod basis under RunPod’s standard service terms, as described below under “—Our Customers.” Because the Company’s contractual relationship is with RunPod rather than individual end users, the Company does not have visibility into whether any individual end user or entity accounts for a material portion of the activity reflected in the MAU estimate. Any concentration of usage or revenue at the end-user level is therefore not directly observable by the Company.

These marketplace users rely on QumulusAI to provision, operate, and maintain the underlying compute infrastructure, while RunPod provides the marketplace and performs customer acquisition, sales, billing, and related customer management functions.

We have also accumulated a portfolio of over 60 MW of active grid power capacity. We have secured non-binding letters of intent for long-term power agreements, including a minimum of 50 MW of primary gas power at our Watonga, Oklahoma facility.

Our historical operations include the construction and management of over 100 MW of data center capacity, supporting some of the largest participants in the blockchain ecosystem. This experience provides us with proven capabilities in power procurement, data center operations, and infrastructure scaling that directly translate to our AI-focused offerings. As we strategically taper our blockchain offerings and repurpose our power portfolio for HPC workloads, we are uniquely positioned to address the growth in demand for AI infrastructure against the backdrop of constrained power availability and rising electricity costs.

Our strategic holdover business—managed services for crypto mining infrastructure—serves as both a valuable revenue generator and a critical component of our infrastructure strategy. We currently participate in all Demand Response and Curtailment programs offered by the utility providers. This enables us to turn our power off safely within minutes to support power needed by the grid, thus creating additional revenue. Unlike passive battery storage systems that provide no economic value until discharged, our managed crypto mining infrastructure generates continuous revenue while offering the same grid-balancing capabilities. We can scale power consumption to near-capacity within minutes or instantly curtail operations to return energy to the grid during peak demand periods, generating additional operating profits. This dynamic load flexibility enables us to secure large blocks of low-cost base power capacity and positions our strategic holdover business to function as both an active revenue generator and a scalable energy asset. Demand Response and Curtailment revenue and credits for the period of November 2024 through September 2025 were $325,000 at our Watonga facility and $1.9 million for the period of February 2024 through September 2025 at T20. The revenue and credits were applied against the facility power costs and resulted in a $0.004 and $0.006 reduction in dollars per kilowatt hours at Watonga and T20, respectively.

We currently receive bitcoin from mining and liquidate it daily. We have liquidated our reserves and currently do not hold any other digital assets. In the future, we may additionally hold USDC to satisfy the payment of loans pursuant to our guidance facility with Permian Labs described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments,” which requires payments to be made in USDC. Our mining pool automatically sweeps all bitcoin earnings from the prior 24 hours once per day to NYDIG Trust Company LLC (“NYDIG”), which serves as the Company’s exchange and custodian. Pursuant to our agreement with NYDIG, we pay an annual fee ranging between 0.10% and 0.25% of the per annum depending on the amount of the custodied digital assets, subject to a minimum fee of $2,500 per quarter. This agreement has a one-year term, renews automatically for additional one-year terms thereafter, and may be terminated by either party upon 30 days’ written notice. Upon receipt, NYDIG liquidates the bitcoin to U.S. dollars within approximately 30 minutes, minimizing exposure to price volatility. As a result, bitcoin is held only briefly—first in the mining pool’s wallet and then in NYDIG’s custodial account prior to conversion. We do not retain digital assets for speculative purposes, do not maintain material balances, and have no other exchange relationships beyond NYDIG, which employs institutional-grade security and custody protocols.

Company History

Early Operations (2019–2021)

The Company traces its origins to WAHA Technologies, Inc. (“WAHA”) and WAHA, Inc. (renamed SPRE Commercial Group, Inc., or “SPRE”), both incorporated in 2019. SPRE focused on data center assets and operations, while WAHA specialized in blockchain managed services. In December 2022, the two entities completed a corporate roll-up to form Global Digital Holdings, Inc. and remain wholly owned subsidiaries of the Company. In April 2025 (after a substantial minority investment in October 2023), Global Digital Holdings, Inc., acquired The Cloud Minders, Inc. (a company focused on GPU-as-a-Service (“GPUaaS”) assets and operations), now a wholly owned subsidiary, and rebranded the combined operations as QumulusAI. See “Unaudited Pro Forma Condensed Combined Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments” for additional information regarding our acquisition of The Cloud Minders, Inc. On August 18, 2025, Global Digital Holdings, Inc. changed its name to QumulusAI, Inc.

Formation of Global Digital Holdings and Data Center Expansion (2022–2024)

In December 2022, WAHA Technologies and SPRE completed a corporate roll-up to consolidate all shareholders under a single cap table, forming Global Digital Holdings, Inc. (“GDH”). In August 2022, SPRE sold the original Washington, Georgia facility, and WAHA Technologies sold 10 MW of ASIC miners to Cleanspark. GDH activated its next 12 MW facility in March 2023 in Forest City, North Carolina, under FCNC Venture, LLC, and sold this facility in December 2024. In March 2023, GDH formed a joint venture, T20 Mining Group, LLC, in Tulsa, Oklahoma, activating 20 MW in August 2023 and an additional approximately 25 MW in January 2025, both currently operational. In June 2024, GDH created SPRE Watonga, OK LLC, activating approximately 12 MW in Watonga, Oklahoma, which remains active. In August 2023, GDH formed SPRE Denton TX, LLC and won a 20 MW RFP with Denton Municipal Electric (“DME”), with plans to permit in the fourth quarter of 2025 and activate in the first half of 2026.

Acquisition of The Cloud Minders and Rebranding as QumulusAI (2025)

In October 2023, GDH acquired a 49% interest in The Cloud Minders, Inc. (“TCM”), a provider of GPUaaS infrastructure for artificial intelligence and high-performance computing workloads. GDH completed the acquisition of the remaining 51% of TCM in April 2025, as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments.” Following this transaction, the combined operations were officially rebranded as QumulusAI, Inc. on August 18, 2025 and now operate as an integrated platform primarily focused on AI/HPC infrastructure, with blockchain managed services and data center assets as secondary operations. Our platform powers some of the most compute-intensive projects underway today, and we’ve experienced rapid growth since the launch of our GPUaaS business line, all of which is generated through TCM. GPUaaS revenue grew from approximately $1.0 million in 2023 to $2.7 million in 2024, an increase of over 170%, driven largely by marketplace demand from partners such as RunPod Inc. (our relationship with which is managed by TCM). During the nine months ended September 30, 2025, GPUaaS generated an estimated $2.75 million in revenue—matching its total revenue for all of 2024.

Operating and Financial Performance History

GDH revenue grew from approximately $5.1 million in 2023 to $8.1 million in 2024, nearly doubling year-over-year as the firm expanded crypto-focused hosting operations and deepened relationships with long-term customers seeking stable, scalable infrastructure.

During this period of continued growth and infrastructure expansion, we made significant investments in both our HPC business, TCM—in which we held a 49% ownership interest prior to the April 2025 acquisition—and our digital asset data center and hosting platform. TCM generated positive net income of approximately $190,000 in 2023 before scaling operations significantly in 2024, resulting in a net loss of approximately $2.9 million. GDH, which carries the majority of our fixed infrastructure and power-related expenses, reported net losses of approximately $12.4 million in 2023 and $13.2 million in 2024.

On August 18, 2025, Global Digital Holdings, Inc. changed its name to QumulusAI, Inc.

Industry Background

Over the last fifty years, technology has undergone several fundamental shifts that have dramatically boosted productivity across industries.

1.

During the 1960s, the advent of mainframe computers introduced large-scale computing and data storage capabilities to numerous organizations, enabling innovations like high-volume transaction processing in the banking sector.

2.

The 1980s saw the rise of client-server architecture, which significantly lowered computing costs and sparked the personal computer revolution—making personal computers (“PCs”) widely accessible and driving major productivity improvements.

3.	In the 1990s, the internet reshaped how people worked, communicated, shopped, and learned, altering daily life and business practices.
4.

The following decades, spanning the 2000s and 2010s, were defined by the rapid adoption of mobile technologies and cloud computing. This introduced unparalleled flexibility in computing resources and unlocked new experiences for customers and developers alike, giving rise to millions of innovative digital products and services.

5.

Beginning in 2009, blockchain technology introduced decentralized computing and cryptographic verification methods, enabling digital assets and distributed applications. From 2010 through 2020, advances in AI—driven by breakthroughs in algorithms, large-scale datasets, and high-performance compute—expanded adoption across industries.

Building on this historical trajectory, AI has emerged as the next transformative wave in technology, with the potential to exceed the impact of previous revolutions. Generative AI is being adopted faster than any major technology in recent history. Research shows that within two years of ChatGPT’s launch, 39.4% of working-age Americans had adopted generative AI—approximately twice the adoption rate of personal computers or the internet at similar stages in their development (Bick, A., Blandin, A., & Deming, D. “The Rapid Adoption of Generative AI.” NBER Working Paper 32966, September 2024). Looking ahead, Gartner forecasts that by 2026, more than 80% of enterprises will have used generative AI APIs, models, or deployed AI-enabled applications in production environments—up from less than 5% in 2023 (Gartner, “Gartner Says More Than 80% of Enterprises Will Have Used Generative AI APIs or Deployed Generative AI-Enabled Applications by 2026,” Published 10/11/23. https://www.gartner.com/en/newsroom/press-releases/2023-10-11-gartner-says-more-than-80-percent-of-enterprises-will-have-used-generative-ai-apis-or-deployed-generative-ai-enabled-applications-by-2026). Moreover, since 2012, the computational power deployed for leading AI model training has been growing at an exponential rate, roughly doubling every three to four months (AI and compute. OpenAI. Published 05/16/2018. https://openai.com/index/ai-and-compute/). This surge in computing capability “may prove almost as transformative to the economy as the Industrial Revolution” say many industry analysts—with AI expected to foster productivity gains, enable new products, influence traditional industries, and enable organizations to operate more efficiently (Does the Rise of AI Compare to the Industrial Revolution? ‘Almost,’ Research Suggests. Columbia Business School Research in Brief. Published 04/16/2024. https://business.columbia.edu/research-brief/research-brief/ai-industrial-revolution).

Artificial intelligence represents a pivotal driver of technological progress, with recent research substantially increasing economic impact projections. McKinsey's 2024 analysis projects that AI software and services could generate total economic potential of $15.5 trillion to $22.9 trillion annually by 2040, with generative AI alone contributing $2.6 trillion to $4.4 trillion annually (AI Could Generate Up To $23 Trillion Annually by 2040. McKinsey. Published 11/05/24. https://www.marketingaiinstitute.com/blog/mckinsey-ai-economic-impact; Generative AI can add up to $4.4 trillion in productivity annually. Consultancy.eu. Published October 9, 2023. https://www.consultancy.eu/news/9358/generative-ai-can-add-up-to-44-trillion-in-productivity-annually). According to industry analysts, global spending on AI infrastructure, including training and inference systems, workload orchestration, high-performance storage, and networking, is projected to approach $337 billion in 2025 and rise to $749 billion by 2028 (CIOs to spend ambitiously on AI in 2025 — and beyond. CIO. Published 11/24/2025. https://www.cio.com/article/3601606/cios-to-spend-ambitiously-on-ai-in-2025-and-beyond.html).

Demand- and Supply-Side Factors Enabling AI

We believe that a combination of demand and supply side factors is enabling the massive and unprecedented growth of AI and powering the new industrial revolution.

Demand-Side Drivers

●	AI Capabilities Have Evolved Rapidly

The field of AI has seen substantial advancement, enabling a wide range of new applications. What began as systems built on simple predictions and pattern recognition has now evolved into large-scale foundational models capable of complex reasoning and decision-making. Beyond generative AI—focused on content generation—we’re now entering the era of agentic AI, which may proactively assist, advise, and take actions across a broad spectrum of tasks and industries.

●	AI Delivers Tangible Value to Individuals and Enterprises

AI is transforming how people and businesses interact with technology in a variety of sectors, including pharmaceuticals, education, software development, and customer engagement. Furthermore, AI is addressing productivity challenges in high-skill fields by automating routine functions and amplifying human expertise. McKinsey research characterizes AI as a transformative technology that amplifies human capabilities, with the potential to automate activities involving expertise increasing by 34 percentage points, fundamentally changing knowledge work across professions (Superagency in the workplace: Empowering people to unlock AI’s full potential. McKinsey. Published 01/18/25. https://www.mckinsey.com/capabilities/mckinsey-digital/our-insights/superagency-in-the-workplace-empowering-people-to-unlock-ais-full-potential-at-work). .

●	AI is Becoming Part of Enterprise Strategy

Organizations are increasingly viewing AI not just as a tool but as a driver of competitive advantage. Leadership teams are fundamentally reshaping IT budgets and strategic plans to prioritize AI. PwC reports that 49% of technology leaders have fully integrated AI into their core business strategy (2025 AI Business Predictions. PWC. https://www.pwc.com/us/en/tech-effect/ai-analytics/ai-predictions.html). We believe the integration of AI into business models and workflows is becoming increasingly important for maintaining relevance and gaining market share in a rapidly evolving technological landscape.

Supply-Side Drivers

●	Widespread Sophistication of Foundational Models

We believe the boom in both proprietary and open-source foundational models has opened the door for more organizations to build and deploy AI-driven tools. These models have gained strength through scale and investment, yet they depend heavily on efficient, high-performance cloud infrastructure to unlock their full potential.

●	Data Volume Is Exploding

AI’s growth is sustained by a massive and growing data pool—from proprietary enterprise data to public repositories and rapidly emerging synthetic datasets. Harnessing that data for practical AI applications demands extensive compute power and storage infrastructure.

●	AI-Specific Infrastructure Is Rapidly Improving

Infrastructure systems have evolved dramatically to match the needs of modern AI workloads. For instance, analysis of GPU performance shows that floating-point operations (“FLOPS”) for machine learning-specific workloads have doubled every 2.3 years (The computational performance of machine learning hardware has doubled every 2.3 years. Epoch AI. Published 10/23/2024. https://epoch.ai/data-insights/peak-performance-hardware-on-different-precisions). These sustained improvements in cost-efficiency and speed are lowering barriers to entry and fueling innovation.

Returns Beyond ROI

While return on investment (“ROI”) is often used as the primary lens for evaluating AI adoption, industry observers note that organizations frequently pursue AI initiatives for reasons that extend well beyond short-term profitability. These motivations—spanning competitive dynamics, capability development, and geopolitical strategy—underscore the multifaceted nature of AI’s strategic value. As summarized by GenInnov (The Strategic Calculus of AI: Returns Beyond ROI. GenInnov. Published 08/20/2025. https://www.geninnov.ai/blog/the-strategic-calculus-of-ai-returns-beyond-roi), motivations include:

Survival Against Disruption: Established firms invest in AI to avoid being displaced by AI-native competitors who can deliver the same functions more efficiently and at lower cost.

Geopolitical Competition and Sovereignty: Nations and industries invest in AI infrastructure to maintain global influence, protect economic security, and ensure relevance in the emerging technology race—particularly where reliance on foreign technology is viewed as a strategic vulnerability.

Attracting and Retaining Talent: Cutting-edge AI projects act as magnets for top technical talent, creating long-term innovation advantages even if near-term returns are uncertain.

Building Internal Capabilities: Even projects that fail to deliver immediate ROI contribute by developing infrastructure, processes, and expertise that strengthen future efforts.

High-Risk, High-Reward Investment: Many organizations treat AI investment like venture capital: broad experimentation may yield losses, but a single breakthrough can create transformative value.

Strategic Ecosystem Leverage: Companies may offer AI tools at low or negative margins if doing so drives adoption of other profitable products or locks users into their broader ecosystems.

Data Advantage: AI deployments can generate proprietary datasets that compound in value over time, creating barriers to entry that competitors cannot easily replicate.

Reducing Vendor Dependence: Developing in-house AI capabilities can reduce reliance on external providers that may later raise prices or control critical infrastructure.

Strategic Positioning Risk: Organizations often invest in AI simply to avoid being perceived as falling behind competitors—where missing a critical partnership or breakthrough could risk long-term irrelevance.

Economic and Social Development: Governments and public entities support AI development to stimulate broader economic growth and create downstream private-sector opportunities.

Influencing Industry Standards: Defining or shaping technical standards can generate long-lasting lock-in effects and secure competitive advantage for years.

Signaling Future Value: Announcing AI initiatives can enhance investor confidence and perceived enterprise value, even before measurable financial results are realized.

These dynamics illustrate that the rationale for AI investment often extends beyond direct financial return, encompassing competitive positioning, long-term capability development, and geopolitical considerations. Such factors may influence the pace of AI adoption and, consequently, demand for specialized infrastructure such as ours.

Infrastructure as the Foundation of AI Advancement

We believe the future of AI depends on progress in three key areas: model design, data accessibility, and scalable, high-performance computing infrastructure tailored to AI workloads.

Purpose-built compute infrastructure allows organizations to train AI models, run inference at scale, and shorten development timelines. Better model outcomes are linked to robust computing resources—including FLOPs, training cycles, and inference runtimes. Over the past few years, leading-edge models from companies like OpenAI, Anthropic, Google DeepMind, and Meta have required dramatically increasing computing power relative to earlier generations to unlock performance breakthroughs. For example, an expanded AI model database from Epoch AI reveals that training compute for frontier models has grown by 4–5x per year between 2010 and 2024. (Training compute of frontier AI models grows 4-5x per year. Epoch AI. Published 05/28/2024. https://epoch.ai/blog/training-compute-of-frontier-ai-models-grows-by-4-5x-per-year).

As foundational models grow more sophisticated, we anticipate that the demand for computational power will continue to surge. Research on AI scaling laws, such as the findings in Scaling Laws for Neural Language Models, supports the idea that increased compute power correlates with better performance—during both model training and inference (Scaling Laws for Neural Language Models. Cornell University. Published 01/23/2020. https://arxiv.org/abs/2001.08361).

For AI-driven companies to stay competitive, they must invest in infrastructure that delivers not just power, but efficiency and reliability, ensuring maximum utilization of every component in the system. One important measure of efficiency is Power Usage Effectiveness (“PUE”), which reflects how much of a facility’s total power consumption goes directly to computing versus non-revenue-generating functions like cooling and other operations. QumulusAI targets a low PUE, with certain co-location sites allowing a substantial proportion of total power to be used for compute workloads.

Building High-Performance AI Infrastructure Is Exceptionally Difficult

Building AI infrastructure at scale requires fundamentally different architectural approaches than traditional cloud workloads, but achieving hyperscale AI infrastructure demands even more specialized capabilities. While general-purpose cloud platforms excel at distributed applications, AI training and inference require sustained, tightly-coupled compute with microsecond-level synchronization across thousands of accelerators. At larger scales—where clusters span tens of thousands of GPUs—this architectural complexity intensifies exponentially. For instance, a GPU cluster with 16,384 units can require over 7,000 meters of fiber optic cabling and tens of thousands of fiber connections, spanning multiple network layers to support high-bandwidth, low-latency communication essential for training large-scale AI models.

Assembling this level of infrastructure involves navigating complex supply chains and deploying components in data centers built specifically for high-density computing. These facilities must include specialized features like liquid cooling, heat exchangers, and structural designs to accommodate high-power racks—highlighting the level of engineering sophistication required just to operate at baseline functionality.

Specialized Software Unlocks Infrastructure Potential

AI supercomputers are intricate and require tailored software to manage and optimize performance. From initial validation of hardware components to provisioning and runtime orchestration, the software stack is critical to reducing downtime and maximizing throughput. Complex AI jobs often necessitate multiple orchestration systems and significant engineering oversight to ensure stable performance.

Once operational, the infrastructure faces enormous strain—AI workloads are resource-intensive and prone to causing system failures. These disruptions can halt training entirely or severely impact inference accuracy, especially in foundational model development where one failed component can jeopardize the entire cluster. Monitoring and mitigating these risks is crucial to maintaining high uptime and cost efficiency. We believe that this creates significant barriers to entry and opportunities for purpose-built AI infrastructure providers to capture premium pricing through superior performance and efficiency.

Closing the Efficiency Gap: The MFU Challenge

Managing large-scale AI infrastructure involves not only building and maintaining it, but also optimizing how workloads are scheduled and resources are used. A major challenge is improving the “Model FLOP Utilization” (“MFU”), which measures actual compute performance relative to the theoretical peak. In practice, a significant portion of GPU capacity goes underused—studies suggest real-world MFU hovers between 35% and 45% (Wanted: A handy metric for gauging if GPUs are being used optimally. The Register. Published 05/20/2025. https://www.theregister.com/2025/05/20/gpu_metric/).

Bridging this gap to approach 100% utilization represents a major opportunity for improving the cost-effectiveness and performance of AI systems. However, as GPU clusters grow larger and more complex, maximizing MFU becomes increasingly difficult. Ensuring high utilization rates at scale requires highly specialized operational expertise and intelligent infrastructure design—factors that directly influence the quality and capabilities of AI models.

Deep Technical Partnerships

We pursue a collaborative partnership approach designed to expand our technical capabilities by aligning with companies that share our commitment to accelerating innovation across the AI landscape. These strategic alliances are integral to the way we develop and deliver our products and services. By working closely with partners, we’re able to tap into advanced functionalities higher up the technology stack and broaden our access to end users who ultimately operate on our infrastructure. These collaborations have enabled meaningful advancements in areas like automated server management, resource optimization, real-time monitoring, alerts, data validation and verification pipelines, and the creation of tailored data solutions. Our strategy also includes close coordination with high-volume-value-added-resellers and key hardware vendors such as Super Micro Computer, Inc., Dell Technologies Inc., Hewlett Packard Enterprise Company, Lenovo Group Limited, and Gigabyte Technology Co., Ltd., whose systems integrate GPUs from NVIDIA with optimized efficiency and performance. Additionally, we work together with data center operators like Coresite, H5, and Nocix to deploy AI-ready infrastructure that incorporates cutting-edge thermal and architectural designs tailored to the unique demands of machine learning workloads.

Customer Experience

We are actively expanding and strengthening our Customer Experience teams to support our AI-driven solutions with increasing depth and expertise. Continuously evolving and refining these capabilities is central to who we are. We remain committed to building a customer-focused organization that understands the complexities of AI compute, networking, and storage, and that grows alongside our clients’ evolving needs.

Our evolving Customer Experience structure includes:

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Customer Success and Support Engineering: Dedicated specialists in this area work closely with customers to facilitate deployment, scaling, and optimization of workloads. By providing personalized guidance and 24/7 technical support, this team is designed to empower customers to fully leverage our solutions and achieve their goals efficiently.

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Infrastructure Operations Team: This team focuses on the health and resilience of large-scale compute and network environments, ensuring smooth performance across our customer deployments. The team operates with a focus on proactive monitoring and a goal of rapid issue resolution to maintain robust and reliable infrastructure.

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Technical Enablement and Documentation: Complementing the support teams, this group develops and maintains comprehensive technical resources and documentation, designed to equip customers, sales, and marketing teams with the knowledge they need.

Solutions Architects

Our solutions architects collaborate closely with engineering teams to optimize customer infrastructure, with a goal of ensuring it operates at its highest potential. They play a vital role throughout the customer journey—engaging early in pre-sales activities such as proof-of-concept demonstrations and architecture planning, and continuing their support post-sale during implementation, transitions to updated systems, and ongoing deployment management. Their focus is to help customers fully leverage our platform’s capabilities and assist with performance tuning to achieve optimal results.

Security Commitment

Security is embedded into every layer of our platform to safeguard system stability, availability, and data confidentiality. We maintain a rigorous, ongoing program to identify and address potential security risks, leveraging automated vulnerability assessments alongside dedicated teams focused on penetration testing, vulnerability management, and securing our applications. Additionally, our Security Operations center provides round-the-clock monitoring of security events, enabling proactive detection and rapid response to threats at any time.

Owned and Colocation Data Center Infrastructure

Our data center strategy leverages both owned facilities and strategic colocation partnerships to deliver GPU infrastructure rapidly and at scale. By utilizing existing colocation facilities, we can deploy HPC servers significantly faster than building purpose-built data centers for each deployment. We work closely with our colocation partners to ensure these facilities meet our high operational and security standards for AI workloads.

Our diversified footprint includes over one MW of colocation capacity across Marietta, Georgia and Kansas City, Missouri, with 150 additional colocation megawatts available across the U.S. This is complemented by legacy blockchain facilities in Tulsa, Oklahoma (50 MW active, over 10 MW available), Watonga, Oklahoma (10MW active, 9 MW available), and Denton, Texas (activating 20 MW first half of 2026), which we operate under long-term land leases and where we control the site operations. Currently, the power available to us exceeds our computing resources.

All of our HPC facilities utilize designs focused on maximizing performance for AI workloads, with cooling systems engineered for high thermal densities and power delivery architectures that support continuous operation. This combined approach of owned and colocation assets provides operational flexibility, rapid scalability, and the foundation customers need to run demanding AI workloads across multiple regions.

Tailored Infrastructure Solutions

At the core of our approach is a commitment to delivering customized and optimally sized infrastructure solutions that align precisely with each customer’s unique requirements and budget. Rather than relying on a one-size-fits-all model, we continuously evaluate and integrate the most suitable hardware, networking, and cooling technologies to create cost-effective, high-performance environments specifically engineered for AI workloads.

Our data centers are designed with adaptability and efficiency in mind. We carefully select components and configurations that maximize compute density and operational efficiency without compromising reliability or scalability. By leveraging advanced cooling techniques, including but not limited to liquid cooling systems, we reduce power utilization and our physical footprint, enabling denser compute clusters that can handle power-intensive tasks more efficiently. This holistic design philosophy extends to the physical layout and infrastructure, ensuring each facility is optimized to support the chosen technology stack and customer needs.

Our geographically distributed network of data centers is strategically placed near major hubs to reduce latency and improve access for users. This footprint allows us to offer flexible capacity that can rapidly scale up or down in response to fluctuating demand, supported by high-speed interconnectivity between locations. The agility of this network empowers customers to burst workloads seamlessly across regions, delivering the performance and scalability required for complex AI applications.

Security is an integral part of our infrastructure strategy. We uphold rigorous standards, and a zero-trust framework, to protect data integrity, availability, and privacy. Physical and cyber security protocols are continually refined to address evolving threats, ensuring a resilient and trustworthy platform for our customers.

Beyond physical infrastructure, we invest in innovative software and operational tools that simplify management and maximize resource utilization. This enables customers to focus on their AI workloads without the burden of infrastructure oversight.

As of December 1, 2025, our active power capacity is, in the aggregate, approximately 60 megawatts of grid power with immediate access to more than 40 megawatts of additional grid power across more than six data centers in the United States, with additional expansions underway. This capacity supports both large-scale deployments and modular growth, giving customers the flexibility to scale their infrastructure in line with business objectives.

Our Customers

We serve a broad spectrum of organizations—from large AI-driven enterprises to fast-growing venture-backed startups. These include model builders, platform enablers, and businesses embedding AI into their core products or internal systems. A significant portion of our current GPUaaS revenue is generated through customers reached via our largest channel partner, RunPod Inc.

In 2023, our significant hosting clients were Cerberus Digital, LLC and MegaDM 1, LLC. In 2024, our significant hosting clients were Fortitude Mining LLC (formerly Foundry Digital), MegaDM, LLC, and Cerberus Digital, LLC. During the nine months ended September 30, 2025, our significant HPC clients were RunPod, Hydra Host, Inc., and Procon Analytics, LLC, and our significant hosting clients were MegaDM 1, LLC, Cerberus Digital, LLC, and Fortitude Mining LLC.

Our relationship with RunPod is managed by our wholly owned subsidiary, TCM. We are subject to RunPod’s standard terms of service, pursuant to which we may receive service on an ongoing basis, and pursuant to which RunPod may terminate such terms or access to the service at any time without cause upon notice. Revenue is shared on an 80% QumulusAI / 20% RunPod basis under RunPod’s standard terms of service. There are no minimum purchase requirements under this arrangement.

Our amended and restated hosting services agreement with Cerberus Digital, LLC, dated April 24, 2024, terminates on August 1, 2026. The agreement may be renewed by Cerberus Digital, LLC for one additional term of two years or terminated upon not less than 60 days’ notice to us. The agreement may be terminated by Cerberus Digital, LLC for cause in the event utilization is below 95%. The parties may additionally terminate the agreements for cause or without cause through a writing executed by both parties. The agreement provides that Cerberus Digital, LLC will make a $600,000 equity investment in QumulusAI, which will include 10% warrant coverage.

Our miner hosting agreement with MegaDM 1, LLC was in effect for an initial term of two years from August 30, 2023 to August 30, 2025. The agreement terminated in accordance with its terms when MegaDM 1, LLC provided a notice of non-renewal and contained no minimum purchase requirements.

Our marketplace agreement with Hydra Host, Inc., dated May 9, 2025, provides for an initial term of 12 months and automatically renews on an annual basis unless either party notifies the other of the intention not to renew at least 30 days prior to expiration. Either party may terminate the agreement for cause if the other party terminates its business operations, materially breaches the agreement, or has a default by insolvency. Revenue is shared on a 97% QumulusAI / 3% Hydra Host, Inc. basis. There are no minimum purchase requirements under this agreement.

Our customer agreement with Procon Analytics, LLC, dated May 7, 2025, operates on a month-to-month basis and continues until Procon Analytics, LLC provides 30 days’ notice of intent not to renew. Either party may terminate the agreement for cause if the other party terminates its business operations, materially breaches the agreement, or has a default by insolvency. Procon Analytics, LLC pays a monthly service fee for all hours available on the servers used during each monthly term.

Our miner hosting agreements with Fortitude Mining LLC (formerly Foundry Digital), were entered into on April 17, 2024 and August 19, 2024, respectively. The April 17, 2024 agreement has an initial term of one year, and the August 19, 2024 agreement has an initial term of two years. The initial term of each agreement may be renewed by Fortitude Mining LLC, and each agreement may be terminated by Fortitude Mining LLC for cause in the event utilization is below 95%. The parties may additionally terminate the agreements for cause or without cause upon providing proper notice. The agreements contain no minimum purchase requirements.

We also continue to serve certain cryptocurrency-focused customers from our legacy digital asset operations. What unites these customers is a need for high-performance infrastructure, fast deployment timelines, and reduced operational complexity.

Our competitive edge comes from providing highly specialized AI compute infrastructure that is production-ready within an accelerated timeframe. This enables our customers to optimize time-to-value, reduce total cost of ownership, and offload the operational burden of infrastructure management. As a result, our users can focus on building and refining models, serving inference workloads, or innovating their products—rather than worrying about managing GPUs, cooling, and capacity planning.

Flexible & Tailored Compute Engagements

We offer a diverse range of usage plans to meet our customers where they are—whether through pay-as-you-go, on-demand, or short reserved terms (one, three, and six months, with one-year and multi-year contracts available when appropriate). The majority of current customer agreements are for terms of three months or less, with customers typically continuing on an on-demand basis after the initial term, paying based on actual infrastructure usage. These options are mostly delivered through our global sales channel partnerships, including platforms like RunPod Inc., Hydra Host, Inc., and Vast.ai Inc. We’ve intentionally designed this pricing model to optimize flexibility and cost efficiency for a large, distributed customer base while retaining the opportunity to extend commitments as customer workloads mature.

Short-term contractual commitments yield a meaningful revenue premium relative to multi-year agreements. This premium more than offsets the potential downside associated with roll risk and market-based pricing compression over time. Our diversified customer base—comprising thousands of end users with varying and often unpredictable compute demands—enables us to effectively distribute this risk across a broad portfolio. Moreover, the relatively smaller average deployment size per customer allows us to efficiently manage onboarding and offboarding activities with minimal disruption to overall platform utilization, ensuring sustained levels of billable compute capacity. Our model enables customers to spin up compute on their own timelines, experiment with new workloads, and scale quickly—without being locked into rigid, multi-year commitments.

This flexibility is particularly important to small and midsize businesses and emerging AI teams, which often operate under quarterly or discretionary operational expenditure budgets. These customers typically can’t justify long-term infrastructure commitments—especially when a project’s success is uncertain or when budgeting cycles don’t align with multi-year contract obligations.

Market Behavior: Why Most Customers Avoid Long-Term Commitments

There is increasing evidence that organizations across industries face significant cloud cost management challenges. Flexera’s 2025 State of the Cloud Report found that 84% of organizations cite managing cloud spend as their top challenge, with cloud budgets exceeding limits by an average of 17% (New Flexera Report Finds that 84% of Organizations Struggle to Manage Cloud Spend. Flexera. Published 03/19/2025. https://www.flexera.com/about-us/press-center/new-flexera-report-finds-84-percent-of-organizations-struggle-to-manage-cloud-spend). Additionally, organizations continue to waste approximately 27% of cloud spend, driving increased adoption of financial operations teams and managed service providers to regain control over spending (State of the Cloud Report. Flexera. Published March 2025. https://info.flexera.com/CM-REPORT-State-of-the-Cloud?lead_source=Organic+Search).

Simultaneously, there’s increasing evidence that organizations across industries are deliberately avoiding long-term cloud infrastructure contracts due to budget constraints, operational unpredictability, and concerns about return on investment. Industry benchmarks show that organizations waste approximately 30% of cloud compute spending—highlighting systemic inefficiencies in how cloud resources are provisioned and managed (How to Identify and Reduce Cloud Waste. ProsperOps. Updated March 2025. https://www.prosperops.com/blog/how-to-identify-and-prevent-cloud-waste). This underlines the importance of optimizing both usage and rate—particularly when considering the value of long-duration commitment discounts, which can be misaligned with actual workload needs.

These dual pressures—overspending on budgets and underutilizing commitments—are driving teams toward just‑in‑time infrastructure, autoscaling, serverless, and more dynamic resource management strategies. At the same time, data security concerns add another layer of hesitation, particularly when customers fear their proprietary information could be repurposed by large model-training providers.

We believe that the following factors play a key role:

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Project Uncertainty: Many AI projects begin as experiments, pilots, or proofs of concept. We have found that committing to one- to four-year contracts without clarity on scale or longevity is financially impractical for companies.

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Budget Structures: Operational expenditure budgets are often planned on a quarterly basis, especially for startups and midsize companies. Long-term contracts introduce capital expenditure-style friction that clashes with how teams manage cost centers.

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Overcommitment Risk: According to a16z, many companies deliberately under commit their cloud spend—often reserving capacity equivalent to only their baseline workloads—to avoid the financial risk of overcommitting. This typically results in committed spend being approximately 20% lower than actual usage, with some companies reporting an additional spending of up to two times their committed spend. This suggests some firms prefer to maintain flexibility through elastic, short-term resources (The Cost of Cloud, a Trillion Dollar Paradox. Andreessen Horowitz. Published 03/27/2021. https://a16z.com/the-cost-of-cloud-a-trillion-dollar-paradox).

Designed for Agility and Growth

Our pricing structure and platform architecture reflect a deep understanding of these customer realities. By prioritizing short terms, dynamic scaling options, and modular pricing, we align directly with the way modern organizations adopt and consume compute. This model empowers both large and small teams to move faster, make smarter infrastructure decisions, and extract more value from their AI initiatives—while maintaining financial and operational agility.

Go-to-Market Strategy

Overview

Our go-to-market organization consists of sales, marketing, partnerships, and customer experience teams operating as a lean, disciplined organization with a clear vision of AI market trajectory, ideal customer profiles, and growth drivers. This approach enables us to maintain operational agility while executing an effective multi-channel distribution strategy that has established brand recognition within an industry historically dominated by large-scale competitors. Our go-to-market strategy has evolved to address the diverse needs of AI workloads through three complementary channels: Provider Partners, Developer Partners, and direct offerings. This channel segmentation enables us to serve customers across the entire AI development lifecycle—from initial experimentation to production-scale deployment—while maintaining operational efficiency and preventing channel conflicts.

Multi-Channel Distribution Strategy

Provider Partners:

Our Provider Partners consist of strategic relationships with leading GPU marketplaces and brokers, including RunPod Inc., Cudo Compute, Hydra Host, Inc., and Vast.ai Inc. Under these arrangements, the partner manages orchestration, customer acquisition, and billing for workloads running on QumulusAI infrastructure, and we receive a contracted share of the revenue generated from those workloads. These agreements are generally structured under standard service terms, with most customer usage occurring on short-term or on-demand commitments. Our services reach over 10,000 end customers via our Provider Partners. We believe these partnerships position QumulusAI as a trusted infrastructure provider powering premium marketplace offerings while generating higher per-GPU revenue compared to traditional long-term agreements.

Preferred Provider Program:

QumulusAI is developing a Preferred Provider Program designed to offer enhanced partnerships for select Provider Partners who engage more deeply with our platform. Under the proposed program, Preferred Provider Partners could receive priority access to new GPU models, inclusion in hardware roadmap discussions, dedicated infrastructure allocations, and co-marketing opportunities. In return, participating partners could commit to structured contract terms (such as minimum utilization thresholds and margin-sharing arrangements), creating mutually beneficial relationships intended to maximize utilization. While we are actively pursuing this strategy, we have not yet entered into Preferred Provider Program agreements with any partners.

Developer Partner Program:

Our Developer Partner Program targets AI consultancies and machine learning operations platforms that build solutions on QumulusAI infrastructure. These partners co-market and sell QumulusAI HPC cloud infrastructure alongside their custom solutions to their clients, providing us with consistent capacity utilization and market validation.

Developer Partners receive joint marketing opportunities, dedicated infrastructure allocations with guaranteed capacity, priority technical support, product roadmap influence, and custom service-level agreement development. This program creates deep technical partnerships that extend beyond transactional relationships to strategic technical collaboration, while helping us maintain optimal resource utilization across our platform ecosystem.

Competition

The AI infrastructure market is experiencing rapid evolution and complexity, with a wide range of providers vying to serve various customer segments. While hyperscalers like AWS, Azure, Google Cloud, IBM, and Oracle dominate with vast, general-purpose clouds, their offerings are not easily sized or customized to all customer needs when it comes to purpose-built AI platforms. In many cases, the same customers of the hyperscalers buy compute through our sales channel partners to fill gaps in their own AI portfolios—highlighting our distinct value proposition in delivering dedicated, AI-optimized infrastructure for demanding workloads.

Not Just Hyperscalers—Neocloud Competitors Too

The rise and success of AI-native clouds such as CoreWeave (Nasdaq: CRWV) and Lambda Labs further underscores the competitive intensity. These companies compete aggressively for large-scale, GPU-intensive workloads, but are more directly competing with the hyperscalers than the customer segments that we are pursuing.

Our Distinctive Position

We serve an entirely different set of needs and customers:

●	We specialize in meeting demands from a single GPU to clusters of tens to hundreds of nodes at most, not the mega-fleets of thousands.
●	In addition to optimized and shared GPU access, our platform delivers true bare-metal access as well, latest-gen GPUs, high-bandwidth storage, and ultra-low-latency networks in an integrated stack.
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We include access to behind-the-meter power generation, tiered reliability, and off-grid resiliency that provide greater cost savings and consistent service—features seldom offered by hyperscalers or even Neocloud peers.

●	Our team works closely with each customer to custom-design and optimize infrastructure, rather than offering only one-size-fits-all compute pools.

Why Customers Choose Us

We stand apart thanks to a blend of operational excellence and customer-centric design:

●	Performance & Reliability: Our HPC infrastructure is proven at scale, engineered for high-density AI workloads.
●	Efficiency & Cost Control: With integrated power generation and transparent pricing, our infrastructure delivers competitive total cost of ownership.
●	Rapid Access to Hardware: Early deployment of cutting-edge GPUs ensures customers stay ahead in training and inference.
●	Automation & Health Resilience: We reduce operational overhead with proactive monitoring, remediation, and managed infrastructure services.
●	Security & Compliance: Enterprise-grade safeguards are embedded throughout our stack.
●	Customization & Support: We tailor solutions—whether optimizing storage or fine-tuning GPU configurations—and back them up with personalized customer service.

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Focused Customer Experience: Our direct-sales model emphasizes flexibility in contract duration (three to 36 months or simple pay-as-you-go OnDemand), and our support teams partner closely with engineers, with a goal of ensuring agile deployment and scale.

Competing Where It Matters

Where hyperscalers sell broad compute platforms and neoclouds like CoreWeave and Lambda chase massive-scale use cases, we excel at serving teams that require precision-engineered AI infrastructure, close collaboration, and fast turnaround—whether deploying in the hundreds of teraflops or scaling out new model trials. With our integrated stack—HPC cloud, AI-first data centers, and behind-the-meter power—our value proposition is built from the ground up for AI innovation

Key Performance Factors

QumulusAI’s growth is driven by a combination of strategic, technical, and operational advantages that enable the company to scale rapidly, serve compute-intensive workloads, and deliver differentiated value in the AI infrastructure market.

Speed of Deployment

With a modular and standardized deployment approach, QumulusAI can bring new GPU infrastructure online within three months—significantly faster than traditional cloud or colocation providers. This agility allows the company to respond quickly to surging AI demand and customer-specific capacity needs.

Infrastructure Control and Integration

By owning and operating key layers of the stack—from energy procurement to data center operations and HPC orchestration—QumulusAI reduces external dependencies, enhances reliability, and maintains tighter cost control. This vertically integrated model supports long-term scalability and margin efficiency.

Energy Strategy and Operational Efficiency

QumulusAI’s infrastructure is designed for high target power efficiency and supported by a mix of owned and contracted power resources, including behind-the-meter natural gas infrastructure. This strategy mitigates energy market volatility and ensures stable operating economics at scale.

High-Performance Compute Options

QumulusAI delivers both direct, bare-metal access and virtualized environments powered by top-tier NVIDIA GPUs tailored for both training and inference workloads. Bare-metal deployments avoid virtualization overhead and deliver consistent, low-latency performance for the most demanding AI research and production workloads, while our virtualization offerings enable flexible resource allocation and multi-tenant access for clients with dynamic scaling needs.

Dual Go-to-Market Strategy

QumulusAI combines marketplace reach with enterprise intimacy. Channel partners like RunPod drive high-volume utilization through orchestration layers, while a direct sales team supports technically advanced clients via a self-service portal and collaborative deployment planning.

Customer Alignment and Pricing Transparency

With clear pricing, term-based discounts, and white-glove support, QumulusAI offers a compelling alternative to legacy cloud providers. This customer-centric model supports longer contract durations, customer retention, recurring revenue, and improved forecasting visibility.

Intellectual Property

Intellectual property (“IP”) remains a critical pillar of our business, underpinning our ability to sustain a competitive advantage in the rapidly evolving AI landscape. However, protecting software-level innovations and process-oriented IP presents inherent complexities. Unlike tangible assets, software and methodologies are often difficult to safeguard through traditional patent frameworks due to their intangible, dynamic, and iterative nature. Additionally, the fast-paced development cycles and the open collaboration culture within the AI ecosystem mean that maintaining exclusive control over all facets of innovation is both impractical and inefficient for any single organization.

Recognizing these realities, we adopt a strategic approach to intellectual property that emphasizes collaboration and integration. Instead of attempting to internally develop and protect every innovation, we actively seek partnerships and licensing agreements with best-in-class technology providers. This enables us to leverage proven advancements while minimizing the risks associated with developing proprietary solutions in isolation. Furthermore, we pursue targeted acquisitions of entities that bring authentic innovations to the AI domain, strengthening our portfolio and accelerating our market impact.

To safeguard the IP that is fundamental to our operations, we enforce rigorous confidentiality and proprietary rights protocols. We control access to sensitive information through comprehensive internal and external safeguards, including confidentiality agreements, licensing arrangements, and intellectual property assignment contracts with employees, contractors, and partners. While these legal and procedural measures provide essential protection, we acknowledge that IP rights, particularly in software and process domains, are susceptible to challenges, circumvention, and unauthorized use.

Our philosophy embraces these challenges by fostering a flexible, partnership-driven IP ecosystem that balances protection with agility—ensuring we remain at the forefront of innovation without compromising operational efficiency.

Trademarks

We have filed to register the trademarks “QumulusAI” and “Qumulus.” These applications are pending with the United States Patent and Trademark Office.

Licenses

In addition, we have entered into a license agreement with hosted.ai to provide software that manages GPU resource allocation, scheduling, scaling, and access across multiple users, applications, and workloads. The license has an initial two-year term with fees that scale based on the number of GPUs deployed on the hosted.ai platform. Under the agreement, fees begin at $10,000 per month for up to 64 NVIDIA B200 level GPUs and increase in tiers up to $168,000 per month if 256 or more NVIDIA B200 level GPUs are deployed, or after 12 months from the effective date, whichever occurs first. If the 256-unit threshold is reached earlier than 12 months, the $168,000 monthly fee applies immediately and continues through the end of the initial two-year term. Renewal fees are based on the number of GPUs on the system but are capped at no more than double the maximum fee from the prior term in any one-year renewal period.

Government Regulation and Compliance Landscape

As a company operating at the intersection of advanced infrastructure and next-generation technologies, QumulusAI is subject to a broad and evolving array of global laws and regulatory frameworks. These govern key areas of our business—including AI, digital infrastructure, and crypto-enabled services—and span domains such as intellectual property, taxation, import/export controls, anti-corruption statutes, economic sanctions, national security regulations, data privacy, consumer protection, labor law, and environmental standards.

Our operations and the delivery of infrastructure and services across borders are increasingly influenced by regulatory scrutiny, particularly in sectors like AI, high-performance computing, and digital asset infrastructure. For example, regulatory frameworks such as the U.S. Export Administration Regulations (“EAR”) and evolving guidelines under the Foreign Investment Risk Review Modernization Act (“FIRRMA”) impact the flow of sensitive technologies, including compute-intensive hardware and services, across international borders. The recent expansion of the U.S. Department of Commerce’s Entity List and increased scrutiny by the Committee on Foreign Investment in the United States (“CFIUS”) reflect a broader geopolitical shift that could affect our ability to engage with certain international customers, partners, or suppliers.

Similarly, global data governance is undergoing a rapid transformation. Regional privacy frameworks such as the California Consumer Privacy Act (“CCPA”), the European Union’s General Data Protection Regulation (“GDPR”), and China’s Personal Information Protection Law (“PIPL”) impose complex compliance requirements on companies that process personal data across jurisdictions. These rules increasingly intersect with AI ethics and algorithmic accountability policies, which may become more prescriptive over time. A growing number of jurisdictions—such as the EU through its AI Act—are moving toward enforceable, risk-based regulatory models that could materially shape how AI-powered infrastructure must be developed, deployed, and governed.

To date, the costs of compliance with these regulatory regimes have not had a material impact on our capital expenditures or operating results. However, the pace and unpredictability of regulatory change—particularly in trade policy, AI governance, and cross-border technology transfer—introduce potential risks to our global competitiveness. While we do not currently anticipate significant near-term expenditures directly tied to compliance obligations, we continue to monitor regulatory developments closely. In particular, we recognize that future regulatory shifts—especially in export controls, sanctions policy, or national security reviews—could materially affect our access to markets or critical partnerships.

As such, we maintain robust internal controls, conduct regular regulatory reviews, and engage with external counsel and trade compliance advisors to proactively manage risk. Our governance practices are designed to ensure alignment with applicable laws and evolving best practices across the jurisdictions where we operate.

For more detailed discussion of regulatory risks, refer to the Risk Factors titled:

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“We are subject to laws and regulations, including governmental export and import controls, sanctions, and anti-corruption laws, that could impair our ability to compete in our markets and subject us to liability if we are not in full compliance with applicable laws,”

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“We are subject to laws, regulations, and industry requirements related to data privacy, data protection and information security, and user protection across different markets where we conduct our business and such laws, regulations, and industry requirements are constantly evolving and changing. Any actual or perceived failure to comply with such laws, regulations, and industry requirements, or our privacy policies, could harm our business,” and

●	“Our business is subject to a wide range of laws and regulations, and our failure to comply with those laws and regulations could harm our business.”

Human Capital Management

Our mission is to break AI’s biggest barriers—the infrastructure constraints, cost limitations, and complexity challenges that prevent organizations from pushing the boundaries of what’s possible with artificial intelligence. We deliver flexible, cost-efficient HPC cloud infrastructure that enables breakthrough AI outcomes. This mission is guided by our operating principle: C.L.O.U.D. —Challenge Limits of Understanding Directly.

We challenge the limits of understanding both through the technology we build and through our company culture, where we break down communication barriers and challenge assumptions with directness born of genuine care.

We believe the most powerful AI breakthroughs emerge when rigorous technical infrastructure combines with an environment where people communicate honestly to ensure the best ideas prevail regardless of hierarchy.

We embrace core principles that embody C.L.O.U.D. in our daily actions:

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Challenge Assumptions: We question conventional thinking and push boundaries, believing that intellectual rigor and healthy debate lead to better solutions. Every idea can be improved through thoughtful challenge.

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Learn with Urgency: We move fast while staying rigorous, acknowledging what we don’t know and rapidly iterating based on client feedback and market demands. Speed and precision drive breakthrough solutions.

●	Operate with Directness: We communicate candidly because we care. Clear, honest feedback—delivered with respect—breaks down internal barriers and helps us all improve faster.
●	Unite Around Excellence: We hold ourselves and each other to exceptional standards. Diverse perspectives combined with shared commitment to quality creates our competitive edge.
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Deliver Impact: We measure success by the barriers we help clients overcome. Our infrastructure empowers others to achieve AI breakthroughs they couldn’t reach before, and we take that responsibility seriously.

As of December 1, 2025, our global workforce numbers 26 full time-employees, one part-time employee, and two independent contractors, along with a 13-member advisory team that contributes on a volunteer basis. We strive to maintain competitive compensation and cultivate a strong culture that differentiates us in the industry and drives sustained business success.

Sustainability

AI continues to accelerate innovation across nearly every sector—but its infrastructure demands are immense and growing. As we scale to meet this demand, we believe long-term resilience requires a sustainability strategy grounded not only in environmental stewardship, but also in infrastructure stability, energy efficiency, and risk mitigation. Our goal is to ensure our platform remains dependable, cost-effective, and responsibly operated over time, even as energy markets tighten and usage intensifies.

Our sustainability strategy is built around five pillars: Electricity Pricing Certainty, Energy Efficiency, Resource Responsibility, Sustainable Supply Chain Engagement, and ESG.

Electricity Pricing Certainty

A critical and often overlooked pillar of long-term infrastructure sustainability is energy price stability and power reliability. Unlike many cloud providers that rely entirely on grid-delivered power, we are actively pursuing access to behind-the-meter and alternative energy strategies—including the co-location of our HPC infrastructure with facilities capable of generating power directly, such as through natural gas-fired plants with the ability to lock in long-term fuel supply contracts.

This strategy is intended to help reduce our exposure to volatile electricity markets, support pricing predictability for customers, and enable us to design systems with greater redundancy and uptime assurance. For new site builds, we plan to pair HPC data centers with equivalent-capacity bitcoin mining and hosting facilities, allowing us to generate revenue from idle backup power while maintaining readiness to meet peak HPC demand.

According to BloombergNEF, AI and cryptocurrency datacenters may drive U.S. power demand “will more than double by 2035.” (BloombergNEF, Power for AI: Easier Said Than Built. Published 04/15/25. https://about.bnef.com/insights/commodities/power-for-ai-easier-said-than-built/.) Meanwhile, The Wall Street Journal reports widespread tension between surging data-center power needs and power-grid capacity limits (The Wall Street Journal, ‘Three New York Cities’ Worth of Power: AI Is Stressing the Grid,  Published 09/28/2024.).

Unlike many hyperscale operators, we are not constrained to a one-to-one relationship between physical GPUs and customer workloads. Through our license agreement with hosted.ai, we can virtualize and allocate GPU resources across multiple users and applications. This allows us to deliver higher utilization from the same capital base and power footprint—meaning the incremental demand we place on the grid is materially lower than if each customer required dedicated hardware. In effect, we are decoupling growth in customer adoption from equivalent growth in electricity consumption, enabling a more efficient scaling model than is often assumed in public discussions about AI infrastructure demand.

By proactively pursuing power autonomy and long-term pricing contracts, we’re building infrastructure that not only supports environmental goals, but also shields our platform and customers from rising energy costs and supply chain risks—creating a more resilient foundation for AI innovation.

Energy Efficiency

Efficiency remains a core tenet of our infrastructure strategy. As AI model sizes continue to grow, the power density of modern compute hardware requires smarter approaches to cooling, hardware utilization, and data center design. We are investing in new technologies and best practices—from liquid cooling systems to intelligent workload orchestration—to maximize the performance-per-watt of our deployments.

Our goal is to drive meaningful reductions in energy waste across the compute stack, and to improve metrics like Power Usage Effectiveness over time, while maintaining the elasticity and performance our customers expect.

Resource Responsibility

Beyond power, we take a broader view of responsible resource use. This includes the efficient use of water in cooling systems, responsible e-waste management, and exploring the feasibility of heat reuse strategies that can redirect thermal output into secondary applications, such as district heating or industrial processes.

Where feasible, we will seek out partners and vendors who share our commitment to minimizing the environmental footprint of supporting next-generation compute.

Sustainable Supply Chain Engagement

Our infrastructure relies on a vast network of vendors, partners, and providers. As we grow, we are embedding sustainability into our supplier evaluation framework—encouraging transparency around energy sourcing, carbon intensity, and environmental performance.

This ensures we’re not only building a sustainable platform for ourselves, but also reinforcing better practices across the broader ecosystem to which we belong.

ESG

We believe strong governance is essential to delivering on any sustainability ambition. We are taking steps to incorporate ESG risk management into our enterprise strategy, with clear ownership from internal sustainability leaders and oversight at the Board level. This includes identifying material environmental risks, aligning with reporting standards as we scale, and continuously refining our goals to reflect both business needs and global sustainability priorities.

Properties

As of December 1, 2025, QumulusAI is headquartered in Marietta, Georgia. Here, we operate more than 800 GPUs across two colocation data centers, plus one in Kansas City, Missouri. We have secured rights of first refusal for 30 MW of IT load capacity space for our GPU equipment and we are actively planning for expansion exceeding 120 MW of total IT load across our platform with potential to support over 90,000 NVIDIA B200/B300 GPUs (among the latest generation GPUs purpose-built for foundation model training), or as many as 1,500,000 GPUs optimized for AI inference at scale. In support of our strategic holdover business, which includes managed crypto infrastructure operations, we also maintain long-term land lease agreements in Watonga, Oklahoma; Tulsa, Oklahoma; and Denton, Texas. These sites serve as foundational assets for power-intensive compute deployments and provide strategic flexibility for future infrastructure repurposing.

Legal Proceedings

From time to time, we may become involved in legal or regulatory proceedings as part of the ordinary course of our business operations. At present, we are not a party to any litigation that, in management’s opinion, is likely to result in a material adverse impact on our business, financial condition, cash flows, or operating results, either individually or in the aggregate. However, we may, in the future, be subject to claims from third parties, including allegations of intellectual property infringement or other legal challenges. Responding to and defending against such matters can be both time-consuming and costly, placing demands on management resources and personnel. Moreover, while we aim to defend our interests vigorously, interim rulings may not always be favorable, and there can be no guarantee of a positive outcome in any given proceeding.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and directors as of December 1, 2025:

Name	Age	Position(s)
Michael Maniscalco	46	Chief Executive Officer, Director
Scott Krosnowski	53	Chief Financial Officer
Ankur Chatterjee	45	Chief Integration Officer
Ryan DiRocco	44	Chief Technology Officer
Stephen Hunton	46	Chief Marketing Officer
Patrick Gahan	45	SVP, Capital Markets, Director
Steve Gertz	50	Chairman
Stacy Kenworthy(1)(2)	59	Lead Independent Director
Michael Mulica(1)(2)(3)	62	Director
David Rench(1)(2)(3)	48	Director
Barry Schwartz(2)(3)	49	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

Michael Maniscalco has served as our Chief Executive Officer and a member of our Board since September 2025, bringing a rare fusion of operational excellence and relevant AI infrastructure expertise. Previously, in August 2025, he served as a member of our Advisory Board. As the former Chief Technology Officer of Applied Digital Corporation (NASDAQ: APLD), a digital infrastructure innovator, a role he served in from July 2023 to January 2025, Mr. Maniscalco drove significant revenue growth over consecutive quarters and year-over-year, while transitioning the company’s focus from blockchain data center development and operations to HPC data centers and GPUaaS. He played a key role in securing major customer contracts and oversaw the deployment of cutting-edge facilities to meet surging AI compute demands. These efforts led to a strategic expansion into high-growth AI verticals, including the rapid development of a large-scale GPU cloud business and the successful closing of multi-billion-dollar data center contracts for AI factories. Before his role as Chief Technology Officer, Mr. Maniscalco was a consultant, followed by EVP of Technology at Applied Digital beginning in September 2021. Starting in February 2018 and running concurrently with his other professional appointments, Mr. Maniscalco has served as president of Pytheas Enterprises, a strategic consulting and fractional CXO services firm focusing on technology, product, AI, and innovation. Mr. Maniscalco has founded and exited multiple ventures including those in chronic disease management, Internet of Things (“IoT”) and remote systems management, and intelligent building systems. His prior product experience includes launching several award-winning software solutions. Additional roles include entrepreneur-in-residence at StanleyX, product development, and engineering leadership positions spanning the AI, IoT, smart home, blockchain, and healthcare spaces. He holds a B.S. in Computer Science from Georgia Tech, is an emerging early-stage technology investor, keynote speaker, and actively mentors startups through programs that include TechStars and FAU Tech Runway. We believe Mr. Maniscalco is qualified to serve on our Board due to his proven ability to execute in high-growth technology markets, expertise and track record in AI infrastructure and high-performance computing, and history of driving shareholder value at both public and private companies.

Scott Krosnowski has served as our Chief Financial Officer since February 2025 and brings over 25 years of financial leadership to QumulusAI. In this role, he is responsible for overseeing the company’s financial operations, including strategic financial planning, risk management, and capital allocation, ensuring alignment with QumulusAI’s mission to deliver cutting-edge AI-driven computing solutions. Previously, from October 2023 to February 2025, Mr. Krosnowski served as Senior Vice President, Finance, of private equity-backed go-to-market advisory firm, SBI Growth Advisory (Sales Benchmark Index, Inc.), where he supported M&A growth strategies and had oversight of all financial management functions. From May 2022 to October 2023, Mr. Krosnowski served as Chief Financial Officer of WAHA Technologies, Inc., a subsidiary of QumulusAI, and from January 2016 to May 2022, he served as Chief Financial Officer of Arch Amenities Group (WTS International, Inc.), global leisure management and consulting firm, where as a minority owner and Chief Financial Officer, he helped grow and sell the firm as a platform company in 2019. Mr. Krosnowski stayed on as Chief Financial Officer and led infrastructure restructuring while supporting organic and M&A rapid growth from 100 locations to over 300 locations in less than 2.5 years. He also served as a member of our Board from September 2022 to August 2025. Mr. Krosnowski received his B.S.B.A. from American University.

Ankur Chatterjee has served as our Chief Integration Officer since April 2023 and leads our HPC strategy and operations. Mr. Chatterjee plays a pivotal role in architecting and executing the company’s compute and data center initiatives, including the deployment and management of GPU-intensive environments that underpin our AI infrastructure-as-a-service offerings. His leadership is central to QumulusAI’s ability to deliver scalable, low-latency, high-throughput systems that support our most demanding artificial intelligence workloads. Mr. Chatterjee brings over two decades of experience in technology infrastructure, systems integration, and operational leadership. Prior to joining QumulusAI, he held significant positions in the technology sector over more than 20 years, including serving as the President at StayOnline, LLC, a provider of scalable power connectivity and distribution solutions to the data center and enterprise IT sectors, where he spearheaded the development of scalable power path solutions, from April 2021 to April 2023. His career spans multiple ventures across private equity, cloud infrastructure, and edge computing, where he consistently focused on enabling growth through innovation in high-performance, distributed systems. Mr. Chatterjee received his B.S. in Management with a Minor in Information Systems from the Georgia Institute of Technology.

Ryan DiRocco has served as our Chief Technology Officer since September 2025. He is a seasoned technology executive previously serving as Chief Technology Officer at Performive, LLC, a leading VMware-focused managed multicloud provider, from June 2007 to October 2024. With over 20 years of expertise in IT, virtualization, enterprise networking, and managed services, he has built and guided high-performing engineering teams to ensure robust, global infrastructure operations. In his role, Mr. DiRocco oversees the strategic direction of QumulusAI’s technical stack, aligning product development with customer-centric needs while optimizing performance, security, and operational efficiency. He is instrumental in steering the company’s AI initiatives, helping clients transition toward models with minimal disruption and maximum return on investment.

Stephen Hunton has served as our Chief Marketing Officer since September 2025, bringing over 20 years of integrated marketing leadership experience enabling Fortune 500 brands like Visa, ServiceNow, IBM, Google, and YouTube to engage prospects across digital channels. Prior to his role as Chief Marketing Officer, Stephen joined QumulusAI’ advisory board in October of 2024. From September 2017 to March 2023, he served as Vice President of Global Social & Content Experience of IBM, a technology corporation, leading a team of over 50 professionals responsible for digital engagement, thought leadership content, and building operating models that created millions of customer touch-points annually. He built IBM’s centralized social advocacy and influencer relations capabilities and co-created content with top tech analysts for one of the most followed business-to-business tech brands globally, demonstrating his passion for driving business outcomes through digital marketing. Prior to IBM, from June 2012 to September 2017, Mr. Hunton served as Senior Vice President & Partner at FleishmanHillard Inc., a public relations and marketing agency, building global innovation capabilities and driving strategic development for iconic brands. Mr. Hunton’s expertise spans executive leadership, integrated marketing, content strategy, and organizational transformation, with a proven track record of implementing scalable marketing operations that fuel growth and optimize performance across global markets. Mr. Hunton received his BA in Communications from the University of Arkansas.

Patrick Gahan has served as a member of our Board since January 2021 and as our SVP, Capital Markets since September 2025. From February 2025 to August 2025, Mr. Gahan served as our Chief Executive Officer. A seasoned leader in the national security and intelligence sector, Mr. Gahan’s career spans key roles in government consulting, defense contracting, and entrepreneurial ventures supporting the U.S. intelligence community. Mr. Gahan began his career at Booz Allen Hamilton, a management consulting company, from January 2002 to September 2003, providing strategic consulting to national security clients. He then moved to Lockheed Martin Corporation, an aerospace and defense company, where he held leadership roles in signal intelligence, surveillance technologies, and classified program management from October 2003 to March 2004. Leveraging this experience, in March 2004, Mr. Gahan co-founded Seismic LLC, a technology and analytics firm specializing in signals intelligence and real-time situational awareness that served intelligence and defense customers. In 2009, Seismic was acquired by Applied Signal Technology, which was later acquired by Raytheon (now RTX Corporation). Today, Mr. Gahan is recognized for building high-performing teams at the intersection of technology and national security. Mr. Gahan received his B.S. in Computer Science from The Johns Hopkins University. We believe Mr. Gahan is qualified to serve on our Board because of his extensive executive leadership experience in the technology sector, including founding and scaling multiple innovative companies, as well as his deep understanding of strategic operations, capital markets, and corporate governance.

Steve Gertz has served as the Chairman of our Board since February 2025. He has served as the founder of Rhythmic Ventures, a growth acceleration firm with a portfolio of high performing companies, since February 2017. He was also a co-founder of 11|TEN Innovation Partners, a healthcare focused ecosystem and strategy consulting firm, from January 2017 to April 2024. With over 25 years of experience, he has built high-impact partnerships across private equity, venture-backed companies, and large enterprises. From January 2007 to February 2017, he was Partner with Joe Gibbs at Joe Gibbs Driven Investors, Inc., the investment arm of the NFL Hall of Fame coach and NASCAR team owner, where he led a portfolio of high-growth investments. Mr. Gertz invested early in QumulusAI, secured additional strategic capital, sourced key talent, and fostered a diverse customer ecosystem. We believe Mr. Gertz is qualified to serve on our Board of Directors because he drives strategic vision by attracting key executive leadership, curating growth capital, and attracting a diverse mix of customers.

Stacy Kenworthy has served as a member of our Board since January 2021. He also serves as our Lead Independent Director. Mr. Kenworthy has served as the Founder and Chairman of Asylum Venture, a venture firm, since June 2021. At Asylum Venture, he has established a significant presence in the finance and investment sectors. With over 30 years of experience in finance and technology, he has held various senior management positions, demonstrating expertise in these fields. In addition to his role at Asylum Venture, Mr. Kenworthy is also recognized for his leadership at Motus Nova, Inc. a neurorehabilitation robotics company, where he has served as Chairman since October 2013. Throughout his career, he has founded and served as Chief Executive Officer of multiple technology companies starting in 1995, with strategic involvement at the chip level in data processing unit and GPU design and technology. His professional background includes a strong foundation in finance and accounting, and he maintains an extensive IP portfolio with numerous patents in hardware acceleration, system integration, and data-centric computing solutions. Mr. Kenworthy received his MBA from Emory University and an undergraduate degree in accounting from Georgia State University. We believe Mr. Kenworthy is qualified to serve on our Board because of his extensive experience and leadership in both finance and technology-driven businesses, particularly his deep expertise in next-generation computing architectures and innovation in hardware acceleration technologies.

Michael Mulica has served as a member of our Board since September 2025. His experience includes serving on the board of directors of Sonim Technologies (Nasdaq: SONM) since April 2021, where he became Chairman in November 2023. With three decades of experience scaling companies in mobile communications and internet platforms, his leadership spans executive roles at Phone.com / Openwave Systems, Inc., where he served as Senior Vice President from September 1999 to December 2003; Openwave / Unwired Planet, where he served as Chief Executive Officer from October 2011 to June 2014; RealNetworks, Inc., where he served as President from June 2014 to May 2016; Actility, where he served as Chief Executive Officer from May 2016 to August 2018; and AlefEdge, where he served as Executive Chairman and Chief Executive Officer from March 2018 to June 2024. Mr. Mulica has also advised growth-stage companies through Mulica Consulting since 2005 and has served as an Operating Partner at Avataar Venture Partners (Avataar Capital Management Ltd.) since 2019. Mr. Mulica earned his MBA from the Kellogg School of Management at Northwestern University and his B.S. in Finance from Marquette University. We believe Mr. Mulica is qualified to serve on our Board because of his extensive platform experience and the strategic vision he has demonstrated throughout the Internet revolution and the mobile revolution. He has a proven track record of success leading organizations through periods of industry transformation. Now, Mr. Mulica sees QumulusAI as his entrée into the AI revolution, leveraging his wealth of executive experience to help shape the future of artificial intelligence.

David Rench has served as a member of our board since September 2025. He has served as the Chief Financial Officer of Applied Digital Corporation (Nasdaq: APLD), a digital infrastructure innovator, since March 2021. In this role, he has overseen the company’s financial strategy during a period of significant growth and transformation in the digital infrastructure sector. Prior to joining Applied Digital, Mr. Rench co-founded Ihiji, a software startup company, in 2010 and served as its Vice President of Finance and Operations until its acquisition by Control4 in 2017. Following the acquisition, he served as Chief Financial Officer of Hirzel Capital, an investment management company, from 2017 to 2020. Mr. Rench holds a B.B.A. from the Neeley School of Business at Texas Christian University and an M.B.A. from the Cox School of Business at Southern Methodist University. We believe he is qualified to serve on our Board due to his significant expertise in financial leadership, long-term growth planning, and operational efficiency, with deep experience across accounting, budgeting, financial analysis, and IT strategy.

Barry Schwartz has served as a member of our Board since September 2025, having served on our Board of Advisors since March 2025. Mr. Schwartz is a career entrepreneur and business leader, with a focus at the intersection of risk, compliance, and technology. In 2002, he co-founded ACA Group, formerly ACA Compliance Group, one of the largest governance, risk and compliance practices in the financial services industry. Serving on the Management Committee, he led the company through a series of private equity-sponsored transactions and multiple acquisitions of competing and complimentary enterprises. In addition to advising many of the largest institutional and alternative investment managers, Mr. Schwartz launched ACA’s key initiatives in regulatory technology, outsourced managed services, and comprehensive solutions for broker-dealers and commodity pool operators/commodity trading advisors. Before co-founding ACA, Mr. Schwartz served in Washington at the U.S. Securities and Exchange Commission – Division of Examinations, where he was awarded the SEC’s Examination Award of Excellence. He has been quoted frequently in the press and has lectured at major industry events, universities, and for other regulatory bodies. Starting in January 2019, Mr. Schwartz has served on the Executive Board of ADA Site Compliance LLC, a boutique provider of digital accessibility solutions. His efforts led to the September 2024 acquisition of the company by AudioEye, Inc. (Nasdaq: AEYE) ending his tenure with the company. In May 2020, he co-founded an investment fund, Five Founders Investment Fund LLC, designed to accelerate growth for a select group of private companies through the deployment of intellectual and financial capital. He also regularly volunteers in competition support for the PGA Tour, LPGA, PGA Tour Champions, and NCAA. Mr. Schwartz graduated with honors from The American University, Washington, DC, with a B.S. in International Finance. We believe Mr. Schwartz is qualified to serve on our Board due to his regulatory compliance experience, track record of successful entrepreneurship, and expertise in capital formation and deployment.

Advisory Board

QumulusAI’s Advisory Board is a powerhouse of senior executives and strategic leaders from enterprise technology, intelligence, digital infrastructure, capital markets, and digital sectors. Drawing expertise from organizations such as Cisco Systems, Applied Digital, VMware, Zscaler, IBM, and the U.S. Department of Defense, the Advisory Board is deeply embedded within the intelligence community and capital markets, maintaining relationships with influential financial, government, and technology stakeholders.

Beyond their credentials, the Advisory Board’s true value lies in their ability to open doors, shape strategy, and accelerate execution. They provide QumulusAI with:

●	Direct access to decision-makers in commercial enterprises and government agencies.
●	Strategic guidance on navigating regulatory, security, and market-entry challenges.
●	Accelerated partnership opportunities with organizations critical to scaling AI infrastructure.
●	Market intelligence drawn from their ongoing engagement with capital markets and technology thought leaders.

Their influence extends beyond advice — they actively connect QumulusAI to high-value opportunities, champion the company within their networks, and help secure early adoption in priority markets. This ensures QumulusAI can move faster, compete more effectively, and capture market share in both public and private sector AI infrastructure ecosystems. With this advisory board’s backing, QumulusAI has a strategic advantage that translates directly into business growth and market leadership.

Family Relationships

There are no family relationships among any of our executive officers or directors.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

In connection with this direct listing, our Board will adopt Corporate Governance Guidelines, which will be available under the “Investor Relations⸺Corporate Governance” section of our corporate website www.qumulusai.com after completion of the direct listing. Among the topics addressed in our Corporate Governance Guidelines are:

● Board size, composition and qualifications	● Retirement and resignation policy
● Selection of directors	● Stock ownership guidelines
● New director orientation	● Procedures for directors who receive less than a majority vote
● Board leadership	● Change of principal occupation; limits on board memberships
● Chief Executive Officer succession planning	● Board compensation
● Board committees	● Stock ownership by directors and executive officers
● Board and committee meetings	● Loans to directors and executive officers
● Executive sessions of independent directors	● Chief Executive Officer evaluation
● Meeting attendance by directors and non-directors	● Board and committee evaluation
● Appropriate information and access	● Director continuing education
● Ability to retain advisors	● Succession planning
● Conflicts of interest and director independence	● Related person transactions
● Board interaction with corporate constituencies	● Communications with directors
● Retirement and term limits	● Duty of loyalty and confidentiality

Board Leadership Structure

Under our Corporate Governance Guidelines, the office of Chairman of the Board and Chief Executive Officer may or may not be held by one person. The Board believes it is best not to have a fixed policy on this issue and that it should be free to make this determination based on what it believes is best under the circumstances. However, the Board strongly endorses the concept of an independent director being in a position of leadership. Under our Corporate Governance Guidelines, if at any time the Chief Executive Officer and Chairman of the Board positions are held by the same person, or if the Chairman of the Board is also not an independent director, the Board will elect an independent director as a lead independent director. The lead independent director will provide leadership to our Board if circumstances arise in which the role of Chief Executive Officer and Chairman of the Board may be, or may be perceived to be, in conflict, or if there are other perceived conflicts due to the Chairman of the Board not being an independent director, and perform such additional duties as the Board may otherwise determine and delegate.

Mr. Maniscalco currently serves as our Chief Executive Officer, and Mr. Gertz currently serves as the Chairman of our Board. However, because Mr. Gertz is not an independent director, we have appointed Mr. Kenworthy as the Lead Independent Director. We believe this leadership structure is in the best interests of the Company and our shareholders at this time and strikes the appropriate balance between the Chief Executive Officer’s responsibility for the strategic direction, day-to-day-leadership and performance of the Company and the Chairman’s and Lead Independent Director’s responsibility to provide oversight of the Company’s corporate governance and guidance to our Chief Executive Officer and to set the agenda for and preside over Board meetings.

Director Independence

In connection with this direct listing, we have applied to list our common stock on the Nasdaq Stock Market. Nasdaq’s listing standards require that a majority of the members of a listed company’s board of directors be independent within a specified period following the completion of the direct listing. Additionally, Nasdaq rules mandate that, subject to limited exceptions, only independent directors may serve on the audit, compensation, and nominating and corporate governance committees.

For purposes of Nasdaq’s independence requirements, a director must not have any relationship that, in the judgment of our Board, would interfere with the exercise of independent judgment in fulfilling the responsibilities of a director. Further, members of the compensation committee must be free of any material relationship with the company that would impair their ability to remain independent from management in the performance of their duties.

Audit committee members must also meet the enhanced independence standards under Rule 10A-3 of the Exchange Act. In particular, they may not accept, directly or indirectly, any consulting, advisory, or compensatory fees from the company or its subsidiaries (other than in their capacity as a board or committee member), nor may they be considered affiliated persons of the company or its subsidiaries. We intend to be in full compliance with these requirements upon the completion of this direct listing.

Our Board has conducted a thorough review of the independence of each director, considering both Nasdaq’s standards and relevant SEC rules. As a result of this assessment, the Board has determined that Mr. Kenworthy, Mr. Mulica, Mr. Schwartz and Mr. Rench, qualify as independent. In making these determinations, the Board considered all relevant facts and circumstances, including each director’s business and personal affiliations with the company and its management, stock ownership, and any transactions described in the section titled “Certain Relationships and Related Party Transactions.”

Committees of the Board

In connection with this direct listing, our Board will maintain an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, each of which will have the composition and responsibilities described below. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee will operate under a written charter adopted by the Board, which will be available on the “Investor Relations⸺Corporate Governance” section of our corporate website www.qumulusai.com after completion of the direct listing.

Audit Committee

Our Audit Committee will be composed of Stacy Kenworthy, Michael Mulica, and David Rench. Mr. Kenworthy will serve as the Chair of our Audit Committee. The members of our Audit Committee meet the independence requirements under Nasdaq and SEC rules. Each member of our Audit Committee is financially literate. In addition, our Board has determined that Mr. Kenworthy is an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not, however, impose on him any supplemental duties, obligations, or liabilities beyond those that are generally applicable to the other members of our Audit Committee and Board.

The Audit Committee will provide assistance to the Board in fulfilling its responsibilities for oversight, for quality and integrity of the accounting, auditing, reporting practices, systems of internal accounting and financial controls, the annual independent audit of our financial statements, and the legal compliance and ethics programs of QumulusAI as established by management. The Audit Committee’s primary responsibilities will include:

●	overseeing our financial reporting process, internal control over financial reporting and disclosure controls and procedures on behalf of the Board;
●	having sole authority to appoint, retain and oversee the work of our independent registered public accounting firm and establish the compensation to be paid to the firm;
●	reviewing and pre-approving all audit services and permissible non-audit services to be provided to QumulusAI by our independent registered public accounting firm;
●

establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

●

overseeing the establishment and administration of (including the grant of any waiver from) a written code of business conduct and ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions;

●

receiving periodic updates from senior management on QumulusAI’s policies, processes, procedures and any significant developments related to the identification, mitigation and remediation of cybersecurity risks and reviewing the cybersecurity disclosures required to be included in QumulusAI’s SEC filings; and

●	coordinating with the Nominating and Corporate Governance Committee in that committee’s primary oversight over QumulusAI’s ESG activities.

The Audit Committee will have the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties or responsibilities.

Compensation Committee

Our Compensation Committee will be composed of David Rench, Stacy Kenworthy, Michael Mulica, and Barry Schwartz. Mr. Rench will serve as the Chair of our Compensation Committee. The members of our Compensation Committee meet the independence requirements under Nasdaq and SEC rules. Each member of the Compensation Committee is also a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

The Compensation Committee will provide assistance to the Board in fulfilling its oversight responsibility relating to compensation of our Chief Executive Officer and other executive officers and administers our equity compensation plans. The Compensation Committee’s primary responsibilities will include:

●	recommending to the Board for its determination the annual salaries, incentive compensation, long-term compensation and any and all other compensation applicable to our executive officers;
●

establishing and, from time to time, reviewing and revising corporate goals and objectives with respect to compensation for our executive officers and establishing and leading a process for the full Board to evaluate the performance of our executive officers in light of those goals and objectives;

●

administering our equity compensation plans and recommending to the Board for its determination grants of options or other equity-based awards for executive officers, employees and independent contractors under our equity compensation plans;

●	reviewing our policies with respect to employee benefit plans;
●	establishing and, from time to time, reviewing and revising processes and procedures for the consideration and determination of executive compensation;
●

overseeing and periodically reviewing QumulusAI’s culture and policies and strategies related to human capital management and reviewing the human capital management disclosures included in QumulusAI’s annual reports on Form 10-K; and

●	coordinating with the Nominating and Corporate Governance Committee in that committee’s primary oversight over QumulusAI’s ESG activities.

The Compensation Committee will have the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities, and prior to doing so, assesses the independence of such experts and advisors from management.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee will be composed of Barry Schwartz, Michael Mulica, and David Rench. Mr. Schwartz will serve as the Chair of our Nominating and Corporate Governance Committee. The members of our Nominating and Corporate Governance Committee meet the independence requirements under Nasdaq and SEC rules.

Our nominating and corporate governance committee’s principal functions will include:

●	identifying individuals qualified to become members of the Board;
●	recommending director nominees for each annual meeting of our shareholders and director nominees to fill any vacancies that may occur between meetings of shareholders;
●

making recommendations to the Board regarding director diversity (which may include diversity of age, gender, race, ethnicity, education, skills, professional experience, knowledge, backgrounds and viewpoints), retirement age, tenure and refreshment policies;

●	being aware of best practices in corporate governance matters;
●	developing and overseeing an annual Board and committee evaluation process;
●	establishing and leading a process for determination of the compensation applicable to the non-employee directors on the Board;
●	overseeing QumulusAI’s ESG activities and coordinating with and soliciting input from the Compensation Committee and the Audit Committee in formulating the approach to QumulusAI’s ESG activities.

The Nominating and Corporate Governance Committee will have the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

Role of Board in Risk Oversight

The Board as a whole has responsibility for risk oversight, with more in-depth reviews of certain areas of risk being conducted by the relevant committees that report on their deliberations to the full Board. The oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide information to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. The areas of risk that we focus on include operational, financial (accounting, credit, liquidity and tax), legal, compensation, competitive, cybersecurity, health, safety, environmental, economic, political and reputational risks.

The standing committees of the Board will oversee risks associated with their respective principal areas of focus. The Audit Committee’s role will include a particular focus on the qualitative aspects of financial reporting, on our processes for the management of business and financial risk, our financial reporting obligations and for compliance with significant applicable legal, ethical and regulatory requirements. The Audit Committee, along with management, will also be responsible for developing and participating in a process for review of important financial and operating topics that present potential significant risk to QumulusAI. The Compensation Committee will be responsible for overseeing risks and exposures associated with our executive compensation programs and arrangements. The Nominating and Corporate Governance Committee will oversee risks relating to our corporate governance matters, director compensation programs and director succession planning.

We recognize that a fundamental part of risk management is understanding not only the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for QumulusAI. The involvement of the full Board each year in establishing our key corporate business strategies and annual fiscal budget is a key part of the Board’s assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for QumulusAI.

We believe the current leadership structure of our Board is appropriate and helps ensure proper risk oversight for QumulusAI for a number of reasons, including: (1) general risk oversight by the full Board in connection with its role in reviewing our key business strategies and monitoring on an on-going basis the implementation of our key business strategies; (2) more detailed oversight by our standing committees that are currently comprised of and chaired by our independent directors, and (3) the focus of our Chairman on allocating appropriate Board agenda time for discussion regarding the implementation of our key business strategies and specifically risk management.

Code of Business Conduct and Ethics

Our Board will adopt a Code of Business Conduct and Ethics, which applies to all of our directors, executive officers, including our Chief Executive Officer and Chief Financial Officer, and other employees, and meets the requirements of the SEC and the Nasdaq Stock Market. Our Code of Business Conduct and Ethics will be available on the “Investor Relations⸺Corporate Governance” section of our corporate website www.qumulusai.com after completion of the direct listing.

EXECUTIVE COMPENSATION

We are an “emerging growth company” under applicable SEC rules and are providing disclosure regarding our executive compensation arrangements pursuant to the rules applicable to emerging growth companies, which means that we are not required to provide a compensation discussion and analysis and certain other disclosures regarding our executive compensation.

Our named executive officers as of December 31, 2024, were:

●	Robert C. Bissell, former President and former Chief Executive Officer; and
●	Houston Aderhold, Senior Vice President of Infrastructure and Construction.

Summary Compensation Table

The following table presents summary information regarding the total compensation for services rendered in all capacities that was awarded to, earned by, or paid to our named executive officers for the years ended December 31, 2024 and 2023.

Name and Principal Position	Year	Salary ($)	Total ($)
Robert C. Bissell,	2024	245,500(1)	245,500
Former President and Former Chief Executive Officer	2023	100,500(1)	100,500

Houston Aderhold,	2024	175,500(2)	175,500
Senior Vice President of Infrastructure and Construction	2023	100,500(2)	100,500

(1)	Salary includes $50,000 paid as compensation for Mr. Bissell’s role as former President and former Chief Executive Officer pursuant to a consulting agreement with Chalin Inc.
(2)	Salary includes $50,000 paid as compensation for Mr. Aderhold’s role as Senior Vice President of Infrastructure and Construction pursuant to a consulting agreement with MHA Technologies Inc.

Narrative to Summary Compensation Table

Base Salaries

Our named executive officers receive a base salary to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities.

Other Elements of Compensation

We provide health, dental, vision, life, and disability insurance benefits to our named executive officers, on the same terms and conditions as provided to all other eligible employees.

We also sponsor a broad-based 401(k) plan intended to provide eligible employees with an opportunity to defer eligible compensation up to certain annual limits. As a tax-qualified retirement plan, contributions (if any) made by us are deductible by us when made, and contributions and earnings on those amounts are generally not taxable to the employees until withdrawn or distributed from the 401(k) plan. Our named executive officers are eligible to participate in our employee benefit plans, including our 401(k) plan, on the same basis as our other employees. During the year ended December 31, 2024, we did not make matching contributions for our named executive officers.

Executive Compensation Arrangements

Our named executive officers did not enter into offer letters with QumulusAI regarding their employment. As noted in the Summary Compensation Table, each named executive officer did receive a portion of their compensation pursuant to a consulting agreement with their respective consulting entity, although neither of these agreements contained any employment terms. We currently do not have employment agreements or offer letters with any named executive officers. All of our named executive officers are employed on an at-will basis, with no fixed term of employment.

Global Digital Holdings, Inc. 2022 Option Plan

We believe that our ability to grant equity-based awards is a valuable compensation tool that enables us to attract, retain, and motivate our employees, consultants, and members of our Board by aligning their financial interests with those of our shareholders. The principal features of our 2022 Plan are summarized below. This summary is qualified in its entirety by reference to the actual text of the 2022 Plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

On December 12, 2022, we adopted our 2022 Plan. The purposes of the 2022 Plan are to (a) enable the Company to attract, retain and motivate the types of employees, consultants and directors who will contribute to the Company’s long range success; (b) provide incentives that align the interests of employees, consultants and directors with those of the shareholders of the Company; and (c) promote the success of the Company’s business.

Administration. Our 2022 Plan is administered by a committee of members of the Board appointed by the Board to administer the 2022 Plan, referred to herein as the “Committee.” Subject to the terms of the 2022 Plan, the Committee has the authority to, among other things, construe and interpret the 2022 Plan and apply its provisions; to promulgate, amend, and rescind rules and regulations relating to the administration of the 2022 Plan; to determine when awards are to be granted under the 2022 Plan and the applicable grant date; and to determine the number of shares of common stock to be made subject to each award. The Committee may modify awards subject to the terms of the 2022 Plan subject to certain limitations.

Shares Authorized. As of December 1, 2025, we had 1,333,334 shares of our common stock reserved for issuance pursuant to grants under our 2022 Plan of which 96,853 shares remained available for grant. As of December 1, 2025, options to purchase 22,703 shares had been exercised and options to purchase 1,012,020 shares remained outstanding, with a weighted-average exercise price of $1.74 per share.

Adjustments. In the event of changes in the outstanding common stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the grant date of any award, awards granted under the 2022 Plan and any award agreements, the exercise price of options and the maximum number of shares of common stock subject to awards may be equitably adjusted or substituted, as to the number, price or kind of a share of common stock or other consideration subject to such awards to the extent necessary to preserve the economic intent of such award.

Eligible Participants. The persons eligible to receive awards under the 2022 Plan are the employees, consultants and directors of the Company and its affiliates. In order to receive an award and become a participant in the 2022 Plan, such employee, consultant or director must be selected by the Committee to receive an award.

Stock Options. Awards that may be granted under the 2022 Plan include: (a) incentive stock options and (b) non-qualified stock options. Incentive stock options may be granted to “employees” (within the meaning of Treasury Regulation Section 1.421-7(h)) of the Company or any “subsidiary corporation” with respect to the Company for purpose of Section 424(f) of the Code only. Awards other than incentive stock options may be granted to employees, consultants and directors. Subject to limited exceptions, the exercise price of each option may not be less than 100% of the fair market value of the common stock subject to the option on the grant date.

Termination of Employment or Other Service. Unless otherwise provided in an award agreement or in an employment agreement, the terms of which have been approved by the Committee, in the event an option holder’s continuous service terminates (other than upon the option holder’s death or disability), the option holder may exercise his or her option (to the extent that the option holder was entitled to exercise such option as of the date of termination) but only within such period of time ending on the earlier of (a) the date three months following the termination of the option holder’s continuous service or (b) the expiration of the term of the option as set forth in the award agreement; provided, however, that if the termination of continuous service is by the Company for cause, all outstanding options (whether or not vested) shall immediately terminate and cease to be exercisable. If, after termination, the option holder does not exercise his or her option within the time specified in the award agreement, the option shall terminate.

Unless otherwise provided in an award agreement, in the event that an option holder’s continuous service terminates as a result of the option holder’s disability, the option holder may exercise his or her option (to the extent that the option holder was entitled to exercise such option as of the date of termination), but only within such period of time ending on the earlier of (a) the date 12 months following such termination or (b) the expiration of the term of the option as set forth in the award agreement. If, after termination, the option holder does not exercise his or her option within the time specified herein or in the award agreement, the option shall terminate.

Unless otherwise provided in an award agreement, in the event an option holder’s continuous service terminates as a result of the option holder’s death, then the option may be exercised (to the extent the option holder was entitled to exercise such option as of the date of death) by the option holder’s estate, by a person who acquired the right to exercise the option by bequest or inheritance or by a person designated to exercise the option upon the option holder’s death, but only within the period ending on the earlier of (a) the date 12 months following the date of death or (b) the expiration of the term of such option as set forth in the award agreement. If, after the option holder’s death, the option is not exercised within the time specified herein or in the award agreement, the option shall terminate.

Forfeiture and Recoupment. Unless the Committee provides otherwise, if a participant materially violates any confidentiality, non-solicitation, development, or noncompetition agreement with the Company or an affiliate, if the participant’s employment is terminated for cause, or upon such other events as determined by the Committee in its sole discretion, the Company may in its sole discretion (a) repurchase (and the participant shall sell) any shares of common stock acquired by the participant (or by a permitted transferee of the participant) pursuant to awards granted hereunder for a price equal to the purchase price paid (if any) by the participant under the award, or if less, the fair market value of the shares of common stock on the date of repurchase, or (b) cause the participant to (and the participant shall) reimburse the Company the amounts received (either directly or indirectly with respect to amounts that were withheld for tax purposes) by the participant pursuant to awards granted and exercised hereunder for a price equal to the excess of the fair market value of the shares of common stock on the date of exercise over the option exercise price for the respective shares of common stock. In the event a clawback event has occurred but is not discovered until a later time, the Company may either repurchase shares of common stock as described above (and the participant shall sell), or require the participant to (and the participant shall) reimburse the Company pursuant to the foregoing.

Effect of Change in Control. In the event that we are subject to (a) an acquisition of more than 50% of the total fair market value or total voting power of our stock; (b) an acquisition during a 12-month period of ownership of our stock possessing 30% or more of the total voting power of our stock; (c) the replacement of a majority of the members of our Board during a 12-month period whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or (d) an acquisition during a 12-month period of assets from the company that have a total gross fair market value equal to more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition, the 2022 Plan gives the Committee discretion to accelerate, cancel, substitute or provide notice of termination of outstanding awards.

Term, Termination and Amendment. The term of the 2022 Plan is 10 years. The Board at any time, and from time to time, may amend or terminate the 2022 Plan, subject to certain limitations. The Board may also suspend or terminate the 2022 Plan.

QumulusAI, Inc. 2025 Equity Incentive Plan

In connection with this direct listing, we intend to adopt the QumulusAI, Inc. 2025 Equity Incentive Plan (the “2025 Plan”) to replace the 2022 Plan. The Purpose of the 2025 Plan is to advance the interests of the Company and our shareholders by enabling us to attract and retain qualified individuals to perform services, provide incentive compensation for such individuals in a form that is linked to the growth and profitability of our Company and increases in shareholder value, and provide opportunities for equity participation that align the interests of participants with those of our shareholders.

Administration. The Board and the Compensation Committee will administer the 2025 Plan. Subject to certain limitations, the plan administrator has broad authority under the terms of the 2025 Plan to take certain actions under the plan.

Delegation. To the extent permitted by applicable law, the Board or Compensation Committee may delegate to one or more of its members or to one or more officers of the Company such administrative duties or powers as it may deem advisable. The Board or Compensation Committee may authorize one or more directors or officers of the Company to designate employees, other than officers, non-employee directors, or 10% shareholders of the Company, to receive awards under the plan and determine the size of any such awards, subject to certain limitations.

No Re-pricing. The Board may not, without prior approval of our shareholders, effect any re-pricing of any previously granted “underwater” option or stock appreciation right (“SAR”) by: (i) amending or modifying the terms of the option or SAR to lower the exercise price or grant price; (ii) canceling the underwater option or SAR in exchange for (A) cash; (B) replacement options or SARs having a lower exercise price or grant price; or (C) other awards; or (iii) repurchasing the underwater options or SARs and granting new awards under the 2025 Plan. An option or SAR will be deemed to be “underwater” at any time when the fair market value of the common stock is less than the exercise price of the option or the grant price of the SAR.

Shares Authorized. Subject to adjustment (as described below), the maximum number of shares of our common stock that will be able for issuance under the 2025 Plan will be [•] shares. No more than [•] total shares may be granted as incentive stock options.

Shares that are issued under the 2025 Plan or that are subject to outstanding awards will be applied to reduce the maximum number of shares remaining available for issuance under the 2025 Plan only to the extent they are used; provided, however, that the full number of shares subject to a stock-settled SAR or other stock-based award will be counted against the shares of common stock authorized for issuance under the 2025 Plan, regardless of the number of shares actually issued upon settlement of such SAR or other stock-based award. Any shares withheld to satisfy tax withholding obligations on awards issued under the 2025 Plan, any shares withheld to pay the exercise price or grant price of awards under the 2025 Plan, and any shares not issued or delivered as a result of the “net exercise” of an outstanding option or settlement of a SAR in shares will be counted against the shares authorized for issuance under the 2025 Plan and will not be available again for grant under the 2025 Plan. Shares subject to awards settled in cash will again be available for issuance pursuant to awards granted under the 2025 Plan. Any shares repurchased by the Company on the open market using the proceeds from the exercise of an award will not increase the number of shares available for future grant of awards. Any shares of common stock related to awards granted under the 2025 Plan that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of the shares will be available again for grant under the 2025 Plan. To the extent permitted by applicable law, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or a subsidiary or otherwise will not be counted against shares available for issuance pursuant to the 2025 Plan. The shares available for issuance under the 2025 Plan may be authorized and unissued shares or treasury shares.

Non-Employee Director Compensation Limit. The 2025 Plan limits total non-employee director compensation such that the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year of the Company may not exceed $400,000 (increased to $600,000 with respect to any non-employee director serving as chairman of the Board or lead independent director or in the fiscal year of a non-employee director’s initial service as a non-employee director). Any compensation that is deferred will count towards this limit for the year in which the compensation is first earned, and not a later year of settlement.

Adjustments. In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin off), or other similar change in the corporate structure or shares of our common stock, the Board will make the appropriate adjustment or substitution. These adjustments or substitutions may be to the number and kind of securities and property that may be available for issuance under the 2025 Plan. In order to prevent dilution or enlargement of the rights of participants, the Board may also adjust the number, kind, and exercise price of securities or other property subject to outstanding awards.

Eligible Participants. Awards may be granted to employees, non-employee directors, and consultants of the Company or any of our subsidiaries. A “consultant” for purposes of the 2025 Plan is one who renders services to the Company or its subsidiaries that are not in connection with the offer and sale of our securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for our securities.

Types of Awards. The 2025 Plan permits the grant of non-statutory and incentive stock options, SARs, restricted stock awards, restricted stock units (“RSUs”), deferred stock units (“DSUs”), performance awards, non-employee director awards, and other stock-based awards. Awards may be granted either alone or in addition to or in tandem with any other type of award.

Stock Options. Stock options entitle the holder to purchase a specified number of shares of our common stock at a specified price, which is called the exercise price, subject to the terms and conditions of the stock option grant. The 2025 Plan permits the grant of both non-statutory and incentive stock options. Incentive stock options may be granted solely to eligible employees of the Company or its subsidiary. Each stock option granted under the 2025 Plan must be evidenced by an award agreement that specifies the exercise price, the term, the number of shares underlying the stock option, the vesting, and any other conditions. The exercise price of each stock option granted under the 2025 Plan must be at least 100% of the fair market value of a share of our common stock as of the date the award is granted to a participant. Fair market value under the plan means, unless otherwise determined by the Board, the closing price of our common stock, as reported on Nasdaq, on the immediately prior trading day. The Board fixes the terms and conditions of each stock option, subject to certain restrictions, such as a ten-year maximum term.

Stock Appreciation Rights. A SAR is a right granted to receive payment of cash, stock, or a combination of both equal to the difference between the fair market value of shares of our common stock and the grant price of such shares. Each SAR granted must be evidenced by an award agreement that specifies the grant price, the term, and such other provisions as the Board may determine. The grant price of a SAR must be at least 100% of the fair market value of our common stock on the date of grant. The Board fixes the term of each SAR, but SARs granted under the 2025 Plan will not be exercisable more than 10 years after the date the SAR is granted

Restricted Stock Awards, Restricted Stock Units, and Deferred Stock Units. Restricted stock awards, RSUs, and/or DSUs may be granted under the 2025 Plan. A restricted stock award is an award of common stock that is subject to restrictions on transfer and risk of forfeiture upon certain events, typically including termination of service. RSUs are similar to restricted stock awards except that no shares are actually awarded to the participant on the grant date. DSUs permit the holder to receive shares of common stock or the equivalent value in cash or other property at a future time as determined by the Board. The Board will determine, and set forth in an award agreement, the period of restriction, the number of shares of restricted stock awards or the number of RSUs or DSUs granted, and other such conditions or restrictions.

Performance Awards. Performance awards, in the form of cash, shares of common stock, other awards, or a combination of both, may be granted under the 2025 Plan in such amounts and upon such terms as the Board may determine. The Board will determine, and set forth in an award agreement, the amount of cash and/or number of shares or other awards, the performance goals, the performance periods, and other terms and conditions. The extent to which the participant achieves his or her performance goals during the applicable performance period will determine the amount of cash and/or number of shares or other awards earned by the participant. The Board retains discretion to adjust performance awards either upward or downward, either on a formula or discretionary basis or any combination, as the Board determines.

Non-Employee Director Awards. The Board at any time and from time to time may approve resolutions providing for the automatic or other grant of awards under the 2025 Plan to non-employee directors. Such awards may be granted singly, in combination, or in tandem, and may be granted pursuant to such terms, conditions, and limitations as the Board may establish in its sole discretion consistent with the provisions of the 2025 Plan. The Board may permit non-employee directors to elect to receive all or any portion of their annual retainers, meeting fees, or other fees in restricted stock, RSUs, DSUs, or other stock-based awards in lieu of cash.

Other Stock-Based Awards. Consistent with the terms of the plan, other stock-based awards may be granted to participants in such amounts and upon such terms as the Board may determine.

Dividend Equivalents. With the exception of stock options, SARs, and unvested performance awards, awards under the 2025 Plan may, in the Board’s discretion, earn dividend equivalents with respect to the cash or stock dividends or other distributions that would have been paid on the shares of our common stock covered by such award had such shares been issued and outstanding on the dividend payment date. However, no dividends may be paid on awards until they are vested. Such dividend equivalents will be converted to cash or additional shares of our common stock by such formula and at such time and subject to such limitations as determined by the Board.

Termination of Employment or Other Service. The 2025 Plan provides for certain default rules in the event of a termination of a participant’s employment or other service. These default rules may be modified in an award agreement or an individual agreement between the Company and a participant. If a participant’s employment or other service with the Company is terminated for cause, then all outstanding awards held by such participant will be terminated and forfeited. In the event a participant’s employment or other service with the Company is terminated by reason of death, disability, or retirement, then:

●

All outstanding stock options (excluding non-employee director options in the case of retirement) and SARs held by the participant will, to the extent exercisable, remain exercisable for a period of one year after such termination, but not later than the date the stock options or SARs expire;

●	All outstanding stock options and SARs that are not exercisable and all outstanding restricted stock will be terminated and forfeited; and

●

All outstanding unvested RSUs, performance awards, and other stock-based awards held by the participant will terminate and be forfeited. However, with respect to any awards that vest based on the achievement of performance goals, if a participant’s employment or other service with the Company or any subsidiary is terminated prior to the end of the performance period of such award, but after the conclusion of a portion of the performance period (but in no event less than one year), the Board may, in its sole discretion, cause shares to be delivered or payment made with respect to the participant’s award, but only if otherwise earned for the entire performance period and only with respect to the portion of the applicable performance period completed at the date of such event, with proration based on the number of months or years that the participant was employed or performed services during the performance period.

In the event a participant’s employment or other service with the Company is terminated by reason other than for cause, death, disability, or retirement, then:

●

All outstanding stock options (including non-employee director options) and SARs held by the participant that then are exercisable will remain exercisable for three months after the date of such termination, but will not be exercisable later than the date the stock options or SARs expire;

●	All outstanding restricted stock will be terminated and forfeited; and
●

All outstanding unvested RSUs, performance awards, and other stock-based awards will be terminated and forfeited. However, with respect to any awards that vest based on the achievement of performance goals, if a participant’s employment or other service with the Company or any subsidiary is terminated prior to the end of the performance period of such award, but after the conclusion of a portion of the performance period (but in no event less than one year), the Board may, in its sole discretion, cause shares to be delivered or payment made with respect to the participant’s award, but only if otherwise earned for the entire performance period and only with respect to the portion of the applicable performance period completed at the date of such event, with proration based on the number of months or years that the participant was employed or performed services during the performance period.

Modification of Rights upon Termination. Upon a participant’s termination of employment or other service with the Company or any subsidiary, the Board may, in its sole discretion (which may be exercised at any time on or after the grant date, including following such termination) cause stock options or SARs (or any part thereof) held by such participant as of the effective date of such termination to terminate, become, or continue to become exercisable or remain exercisable following such termination of employment or service, and restricted stock, RSUs, DSUs, performance awards, non-employee director awards and other stock-based awards held by such participant as of the effective date of such termination to terminate, vest, or become free of restrictions and conditions to payment, as the case may be, following such termination of employment or service, in each case in the manner determined by the Board; provided, however, that no stock option or SAR may remain exercisable beyond its expiration date. Any such action by the Board adversely affecting any outstanding award will not be effective without the consent of the affected participant, except to the extent the Board is authorized by the 2025 Plan to take such action.

Forfeiture and Recoupment. If a participant is determined by the Board to have taken any action while providing services to the Company or within one year after termination of such services that would constitute “cause” or an “adverse action,” as such terms are defined in the 2025 Plan, all rights of the participant under the 2025 Plan and any agreements evidencing an award then held by the participant will terminate and be forfeited. The Board has the authority to rescind the exercise, vesting, issuance, or payment in respect of any awards of the participant that were exercised, vested, issued, or paid and require the participant to pay to the Company, within 10 days of receipt of notice, any amount received or the amount gained as a result of any such rescinded exercise, vesting, issuance, or payment. The Company may defer the exercise of any stock option or SAR for up to six months after receipt of notice of exercise in order for the Board to determine whether “cause” or “adverse action” exists. The Company is entitled to withhold and deduct future wages or make other arrangements to collect any amount due.

In addition, awards under the 2025 Plan shall be subject to any automatic forfeiture or voluntary compensation “clawback,” forfeiture or recoupment provisions under applicable law and any compensation “clawback,” forfeiture or recoupment policy of the Company, as in effect from time to time, and such forfeiture and/or penalty conditions or provisions as determined by the Board and set forth in the applicable award agreement.

Effect of Change in Control. Generally, a change in control will mean:

●	The acquisition, other than by the Company, by any individual, entity, or group of beneficial ownership of 50% or more of the then outstanding shares of common stock;
●

The consummation of a reorganization, merger, or consolidation of the Company with respect to which all or substantially all of the individuals or entities who were the beneficial owners of common stock and voting securities immediately prior to the transaction do not, following the transaction, beneficially own more than 50% of the outstanding shares of common stock of the corporation resulting from the transaction; or

●	A complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

Subject to the terms of the applicable award agreement or an individual agreement between the Company and a participant, upon a change in control, the Board may, in its discretion, determine whether some or all outstanding options shall become exercisable in full or in part, whether the restriction period and performance period applicable to some or all outstanding restricted stock awards and RSUs shall lapse in full or in part, and whether the performance measures applicable to some or all outstanding awards shall be deemed to be satisfied. The Board may further require that shares of stock of the corporation resulting from such a change in control, or a parent corporation thereof, be substituted for some or all of our shares of common stock subject to an outstanding award and that any outstanding awards, in whole or in part, be surrendered to us by the holder, to be immediately cancelled by us, in exchange for a cash payment, shares of capital stock of the corporation resulting from or succeeding us, or a combination of both cash and such shares of stock.

Term, Termination and Amendment. Unless sooner terminated by the Board, the 2025 Plan will terminate at 11:59 p.m. on [•], 2035. No award will be granted after termination of the 2025 Plan, but awards outstanding upon termination of the 2025 Plan will remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of the 2025 Plan.

Subject to certain exceptions, the Board has the authority to suspend or terminate the 2025 Plan or terminate any outstanding award agreement and the Board has the authority to amend the 2025 Plan or amend or modify the terms of any outstanding award at any time and from time to time. No amendments to the 2025 Plan will be effective without approval of the Company’s shareholders if: (a) shareholder approval of the amendment is then required pursuant to Section 422 of the Code, the rules of the primary stock exchange on which the common stock is then traded, applicable U.S. state and federal laws or regulations, and the applicable laws of any foreign country or jurisdiction where awards are, or will be, granted under the 2025 Plan; or (b) such amendment would: (i) modify the re-pricing provisions of the 2025 Plan; (ii) increase the aggregate number of shares of common stock issued or issuable under the 2025 Plan; (iii) modify the eligibility requirements for participants in the 2025 Plan; or (vi) reduce the minimum exercise price or grant price as set forth in the 2025 Plan. No termination, suspension, or amendment of the 2025 Plan shall adversely affect any outstanding award previously granted under the 2025 Plan without the written consent of the participant holding such award.

Clawback Policy

In connection with this direct listing, we will adopt a Nasdaq-compliant clawback policy pursuant to which we will be required to recover erroneously paid compensation from current or former executive officers in the event of certain financial restatements as provided under the Nasdaq rules. In addition, our 2022 Plan, 2025 Plan and related award agreements include “clawback” mechanisms, as described above.

DIRECTOR COMPENSATION

Summary of Cash and Other Compensation

In the year ended December 31, 2024, our Board was comprised of six directors: Patrick Gahan, Chairman; Houston Aderhold, Assistant Chairman; Robert C. Bissell; Scott Krosnowski; Stacy Kenworthy; and Todd Jones. Mr. Kenworthy and Mr. Jones were non-employee members of our Board. Mr. Kenworthy was the only non-employee director compensated and received $6,000 in cash in 2024.

Non-Employee Director Compensation Policy

Before this direct listing, we did not have a formal policy to provide any cash or equity compensation to our non-employee directors for their service on our Board. In connection with this direct listing, our Board intends to approve a non-employee director compensation policy, pursuant to which our non-employee directors will be eligible to receive certain cash retainers and equity awards for service on our Board and committees of our Board.

Employee directors will receive no additional cash compensation for their service as a director, but additional equity compensation is paid to all directors, including those who are employees.

Cash Compensation

Beginning January 1, 2026, each non-employee director will be entitled to receive the annual cash compensation set forth below, payable in four equal quarterly installments in arrears and prorated for partial quarters of service.

●	General Board Service Fee: $50,000.
●	Chairman of the Board Fee (additional): $50,000.

We anticipate allowing our non-employee directors to elect, on an annual basis, to convert all of his or her earned cash fees into a number of equity grants under the current Equity Compensation Plan, which will be fully vested on the date of grant.

Equity Compensation

Initial Grant. Each non-employee director who joins our Board of Directors is eligible to receive $56,250 in the form of RSUs or non-qualified stock options. The Chairman of the Board is eligible to receive an additional $56,250 in the form of RSUs or non-qualified stock options under the 2025 Plan. One-third of such award will vest on the one-year anniversary of the grant date, and the remaining two-thirds will vest in equal quarterly installments over the following eight quarters.

Catch-Up Grants. In consideration for each non-employee director’s service during fiscal year 2025, each non-employee director will be eligible to receive $56,250 in the form of RSUs or non-qualified stock options on the date the 2025 Plan becomes effective in connection with the direct listing. The Chairman of the Board is eligible to receive an additional $56,250 in the form of RSUs or non-qualified stock options on the date the 2025 Plan becomes effective in connection with the direct listing. Such award shall vest in full on October 1, 2026.

Annual Grants. Each non-employee director, other than a director who will not stand for re-election at the next annual meeting, is eligible to receive $56,250 in the form of RSUs or non-qualified stock options on October 1 of each fiscal year beginning in 2026. The Chairman of the Board is eligible to receive an additional $56,250 in the form of RSUs or non-qualified stock options on October 1 of each fiscal year beginning in 2026. Such award shall vest in full on the one-year anniversary of the grant date.

All equity awards granted to non-employee directors will be granted under the 2025 Plan or any future shareholder-approved equity-based compensation plan and will be subject to the discretion and approval of the Board. The number of shares of common stock underlying RSUs or non-qualified stock options will be determined based on the grant date fair market value of such awards. The exercise price of any non-qualified stock options will be equal to the fair market value of a share of the Company’s common stock on the grant date.

Expense Reimbursement

All non-employee directors will be reimbursed for travel expenses for attending meetings and other miscellaneous out-of-pocket expenses incurred in performing their Board functions.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions Policy

Our Board will adopt a written policy on transactions with related persons in connection with the completion of this direct listing that will provide that the Board or its authorized committee will review on at least a quarterly basis all transactions with related persons that are required to be disclosed under SEC rules and, when appropriate, initially authorize or ratify all such transactions. In the event that the Board or its authorized committee considers ratification of a transaction with a related person and determines not to so ratify, the written policy on transactions with related persons will provide that our management will make all reasonable efforts to cancel or annul the transaction.

The written policy on transactions with related persons will provide that, in determining whether or not to recommend the initial approval or ratification of a transaction with a related person, the Board or its authorized committee should consider all of the relevant facts and circumstances available, including (if applicable) but not limited to, whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction and whether entering into the transaction would be consistent with the written policy on transactions with related persons.

Under the Related Party Transactions Policy, a related party transaction will include any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which:

●	we or any of our subsidiaries are or will be a participant;
●	the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year; and
●	any related party has or will have a direct or indirect material interest.

Related parties will include any person who is or was (since the beginning of the last fiscal year, even if such person does not presently serve in that role) an executive officer, director or nominee for director of QumulusAI, Inc., any shareholder owning more than 5% of any class of our voting securities or an immediate family member, as defined in the Related Party Transactions Policy, of any such person.

The written policy on transactions with related persons described above will be adopted in connection with the completion of this direct listing and, therefore, the transactions described below were not reviewed under such policy.

Related Party Transactions Since January 1, 2023

Agreements with Alder Entities

As described below, we are party to certain transactions with affiliate entities of Patrick Gahan’s family office, Alder Capital Partners (collectively, the “Alder Entities”). Craig Heiser serves as a manager of certain Alder Entities, including ALDER Opportunity, LP; ALDER Opportunity II, LLC; and ALDER Funding Partners, and controls all voting and investment decisions of ALDER Opportunity, LP. Through this involvement, Craig Heiser beneficially owns more than 5% of the Company’s common stock. Both Patrick Gahan, who served as Chairman of the Board in 2023 and 2024 and served as our Chief Executive Officer from February 2025 to August 2025, and Ankur Chatterjee, our current Chief Integration Officer and former Chief Operating Officer, have membership stakes in these entities.

Alder Mortgage Group, LLC Loan

On April 14, 2022, WAHA Technologies, Inc. entered into a $5,000,000 interest only balloon note and a security agreement with Alder Mortgage Group, LLC, which is wholly owned by Window Macaroni Group, LLC, an entity owned by Patrick Gahan and his spouse. This loan was modified on October 18, 2022 and amended and restated on July 1, 2024. The maturity date is December 31, 2025 and interest is payable at a rate of 12% per annum. Since January 1, 2023, the largest aggregate amount of principal outstanding was $2,000,000, and we have made principal payments of $1,763,155 and interest payments of $503,724. As of December 1, 2025, $236,845 was outstanding.

Equipment Leases and Profit Share Agreements with ATFP Entities

From November 1, 2023 to January 30, 2025, TCM Cloud 1, LLC, a subsidiary of TCM, entered into several equipment lease agreements with ATFP Cloud SPV I, LP; ATFP Cloud SPV II, LP; ATFP Cloud SPV III, LP; and ATFP Cloud SPV IV, LP (together, the “ATFP LP Entities”) and Alder Technology Funding Partners, LLC as the GP of ATFP Cloud SPV I, LP and ATFP Cloud SPV II, LP, Fluent ATFP, LLC as the GP of ATFP Cloud SPV III, LP, and SGCA ATFP, LLC as the GP of ATFP Cloud SPV IV, LP (together, the “ATFP GP Entities,” and together with the ATFP LP Entities, the “ATFP Entities”). Under these agreements, we lease certain technology infrastructure, including servers and data center cabinets. Patrick Gahan, Ankur Chatterjee, and Steve Gertz, our current Chairman of the Board, are members of the ATFP Entities. ATFP Cloud SPV 1, LP was paid off on January 21, 2025, in the amount of $6,454,466 via a loan from CommerceOne Bank. ATFP Cloud SPV II, LP was paid off on August 1, 2025 in the amount of $1,754,596. Monthly payments pursuant to the remaining leases, which have an aggregate value of approximately $5,000,000, have ranged from $54,939 to $97,928.

ATFP Cloud SPV II, LP continued to release additional lease schedules and fundings to TCM for the purchase of GPUs. Patrick Gahan was a $1.25 million funder of the most recent $1.75 million lease schedule via Window Macaroni Group, LLC.

ATFP Cloud SPV I, LP continued to release additional lease schedules and fundings to TCM for the purchase of GPUs. ALDER Technology Funding Partners, LLC, Window Macaroni Group, LLC and Slim Mint Group, LLC, an entity owned by Patrick Gahan and his spouse, were participants in the funding.

In connection with these equipment lease agreements, TCM Cloud 1, LLC also entered into a profit share agreement with certain of the ATFP Entities on November 1, 2023. We amended and restated this agreement on December 12, 2024. To date, we have made payments of $24,650 under this agreement.

ATFP Cloud SPV III, LP and ATFP Cloud SPV IV, LP had their earlier lease schedules and associated profit-share agreement paid off as of October 17, 2025 via a loan from CommerceOne Bank. In consideration of an early payoff and in accordance with the terms of the profit share agreement, these entities received 17,335 and 25,003 warrants, respectively.

ATFP Cloud SPV I, LP has continued to deploy capital via new lease schedules. This arrangement has a 60-month term with a 12% cost of capital. Alder Technology Funding Partners, LLC receives 10% of the revenue associated with the equipment purchased and deployed via its consulting agreement; provided, however, the revenue share to Alder Technology Funding Partners, LLC is pro rata adjusted down based on the remaining principal balance on each lease schedule at the time of each monthly close-out payment calculation to Alder Technology Funding Partners, LLC.

ATFP Cloud SPV II has continued to deploy capital via new lease schedules. This arrangement has a 24-month term with 23 months of interest only payments. Full return of principal and interest is made in the final month. The cost of capital pursuant to this arrangement is 18%. Alder Technology Funding Partners receives a flat $2,500 per month fee per $1 million deployed via its consulting agreement.

Consulting Agreement

On January 30, 2025, TCM entered into a consulting agreement with Alder Technology Funding Partners, LLC, of which Patrick Gahan and Ankur Chatterjee are members, pursuant to which Alder Technology Funding Partners, LLC organized investors to buy and lease equipment and provided ongoing management services. To date, we have made payments of $24,650 under this agreement.

Service Agreement

On September 1, 2023, TCM entered into a service agreement with Alder Technology, LLC, pursuant to which Alder Technology, LLC provided funding to test the deployment of GPUs and received a negotiated share of profits in return. Patrick Gahan and Ankur Chatterjee are members of Alder Technology, LLC, and Robert C. Bissell, our current Advisory Board Chairman, former President and former Chief Executive Officer, and his son, Chase Bissell, are participant funders of Alder Technology, LLC. Concurrently, Alder Technology, LLC and Gratus Holdings, LLC, an entity owned and controlled by Robert C. Bissell, entered into a participation agreement, pursuant to which a portion of the investment made by Alder Technology, LLC under the service agreement was transferred to Gratus Holdings, LLC.

On June 1, 2024, TCM entered into an assignment and assumption of participation interest agreement with Alder Technology, LLC, Gratus Holdings, LLC, Rabalais Investments, LLC, and ASIC Juice, LLC. Pursuant to this assignment agreement, a percentage interest in the service agreement described above was assigned to TCM in exchange for issuing an aggregate of 140,000 shares of TCM preferred stock to the assignors. We made profit share payments of $224,000 under this agreement.

On May 21, 2025, TCM entered into a second assignment and assumption of participation interest agreement with Gratus Holdings, LLC and Chase Bissell and a Bill of Sale with Alder Technology, LLC. Pursuant to this second assignment agreement, the remaining percentage interest in the service agreement described above was assigned to TCM, together with title to the entirety of the equipment governed by the service agreement, in exchange for $67,502.

Alder Hold Co, LLC Stock Option Assumption and Exchange Agreement

On December 13, 2022, we entered into a contribution and exchange agreement with Patrick Gahan, Ankur Chatterjee, and Alder Hold Co, LLC, of which Patrick Gahan and Ankur Chatterjee are members, pursuant to which Alder Hold Co, LLC was issued 209,716 shares of our Series B preferred stock and a non-qualified stock option for the purchase of 2,849 shares of our common stock, in each case without giving effect to the Conversion or the Reverse Stock Split.

Agreements with Focus Partners GP

As described below, we, directly or through WAHA Technologies, Inc., are party to certain transactions with Trailhead Growth, LP and Trailhead Income, LP, and GC Opportunities 2 Private Fund, LP, limited partners of Focus Partners, GP, of which Todd Jones, a former member of our Board, serves as Chief Investment Officer and member.

Trailhead Growth, LP Loan

On September 29, 2023, we entered into a loan and security agreement and collateralized line of credit for $300,000 with Trailhead Growth, LP. Interest under this loan was payable at a rate of 12% per annum. This line of credit was never used.

On April 26, 2024, we entered into an amended and restated loan and security agreement and amended and restated collateralized line of credit for $700,000 with Trailhead Growth, LP. Interest under this loan was payable at a rate of 6% per annum. As consideration, on April 26, 2024, we issued a warrant to purchase stock with a value of $28,000 as of that date. Since April 26, 2024, the largest aggregate amount of principal outstanding was $648,262, and we made principal payments of $648,262 and interest payments of $25,063. This loan was paid in full in March 2025 and matured on April 26, 2025, and no amounts remained outstanding as of April 26, 2025.

Trailhead Income, LP Loan

On September 1, 2021, WAHA Technologies, Inc. entered into a $4,000,000 interest only balloon note and a security agreement with Trailhead Income LP. This loan was modified on October 4, 2022, and $2,000,000 of the principal was converted to equity. On June 19, 2025, the maturity date was extended from September 1, 2025 to October 1, 2026. Interest under this loan is payable at a rate of 12% per annum. Since January 1, 2023, the largest aggregate amount of principal outstanding was $2,000,000, and we have made principal payments of $0 and interest payments of $580,000. As of December 1, 2025, $2,000,000 in principal and $370,000 in deferred interest was outstanding.

GC Opportunities 2 Private Fund, LP Loan

On February 15, 2022, WAHA Technologies, Inc. entered into a $1,850,000 interest only balloon note and loan and security agreement with GC Opportunities 2 Private Fund, LP. This loan was modified on October 4, 2022. The maturity date is February 15, 2026 and interest is payable at a rate of 12% per annum. Since January 1, 2023, the largest aggregate amount of principal outstanding was $1,850,000, and we have made principal payments of $0 and interest payments of $536,469. As of December 1, 2025, $1,850,000 in principal and $231,235 in deferred interest was outstanding.

Hosting Agreement

On April 1, 2023, FCNC Venture, LLC, a joint venture between our subsidiary, SPRE Commercial Group, Inc., and 1617 Digital, LLC entered into a bitcoin miner hosting agreement, pursuant to which FCNC Venture, LLC agreed to provide certain cryptocurrency mining hosting services. This agreement was subsequently amended on December 1, 2023, and we assumed the hosting obligations thereunder. Robert C. Bissell, our current Advisory Board Chairman, former President and former Chief Executive Officer, and Houston Aderhold, our Senior Vice President of Infrastructure and Construction, are managing directors of FCNC Venture, LLC. Under this agreement, which has terminated, we received payments of $73,361.

Master Service Agreement

On October 31, 2023, TCM entered into a master service agreement with Performive LLC, pursuant to which we have leased certain office space, data center cabinets, and other equipment. Ryan DiRocco, who became an advisor to our Board in 2025, founded Performive LLC and served as its Chief Executive. To date, we have made payments of $1,659,334 under this agreement.

Loan from Founder

On December 31, 2021, TCM entered into an $800,000 line of credit agreement with Ian Gerard, a founder of TCM. This agreement was subsequently amended on December 18, 2024. Interest under this loan was payable at a rate of 5.00% per annum. Since January 1, 2023, the largest aggregate amount of principal outstanding was $859,923, and we made principal payments of $495,582 and interest payments of $364,341. The remaining balance was converted to equity, and the accrued interest was forfeited.

TCM Acquisition

On April 1, 2025, the Company entered into Contribution and Exchange Agreements, as amended, with shareholders of TCM, pursuant to which each TCM shareholder contributed all outstanding equity securities in TCM to the Company in exchange for equity securities of the Company. As a result, TCM became a wholly owned subsidiary of the Company, with 75% of the Company’s capital stock held by Company shareholders and 25% of the Company’s capital stock held by former TCM shareholders. The total acquisition consideration was $39,350,572. The following related parties participated in this transaction and received equity securities of the Company in exchange for their TCM equity securities valued as indicated: Ian Gerard ($8,015,656); Carlos Rincon, a founder of TCM ($2,986,096); Mark Jackson, a founder of TCM ($1,467,997); Ankur Chatterjee ($525,550); Slim Mint Group, LLC($303,760); Window Macaroni Group, LLC ($303,760); Adam Brown, an employee of the Company ($271,205); Patrick Gahan ($219,408); Gratus Holdings, LLC ($214,192); Gahan LTC SPE, LLC, of which Patrick Gahan serves as manager ($50,627); Steve Gertz ($45,869); ALDER Technology, LLC ($40,501); ALDER Opportunity II, LP, a significant shareholder of the Company, as described under “Principal Shareholders” ($33,752); ATFP Cloud SPV I, LP ($25,986); Alder Technology Funding Group, LLC, an entity affiliated with the Alder Entities ($6,497); and certain other employees and affiliates who participated at de minimis amounts.

Warrants

Steve Gertz and Patrick Gahan managed the previous $10 million equity raise (commencing December 2023 and closing March 2025) and were issued 12% warrant coverage on equity raised. Steve Gertz received an aggregate of 115,125 warrants, JGS Partners, LLC, of which Steve Gertz is the sole member, received 33,000 warrants, and Alder Technology Funding Partners, LLC, of which Patrick Gahan is a member, received an aggregate of 539,145 warrants.

Independent Contractor Agreements

On April 1, 2025, TCM entered into an independent contractor agreement with Rhythmic Ventures, LLC, of which Steve Gertz, our current Chairman of the Board, is a member. Pursuant to this agreement, Mr. Gertz manages our sales activities. To date, there have been no payments for services rendered and commissions under this agreement.

We have made payments to Robert C. Bissell’s company, Chalin Inc., for services Mr. Bissell rendered as our former President and former Chief Executive Officer. Since January 1, 2023, we have made payments of $100,000 under this arrangement. Please see “Executive Compensation – Summary Compensation Table” for additional information.

We have made payments to Houston Aderhold’s company, MHA Technologies Inc., for services Mr. Aderhold rendered as our Senior Vice President of Infrastructure and Construction. Since January 1, 2023, we have made payments of $100,000 under this arrangement. Please see “Executive Compensation – Summary Compensation Table” for additional information.

Indemnification Agreements

Our Fourth Amended and Restated Articles of Incorporation (“Charter”), which we intend to adopt in connection with the direct listing, will provide that, to the full extent that the Georgia Business Corporation Code, as it exists or may be amended, permits the limitation or elimination of the liability of directors, directors of the Company shall not be liable to the Company or its shareholders for monetary damages for conduct as a director. Our Amended and Restated Bylaws (“Bylaws”), which we intend to adopt in connection with the direct listing, will further provide that any person, their heirs, executors, or administrators, may be indemnified or reimbursed by the Company to the fullest extent of the Georgia Business Corporation Code for reasonable expenses actually incurred in connection with any action, suit or proceeding, civil or criminal, to which such person shall be made a party by reason of the fact that such person is or was a director, trustee, officer, employee, or agent of the Company, or that such person is or was serving, at the request of the Company, as a director, trustee, officer, employee, or agent of any other enterprise.

In addition, we intend to enter into separate indemnification agreements with our directors and certain officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our Bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law, our Charter or our Bylaws.

PRINCIPAL SHAREHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of our common stock that, upon the consummation of the direct listing, will be owned by:

●	each shareholder who is known to us to own beneficially 5% or more of our outstanding common stock;
●	each of our directors;
●	each of our named executive officers;
●	all of our directors and executive officers as a group; and
●	the Registered Shareholders.

The shareholders include substantially all holders of our common stock, including (i) affiliates of the Company and certain other shareholders with “restricted securities” (as defined in Rule 144 under the Securities Act) who, because of their status as affiliates pursuant to Rule 144 or because they acquired their common stock from an affiliate or the Company within the prior 12 months, would be unable to sell their securities pursuant to Rule 144 until the Company has been subject to the reporting requirements of Section 13 or Section 15(d) the Exchange Act for a period of at least 90 days and (ii) our employees. The shareholders may, or may not, elect to sell their common stock through transactions on Nasdaq at prevailing market prices. As such, the Company will have no input if and when any shareholder may, or may not, elect to sell their common stock or the prices at which any such sales may occur. See “Plan of Distribution.”

Information concerning the shareholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. Because the shareholders may sell all, some, or none of the common stock covered by this prospectus, we cannot determine the number of shares of common stock that will be sold by the shareholders, or the amount or percentage of shares of common stock that will be held by the shareholders upon consummation of any particular sale. In addition, the shareholders listed in the table below may have sold, transferred, or otherwise disposed of, or may sell, transfer, or otherwise dispose of, at any time and from time to time, our common stock in transactions exempt from the registration requirements of the Securities Act, after the date on which they provided the information set forth in the table below.

The shareholders are not entitled to any registration rights with respect to the common stock. However, we currently intend to use our reasonable efforts to keep the registration statement effective for a period of 90 days after the effectiveness of the registration statement. We are not party to any arrangement with any shareholder or any broker-dealer with respect to sales of common stock by the shareholders. See “Plan of Distribution.”

The amounts and percentage of shares of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, common stock subject to options, warrants or other securities convertible into common stock held by that person that are currently exercisable or exercisable within 60 days of the date of this prospectus, if any, are deemed outstanding for computing the percentage of the class beneficially owned by the person holding such securities, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

Other than described below under “Material Relationships Between Selling Shareholders and QumulusAI” and in the sections titled “Management” and “Certain Relationships and Related Party Transactions,” the shareholders have not, nor have they within the past three years had, any position, office, or other material relationship with us, other than as disclosed in this prospectus. The business address of each shareholder is c/o QumulusAI, Inc., 1130 Powers Ferry Pl SE, Marietta, Georgia 30067, unless otherwise indicated below.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)	Shares of Common Stock Being Registered
5% Shareholders:
Common Stock	Robert C. Bissell(3)	5,886,916	18.8%	5,886,916
Common Stock	Houston Aderhold(4)	5,683,073	18.2%	5,683,073
Common Stock	Craig Heiser(5)
	Alder Opportunity LP
	3600 Dallas Highway, Suite 230-350
	Marietta, Georgia 30064	1,856,079	5.9%	1,856,079
Common Stock	Focus Partners, GP(6)
	3535 Piedmont Road NE
	Building 14, 5th Floor
	Atlanta, Georgia 30305	1,804,648	5.8%	1,804,648

Common Stock	Robert C. Bissell(3)	5,886,916	18.8%	5,886,916
Common Stock	Houston Aderhold(4)	5,683,073	18.2%	5,683,073
Common Stock	Michael Maniscalco	—	—	—
Common Stock	Patrick Gahan(7)	720,979	2.3%	671,890
Common Stock	Steve Gertz(8)	200,175	*	135,043
Common Stock	Stacy Kenworthy	13,334	*	13,334
Common Stock	Michael Mulica	4,630	*	4,630
Common Stock	David Rench(9)	47,000	*	47,000
Common Stock	Barry Schwartz(10)	86,397	*	85,186
Common Stock	All current directors and executive officers as a group (12 persons)	2,100,082	6.6%	1,457,116

Common Stock	Non-Executive Officer Employees, Consultants and Service Providers	[•]	[•]	[•]
Common Stock	Chardan Capital Markets LLC	—	—	—
Common Stock	Affiliates or Other Insiders	[•]	[•]	[•]
Common Stock	All Other Shareholders	[•]	[•]	[•]

Common Stock	Total Number of Shares Being Registered	[•]	100%	[•]

*	Less than 1% of outstanding shares of common stock.

(1)	Includes for the persons listed below the following shares subject to warrants and options held by that person that are currently exercisable or become exercisable within 60 days of December 8, 2025.

Name	Warrants	Options
Craig Heiser
Focus Partners, GP
Robert C. Bissell	0	0
Houston Aderhold	0	0
Michael Maniscalco	0	0
Patrick Gahan	4,737	44,352
Steve Gertz	49,375	0
Stacy Kenworthy	0	0
Michael Mulica	0	0
David Rench	0	0
Barry Schwartz	0	1,211
All current directors and executive officers as a group (12 persons)	54,112	588,855
Non-Executive Officer Employees, Consultants and Service Providers	[•]	[•]
All Other Shareholders	[•]	[•]

(2)	Percent of class is based on 31,260,907 shares of our common stock outstanding as of December 8, 2025.

(3)	Mr. Bissell beneficially owns 4,101,908 shares through Gratus Holdings, LLC and 316,919 shares through Chalin, Inc., over which he has sole voting and investment power.

(4)	Mr. Aderhold beneficially owns 96,293 shares through MHA Technologies LLC, over which he has sole voting and investment power.

(5)	Mr. Heiser beneficially owns 1,856,079 shares through Alder Opportunity, LP, in which he serves as a manager and has sole voting and investment power.

(6)

Includes 838,227 shares held of record by Trailhead Growth, LP and 966,420 shares held of record by Trailhead Income, LP. Focus Partners, GP is the general partner of Trailhead Growth, LP and Trailhead Income, LP. By virtue of such relationships, Focus Partners, GP may be deemed to have voting and investment power with respect to the securities held by Trailhead Growth, LP and Trailhead Income, LP as noted above and as a result may be deemed to have beneficial ownership over such securities. Focus Partners, GP exercises its voting and investment power through a committee comprised of three members, including Todd Jones, a former member of our Board.

(7)

Mr. Gahan and his wife hold 103,488 shares and warrants to purchase 1,595 shares through Slim Mint Group LLC and 212,391 shares and warrants to purchase 2,845 shares through Window Macaroni Group LLC. Mr. Gahan holds 39,458 shares and warrants to purchase 297 shares through Gahan LTC SPE, LLC, over which he has sole voting and investment power. His children hold a total of 11,926 shares. Mr. Gahan holds 19,765 shares in his trust.

(8)	Mr. Gertz beneficially owns 83,333 shares and warrants to purchase 11,000 shares through JGS Partners LLC, of which he is the sole member. Mr. Gertz holds 31,945 shares in his trust.

(9)	Mr. Rench beneficially owns 47,000 shares through WOOO-YES! LP, over which he has sole voting and investment power.

(10)	Mr. Schwartz beneficially owns 85,185 shares and options that may be exercised for 1,211 shares through his living trust.

Material Relationships Between Selling Shareholders and QumulusAI

Craig Heiser serves as a manager of ALDER Opportunity, LP; ALDER Opportunity II, LLC; and ALDER Funding Partners. Mr. Heiser is also the in-house managerial accountant across the Alder Entities, including ALDER Opportunity, LP; ALDER Opportunity II, LLC; and ALDER Funding Partners, which have entered into transactions with the Company, as described above under “Certain Relationships and Related Party Transactions.”

The following shareholders are also members of ALDER Opportunity, LP; ALDER Opportunity II, LLC; and ALDER Funding Partners as well as Alder Technology Funding Partner, LLC; Fluent ATFP, LLC; and SGCA ATFP, LLC: Brad Noonan, Suketu Sonecha, Jonathan Lyman, Tom Rainey, Ankur Chatterjee, and Lisa Kolb.

Focus Partners, GP is the general partner of Trailhead Growth, LP, Trailhead Income, LP, and GC Opportunities 2 Private Fund, LP. Each of these entities has made certain investments in the Company, as described above under “Certain Relationships and Related Party Transactions.” In connection with these investments and among certain other rights and preferences included in the Company’s Second Amended and Restated Articles of Incorporation (which have been amended and restated to, among other things, eliminate these rights and preferences) and the Company’s Bylaws (which will be amended and restated in connection with the direct listing to, among other things, eliminate these rights and preferences), the Company agreed to designate a Series A Preferred Stock Board seat and appointed Todd Jones as a director. Mr. Jones resigned from the Board in September 2025.

Robert C. Bissell currently serves as our Advisory Board Chairman, previously served as our President from January 2025 to September 2025, and previously served as the Chief Executive Officer of WAHA, and subsequently GDH, from July 2019 to January 2025. Mr. Bissell served on the Board and as the Chairman of our Advisory Board. For additional details regarding certain related party transactions Mr. Bissell is party to directly or indirectly, see “Certain Relationships and Related Party Transactions.”

Houston Aderhold served as our Executive Vice President of Infrastructure and Construction from September 2019 to September 2025. Mr. Aderhold currently serves as our Senior Vice President – Blockchain Core Infrastructure. Mr. Aderhold additionally served as the Assistant Chairman of our Board until September 2025. For additional details regarding certain related party transactions Mr. Bissell is party to directly or indirectly, see “Certain Relationships and Related Party Transactions.”

DESCRIPTION OF SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of our common stock and does not purport to be complete. It is subject to and qualified in its entirety by reference to the provisions of our Fourth Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws, which we intend to adopt in connection with the direct listing, and each of which are filed as exhibits to the registration statement that includes this prospectus and are incorporated by reference herein. We encourage you to read our Charter, Bylaws, and the applicable provisions of the Georgia Business Corporation Code (“GBCC”) for additional information.

Authorized and Outstanding Capital Stock

Our Charter provides that we have authority to issue [•] shares of common stock, [•] of which are issued and outstanding as of [•], and [•] shares of preferred stock, no par value per share (“preferred stock”), none of which are issued and outstanding as of [•], 2025. As of December 1, 2025, in the aggregate, we had outstanding warrants to purchase 2,123,806 shares of our common stock. In addition, we had outstanding stock options to purchase 3,583,576 shares of our common stock under the 2022 Plan, and [•]shares available for issuance under the 2025 Plan.

We may amend from time to time our Charter to increase the number of authorized shares of common stock. Any such amendment would require the approval of the holders of two-thirds of the voting power of the shares entitled to vote generally in the election of directors.

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote per share on each matter submitted to a vote at a meeting of shareholders, including in all elections of directors. Shareholders are not entitled to cumulative voting in the election of directors. Subject to applicable law and the rights of the holders of outstanding shares of any series of preferred stock, holders of our common stock are entitled to vote on all matters on which shareholders are generally entitled to vote.

Our shareholders may vote either in person or by proxy. At all meetings of shareholders for the election of directors at which a quorum is present, a plurality of the votes cast shall be sufficient to elect. All other elections and questions presented to the shareholders at a meeting at which a quorum is present shall, unless otherwise provided by our Charter, our Bylaws, the rules or regulations of any stock exchange applicable to us or applicable law or pursuant to any regulation applicable to us or our securities, be decided by the affirmative vote of the holders of a majority of the shares of stock present in person or represented by proxy at a meeting at which a quorum is present. The affirmative vote of the holders of at least two-thirds of all the votes entitled to be cast by shareholders generally in the election of directors voting together as a single voting group is required to remove directors and to alter, amend or repeal any provision of the Bylaws.

Dividends

The Board may declare and pay dividends upon the outstanding shares of stock of the Company, subject to any restriction in our Charter and to those limitations prescribed by law and contractual restrictions. The holders of our common stock will be entitled to share ratably in any dividends that the Board may determine to issue from time to time.

Liquidation Rights

Upon liquidation, dissolution or winding up, all holders of our common stock are entitled to share ratably in our assets available for distribution, subject to applicable law.

Other Rights and Preferences

Under the terms of our Charter and Bylaws, holders of our common stock have no preemptive rights, conversion rights or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. Our Charter and Bylaws do not restrict the ability of a holder of our common stock to transfer his, her or its shares of common stock, with the exception of certain founders, as described below. All shares of our common stock currently outstanding are fully paid and non-assessable.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company.

Exchange Listing

We will apply to list our common stock on the Nasdaq Global Market under the symbol “QMLS.”

Anti-Takeover Effects of Certain Provisions of our Charter and Bylaws

Anti-takeover provisions in our Charter and Bylaws may have the effect of delaying, deferring or preventing a change in control of the Company, even if such a change in control could be beneficial to our shareholders. These provisions include the following:

●

We have shares of common stock and preferred stock available for issuance without shareholder approval. Our preferred stock may be created and issued from time to time in one or more series, with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board pursuant to authority to do so vested in the Board. The existence of unissued and unreserved common stock and preferred stock may enable the Board to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management.

●

Shares of our common stock do not have cumulative voting rights in the election of directors, so our shareholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors

●	The Board may alter, amend or repeal the Bylaws.

●

The affirmative vote of the holders of at least two-thirds of all the votes entitled to be cast by shareholders generally in the election of directors voting together as a single voting group is required to remove directors and to alter, amend or repeal any provision of the Bylaws.

●	Shareholder action must be taken at an annual or special meeting of shareholders, and shareholders may not act by written consent in lieu of such a meeting.

●	Special meetings of shareholders may be called only by the Board, the Chairman of the Board, by the Chief Executive Officer, by the President or upon a resolution or affirmative vote of the Board.

●

The chair of any meeting of shareholders shall have the right and authority to convene and (for any or no reason) to recess, adjourn and/or postpone the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting.

●

Shareholders must follow advance notice procedures to submit nominations of candidates for election to the Board at an annual or special meeting of our shareholders, including director election contests subject to the SEC’s universal proxy rules, and must follow advance notice procedures to submit other proposals for business to be brought before an annual meeting or special meeting of our shareholders.

●

The Board may fill any vacancies and newly created directorships resulting from any increased in the authorized number of directors by a majority vote, even if such majority vote is less than a quorum.

●

Unless we consent in writing to an alternative forum, a state court located within the State of Georgia or, if no state court located within the State of Georgia has subject matter jurisdiction, the federal district court for the Northern District of Georgia, will be the exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to us or our shareholders, (iii) any action asserting a claim arising under any provision of the GBCC, our Charter or our Bylaws, or (iv) any action asserting a claim governed by the internal-affairs doctrine; provided, however, that unless we consent in writing to an alternative forum, the federal district courts of the United States of America shall be, to the fullest extent permitted by applicable law, the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

●	The Company is governed by the requirements of Article 11A of the GBCC, which imposes certain limitations on business combinations with interested shareholders.

Limitations of Liability and Indemnification Matters

Our Charter provides that, to the full extent that the GBCC, as it exists or may be amended, permits the limitation or elimination of the liability of directors, directors of the Company shall not be liable to the Company or its shareholders for monetary damages for conduct as a director. Our Bylaws further provide that any person, their heirs, executors, or administrators, may be indemnified or reimbursed by the Company to the fullest extent of the GBCC for reasonable expenses actually incurred in connection with any action, suit or proceeding, civil or criminal, to which such person shall be made a party by reason of the fact that such person is or was a director, trustee, officer, employee, or agent of the Company, or that such person is or was serving, at the request of the Company, as a director, trustee, officer, employee, or agent of any other enterprise.

This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. If Georgia law is amended to authorize the further elimination or limiting of director or officer liability, then the liability of our directors and/or officers will be eliminated or limited to the fullest extent permitted by Georgia law as so amended.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PLAN OF DISTRIBUTION

The shares covered in this registration statement represent 100% of the Company’s currently issued and outstanding common stock. Subject to the restrictions described below, all such shares being registered under this prospectus may be freely sold upon effectiveness of this registration statement, and the shares of common stock beneficially owned by the Registered Shareholders covered by this prospectus may be offered and sold from time to time by the Registered Shareholders. The term “Registered Shareholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Registered Shareholder as a gift, pledge, partnership distribution or other transfer. We will not receive any of the proceeds from the sale of the securities by the Registered Shareholders. The Registered Shareholders will not be involved in Nasdaq’s price-setting mechanism, including any decision to delay or proceed with trading, nor will they control or influence the advisor in carrying out its role as a financial adviser. We will not be involved in the price setting process. Additionally, the price of our shares in prior private transactions may have little or no relation to the opening price and subsequent public price of our stock on Nasdaq. The Registered Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The Registered Shareholders may offer, sell or distribute all or a portion of the securities hereby registered publicly at prevailing market prices. Other than as described below, we are not party to any arrangement with any Registered Shareholder or any broker-dealer with respect to sales of shares of common stock by the Registered Shareholders. As such, we do not anticipate receiving notice as to if and when any Registered Shareholder may, or may not, elect to sell their shares of common stock or the prices at which any such sales may occur, and there can be no assurance that any Registered Shareholders will sell any or all of the shares of common stock covered by this prospectus.

Our directors, officers and greater than 10% shareholders have entered into contractual lock-up agreements with respect to an aggregate of [•] shares of common stock. Pursuant to the lock-up agreements, signatories irrevocably agree that, from the date thereof until 180 days following the date the common stock is first listed for trading on the Nasdaq Global Market in connection with the direct listing, the signatory will not offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of any common stock or securities convertible, exchangeable or exercisable into shares of common stock beneficially owned, held or acquired by the signatory. Substantially all of the remaining shares may be immediately sold either by the Registered Shareholders pursuant to this prospectus or by our other existing shareholders under Rule 144 since such common stock will have been beneficially owned by non-affiliates who beneficially owned such common stock for at least one year. Moreover, once we have been a reporting company subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act for 90 days and assuming the availability of certain public information about us, (i) a non-affiliate who has beneficially owned common stock for at least six months may rely on Rule 144 to sell their common stock, and (ii) an affiliate who has beneficially owned common stock for at least six months, including certain of the common stock covered by this prospectus to the extent not sold hereunder, would be entitled to sell within any three-month period a number of shares of common stock that does not exceed the greater of either of the following: (a) 1% of the number of common stock then outstanding, and (b) the average weekly reported volume of trading of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

On the day that our shares of common stock are initially listed on Nasdaq, Nasdaq will begin accepting, but not executing, pre-opening buy and sell orders and will begin to continuously generate the indicative Current Reference Price (as defined below) on the basis of such accepted orders. The Current Reference Price is calculated each second and, during a 10-minute “Display Only” period, is disseminated, along with other indicative imbalance information, to market participants by Nasdaq on its NOII and BookViewer tools. Following the “Display Only” period, a “Pre-Launch” period begins, during which the Chardan, in its capacity as our financial advisor, must notify Nasdaq that our shares are “ready to trade.” Once Chardan has notified Nasdaq that our shares of common stock are ready to trade, Nasdaq will confirm the Current Reference Price for our shares of common stock, in accordance with the Nasdaq rules. If Chardan then approves proceeding at the Current Reference Price, the applicable orders that have been entered will then be executed at such price and regular trading of our shares of common stock on Nasdaq will commence, subject to Nasdaq conducting validation checks in accordance with the Nasdaq rules.

Under the Nasdaq rules, the Current Reference Price means: (i) the single price at which the maximum number of orders to buy or sell can be matched; (ii) if there is more than one price at which the maximum number of orders to buy or sell can be matched, then it is the price that minimizes the imbalance between orders to buy or sell (i.e. minimizes the number of shares that would remain unmatched at such price); (iii) if more than one price exists under (ii), then it is the entered price (i.e. the specified price entered in an order by a customer to buy or sell) at which our shares of common stock will remain unmatched (i.e. will not be bought or sold); and (iv) if more than one price exists under (iii), a price determined by Nasdaq in consultation with Chardan in its capacity as our financial advisor. In the event that more than one price exists under (iii), Chardan will exercise any consultation rights only to the extent that it can do so consistent with the anti-manipulation provisions of the federal securities laws, including Regulation M, or applicable relief granted thereunder.

In determining the Current Reference Price, Nasdaq’s cross algorithms will match orders that have been entered into and accepted by Nasdaq’s system. This occurs with respect to a potential Current Reference Price when orders to buy shares of common stock at an entered bid price that is greater than or equal to such potential Current Reference Price are matched with orders to sell a like number of shares of common stock at an entered asking price that is less than or equal to such potential Current Reference Price. To illustrate, as a hypothetical example of the calculation of the Current Reference Price, if Nasdaq’s cross algorithms matched all accepted orders as described above, and two limit orders remained — a limit order to buy 500 shares of common stock at an entered bid price of $10.01 per share and a limit order to sell 200 shares of common stock at an entered asking price of $10.00 per share — the Current Reference Price would be selected as follows:

●

Under clause (i), if the Current Reference Price is $10.00, then the maximum number of additional shares that can be matched is 200. If the Current Reference Price is $10.01, then the maximum number of additional shares that can be matched is also 200, which means that the same maximum number of additional shares would be matched at the price of either $10.00 or $10.01.

●

Because more than one price under clause (i) exists, under clause (ii), the Current Reference Price would be the price that minimizes the imbalance between orders to buy or sell (i.e. minimizes the number of shares that would remain unmatched at such price). Selecting either $10.00 or $10.01 as the Current Reference Price would create the same imbalance in the limit orders that cannot be matched, because at either price 300 shares would not be matched.

●

Because more than one price under clause (ii) exists, under clause (iii), the Current Reference Price would be the entered price at which orders for shares of common stock at such entered price will remain unmatched. In such case, choosing $10.01 would cause 300 shares of the 500 share limit order with the entered price of $10.01 to remain unmatched, compared to choosing $10.00, where all 200 shares of the limit order with the entered price of $10.00 would be matched, and no shares at such entered price remain unmatched. Thus, Nasdaq would select $10.01 as the Current Reference Price, because orders for shares at such entered price will remain unmatched. The above example (including the prices) is provided solely by way of illustration.

Chardan will determine when our shares of common stock are ready to trade and approve proceeding at the Current Reference Price primarily based on considerations of volume, timing and price. In particular, Chardan will determine, based primarily on pre-opening buy and sell orders, when a reasonable amount of volume will cross on the opening trade such that sufficient price discovery has been made to open trading at the Current Reference Price. If Chardan does not approve proceeding at the Current Reference Price (for example, due to the absence of adequate pre-opening buy and sell interest), Chardan will request that Nasdaq delay the opening until such a time that sufficient price discovery has been made to ensure that a reasonable amount of volume crosses on the opening trade. Further, in the highly unlikely event that Nasdaq consults with Chardan as described in clause (iv) of the definition of Current Reference Price, Chardan would request that Nasdaq delay the opening to ensure a single opening price within clauses (i), (ii) or (iii) of the definition of the Current Reference Price. The Registered Shareholders will not be involved in Nasdaq’s price-setting mechanism, and will not coordinate or be in communication with Chardan including with respect to any decision by Chardan to delay or proceed with trading.

Similar to a Nasdaq-listed firm-commitment underwritten initial public offering, in connection with the listing of our shares of common stock, buyers and sellers who have subscribed will have access to Nasdaq’s Order Imbalance Indicator (the “Net Order Imbalance Indicator”), a widely available, subscription-based data feed, prior to submitting buy or sell orders. Nasdaq’s electronic trading platform simulates auctions every second to calculate a Current Reference Price, the number of shares of common stock that can be paired off the Current Reference Price, the number of shares of common stock that would remain unexecuted at the Current Reference Price and whether a buy-side or sell-side imbalance exists, or whether there is no imbalance, to disseminate that information continuously to buyers and sellers via the Net Order Imbalance Indicator data feed.

Pursuant to the terms of our engagement with Chardan, for a period of 12 months beginning on the date this registration statement is effective, we have granted Chardan the right of first refusal to act as exclusive underwriter and book running manager, exclusive placement or sales agent, or our exclusive advisor, as applicable, in connection with any and all public offerings of our securities on a US stock exchange, private placement of our securities or other such financing during such 12 month period. Such right of first refusal is subject to our termination of our engagement with Chardan for gross negligence, willful misconduct or an uncured material breach of our engagement with Chardan.

However, because this is not an initial public offering being conducted on a firm-commitment underwritten basis, there will be no traditional book building process. Moreover, prior to the opening trade, there will not be a price at which underwriters initially sold shares of common stock to the public, as there would be in a firm-commitment underwritten initial public offering. The lack of an initial public offering price could impact the range of buy and sell orders collected by Nasdaq from various broker-dealers. Consequently, the public price of our shares of common stock may be more volatile than in an initial public offering underwritten on a firm-commitment basis and could, upon being listed on Nasdaq, decline significantly and rapidly. See “Risk Factors— Risks Related to this Direct Listing and Ownership of Our Common Stock— Our shares of common stock currently have no public market. An active trading market may not develop or continue to be liquid and the market price of our shares of common stock may be volatile.”

In addition, to list on Nasdaq, we are also required to have at least three registered and active market makers. We expect that Chardan will act as a registered and active market maker and will engage other market makers.

In addition to sales made pursuant to this prospectus, the shares of common stock covered by this prospectus may be sold by the Registered Shareholders in private transactions exempt from the registration requirements of the Securities Act.

Under the securities laws of some states, shares of common stock may be sold in such states only through registered or licensed brokers or dealers.

If any of the Registered Shareholders utilize a broker-dealer in the sale of the shares of common stock being offered by this prospectus, such broker-dealer may receive commissions in the form of discounts, concessions or commissions from such Registered Shareholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal.

We have engaged Chardan as our financial advisor to advise and assist us with respect to certain matters relating to our listing. The services expected to be performed by Chardan will include providing advice and assistance with respect to defining objectives, analyzing, structuring and planning the listing and developing and assisting with our investor communication strategy in relation to this listing.

However, Chardan will not be engaged to otherwise facilitate or coordinate price discovery activities or sales of shares of our common stock in consultation with us, and will not be permitted to, and will not be instructed by us to, plan or actively participate in any investor education activities, except as described herein.

Prior to the financial advisory services provided by Chardan to the Company in connection with the listing of our securities, neither Chardan nor any affiliates of Chardan have provided services of any kind to the Company. However, Chardan is a full service financial institution engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Chardan and its affiliates may, from time to time, perform financial advisory and investment banking services for us, for which they would receive customary fees, discounts and customary payments including but not limited to certain expense reimbursements.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to the listing of our common stock on Nasdaq, there has been no public market for our common stock. Sales of a substantial number of shares our common stock in the public market following our listing on Nasdaq, or the perception that such sales could occur, could adversely affect the public price of our common stock and may make it more difficult for you to sell your shares at a time and price that you deem appropriate. We will have no input if and when any shareholders may, or may not, elect to sell their shares or the prices at which any such sales may occur.

Upon our registration, a total of [•] shares of common stock will be outstanding, and [•] shares will be registered under this registration statement, constituting substantially all of our outstanding shares of common stock. Any shares not registered hereunder will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act, including, but not limited to, the shares registered hereunder, or if they qualify for an exemption from registration, including under Rules 144 or 701 under the Securities Act, which are summarized below. Restricted securities also may be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S. With the exception of shares owned by our directors, officers and certain shareholders, substantially all of our common stock may be sold after our initial listing on Nasdaq, either by the Registered Shareholders pursuant to this prospectus or by our other existing shareholders in accordance with Rule 144 of the Securities Act.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to and in compliance with public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, an eligible shareholder is entitled to sell such shares without complying with the manner of sale, volume limitation, or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. To be an eligible shareholder under Rule 144, such shareholder must not be deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares of common stock proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates. If such a person has beneficially owned the shares of common stock proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling common stock on behalf of our affiliates are entitled to sell shares 90 days after we become a reporting company. Within any three-month period, such shareholders may sell a number of shares that does not exceed the greater of:

●	1% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after our registration; or
●	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares of common stock on behalf of our affiliates also are subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

As described herein, substantially all of our outstanding shares of our common stock will be registered under this registration statement and need not be sold under Rule 144.

Rule 701

Rule 701 generally allows a shareholder who was issued shares under a written compensatory plan or contract and who is not deemed to have been an affiliate of our Company during the immediately preceding 90 days, to sell these shares in reliance on Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of our Company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after we become a reporting company before selling those shares under Rule 701.

As described herein, substantially all of our outstanding shares of our common stock will be registered under this registration statement and need not be sold under Rule 701.

Registration Statements on Form S-8

We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of our common stock subject to outstanding stock options under the 2022 Plan and shares of our common stock reserved for issuance under the 2025 Plan as soon as permitted under the Securities Act. Such registration statements will automatically become effective upon filing with the SEC. However, shares registered on Form S-8 may be subject to the volume limitations and the manner of sale, notice, and public information requirements of Rule 144.

SALE PRICE HISTORY OF COMMON STOCK

We intend to apply to list our common stock on Nasdaq. Prior to the initial listing, no public market existed for our common stock. Our common stock has a limited history of trading in private transactions. Most recently, beginning in May 2025, we issued shares of our common stock to investors in a private placement at a price of $3.60 per share. While Chardan is expected to consider this price in connection with setting the opening public price of our common stock, this information may have little or no relation to broader market demand for our common stock and thus the opening public price and subsequent public price of our common stock on Nasdaq. As a result, you should not place undue reliance on this historical private sale price as it may differ materially from the opening public price and subsequent public price of our common stock on Nasdaq. See “Risk Factors—Risks Related to this Direct Listing and Ownership of Our Common Stock.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax considerations applicable to Non-U.S. Holders (as defined below) with respect to their acquisition, ownership and disposition of shares of our common stock issued pursuant to this direct listing. This summary does not provide a complete analysis of all potential U.S. federal income tax considerations relating thereto. The information provided below is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings, and judicial decisions currently in effect. These authorities may change at any time, possibly retroactively, or the Internal Revenue Service (the “IRS”) might interpret the existing authorities differently. In either case, the tax considerations of owning or disposing of our common stock could differ from those described below. As a result, we cannot assure you that the tax consequences described in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS.

This summary does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, or under U.S. federal gift and estate tax laws, except to the limited extent provided below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions;
●	partnerships or entities or arrangements treated as partnerships or other pass-through entities for U.S. federal tax purposes (or investors in such entities);
●	corporations that accumulate earnings to avoid U.S. federal income tax;
●	persons subject to the alternative minimum tax or Medicare contribution tax on net investment income;
●	tax-exempt organizations or tax-qualified retirement plans;
●	controlled foreign corporations or passive foreign investment companies;
●	dealers in securities or currencies;
●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
●	persons that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below);
●	certain former citizens or former long-term residents of the United States;
●	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;
●	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes); or
●	persons deemed to sell our common stock under the constructive sale provisions of the Code.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes is a beneficial owner of our common stock, the tax treatment of a partner in the partnership or an owner of the entity will depend upon the status of the partner or other owner and the activities of the partnership or other entity. Accordingly, this summary does not address tax considerations applicable to partnerships that hold our common stock, and partners in such partnerships should consult their tax advisors.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FOREIGN, STATE OR LOCAL LAWS, AND TAX TREATIES.

Non-U.S. Holder Defined

For purposes of this summary, a Non-U.S. Holder is any beneficial owner of our common stock, other than a partnership, that is not:

●	an individual who is a citizen or resident of the United States;
●	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state therein or the District of Columbia;
●

a trust if it (i) is subject to the primary supervision of a U.S. court and one of more U.S. persons have authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

●	an estate whose income is subject to U.S. income tax regardless of source.

If you are a non-U.S. citizen that is an individual, you may, in many cases, be treated as a resident alien, as opposed to a non-resident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For these purposes, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the ownership or disposition of our common stock.

Dividends

As discussed under “Dividend Policy” above, we do not currently expect to declare or pay dividends to our common shareholders in the foreseeable future. In the event that we do make distributions of cash or other property on our common stock, those distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital, which will first reduce a Non-U.S. Holder’s adjusted tax basis in shares of our common stock, but not below zero. Any remaining excess will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described below under “⸺Gain on Sale or Other Taxable Disposition of Our Common Stock.” Any such distribution will also be subject to the tax treatment described below under the heading “Foreign Account Tax Compliance Act.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our common stock that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States will generally be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable or successor form) certifying the Non-U.S. Holder’s qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty. If the Non-U.S. Holder holds the stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS in a timely manner.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain on Sale or Other Taxable Disposition of Our Common Stock

Subject to the discussion below under “⸺Information Reporting and Backup Withholding” and “⸺Foreign Account Tax Compliance Act,” a Non-U.S. Holder will generally not be subject to U.S. federal income tax on any gain realized upon the sale, exchange, or other taxable disposition of our common stock unless:

●

the gain (i) is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business, and (ii) if required by an applicable income tax treaty between the United States and the Non-U.S. holder’s country of residence, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States (in which the special rules described below apply);

●

the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition of our common stock, and certain other requirements are met (in which case the gain would be subject to a flat 30% tax, or such reduced rate as may be specified by an applicable income tax treaty, which may be offset by certain U.S. source capital losses, even though the individual is not considered a resident of the United States); or

●	the rules of the Foreign Investment in Real Property Tax Act (“FIRPTA”) treat the stock as a “U.S. real property interest” as defined in Section 897 of the Code.

The FIRPTA rules may apply to a sale, exchange or other disposition of our Common Stock if we are, or were within the shorter of the five-year period preceding the disposition and the Non-U.S. Holder’s holding period, a “U.S. real property holding corporation” (a “USRPHC”), as defined in Section 897 of the Code. In general, we would be a USRPHC if interests in U.S. real estate comprised at least half of the value of our business assets. We do not believe that we are a USRPHC and we do not anticipate becoming one in the future. Even if we become a USRPHC, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if beneficially owned by a Non-U.S. Holder that actually or constructively owned more than 5% of our outstanding common stock at sometime within the five-year period preceding the disposition.

If any gain from the sale, exchange or other disposition of our common stock (1) is effectively connected with a U.S. trade or business conducted by a Non-U.S. Holder, and (2) if required by an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States, then the gain generally will be subject to U.S. federal income tax at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. If the Non-U.S. Holder is a corporation, under certain circumstances, that portion of its earnings and profits that is effectively connected with its U.S. trade or business, subject to certain adjustments, generally would be subject also to a “branch profits tax.” The branch profits tax rate is 30% unless reduced by applicable income tax treaty.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

U.S. Federal Estate Tax

The estates of non-resident alien individuals generally are subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property and therefore will be included in the taxable estate of a non-resident alien decedent, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise.

Informational Reporting and Backup Withholding

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are dividends and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or failing to report interest or dividends on his returns. The backup withholding tax rate is currently 24%. The backup withholding rules do not apply to payments to corporations, whether domestic or foreign, provided they establish such exemption.

Payments to Non-U.S. Holders of dividends on our common stock generally will not be subject to backup withholding, and payments of proceeds made to Non-U.S. Holders by a broker upon a sale of common stock will not be subject to information reporting or backup withholding, in each case so long as the Non-U.S. Holder certifies its status as a Non-U.S. Holder (and we or our paying agent do not have actual knowledge or reason to know the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied) or otherwise establishes an exemption. The certification procedures to claim treaty benefits described under “⸺Distributions” will generally satisfy the certification requirements necessary to avoid the backup withholding tax. We must report annually to the IRS any dividends paid to each Non-U.S. Holder and the tax withheld, if any, with respect to these dividends. Copies of these reports may be made available to tax authorities in the country where the Non-U.S. Holder resides. Under the applicable Treasury regulations, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to a Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the beneficial owner certifies, under penalties of perjury, among other things, its status as a Non-U.S. Holder (and the broker does not have actual knowledge or reason to know the holder is a U.S. person) or otherwise establishes an exemption. The payment of proceeds from the disposition of shares of our common stock by a Non-U.S. Holder made to or through a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. Information reporting, but not backup withholding, will apply to a payment of proceeds, even if that payment is made outside of the United States, if you sell our common stock through a non-U.S. office of a broker that is:

●	a U.S. person (including a foreign branch or office of such person);

●	a “controlled foreign corporation” for U.S. federal income tax purposes;
●	a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or
●

a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a U.S. trade or business, unless the broker has documentary evidence that the beneficial owner is a Non-U.S. Holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no actual knowledge or reason to know to the contrary).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code, the U.S. Treasury Regulations promulgated thereunder and other applicable guidance, commonly referred to as “FATCA,” generally impose a U.S. federal withholding tax of 30% on dividends on stock in a U.S. corporation paid to (i) a foreign financial institution (as specifically defined by the applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) and (ii) a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding direct and indirect U.S. owners of the entity. The 30% federal withholding tax described in this paragraph cannot be reduced under an income tax treaty with the United States or by providing an IRS Form W-8BEN or similar documentation. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules and certifies as such on a Form W-8BEN-E (or any successor of such form). U.S. Treasury Regulations proposed in December 2018 (and upon which taxpayers and withholding agents are entitled to rely) eliminate possible FATCA withholding on the gross proceeds from any sale or other disposition of shares of stock of a U.S. corporation, previously scheduled to apply beginning January 1, 2019. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Holders should consult with their own tax advisors regarding the possible implications of the withholding described herein. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph.

THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

LEGAL MATTERS

The validity of the shares of our common stock being offered by this prospectus will be passed upon for us by Fox Rothschild LLP, Minneapolis, Minnesota.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

EXPERTS

The audited financial statements of QumulusAI, Inc., formerly known as Global Digital Holdings, Inc., as of and for the years ended December 31, 2024 and 2023 included in this prospectus and in the registration statement have been so included in reliance upon the report of WithumSmith+Brown, PC, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited financial statements of The Cloud Minders, Inc., as of and for the years ended December 31, 2024 and 2023 included in this prospectus and in the registration statement, have been so included in reliance upon the report of BPS & Associates, LLC, independent auditors, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

Immediately upon the effectiveness of the registration statement of which this prospectus forms a part, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC through its website at www.sec.gov. We also maintain a website at www.qumulusai.com. Upon the effectiveness of the registration statement of which this prospectus forms a part, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

QUMULUSAI, INC. (formerly known as GLOBAL DIGITAL HOLDINGS, INC.) AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	September 30, 2025	December 31, 2024
	(Unaudited)	(As restated)
ASSETS
Current assets:
Cash	$18,237,794	$3,970,466
U.S. dollar coin	—	391,584
Accounts receivable, net	34,017	42,781
Digital assets	30,186	—
Loans receivable, net - related party	—	95,698
Due from related party	—	82,213
Prepaid expenses and other current assets	506,767	203,241
Total current assets	18,808,764	4,785,983
Property and equipment, net	9,960,081	2,737,019
Operating right-of-use assets, net	1,468,937	1,548,502
Finance right-of-use assets, net	4,384,476	—
Digital assets, net of current portion	—	511,376
Equity method investments	4,727,694	8,657,615
Loans receivable, net of current portion - related party	—	136,754
Deposits	641,844	641,844
Deposits on power equipment	3,193,255	1,326,801
Goodwill	31,416,827	—
Intangible assets, net	7,255,518	—
Total assets	$81,857,396	$20,345,894
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,484,211	$803,407
Dividend payable	359,188	395,947
Accrued expenses and other current liabilities	2,794,243	2,314,089
Current portion of notes payable	1,183,576	46,088
Current portion of notes payable - related party	4,372,919	1,111,921
Current portion of convertible note payable, net of discount - related party	—	3,008,474
Operating lease liabilities - current portion	87,403	62,035
Finance lease liabilities - current portion	1,135,837	—
Deferred tax liability	284,771	—
Due to related party	—	547,484
Line of credit	—	292,659
Total current liabilities	11,702,148	8,582,104
Long-term notes payable, net of current portion	4,613,384	62,075
Long-term notes payable, net of current portion - related party	—	3,848,915
Operating lease liabilities, net of current portion	1,525,701	1,595,009
Finance lease liabilities, net of current portion	3,185,848	—
Warrant liability	1,635,091	4,815,890
Total long-term liabilities	10,960,024	10,321,889
Total liabilities	$22,662,172	$18,903,993

See accompanying notes to condensed consolidated financial statements.

QUMULUSAI, INC. (formerly known as GLOBAL DIGITAL HOLDINGS, INC.) AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

Commitments and contingencies (Note 22)

Mezzanine Equity
Series A Redeemable Preferred stock, 0 and 5,453,876 shares authorized as of September 30, 2025 and December 31, 2024, respectively, 0 and 729,448 shares issued and outstanding as of September 30, 2025 and December 31, 2024	—	811,049
Series B Redeemable Preferred stock, 0 and 5,856,097 shares authorized as of September 30, 2025 and December 31, 2024, respectively, 0 and 634,132 shares issued and outstanding as of September 30, 2025 December 31, 2024	—	1,221,512
Total mezzanine equity	—	2,032,561

Stockholders' Equity (Deficit)
Preferred stock - no par value; 0 and 25,000,000 shares authorized as of September 30, 2025 and December 31, 2024, respectively
Series A Preferred stock, 0 and 5,453,876 shares authorized as of September 30, 2025 and December 31, 2024, respectively, 0 and 4,713,515 shares issued and outstanding as of September 30, 2025 and December 31, 2024	—	5,224,127
Series B Preferred stock, 0 and 5,856,097 shares authorized as of September 30, 2025 and December 31, 2024, respectively, 0 and 5,205,630 shares issued and outstanding as of September 30, 2025 and December 31, 2024	—	10,027,471
Series C Preferred stock, 0 and 3,690,027 shares authorized as of September 30, 2025 and December 31, 2024, respectively, 0 and 3,663,841 shares issued and outstanding as of September 30, 2025 and December 31, 2024	—	5,990,371
Series D Preferred stock, 0 and 10,000,000 shares authorized as of September 30, 2025 and December 31, 2024, 0 shares issued and outstanding as of September 30, 2025; and 9,089,000 shares issued and outstanding as of December 31, 2024	—	9,008,512
Common stock - no par value; 500,000,000 shares authorized, 30,624,990 shares issued and outstanding as of September 30, 2025; and 75,000,000 authorized and 12,835,535 shares issued and outstanding as of December 31, 2024	86,231,643	408,505
Additional paid-in capital	5,388,626	2,007,227
Accumulated deficit	(32,425,045)	(33,256,873)
Total stockholders' equity (deficit)	59,195,224	(590,660)
Total liabilities, mezzanine equity and stockholders' equity (deficit)	$81,857,396	$20,345,894

See accompanying notes to condensed consolidated financial statements.

QUMULUSAI, INC. (formerly known as GLOBAL DIGITAL HOLDINGS, INC.) AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

	Nine Months Ended September 30,
	2025	2024
Revenue
Revenue from cryptocurrency mining	$507,604	$3,995,442
Revenue from mining hosting services	4,794,821	2,157,843
Revenue from compute power	2,755,051	—
Total revenue	8,057,476	6,153,285

Costs and expenses:
Cost of revenue	4,245,448	4,115,987
General and administrative expenses	6,320,009	2,173,724
Depreciation and amortization expense	3,358,079	5,753,430
Total costs and expenses	13,923,536	12,043,141

Operating loss	(5,866,060)	(5,889,856)

Other income (expenses)
Income (loss) from equity method investments	1,043,937	(305,728)
Gain on sale of equity method investments	—	835,046
Gain on remeasurement of investment in TCM	14,549,536	—
Change in fair value of warrant liability	(5,536,816)	(288,376)
Change in fair value of digital assets	81,919	733,552
Gain (loss) on disposal of property and equipment	462	(2,094,030)
Loss on settlement of lease liability	(692,837)	—
Loss on extinguishment of debt	(1,037,501)	(46,774)
Other income, net	24,771	50,950
Interest expense, net	(1,450,812)	(894,684)
Total other income (expenses), net	6,982,659	(2,010,044)

Income (loss) before income tax expense	1,116,599	(7,899,900)

Income tax expense	284,771	—

Net income (loss)	$831,828	$(7,899,900)

Less deemed dividend on conversion of preferred stock	89,386,947	—

Net loss attributable to common stockholders	$(88,555,119)	$(7,899,900)

Net loss per share, basic and diluted	$(5.36)	$(0.57)
Weighted-average common stock outstanding, basic and diluted	16,512,498	13,796,789

See accompanying notes to condensed consolidated financial statements.

QUMULUSAI, INC. (formerly known as GLOBAL DIGITAL HOLDINGS, INC.) AND SUBSIDIARIES

Condensed Consolidated Statements of Stockholders' Equity (Deficit)

(Unaudited)

	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Series D Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Equity (Deficit)
Balance at January 1, 2025 (as restated)	4,713,515	$5,224,127	5,205,630	$10,027,471	3,663,841	$5,990,371	9,089,000	$9,008,512	12,835,535	$408,505	$2,007,227	$(33,256,873)	$(590,660)
Issuance of common stock, net of issuance cost	—	—	—	—	—	—	—	—	2,451,154	21,219,598	135,482	—	21,355,080
Issuance of common stock for settlement of lease liability	—	—	—	—	—	—	—	—	151,574	1,749,516	—	—	1,749,516
Issuance of common stock for exercise of warrants	—	—	—	—	—	—	—	—	843,385	8,790,274	—	—	8,790,274
Issuance of common stock for exercise of options	—	—	—	—	—	—	—	—	52,956	112,600	—	—	112,600
Reissuance of common stock to TCM founders for shares previously forfeited	—	—	—	—	—	—	—	—	22,703	—	—	—	—
Redemption of preferred stock for cash	—	—	—	—	—	—	(266,749)	(293,742)	—	—	—	—	(293,742)
Deemed dividend on conversion of preferred stock of $89,386,947	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of preferred stock	—	—	—	—	—	—	14,000	—	—	—	—	—	—
Issuance of preferred stock upon partial conversion of convertible note	—	—	—	—	—	—	514,592	1,711,837	—	—	—	—	1,711,837
Issuance of warrants for settlement of lease liability	—	—	—	—	—	—	—	—	—	—	387,621	—	387,621
Issuance of warrants to purchase equipment	—	—	—	—	—	—	—	—	—	—	104,854	—	104,854
Issuance of warrants for services	—	—	—	—	—	—	—	—	—	—	69,663	—	69,663
Issuance of Common Stock and Series D Preferred Stock for the acquisition of TCM	—	—	—	—	—	—	1,432,182	3,195,139	2,574,718	17,054,874	—	—	20,250,013
Exchange of TCM stock options resulting in issuance of stock options in acquisition	—	—	—	—	—	—	—	—	—	—	1,883,956	—	1,883,956
Conversion of preferred stock to common stock	(4,713,515)	(5,224,127)	(5,205,630)	(10,027,471)	(3,663,841)	(5,990,371)	(10,783,025)	(13,621,746)	11,692,965	36,896,276	—	—	2,032,561
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	799,823	—	799,823
Net income	—	—	—	—	—	—	—	—	—	—	—	831,828	831,828
Balance at September 30, 2025	—	$—	—	$—	—	$—	—	$—	30,624,990	$86,231,643	$5,388,626	$(32,425,045)	$59,195,224

Balance at January 1, 2024 (as restated)	4,713,515	$5,224,127	5,205,630	$10,027,471	3,663,841	$5,990,371	500,000	$475,113	12,835,535	$408,505	$624,026	$(20,072,499)	$2,677,114
Issuance of preferred stock, net of issuance cost	—	—	—	—	—	—	4,365,000	4,187,419	—	—	37,581	—	4,225,000
Issuance of warrants for services	—	—	—	—	—	—	—	—	—	—	40,500	—	40,500
Issuance of warrants for extinguishment of debt	—	—	—	—	—	—	—	—	—	—	154,687	—	154,687
Issuance of warrants as a deemed contribution to equity method investment	—	—	—	—	—	—	—	—	—	—	111,664	—	111,664
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	257,598	—	257,598
Net loss	—	—	—	—	—	—	—	—	—	—	—	(7,899,900)	(7,899,900)
Balance at September 30, 2024	4,713,515	$5,224,127	5,205,630	$10,027,471	3,663,841	$5,990,371	4,865,000	$4,662,532	12,835,535	$408,505	$1,226,056	$(27,972,399)	$(433,337)

See accompanying notes to condensed consolidated financial statements.

QUMULUSAI, INC. (formerly known as GLOBAL DIGITAL HOLDINGS, INC.) AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended September 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$831,828	$(7,899,900)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization expense	2,554,911	5,753,430
Amortization of loan origination costs	23,513	27,476
Amortization of discount on convertible note	135,334	218,701
Amortization of premium on loan receivable	(16,281)	—
Non-cash interest expense	6,418	—
Recovery of credit losses	(36,921)	(26,658)
Amortization of right-of-use assets	882,733	66,759
Interest expense under finance lease obligations	268,356	—
(Income) loss from equity method investments	(1,043,937)	305,728
Gain on sale of equity method investments	—	(835,046)
Gain on remeasurement of investment in TCM	(14,549,536)	—
Change in fair value of warrant liability	5,536,816	288,376
Change in fair value of digital assets	(81,919)	(733,552)
Change in deferred taxes	284,771	—
Stock-based compensation	799,823	257,598
Issuance of warrants for services	69,663	40,500
Gain (loss) on disposal of property and equipment	(462)	2,094,030
Loss on extinguishment of debt	1,037,501	46,774
Loss on extinguishment of lease liability	692,837	—
Changes in operating assets and liabilities:
Accounts receivable	8,764	194,798
Due from related party	82,213	4,348
Prepaid expenses and other current assets	(207,498)	34,864
Proceeds from sale of digital assets	3,045,949	4,123,239
Deposits	—	(331,843)
Mining of digital assets	(2,876,300)	(4,079,314)
Accounts payable	508,549	168,049
Accrued expenses	114,685	1,071,581
Operating lease liabilities	(43,940)	49,909
Intangible assets	(7,200)	—
Due to related party	(547,484)	(1,010,000)
Other non-current liabilities	—	(700,000)
Net cash used in operating activities	(2,526,814)	(870,153)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,226,323)	(1,085,247)
Proceeds from disposal of property and equipment	4,000	—
Proceeds from collections of loans receivable	285,654	106,819
Deposits on power equipment	(1,866,454)	(1,326,801)

See accompanying notes to condensed consolidated financial statements.

QUMULUSAI, INC. (formerly known as GLOBAL DIGITAL HOLDINGS, INC.) AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

Proceeds from sale of digital asset reserve	393,460	—
Proceeds from sale of U.S. dollar coin	391,584	—
Cash acquired as part of business acquisition	2,441,275	—
Dividends paid on common stock	(36,759)	—
Distributions from equity method investments	2,422,000	865,000
Investment in equity method investments	—	(381,198)
Net cash provided by (used in) investing activities	2,808,437	(1,821,427)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of Series D Preferred stock, net of issuance costs	—	4,225,000
Proceeds from sale of common stock, net of issuance costs	21,355,080	—
Redemption of preferred stock	(293,742)	—
Repayments on finance lease obligations	(1,289,600)	—
Proceeds from notes payable - related party	7,170	—
Proceeds from exercise of warrants	72,659	—
Proceeds from exercise of options	112,600	—
Proceeds from line of credit	—	648,262
Repayment of line of credit	(299,077)	(179,704)
Repayments of notes payable	(579,999)	(34,002)
Repayments of notes payable - related party	(722,838)	(812,434)
Repayments of convertible notes payable	(1,150,000)	—
Repayments of convertible note payable - related party	(3,226,548)	—
Net cash provided by financing activities	13,985,705	3,847,122

NET CHANGE IN CASH	14,267,328	1,155,542

CASH, beginning of period	3,970,466	631,344

CASH, end of period	$18,237,794	$1,786,886

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for income taxes	$—	$—
Cash paid for interest	$907,788	$620,074

Non-cash financing and investing activities
Issuance of warrants for extinguishment of debt	$—	$107,913
Issuance of warrants as a deemed contribution to equity method investment	$—	$111,664
Issuance of warrants for property and equipment	$104,854	$—
Issuance of warrants as offering costs	$135,482	$—
Issuance of preferred stock, net of issuance cost	$—	$37,581
Issuance of common stock for settlement of lease liability	$1,444,300	$—
Conversion of preferred stock to common stock	$36,896,276	$—
Non-cash contribution to equity method investment	$115,210	$—
Issuance of Common Stock and Series D Preferred Stock for the acquisition of TCM	$20,250,013	$—
Exchange of TCM stock options resulting in issuance of stock options in acquisition	$1,883,956	$—

See accompanying notes to condensed consolidated financial statements.

QUMULUSAI, INC. (formerly known as GLOBAL DIGITAL HOLDINGS, INC.) AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

Issuance of preferred stock upon partial conversion of convertible note	$1,711,837	$—
Forgiveness of FCNC loan receivable	$—	$22,294
Transfer of leased assets to property and equipment upon lease buyout	$1,340,882	$—
Acquisition of right-of-use asset in exchange for lease obligations	$6,528,526	$1,641,673
Lease liabilities arising from obtaining right-of-use assets	$6,787,230	$1,621,672

See accompanying notes to condensed consolidated financial statements.

QUMULUSAI, INC. (formerly known as GLOBAL DIGITAL HOLDINGS, INC.) AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 1. Organization and Nature of Operations

The Company

WAHA Technologies, Inc. ("WAHA") was organized in the state of Georgia in 2019 and is primarily engaged in bitcoin mining hosting services. WAHA buys and maintains digital asset mining equipment and the required infrastructure in order to mine bitcoin.

SPRE Commercial Group, Inc. ("SPRE") was organized in the state of Georgia in 2019 for the purpose of owning and leasing land, buildings, and digital assets mining facilities.

QumulusAI, Inc. (formerly known as Global Digital Holdings, Inc.) ("QumulusAI") (collectively, the "Company") was organized in the state of Georgia in 2022 to serve as the holding Company for WAHA and SPRE. On October 10, 2022, the Board of Directors of WAHA and SPRE approved the decision to merge all equity of WAHA and SPRE to the Company, with the Company directly owning WAHA and SPRE. Effective December 13, 2022, the shareholders of WAHA and SPRE entered into a contribution and exchange agreement with the Company, in which all their outstanding equity securities and ownership rights in WAHA and SPRE were contributed to the Company in exchange for shares and ownership rights in the Company.

SPRE Watonga OK, LLC ("Watonga") was organized in the state of Georgia in 2024 as an entity for one of the Company's main operating sites, which opened in the same year. The entity is primarily engaged in mining of digital currency and in digital currency mining hosting services. The Company will also serve as a holding company for Watonga.

On April 1, 2025, the Company acquired 100% of The Cloud Minders, Inc. ("TCM"). See Note 3 - Business Combinations for additional information.

Effective August 18, 2025, the Company changed its corporate name to QumulusAI.

Reverse Stock Split

The Company effected a 1-for-3 reverse stock split (“Reverse Stock Split”) on September 30, 2025, pursuant to which every three shares of the Company’s issued and outstanding common stock were combined into one share of common stock. The Reverse Stock Split had no impact on the par value of the Company’s no par value common stock or the authorized number of shares of common stock. Unless otherwise indicated, all share and per share information prior to the Reverse Stock Split date of September 30, 2025 in these unaudited condensed consolidated financial statements are retroactively adjusted to reflect the Reverse Stock Split, prior to the rounding of any fractional shares. Any fractional share resulting from the Reverse Stock Split were rounded up to the next whole number of shares.

Going Concern

Pursuant to Financial Accounting Standards Board ("FASB") Accounting Standards Update ("ASU") 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40), management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the financial statements are issued. Management’s evaluations are based on relevant conditions and events that are known and reasonably knowable as of the date the financial statements were available to be issued.

The Company has incurred recurring operating losses since inception resulting in an accumulated deficit of $32,425,045 as of September 30, 2025. For the nine months ended September 30, 2025, the Company has operating cash outflows of $2,526,814 and had an operating loss of $5,866,060. The Company’s operations have been funded partially through the issuance of debt. These factors raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the issuance of these condensed consolidated financial statements.

In assessing the Company’s ability to continue as a going concern, the Company monitors and analyzes its cash and its ability to generate sufficient cash flow in the future to support its operating and capital expenditure commitments. At September 30, 2025, the Company had cash of $18,237,794. The Company’s plans to alleviate the substantial doubt include raising approximately $30 million through sale of common stock, of which $25.7 million has already been funded, and obtaining a $500 million credit facility. See Note 24 - Subsequent Events. Management concluded these plans will alleviate the substantial doubt about the Company’s ability to continue as a going concern for the one-year period extending from the date of issuance of these financial statements.

Note 2. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, WAHA, SPRE, Watonga, and TCM. The Company uses the equity method to account for investments in other companies if the investment provides management with the ability to exercise significant influence over the operating and financial policies of the investee. The condensed consolidated net income (loss) includes the Company’s proportionate share of the net income or loss of these companies. Management's judgment regarding the level of influence over each equity method investee includes considering key factors, such as ownership interest, representation on the board of directors and participation in policy-making decisions. All significant intercompany transactions and balances have been eliminated in consolidation. For financial and income tax reporting purposes, the Company has adopted a calendar year-end.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) for interim reporting. As permitted under those rules, certain footnotes and financial information that are normally required under U.S. GAAP can be condensed or omitted. The consolidated balance sheet as of December 31, 2024, was derived from audited consolidated financial statements but does not include all disclosures required by U.S. GAAP. The information included in this interim report should be read in conjunction with the audited consolidated financial statements and notes thereto of the Company for the year ended December 31, 2024.

In the opinion of management, these unaudited condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and notes thereto of the Company and include all adjustments, consisting only of normal recurring adjustments considered necessary for the fair presentation of the Company’s financial position and operating results. The results for the nine months ended September 30, 2025 and 2024 are not necessarily indicative of the operating results for the year ending December 31, 2025 and 2024, or any other interim or future periods.

The FASB establishes these principles to ensure financial condition, results of operations, and cash flows are consistently reported. Any reference in these notes to applicable accounting guidance is meant to refer to the authoritative U.S. GAAP included in the Accounting Standards Codification (“ASC”) and ASU issued by the FASB.

Correction of an Immaterial Error in Prior Period Financial Statements

The Company received $14,000 during the year ended December 31, 2024 for 14,000 shares of Series D Preferred Stock that were not issued until 2025. The Company recorded the issuance of the shares in the consolidated statements of stockholders' equity for the nine months ended September 30, 2025. The $14,000 was already recorded in Series D Preferred Stock on the consolidated balance sheets as of December 31, 2024.

Reclassifications

Certain reclassifications have been made to the prior period financial statements to conform to the current period financial statement presentation. U.S. Dollar Coin (“USDC”) that was previously classified as digital assets, net was reclassified to its own caption on the consolidated balance sheets.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Management's estimates and assumptions include, but are not limited to, estimating the fair value of consideration of acquisitions, the accounting for business combinations and allocating purchase price, valuation and estimating the useful life of identifiable intangible assets, valuation of goodwill, estimates used for forecast in business combinations, allowance for credit losses, financial instruments recorded at a fair value on a recurring basis, revenue recognition from digital asset mining, collectability of accounts receivable and loans receivable, valuation of convertible note payable, fair value of consideration transferred for equity method investments and joint ventures, fair value of assets and liabilities assumed in acquisitions, valuation of stock-based awards, salvage values and estimated useful lives of property and equipment, valuation of deferred taxes and uncertain tax positions, valuation of common stock and warrant liabilities, and other assumptions used to measure stock-based compensation, calculation of incremental borrowing rate, and estimates for transfers of investments and valuation of assets. Management's estimates and assumptions are derived from and are continually evaluated based upon available information, judgment, and experience.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable.

The Company maintains cash balances in various financial institutions. At times, such balances may be in excess of the Federal Deposit Insurance Corporation insurance limit. As of September 30, 2025 and December 31, 2024, interest-bearing accounts and non-interest bearing accounts were insured by the Federal Deposit Insurance Corporation up to $250,000 per financial institution. In lieu of insurance, the financial institution may collateralize the commercial paper with U.S. government securities, in which case they become repurchase agreements. The Company has not experienced any losses in such accounts and monitors the credit worthiness of the financial institutions with which they conduct business. Management believes that the Company is not exposed to significant credit risk with respect to its cash balances.

The Company is exposed to counterparty risk through the deposits it places with suppliers of mining and mining related equipment to secure orders and delivery dates. The risk of a supplier failing to meet its contractual obligations may result in late deliveries or mining prepayments that are not realized. The Company attempts to mitigate this risk by procuring mining hardware from larger, more established suppliers and those whom the Company has existing relationships and knowledge of their reputation in the market.

During the nine months ended September 30, 2025, the Company had three customers that accounted for approximately 84% of the Company's total revenues. During the nine months ended September 30, 2024, the Company had four customers that accounted for approximately 100% of the Company's total revenues. For each significant customer, revenue as a percentage of total revenue are as follows:

	For the Nine Months Ended September 30,
Customers	2025	2024
Customer A	40%	9%
Customer B	32%	—
Customer C	12%	16%
Customer D	—	65%
Customer E	—	10%

Cash

For purposes of the condensed consolidated balance sheets and condensed consolidated statements of cash flows, the Company considers cash in operating bank accounts and cash on hand as cash.

U.S. Dollar Coin

U.S. Dollar Coin (“USDC”) is a stablecoin digital asset that is backed by U.S. dollars or other liquid assets and accounted for as a financial instrument. USDC can be redeemed for one U.S. Dollar.

Digital Assets

Crypto Assets

The Company accounts for crypto assets in accordance with ASU 2023-08, Intangibles - Goodwill and Other - Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets, which requires entities to measure certain crypto assets at fair value with changes recognized in the condensed consolidated statement of operations for each reporting period. The Company’s crypto assets, Bitcoin and Ethereum Classic, which have not been determined to be stablecoins or derivatives, are within the scope of ASU 2023-08. The Company has deemed the price of crypto assets to be a Level 1 input under ASC 820 hierarchy as these were based on observable quoted prices in the Company’s principal market for identical assets. The Company’s crypto assets are received in exchange for services transferred to a customer and are converted to cash daily. Cash proceeds from the sale of digital assets are classified within operating activities in the Company’s consolidated statements of cash flows.

The Company acquires crypto assets through its network operations and holds these crypto assets. Each crypto asset acquisition is considered its own “lot” with its own cost basis based on the crypto asset-to-USD conversion price from the Company’s principal market at time of acquisition. Any realized gain/loss on the disposition of crypto assets is calculated on a weighted-average basis.

Principal Market and Fair Value Determination

To determine which market is the Company’s principal market (or in the absence of a principal market, the most advantageous market) for purposes of determining fair value of individual digital assets, the Company follows ASC 820, Fair Value Measurement, which outlines the application of fair value accounting. ASC 820 determines fair value to be the price that would be received for digital assets in a current sale, which assumes an orderly transaction between market participants on the measurement date. ASC 820 requires the Company to assume that the digital asset is sold in its principal market to market participants or, in the absence of a principal market, the most advantageous market. Market participants are defined as buyers and sellers in the principal or most advantageous market that are independent, knowledgeable, and willing and able to transact.

The Company transacts in a Brokered Market, a Dealer Market, Principal-to-Principal Markets and Exchange Markets, each as defined in the FASB Master Glossary (collectively, "Digital Asset Markets"). In determining which of the eligible Digital Asset Markets is the Company’s principal market, the Company reviews these criteria in the following order:

•	First, the Company determines which Digital Asset Markets for the relevant digital asset are accessible to the Company.

•	Second, the Company sorts the remaining Digital Asset Markets from high to low by market-based volume of the digital asset traded on each Digital Asset Markets in the trailing twelve months.

•	Third, the Company then selects a Digital Asset Market as its principal market based on the highest market-based volume in comparison to the other Digital Asset Markets on the list.

The Company determines its principal market (or in the absence of a principal market, the most advantageous market) annually to determine (i) if there have been recent changes to each Digital Asset Market’s trading volume in the trailing twelve months, (ii) if any Digital Asset Markets have developed that the Company has access to, or (iii) if recent changes to each Digital Asset Market’s price stability have occurred that would materially impact the selection of the principal market and necessitate a change in the Company’s determination of its principal market.

The Company’s Bitcoin and Ethereum Classic ("ETC") is recorded at fair value, as determined using the period-end closing price at 16:00:00 UTC of Bitcoin and ETC on the Company’s principal market, New York Digital Investment Group and Coinbase (the “Principal Markets”), and changes in fair value are recognized change in fair value of digital assets on the condensed consolidated Statements of Operations.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset in the principal or most advantageous market for the asset in an orderly transaction between market participants on the measurement date. Fair value should be based on assumptions market participants would use when pricing an asset. U.S. GAAP provides a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Assets and liabilities that are required to be recorded at fair value on the balance sheet are categorized based on the inputs to valuation techniques as follows:

•	Level 1. These are assets and liabilities where values are based on unadjusted quoted prices for identical assets in an active market the Company has the ability to access.

•

Level 2. These are assets and liabilities where values are based on similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active, and model derived prices whose inputs are observable or whose significant value drivers are observable.

•	Level 3. Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The fair values of financial instruments including cash, accounts receivable, accounts payable, accrued expenses, and other current assets and liabilities approximate their respective the carrying values due to the short maturities of those instruments. The fair value of notes payable approximates the carrying value, principally because of the maturity dates and the current terms applicable to the notes payable.

Financial Instruments — Credit Losses (ASU 2016-13)

Under the current expected credit loss ("CECL") impairment model, the Company develops and documents its allowance for credit losses on its accounts receivables based on two portfolio segments: Bitcoin mining trade receivables and Bitcoin mining hosting trade receivables. The determination of portfolio segments is primarily based on customer type, while also taking into account factors that may influence credit risk, such as macroeconomic conditions, industry trends, and the geographic location of customers and mining facilities. The Company develops and documents the allowance for credit losses on its loans receivable based on debtor type, while also taking into account factors that may influence credit risk, such as macroeconomic conditions and liquidity risks.

The Company's quantitative allowance for credit loss estimates under CECL was determined using the loss rate method for trade receivables and the Probability of Default and Loss Given Default Methods ("PD method" and "LGD method") for loans receivables. In addition to the quantitative allowance for credit losses, the Company also incorporates qualitative adjustments that may relate to unique risks, changes in current economic conditions that may not be reflected in quantitatively derived results, or other relevant factors to further inform the Company's estimate of the allowance for credit losses.

Accounts Receivable, Net

Accounts receivable are stated at the amount management expects to collect from balances outstanding at year-end. Accounts receivable are due 30 days after issuance of the invoice. Accounts receivable past due more than 90 days are considered delinquent. If amounts become uncollectible, they will be charged to operations when that determination is made. Under ASC 326, the Company determines its allowance by applying a peer-based loss rate method to the Company’s trade receivables.

The following table represents the impact of the CECL allowance on accounts receivable:

	Balance as of January 1, 2024	Provision for credit losses	Recoveries collected	Balance as of December 31, 2024
Provision for credit losses	$1,903	$1,714	$—	$3,617

	Balance as of January 1, 2025	Provision for credit losses	Recoveries collected	Balance at September 30, 2025
Provision for credit losses	$3,617	$—	$(3,064)	$553

Loans Receivable, Net

Loans receivable, net are loans that are carried at unpaid principal and interest balances, less the allowance for expected credit losses on loans receivable and write-offs, if any. Under ASC 326, the Company determines its allowance by multiplying the probability the asset will default within a given time frame (“PD”) by the percentage of the asset not expected to be collected due to default (“LGD”) and applying to the Company’s loan receivables. The PD/LGD method is based on market data on current and past default credit ratings. The Company also considers reasonable and supportable current information in determining its estimated loss rates, such as external forecasts, macroeconomic trends or other factors including customers’ credit risk and historical loss experience. All past and current debtors are concentrated in the U.S., are in the digital assets industry, and are not known to be in bankruptcy or other serious financial difficulty.

During 2024, the Company advanced a loan receivable in the original amount of $298,062 as a part of the Company's sale of its investment in the FCNC Venture, LLC ("FCNC") joint venture. The loan receivable carries interest of 0.1%, and requires 24 consecutive monthly principal and interest payments of $12,432. The loan was fully paid off in January 2025.

The CECL allowance related to the principal loans receivables outstanding are presented within, “Loans receivable, net - related party” in the Company’s condensed consolidated balance sheets. Account balances are written off after all means of collection are exhausted and the balance is deemed uncollectible. Subsequent recoveries are credited to the allowance. Changes in the allowance are recorded as adjustments to bad debt expense in the period incurred.

The following table represents the activity in of the CECL allowance:

	Balance as of January 1, 2024	Provision for credit losses	Recoveries collected	Balance as of December 31, 2024
Provision for credit losses	$30,062	$6,859	$—	$36,921

	Balance as of January 1, 2025	Provision for credit losses	Recoveries collected	Balance at September 30, 2025
Provision for credit losses	$36,921	$—	$(36,921)	$—

Property and Equipment, Net

Property and equipment are recorded at cost, less accumulated depreciation. Expenditures for additions, improvements, betterments, if material, and individual purchases are generally capitalized. Minor replacements, maintenance, and repairs that do not improve or extend the lives of the assets are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period.

The useful life of the Company’s mining related equipment, consisting of pods and transformers, is five years. Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event that facts and circumstances indicate that the cost of any long-lived assets may be impaired, an evaluation of recoverability would be performed.

Management reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of property and equipment may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of property and equipment. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property and equipment is used, and the effects of obsolescence, demand, competition, and other economic factors. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. The Company uses other depreciation methods, generally, Modified Accelerated Cost Recovery System, for income tax purposes. These differences in depreciation methods result in related deferred taxes.

Digital Asset Machines

Management assesses and adjusts the estimated useful lives of its digital asset machines (miners) when there are indicators that productivity of the mining assets are higher or lower than the assigned estimated useful life. The rate at which the Company generates digital assets and, therefore, consumes the economic benefits of its transaction verification servers, is influenced by a number of factors including the following:

•	The complexity of the transaction verification process which is driven by the algorithms contained within the Bitcoin open source software;

•	The general availability of appropriate computer processing capacity on a global basis (commonly referred to in the industry as hashing capacity which is measured in petahash units); and

•

Technological obsolescence reflecting rapid development in the transaction verification server industry such that more recently developed hardware is more economically efficient to run in terms of digital assets generated as a function of operating costs, primarily power costs, i.e., the speed of hardware evolution in the industry is such that later hardware models generally have faster processing capacity combined with lower operating costs and a lower cost of purchase. The Company operates in an emerging industry for which limited data is available to make estimates of the useful economic lives of specialized equipment. To the extent that any of the assumptions underlying management’s estimate of useful life of its transaction verification servers are subject to revision in a future reporting period, either as a result of changes in circumstances or through the availability of greater quantities of data then the estimated useful life could change and have a prospective impact on depreciation expense and the carrying amounts of these assets.

Equity Method Investments

The Company holds investments accounted for under the equity method. The Company also uses the equity method to account for investments in joint ventures. Under the equity method, investments are carried at cost and increased or decreased by the Company’s pro rata share of the investee earnings or losses. The carrying cost of this investment is also increased or decreased to reflect additional contributions or distributions of capital. Any difference in book equity and the Company’s pro rata share of the net assets of the investment will be reported as gain or loss at the time of the liquidation of the investment. It is the Company’s policy to record losses in excess of the investment if the Company is committed to provide financial support to the investee.

At acquisition, any excess of the acquisition cost over the total fair value of the net assets acquired constitutes equity method goodwill. Equity method goodwill is included in the balance of equity method investments and is not reported separately as goodwill on the Company’s condensed consolidated balance sheet. Equity method goodwill is not reviewed for impairment; however, the equity method investment is reviewed for impairment.

Business Combinations

The Company accounts for business acquisitions using the acquisition method of accounting, in accordance with ASC 805, under which assets acquired and liabilities assumed are recorded at their respective fair values at the acquisition date. The fair value of the consideration paid is assigned to the assets acquired and liabilities assumed based on their respective fair values. Goodwill represents the excess of the purchase price over the estimated fair values of the assets acquired and liabilities assumed.

The Company’s management exercises significant judgments in determining the fair value of assets acquired and liabilities assumed, as well as intangibles and their estimated useful lives. Fair value and useful life determinations are based on, among other factors, estimates of future expected cash flows and appropriate discount rates used in computing present values. These judgments may materially impact the estimates used in allocating acquisition date fair values to assets acquired and liabilities assumed, as well as the Company’s current and future operating results. Actual results may vary from these estimates which may result in adjustments to goodwill and acquisition date fair values of assets and liabilities during a measurement period or upon a final determination of asset and liability fair values, whichever occurs first. Adjustments to the fair value of assets and liabilities made after the end of the measurement period are recorded within the Company’s operating results.

Long-Lived Assets, Including Definite-Lived Intangible Assets

The Company reviews for the impairment of long-lived assets annually and whenever events and or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Such indicators include, among others, the nature of the asset, the projected future economic benefit of the asset, historical and future cash flows and profitability measurements. Definite-lived intangible assets primarily consist of customer relationships and trade names. An impairment loss would be recognized when the value of the undiscounted estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than the carrying value. The Company measures the impairment loss based on the difference between the carrying amount and the estimated fair value. When an impairment exists, the related assets are written down to fair value. There were no impairment losses recognized during the for the nine months ended September 30, 2025 and 2024.

Goodwill

Goodwill, which represents the excess of purchase price over the fair value of net assets acquired in business combinations, is carried at cost. Goodwill is not amortized; rather, it is subject to a periodic assessment for impairment by applying a fair value-based test. Goodwill represents the excess of the purchase price in a business combination over the fair value of net assets acquired. Goodwill is not amortized but tested annually for impairment or when indicators of impairment are present. The test for goodwill impairment involves a qualitative assessment of impairment indicators. If indicators are present, a quantitative test of impairment is performed. Goodwill impairment, if any, is determined by comparing the reporting unit’s fair value to its carrying value. An impairment loss is recognized in an amount equal to the excess of the reporting unit’s carrying value over its fair value, up to the amount of goodwill allocated to the reporting unit. The Company's policy is to review goodwill for impairment on an annual basis as of the last day of the Company’s fiscal year or more frequently, unless a triggering event requires an analysis sooner. There was no goodwill impairment for the nine months ended September 30, 2025.

Revenue and Cost Recognition

Overview

The Company generates revenue from the following sources: (1) cryptocurrency mining, (2) mining hosting services and (3) compute power.

In accordance with ASC 606, Revenue Recognition, the Company recognizes revenue from contracts with customers using a five-step model, which is described as follows:

•	identify the customer contract;
•	identify performance obligations that are distinct;

•	determine the transaction price;
•	allocate the transaction price to the distinct performance obligations; and
•	recognize revenue as the performance obligations are satisfied.

Revenue from Cryptocurrency Mining

The Company participates in a third-party operated mining pool. As of April 2025, the pool operator is Luxor. Prior to April 2025, the pool operator was Foundry. As a result of the change in pool operator the Company updated its accounting policy to change the end of its contract period from 16:00:00 UTC to 23:59:59 UTC. As a participant in the third-party operated mining pool, the Company provides a service to provide computing power to the third-party operated mining pool. The Company’s enforceable right to compensation begins when, and lasts as long as, the Company provides computing power to the mining pool operator.

Step 1: The Company has identified the third-party mining pool operator as its customer. The Company enters into a contract with the customer to provide its computing power to the customer's mining pool. The contracts are terminable without penalty at any time by either party, and thus the contract term is shorter than a 24-hour period and the contracts are continuously renewed.

Applying the criteria per ASC 606-10-25-1, the contract arises at the point that the Company provides computing power to the customer's mining pool, which is considered contract inception, because customer consumption is in tandem with delivery of the computing power.

Step 2: In order to identify the performance obligations in a contract with a customer, a company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met:

•

The customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct); and

•

The entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).

Based on these criteria, the Company has identified a single performance obligation of providing computing power to the mining pool operator. The continuous renewal options do not represent material rights because they do not provide the customer with the right to purchase additional goods or services at a discount. Specifically, the contract is renewed at the same terms, conditions, and rate as the current contract which is consistent with market rates, and there are no upfront or incremental fees in the initial contract.

Step 3: The Company receives non-cash consideration in the form of bitcoin, fair value of which the Company measures at 23:59:59 UTC and 16:00:00 UTC on the date of contract inception using the Company's principal market for bitcoin, Bitcoin Reference Rate, when the pool operator is Luxor and Foundry, respectively. The contract renews continuously throughout the day, and thus the value of the consideration should be assessed continuously throughout the day, and the Company has concluded to use the 23:59:59 UTC and 16:00:00 UTC bitcoin price each day when the pool operator is Luxor and Foundry, respectively. Revenue is recognized on the same day that control of the services transfers to the customer, which is the same day as contract inception. According to the customer contract, daily settlements are made to the Company by the customer based on the computing power provided over the contract periods occurring over a 24-hour period and the payout is made the following day. There are no other forms of variable considerations, such as discounts, rebates, refunds, credits, price concessions, incentives, performance bonuses, penalties, or other similar items.

The Company earns non-cash consideration based on the Full-Pay-Per-Share (“FPPS”) payout method set forth by the customer in the form of bitcoin. The amount of bitcoin the Company is entitled to for providing hash calculations to the customer's mining pool under the FPPS payout method is made up of block rewards and transaction fees less mining pool fees determined as follows:

•

The non-cash consideration calculated as a block reward over the continuously renewed contract periods is based on the total blocks expected to be generated on the Bitcoin Network for the daily 24-hour period beginning 0:00:00 UTC and 16:00:01 UTC and ending 23:59:59 UTC and 16:00:00 UTC when the pool operator is Luxor and Foundry, respectively, in accordance with the following formula: the computing power that the Company provides to the customer as a percent of the Bitcoin Network’s total computing power, multiplied by the total Bitcoin Network block rewards expected to be generated for the same period.

•

The non-cash consideration calculated as transaction fees paid by transaction requestors is based on the share of total actual fees paid over the continuously renewed contract periods beginning 0:00:00 UTC and 16:00:01 UTC and ending 23:59:59 UTC and 16:00:00 UTC when the pool operator is Luxor and Foundry, respectively, in accordance with the following formula: total actual transaction fees generated on the Bitcoin Network during the contract period as a percent of total block rewards the Bitcoin Network actually generated during the same period, multiplied by the block rewards the Company earned for the same period noted above.

•

The sum of the block reward and transaction fees earned by the Company is reduced by mining pool fees charged by the customer for operating the mining pool based on a rate schedule per the mining pool contract. The fee charged during September 30, 2025 and 2024 end was 2.50% 0.43%, respectively. The mining pool fee is only incurred to the extent the Company provides computing power and generates revenue in accordance with the customer’s payout formula during the continuously renewed contract periods beginning 0:00:00 UTC and 16:00:01 UTC and ending 23:59:59 UTC and 16:00:00 UTC daily, when the pool operator is Luxor and Foundry, respectively.

Step 4: There is a single performance obligation (i.e., to provide computing power to the customer) for the contract; therefore, all consideration from the customer is allocated to this single performance obligation.

Step 5: The Company’s performance is completed over time as the customer obtains control of the computing power. The performance obligation of computing power is fulfilled over time, as opposed to a point in time, because the Company provides the computing power throughout the contract period and the customer simultaneously obtains control of the service and uses it to produce bitcoin.

There is no deferred revenue or other liability obligations recorded by the Company since there are no payments in advance of the performance, and there are no remaining performance obligations after providing computing power.

Revenue from Mining Hosting Services

The Company has also entered into hosting contracts where it operates mining equipment owned by third parties within its facilities in exchange for a fee or reimbursement of electricity cost at a markup.

Step 1: The Company has identified the third-party mining equipment owners as its customer. The Company enters into a contract with the customer to host its miners on the Company’s network. The contracts are terminable without penalty at any time if the termination is agreed upon by both parties, and thus the contract term is the stated term.

Step 2: In order to identify the performance obligations in a contract with a customer, a company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met:

•

The customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct); and

•

The entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).

Based on these criteria, the Company has identified one performance obligation of hosting the mining equipment. The service the Company provides also includes monitoring, active troubleshooting, and various maintenance levels for the mining equipment.

Step 3: The Company receives non-cash consideration in the form of US Digital Coin (“USDC”). The Company uses a spot rate on of the date of payment from the customer to convert USDC to USD.

The Company’s hosting contracts can contain service level agreement clauses, which guarantee a certain percentage of time the power will be available to its customer. In the rare case that the Company may incur penalties under these clauses, the Company recognizes the payment as variable consideration and a reduction of the transaction price and, therefore, of revenue, when not in exchange for a good or service from the customer.

Customer contracts can include advance payment terms in the form of monthly cash prepayments and/or upfront cash payments at contract inception. Advance payments are recorded as deferred revenue and recognized over time (generally, the month of hosting service to which they relate) as the customer simultaneously receives and consumes the benefits of the Company’s performance. There is no significant financing component in these transactions due to the short-term nature of the payments.

Step 4: No allocation of transaction price is required as there is only one performance obligation in each contract.

Step 5: The Company recognizes variable hosting revenue each month as the uncertainty related to the consideration is resolved, hosting services are provided to its customer, and its customer utilizes the hosting service (the customer simultaneously receives and consumes the benefits of the Company's performance). The Company's performance obligation related to these services is satisfied over time.

Revenue from Compute Power

The Company generates revenue primarily from providing compute power to a marketplace, but in some instances provides power directly to end users. The compute power is maintained by the Company and made available to customers for large-scale cloud processing.

Marketplace provider partners (RunPod Inc., for example) manage orchestration and customer acquisition in exchange for a revenue share. In RunPod’s case, currently 80% of revenue is shared to QumulusAI and 20% to RunPod under RunPod’s standard service terms.

Step 1: In arrangements with a marketplace provider partner, the Company has identified the marketplace as its customer. In arrangements entered into directly with end users, the end user is the customer.

The Company has entered into agreements which are structured around ongoing service delivery, with compute power provided on a usage basis. The contract is enforceable and includes defined terms for service levels, pricing, and revenue sharing. The contract is continuously active and renewed, with no penalties for termination, and services are delivered daily based on actual usage.

Applying the criteria per ASC 606-10-25-1, the contract arises at the point the Company begins providing compute power through its bare metal servers. This marks contract inception, as the customer’s consumption of compute power is simultaneous with the Company’s delivery of the service. The contract supports continuous usage-based billing, and the Company’s enforceable right to compensation begins and continues as long as compute power hours are delivered and consumed by customers.

Step 2: In order to identify the performance obligations in a contract with a customer, a company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met:

•

The customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct); and

•

The entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).

Based on these criteria, the Company has identified a single performance obligation to provide compute power customers. The continuous renewal options do not represent material rights because they do not provide the customer with the right to purchase additional goods or services at a discount. Specifically, the contract is renewed at the same terms, conditions, and rate as the current contract which is consistent with market rates, and there are no upfront or incremental fees in the initial contract.

Step 3: In arrangements with a marketplace provider partner, the transaction price is based on net revenue shared by the marketplace to the Company. In arrangements entered into directly with end users, the transaction price is based on revenue received directly from end users for compute power. There is no non-cash consideration involved, and all payments are made in U.S. dollars. The contract does not include other forms of variable consideration such as rebates, penalties, or bonuses, except for service credits tied to uptime performance, which are treated as variable consideration and reduce the transaction price when applicable.

Step 4: There is a single performance obligation (i.e., to provide compute power) for the contract; therefore, all consideration from the customer is allocated to this single performance obligation.

Step 5: The Company’s performance is completed over time as compute power is delivered and consumed. The performance obligation of computing power is fulfilled over time, as opposed to a point in time, because the Company provides the compute power throughout the contract period and the customer simultaneously obtains control of the service and integrates it into its platform offerings.

There are no deferred revenues or remaining obligations once compute power is delivered.

Income Taxes

The Company accounts for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and income tax basis of assets and liabilities, and for operating losses and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the years in which those items are expected to be realized. Tax law and rate changes are recorded in the period such changes are enacted. The Company establishes a valuation allowance when it is more likely than not that certain deferred tax assets will not be realized.

The Company recognizes a tax benefit from any uncertain tax positions only if they are more likely than not to be sustained upon examination based on the technical merits of the position. The amount of the accrual for which an exposure exists is measured as the largest amount of benefit determined on a cumulative probability basis that the Company believes is more likely than not to be realized upon ultimate settlement of the position. Interest and penalties related to unrecognized tax benefits are recognized as a component of income tax expense.

The “One Big Beautiful Bill Act” (“OBBBA”) was signed into law in the United States on July 4, 2025, which is considered the enactment date under U.S. GAAP. Key tax provisions under OBBBA include the restoration of 100% bonus depreciation, immediate expensing for domestic research and experimental expenditures, changes to the interest limitations in Section 163(j) of the U.S. Internal Revenue Code (the “Code”), updates to Global Intangible Low Taxed Income and Foreign-Derived Intangible Income rules, and expanded aggregation requirements under Section 162(m) of the Code.

Under U.S. GAAP, the effect of changes in tax laws are recognized in the period in which the new law is enacted. Accordingly, the impact of OBBBA was reflected in the Company’s financial statements for the third quarter of 2025. The OBBBA did not have a material effect on the Company's financial statements.

Leases

The Company accounts for leases in accordance with ASC Topic 842, Leases (“ASC 842”). The Company determines if an arrangement is a lease at inception and classifies its leases at commencement. Operating and finance leases are presented as right-of-use (“ROU”) assets and the corresponding lease liabilities are included in operating or finance lease liabilities, current and operating or finance lease liabilities on the Company’s condensed consolidated balance sheets. ROU assets represent the Company's right to use an underlying asset, and lease liabilities represent the Company's obligation for lease payments in exchange for the ability to use the asset for the duration of the lease term.

ROU assets and lease liabilities are recognized at commencement date and determined using the present value of the future minimum lease payments over the lease term. For leases in which the rate is not implicit in the lease, the Company uses a discount rate based on a benchmark approach to derive an appropriate incremental borrowing rate to discount remaining lease payments. The Company benchmarked itself against other companies of similar credit ratings and comparable quality and derived imputed rates for a lease term length of 10 years. Some leases include multiple year renewal options. The Company’s decision to exercise these renewal options is based on an assessment of its current business needs and market factors at the time of the renewal. Currently, the Company has certain leases for which the option to renew is reasonably certain, and therefore, options to renew were factored into the calculation of its right-of-use asset and lease liability as of September 30, 2025. In addition, the Company does not recognize short-term leases that have a term of twelve months or less as ROU assets or lease liabilities for all asset classes. The Company recognizes operating lease expense on a straight-line basis over the lease term.

The Company has lease agreements which contain both lease and non-lease components, which it has elected to account for as a single lease component for all asset classes when the payments are fixed. As such, variable lease payments, including those not dependent on an index or rate, such as real estate taxes, common area maintenance, and other costs that are subject to fluctuation from period to period are not included in lease measurement.

Segment Reporting

In November 2023, the FASB issued ASU No. 2023-07, Improvements to Reportable Segment Disclosures (Topic 280). This ASU updates reportable segment disclosure requirements by requiring disclosures of significant reportable segment expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included within each reported measure of a segment's profit or loss. This ASU also requires disclosure of the title and position of the individual identified as the CODM and an explanation of how the CODM uses the reported measures of a segment’s profit or loss in assessing segment performance and deciding how to allocate resources. See Note 21 - Segment Reporting for additional disclosures

Net Income (Loss) per Share

The calculation of earnings per share is based on the weighted average number of common shares or common stock equivalents outstanding during the applicable period. The dilutive effect of common stock equivalents is excluded from basic earnings per share and is included in the calculation of diluted earnings per share, unless their impact is antidilutive. Convertible notes, employee stock options and similar equity instruments granted by the Company are treated as potential ordinary shares outstanding in computing diluted earnings per share. Diluted shares outstanding are calculated using the if converted method for convertible notes and the treasury stock method for other potentially dilutive securities. Under the if converted method, the dilutive impact of securities is calculated as if conversion occurred at the beginning of the reporting period. Under the treasury stock method, the amount the employee must pay for exercising stock options, the amount of compensation cost for future service that the Company has not yet recognized and the amount of benefits that would be recorded in common shares when the award becomes deductible for tax purposes are assumed to be used to repurchase shares.

On September 30, 2025, the Company affected the conversion of all authorized and issued shares of Preferred Stock into Common Stock. The transaction was accounted for as an extinguishment of preferred stock and the difference between the initial carrying amount of the preferred stock extinguished and the fair value of the common stock issued is accounted for as a deemed dividend. The deemed dividend was included within the net loss attributable to common stockholders.

Loan Origination Costs

Costs incurred in connection with securing loans payable have been capitalized and are being amortized as a component of interest expense over the term of the respective debt using the effective interest method. The unamortized balance of loan origination costs are reflected on the condensed consolidated balance sheets as a direct deduction of the outstanding balance owed on the long-term debt.

Stock Issuance Costs

Stock issuance costs represent incremental costs incurred that are directly attributable to the sale of securities. The costs are charged against the gross proceeds of the respective sale and recorded as a reduction to equity.

Distinguishing Liabilities from Equity

The Company relies on the guidance provided by ASC Topic 480, Distinguishing Liabilities from Equity, and ASC 815-40, Derivatives and Hedging: Contracts in Entity’s Own Equity, to classify certain redeemable and/or convertible instruments. The Company first determines whether a financial instrument should be classified as a liability. The Company will determine the liability classification if the financial instrument is mandatorily redeemable, or if the financial instrument, other than outstanding shares, embodies a conditional obligation that the Company must or may settle by issuing a variable number of its equity shares.

Once the Company determines that a financial instrument should not be classified as a liability, the Company determines whether the financial instrument should be presented between the liability section and the equity section of the balance sheet (“mezzanine equity”). The Company will determine mezzanine equity classification if the redemption of the financial instrument is outside the control of the Company (i.e., at the option of the holder). Otherwise, the Company accounts for the financial instrument as permanent equity.

Stock-Based Compensation

The Company measures the cost of employee and non-employee services in exchange for awards of equity instruments based on the grant-date fair value of the award. The fair value is determined using an option pricing model. The cost of awards of equity instruments is recognized on a straight-line basis over the vesting period, which is the requisite service period, and is recorded as stock-based compensation expense together with a corresponding increase in paid-in capital. The Company has elected to account for forfeitures of awards as they occur.

Variable Interest Entities ("VIEs")

The Company evaluates its interests in VIEs and will consolidate any VIE in which the Company has a controlling financial interest and are deemed to be the primary beneficiary. A controlling financial interest has both of the following characteristics: (1) the power to direct the activities of the VIE that most significantly impact its economic performance; and (2) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could be significant to the VIE. If both of the characteristics are met, the Company is considered to be the primary beneficiary and therefore will consolidate that VIE into its condensed consolidated financial statements. See Note 9 - Equity Method Investments for additional disclosures.

Recently Issued Accounting Pronouncements - Adopted

In August 2023, the FASB issued ASU 2023-05, Business Combinations - Joint Venture Formations (Topic 805): Recognition and Initial Measurement. This standard addresses the accounting for contributions made to a joint venture, upon formation, in a joint venture's separate financial statements. The new requirements are effective for all joint ventures within the ASU's scope that are formed on or after January 1, 2025. The Company adopted this standard on January 1, 2025. The adoption of this standard is reflected in the Company's condensed consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures, a final standard on improvements to income tax disclosures. The standard requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. The standard applies to all entities subject to income taxes and is intended to benefit investors by providing more detailed income tax disclosures that would be useful in making capital allocation decisions. For public business entities, the new requirements will be effective for annual periods beginning after December 15, 2024. The Company has adopted this standard effective January 1, 2025. The Company is in the process of evaluating the impact of ASU 2023-09 on the Company’s condensed consolidated financial statements which will be reflected in the December 31, 2025 financial statements.

Recently Issued Accounting Pronouncements - Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Topic 220): Disaggregation of Income Statement Expenses. This guidance requires additional disclosure of certain amounts included in the expense captions presented on the statement of operations as well as disclosures about selling expenses. The ASU is effective on a prospective basis, with the option for retrospective application, for annual periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. Early adoption is permitted for annual financial statements that have not yet been issued. The Company is currently evaluating the impact of ASU 2024-03 on its condensed consolidated financial statements and related disclosures.

In November 2024, the FASB issued ASU 2024-04, Debt - Debt with Conversion and Other Options (Topic 470). This guidance clarifies the requirements for determining whether certain settlements of convertible debt instruments should be accounted for as an induced conversion. The ASU is effective on a prospective basis, with the option for retrospective application, for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted for all entities that have adopted the amendments in ASU 2020-06. The Company is currently evaluating the impact of ASU 2024-04 on its condensed consolidated financial statements and related disclosures.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments—Credit Losses (Topic 326). This guidance contains amendments that provide decision-useful information to investors and other financial statement users while reducing the time and effort necessary to analyze and estimate credit losses for current accounts receivable and current contract assets. The amendments will be effective for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted in both interim and annual reporting periods in which financial statements have not yet been issued or made available for issuance. The Company is currently evaluating the impact of ASU 2025-05 on its condensed consolidated financial statements and related disclosures.

Other recent accounting pronouncements did not or are not believed by management to have a material impact on the Company’s present or future condensed consolidated financial statements.

Note 3. Business Combination

On April 1, 2025 (the “Effective Date”), the Company entered into Contribution and Exchange Agreements, as amended (together, the “Acquisition Agreement”), with shareholders of The Cloud Minders, Inc. (“TCM”), pursuant to which each TCM shareholder contributed all outstanding equity securities in TCM to the Company in exchange for equity securities of the Company. As a result, TCM became a wholly owned subsidiary of the Company, with 75% of the Company’s capital stock held by Company shareholders and 25% of the Company’s capital stock held by former TCM shareholders (the “Acquisition”). The Acquisition formally closed on the Effective Date.

	Common	Series D
Total Number of TCM Shares Exchanged	8,505,783	1,577,085
Conversion Ratio	0.9081	0.9081
Fair Value per Share (Controlling Interest)	$2.21	$2.23
Fair Value	$17,054,874	$3,195,139
Total Fair Value Shares Exchanged	$20,250,013

Total Number of TCM Shares Held By the Company	8,966,981
Company Fair Value per Share (Non-Controlling)	$1.92
Fair Value Company's Investment in TCM	$17,216,604

Fair Value Replacement Options	$1,883,955

Total Purchase Price	$39,350,572

The following table summarizes the preliminary estimated fair value of the consideration and the preliminary estimated fair value of assets acquired and liabilities assumed associated with the Acquisition:

Description	Fair Value
Total purchase price	$39,350,572

Estimated fair value of assets acquired:
Cash	$2,441,275
Prepaid expenses	96,029
Property and equipment	7,136,180
Customer relationships	411,700
Trade name	148,080
In-process research & development ("IPR&D")	6,777,020
Finance right-of-use assets, net	5,820,225
Total assets acquired	$22,830,509

Estimated fair value of liabilities assumed:
Accounts payable	172,255
Current portion of convertible note payable	1,716,657
Current portion of notes payable - related party	104,713
Accrued expenses and other current liabilities	555,888
Finance lease liabilities	6,078,929
Long-term notes payable, net of current portion	6,268,321
Total liabilities assumed	14,896,763

Goodwill	$31,416,827

Intangible Assets	Estimated Fair Value	Estimated Useful Life
Customer relationships	$411,700	4
Trade name	148,080	2
IPR&D	6,777,020	N/A
	$7,336,800

The Company has applied the acquisition method of accounting in accordance with ASC 805 and recognized assets acquired and liabilities assumed of TCM at their fair value as of the date of acquisition, with the excess purchase consideration recorded to goodwill. As the Company finalizes the estimation of the fair value of the assets acquired and liabilities assumed, additional adjustments to the amount of goodwill may be necessary.

The preliminary purchase price allocation has not been finalized as of September 30, 2025 due to the final assessment of the fair values of the intangible assets, fair value estimates of assets acquired and liabilities assumed and is pending the completion of various items, including obtaining further information regarding the identification and valuation of all assets acquired and liabilities assumed. The Company recorded $23,542 of acquisition related costs within general and administrative expenses. Any adjustments to the estimates of purchase price allocation will be made in the periods in which the adjustments are determined, and the cumulative effect of such adjustments will be calculated as if the adjustments had been completed as of the acquisition date. The Company expects to finalize the purchase price allocation within 12 months from the acquisition date.

Unaudited Pro Forma Financial Information

The following table represents the revenue, net loss and net loss per share effect of the acquired company, as reported on a pro forma basis as if the acquisition occurred on January 1, 2024. These pro forma results are not necessarily indicative of the results that would have occurred if the acquisition had occurred on the first day of the period presented, nor does the pro forma financial information purport to represent the results of operations for future periods.

	Nine Months Ended September 30,
	2025	2024
Revenues	$9,398,555	$7,520,105
Net loss	(14,757,745)	(8,260,789)
Net loss attributable to common stockholders	(104,144,692)	(8,260,789)
Basic and diluted net loss per share – on a pro forma basis (unaudited)	$(6.00)	$(0.50)

Note 4. Revenue and Cost Recognition

The following table provides the Company’s revenue disaggregated by revenue stream:

	For the Nine Months Ended September 30,
	2025	2024
Revenue
Revenue from cryptocurrency mining	$507,604	$3,995,442
Revenue from mining hosting services	4,794,821	2,157,843
Revenue from compute power	2,755,051	—
	$8,057,476	$6,153,285

In accordance with ASC 606-10-50-13, the Company is required to include disclosure on its remaining performance obligations as of the end of the current reporting period. Due to the nature of the Company’s contracts, these reporting requirements are not applicable, because the majority of the Company’s remaining contracts meet certain exemptions as defined in ASC 606-10-50-14 through 606-10-50-14A, including (i) performance obligation is part of a contract that has an original expected duration of one year or less and (ii) the right to invoice practical expedient.

Note 5. Fair Value of Financial Instruments

The Company accounts for certain assets and liabilities at fair value and classify these assets and liabilities within the fair value hierarchy (Level 1, Level 2, or Level 3). The Company's other current assets and other current liabilities have fair values that approximate their carrying values.

Description	Level	September 30, 2025	December 31, 2024
Assets:
Digital assets	1	$30,186	$511,376

Liabilities:
Warrant liability	3	$1,635,091	$4,815,890

The Company accounts for its consideration transferred for the Company’s equity method investments and investment in joint venture at fair value. The consideration transferred includes leased mining equipment, which is fair valued using Level 3 inputs under the fair value hierarchy as there are unobservable and significant inputs that provide asset value.

There were no financial liabilities that were transferred out of a Level 3 category.

Note 6. Property and Equipment, Net

The major classifications of property and equipment, including their estimated useful lives, are summarized as follows at the balance sheet dates:

	Estimated Useful Life (years)			September 30, 2025	December 31, 2024
Buildings and improvements	10	-	40	$1,393,557	$961,539
Miners	3			9,597,138	9,452,284
Mining related equipment	5			2,074,733	2,126,123
Transportation equipment	3	-	7	—	11,426
Server equipment	3			9,037,186	—
Other equipment and furniture	5	-	7	131,764	1,402
Property and equipment, gross				22,234,378	12,552,774
Less: Accumulated depreciation				(12,274,297)	(9,815,755)
				$9,960,081	$2,737,019

For the nine months ended September 30, 2025 and 2024, depreciation expense relating to property and equipment amounted to $2,466,429 and $5,753,430, respectively.

Note 7. Digital Assets, Net

The following table summarizes units held, cost basis and fair value of crypto assets held as of September 30, 2025:

Asset	Symbol	Quantity of Digital Assets Held	Price	Cost Basis	Fair Value of Crypto assets
Bitcoin	BTC	0.26	$117,273.33	$27,634	$30,186
				$27,634	$30,186

The following table summarizes units held, cost basis and fair value of crypto assets held as of December 31, 2024:

Asset	Symbol	Quantity of Digital Assets Held	Price	Cost Basis	Fair Value of Crypto assets
Bitcoin	BTC	5.39	$93,970.45	$298,122	$506,230
Ethereum Classic	ETC	187.66	27.42	9,913	5,146
				$308,035	$511,376

Changes in the Company’s digital assets for the nine months ended September 30, 2025 and year ended December 31, 2024, were as follows:

	September 30, 2025	December 31, 2024
Balance as of January 1	$511,376	$109,615
Additions of digital assets	2,876,300	4,561,953
Sales of digital assets	(3,439,409)	(4,348,874)
Change in fair value of digital assets	81,919	188,682
Ending balance	$30,186	$511,376

Note 8. Intangible Assets, Net

As of September 30, 2025, intangible assets were comprised of the following:

	Estimated Useful Life (Years)	Gross Carrying Amount at September 30, 2025	Accumulated Amortization	Net Book Value at September 30, 2025
Customer relationships	4	$411,700	$51,462	$360,238
Trade name	2	148,080	37,020	111,060
IPR&D	N/A	6,777,020	—	6,777,020
Capitalized Software	N/A	7,200	—	7,200
		$7,344,000	$88,482	$7,255,518

IPR&D and capitalized software are not amortized until the assets are substantially complete and ready for their intended use.

Amortization expense for the nine months ended September 30, 2025 and 2024 was $88,482 and $—, respectively.

As of December 31, 2024, the Company had no intangible assets.

The estimated future amortization expense for the next five years and thereafter is as follows:

Future Amortization Expense
2025 (Remaining)	$44,242
2026	176,965
2027	121,435
2028	102,925
2029	25,731
Total	$471,298

The weighted average remaining amortization period for the Company’s intangible assets as of September 30, 2025 was 3.03 years.

Note 9. Equity Method Investments

T20 Mining Group, LLC

In March 2023, the Company entered into a Limited Liability Company Interest Purchase Agreement with Turn Key Mountain, LLC and 913 Hero, LLC ("T20 Purchase Agreement") to acquire a 50.01% ownership interest in T20 Mining Group, LLC (“T20”). Under the terms of the T20 Purchase Agreement, the Company leases certain equipment to T20 and promised to contribute $450,090 to T20 for the development of its digital asset mining operations. The Company determined that T20 is a VIE as the Company has a variable interest in T20 and T20 relies on funding from the Company, Turn Key Mountain, LLC, and 913 Hero, LLC to sustain its operations. The Company has determined that it is not the primary beneficiary of T20 as power to direct or control its significant activities related to the bitcoin mining hosting is shared with Turn Key Mountain, LLC and 913 Hero, LLC. Accordingly, the Company has not consolidated T20’s results of operations and financial position. As the entity is not consolidated, it is accounted for as an equity method investment. The initial investment in T20 amounted to $1,677,197. The Company is entitled to 50.01% of the profits and losses of T20.

In April 2024, the Company entered into a subsequent Limited Liability Company Interest Purchase Agreement with Bishops Bowl Capital, LLC ("Bishops Bowl Purchase Agreement"), whereby the Company sold 10.01% of its ownership interest in T20 to Bishops Bowl for consideration of $1,000,000. As the Company retained significant influence in T20 following its execution of the Bishops Bowl Purchase Agreement, the Company reduced the carrying amount of its equity method investment for the proportion sold in the amount of $164,954 and also recognized a gain of $835,046 related to the difference between the proceeds received and the carrying amount of the equity method investment sold. The Company will continue to account for its retained ownership interest of 40% under the equity method. During the second half of the year ended December 31, 2024, the Company and Bishops Bowl contributed equipment to T20 for the expansion of its digital asset mining operations. The Company increased the carrying amount of its equity method investment for the fair value of the assets contributed in the amount of $926,240 and also recognized a loss of $2,094,030 on the contribution of the assets. In February 2025, the Company contributed additional assets in the amount of $115,210. The additional contributions were made such that each partner’s ownership percentages remained the same, with the Company and Bishops Bowl continuing to own 40% and 60%, respectively, of T20. The Company will continue to account for its retained ownership interest of 40% under the equity method.

During the nine months ended September 30, 2025 and 2024, the Company received distributions of $2,422,000 and $865,000 from T20, respectively. During the nine months ended September 30, 2025 and 2024, the Company's share of net income in T20 amounted to $1,606,080 and $827,718, respectively, which is included within income from equity method investments in the Company's condensed consolidated statements of operations. As of September 30, 2025 and December 31, 2024, the Company’s investment in T20 amounted to $4,727,694 and $5,428,404, respectively, and is included in the balance of equity method investments in the accompanying condensed consolidated balance sheets.

Summarized financial information for T20 as of and for the nine months ended September 30, 2025 and year ended December 31, 2024 is as follows:

	September 30, 2025	December 31, 2024
Total assets	$12,387,564	$5,620,420
Total liabilities	$2,567,980	$1,888,902

For the nine months ended September 30, 2025 and 2024, T20 had net income of $3,002,750 and $1,866,577, respectively.

The Cloud Minders LLC

On November 1, 2023, the Company acquired an interest in TCM, a partnership that is involved in graphics processing unit cloud hosting services. The Company is initially entitled to 43% of the profit and losses from the investee. The acquisition cost totaled $4,300,000 and consisted of the issuance of the Company's common stock via a convertible note payable with TCM for $3,300,000 (see Note 15 - Convertible Note Payable) and a payable to TCM totaling $1,000,000 to be repaid over 12 months at no interest. Payments commence on January 1, 2024, and continue on the first of each subsequent month, in exchange for an additional 19,608 (approximately 6%) membership interest to the Company over the twelve months. TCM specializes in high-performance computing and artificial intelligence infrastructure within the cloud computing industry and offers graphics processing unit server hosting, equipped with the latest hardware for deep learning, data science, graphics rendering, and scientific research applications. Its services include configuration, reliability assurance, testing and validation, security measures, installation, and hardware rental for monetization. Accordingly, the Company has not consolidated TCM’s results of operations and financial position. As the entity is not consolidated as of December 31, 2024, but the Company has significant influence over the investee, it is accounted for as an equity method investment.

During the nine months ended September 30, 2024, the Company’s share of net loss in TCM amounted to $1,138,320, which is included within income from equity method investments in the Company’s condensed consolidated statements of operations. As of December 31, 2024, the Company’s investment in TCM amounted to $3,229,211 and is included in the balance of equity method investments in the accompanying condensed consolidated balance sheets. On April 1, 2025, the Company acquired 100% of TCM. Therefore, as of April 1, 2025, the Company does not account for TCM as an equity method investment as the entity is consolidated. See Note 3 - Business Combinations for additional details on the acquisition. From January 1, 2025 to the acquisition on April 1, 2025 the Company's share of net loss in TCM was $562,143. On April 1, 2025, the Company marked the value of its investment in TCM to its fair value of $17,216,604 immediately prior to the acquisition and recognized a gain of $14,549,536.

Summarized financial information for TCM as of and for the year ended December 31, 2024 is as follows:

December 31, 2024
Total assets	$14,479,018
Total liabilities	$11,679,962

From January 1, 2025 to the acquisition on April 1, 2025, TCM had a net loss of $1,307,308. For the nine months ended September 30, 2024, TCM had a net loss of $2,647,256.

FCNC Venture, LLC

In January 2023, the Company entered into a joint venture agreement with Blokbuster, LLC (“Blokbuster”) to form FCNC. The Company has determined that it does not control the joint venture, as the Company’s ownership is less than 50% and all major decisions of the joint venture require unanimous consent with Blokbuster. Accordingly, the Company has not consolidated the entity’s results of operations and financial position. As the entity is not consolidated, it is accounted for as an equity method investment. The initial investment in FCNC amounts to $531,395, which was composed of $500,000 in cash and a promissory note for $31,395. The Company is entitled to 33% of the profit and losses and distributions of the entity. During the nine months ended September 30, 2024, the Company’s share of net income in the joint venture amounted to $4,874, which is included within income from equity method investments in the Company’s condensed consolidated statements of operations.

During the second half of 2024, the Company sold its equity interest in FCNC. As of December 31, 2024, the balance of the Company’s investment in the joint venture was $—.

Note 10. Deposits on Power Equipment

The Company makes deposits that represent prepayments made to premier suppliers and manufacturers to purchase compute power and related equipment at a preset price. The prepayments are applied to the purchase price when the vendor ships the equipment. As of September 30, 2025 and December 31, 2024, the Company had outstanding deposits for power equipment totaling $3,193,255 and $1,326,801, respectively.

Note 11. Transactions with Related Parties

As of and for the nine months ended September 30, 2025 and 2024, the Company had the following related party transactions:

•

As of September 30, 2025 and December 31, 2024, the Company had an outstanding loan payable due to a related affiliate of one of the stockholders in the amounts of $2,316,680 and $2,967,109, respectively.

•	As of September 30, 2025 and December 31, 2024, the Company had an outstanding loan payable due to one of the stockholders in the amount of $2,000,000 and $2,000,000, respectively.

•	As of September 30, 2025 and December 31, 2024, the Company had an outstanding loan payable due to various stockholders in the amount of $— and $20,000, respectively.

•	As of September 30, 2025 and December 31, 2024, the Company had an outstanding loan payable due to one of the stockholders in the amount of $59,476 and $—, respectively.

•	As of September 30, 2025 and December 31, 2024, the Company had an outstanding line of credit due to a related affiliate in the amount of $— and $292,659, respectively.

•

As of September 30, 2025 and December 31, 2024, the Company had an outstanding loan payable due to an advance to the buyer of its investment in joint venture, FCNC, in the amount of the outstanding balance of the loan receivable amounted to $— and $232,452, respectively.

•

As referenced on Note 9 - Equity Method Investments, the Company owed $1,000,000 to TCM as a result of the cost to acquire an interest in TCM. As of September 30, 2025 and December 31, 2024, the balance outstanding on this payable was $— and $900,000, respectively.

•

During the nine months ended September 30, 2024, the Company recognized bitcoin mining operating expenses in the amounts of $259,656 and $963,833 from FCNC and T20, respectively. As of December 31, 2024, amounts payable to these entities totaled $68,008 and are included in accounts payable on the Company’s condensed consolidated balance sheets.

•

During the nine months ended September 30, 2025, the Company recognized bitcoin mining operating expenses in the amounts of $— and $531,438 from FCNC and T20, respectively. As of September 30, 2025, amounts payable to these entities totaled $49,565 and are included in accounts payable on the Company’s condensed consolidated balance sheets.

•

During the nine months ended September 30, 2025 and 2024, the Company recognized equipment rental income totaling $— and $23,705 from FCNC and T20, respectively. At September 30, 2025 and December 31, 2024, amounts receivable from these entities totaled $23,924 and $28,597 and are included in accounts receivable on the Company’s condensed consolidated balance sheets.

•

As referenced in Note 9 – Equity Method Investments, during 2023, the Company acquired an interest in TCM. As part of the acquisition consideration, the Company issued a convertible promissory note (the “Note”) to TCM, in the principal amount of $3,900,000. Refer to Note 15 - Convertible Note Payable for further information regarding the Company’s accounting for the Note at issuance and as of September 30, 2025. As of September 30, 2025 and December 31, 2024, the balance outstanding on this loan was $— and $2,314,089, respectively.

•

The Company is party to finance lease agreements with four entities in which a stockholder holds a capital interest. Additional details related to these lease agreements are provided in Note 23 - Leases.

Note 12. Line of Credit

During September 2023, the Company secured a line of credit with Trailhead Growth, LP with a maximum principal amount of $300,000 at an interest rate of 12%. The line of credit was collateralized by a blanket lien on certain assets and was guaranteed by certain of the Company's stockholders. The line of credit had a maturity date of October 1, 2024.

During April 2024, the Company amended its line of credit agreement with Trailhead Growth, LP with a maximum principal amount of $700,000 at an interest rate of 6%. The line of credit has a maturity date of 360 days following the first principal advance under the line of credit.

During May 2024, the Company made its first advance on the line of credit in the amount of $648,262, in which $6,418 of this amount is related to line of credit origination fees as a result of the advance. The line of credit had a maturity date of May 15, 2025. The line of credit was repaid in full on March 31, 2025. At September 30, 2025 and December 31, 2024, the Company had an outstanding balance of $— and $292,659, respectively. Interest expense for the nine months ended September 30, 2025 and 2024 related to the line of credit was $9,955 and $9,040, respectively.

Note 13. Accrued Expenses

Accrued expenses were comprised of the following:

	September 30, 2025	December 31, 2024
Accrued interest	$662,179	$647,162
Sales tax payable	502,063	484,869
Accrued hosting fees	583,116	810,818
Accrued payroll	133,335	139,295
Accrued bonus	76,333	—
Other accrued expenses	837,217	231,945
Accrued expenses	$2,794,243	$2,314,089

Note 14. Notes Payable

On March 19, 2021, the Company entered into a $2,000,000 convertible balloon note with Trailhead Income, LP. The note bears interest at 12% and matures on September 1, 2025. The note is secured by certain mining equipment. Interest-only payments are due on a quarterly basis through the maturity date. As of September 30, 2025 and December 31, 2024, the outstanding principal balance on the note was $2,000,000.

On April 14, 2022, the Company entered into a $5,000,000 balloon note with Alder Mortgage Group. The note bears interest at 12% and had an initial maturity date of May 1, 2023. The maturity date was extended to December 31, 2025. The note is secured by certain mining equipment. Interest-only payments are due on a monthly basis through the maturity date. On October 18, 2022, the Company made a principal payment of $450,000 and the note maturity date was extended to December 31, 2025. As of September 30, 2025 and December 31, 2024, the outstanding principal balance was $466,791 and $1,117,221, respectively.

On May 10, 2024, the Company entered into a $385,000 note with various lenders. The loan bears interest of 12% and matures on December 1, 2025. The note was repaid in full during the year ended December 31, 2024.

On February 15, 2022, the Company entered into a $1,849,888 balloon note with GC Opportunities 2 Private Fund. The note bears interest at 12% and matures on February 15, 2026. The note is secured by certain mining equipment. The note was amended on October 4, 2022 to provide a onetime waiver of payment default for unpaid monthly interest due for July 15, 2022, August 15, 2022 and September 2022, and to defer interest due for six months from July 2022 to December 2022, until maturity. As of September 30, 2025 and December 31, 2024, the outstanding principal balance was $1,849,888.

On September 15, 2022, the Company entered into a note payable with Technogistics. The note bears interest at 12% and matures on May 15, 2024. The note is secured by certain mining equipment. During the year ended December 31, 2024, the remaining principal balance of $700,000 was converted to equity.

On April 11, 2022, the Company entered into two notes with Caterpillar Financial Services Corporation for an aggregate of $228,314. The notes bear interest at 1.49% and mature on April 11, 2027. The notes are secured by track loaders. Payments of principal and interest are due on a monthly basis through maturity. As of September 30, 2025 and December 31, 2024, the outstanding principal balance was $74,135 and $108,638, respectively.

On December 31, 2021, the Company entered into a $344,000 note with Gratus Holdings. The note bears interest at 8% and had an original maturity date of December 31, 2022. The Company repaid the loan in full during September 2025. As of September 30, 2025 and December 31, 2024, the outstanding principal balance was $—.

On April 1, 2025, the Company acquired a loan from TCM as part of the acquisition. In January 2025 TCM, prior to termination of its largest finance lease, purchased the equipment leased under the agreement for a purchase price of $6,454,466. The Company financed the equipment purchase with a loan payable to a commercial bank in the amount of $6,450,000 at prime, subject to a 5% floor. The loan calls for principal and interest payments totaling $129,552 beginning in March 2025, and matures in January, 2030. As of September 30, 2025, the outstanding principal balance was $5,722,825.

On April 1, 2025, the Company acquired a loan from TCM as part of the acquisition. During 2024, TCM entered into a loan with a principal balance of $104,713. The loan bear interest at 0% and has a maturity date of March 16, 2026. As of September 30, 2025, the outstanding principal balance was $59,476.

Notes payable at September 30, 2025 and December 31, 2024 consisted of the following:

	September 30, 2025	December 31, 2024
Note payable with interest at current prime rate, subject to 5% floor, maturing January 2030	$5,722,825	$—
Balloon notes payable with monthly interest payments of 12%, secured by certain specified mining equipment, maturities ranging from 2023 to 2026 - related party	4,316,679	4,967,109
Note payable on demand with monthly interest at 8%, unsecured - related party	—	20,000
Notes payable with interest ranging from 0% to 1.49%, monthly payments of principal and interest, secured by track loaders, maturing 2027	74,135	108,638
Note payable with 0% interest, maturing March 2026 - related party	59,476	—
Unamortized loan origination costs	(3,236)	(26,748)
	10,169,879	5,068,999
Less: Current maturities	(5,556,495)	(1,158,009)
Notes payable, net of current maturities	$4,613,384	$3,910,990

Maturities of notes payable are as follows:

Remainder of 2025	$2,789,460
2026	3,103,218
2027	1,290,885
2028	1,373,987
2029	1,482,796
Thereafter	132,769
Total	$10,173,115

Note 15. Convertible Note Payable

On November 1, 2023, the Company entered into a Convertible Promissory Note Agreement (the "Note") with TCM at a face value of $3,900,000. Upon issuance, the Note was entered into at a discount of $600,000 and a fair value of $3,300,000. The Note bears interest at a rate of 0.1% per annum and matures on November 1, 2025. No scheduled payments are due under the Note, and the Note permits early partial or full prepayment under the Note at any time without any prepayment penalty.

Upon the occurrence of an event or events of default under the Note, including bankruptcy, an uncured material breach of the Note Agreement, or a board adopted resolution for liquidation, dissolution or winding-up of the Company, all accrued expenses, accrued interest, and all principal outstanding under the Note shall become immediately due and payable in full.

The Note provides for automatic conversion of the amount of any unpaid principal balance of the Note upon maturity into that number of shares of common stock by dividing such remaining principal balance by the conversion price of $1.00 per share. At maturity, all interest accrued and owing with respect to the remaining principal balance shall be forgiven by TCM.

The Company evaluated the embedded call and put features in accordance with ASC 815-15-25. The embedded puts are clearly and closely related to the debt host instrument and therefore are not required to be bifurcated and separately measured at fair value. The Company additionally determined that the embedded conversion feature did not meet the definition of a derivative under ASC 815 and therefore did not require bifurcation from the host debt instrument.

The Note was initially recorded at fair value, as it was issued as consideration in the acquisition of an equity method investment in TCM (see Note 9 for information regarding the Company’s equity method investment). The Company reflected a discount of $600,000 on the Note at issuance to recognize at fair value at issuance. Subsequently, the Company amortizes the Note discount to interest expense over the period from issuance through the maturity date, at an effective interest rate of 8.5%. For the nine months ended September 30, 2025 and 2024, the Company recognized $135,334 and $218,701 as interest expense, respectively.

For the nine months ended September 30, 2025 and 2024, the Company recorded accrued interest of $612 and $612, respectively.

Immediately prior to the acquisition of TCM, the Company repaid the principal balance of the Note and accrued interest in full on March 31, 2025. Upon the repayment of the note, the Company recognized a loss on extinguishment of $153,834 in the condensed consolidated statements of operations.

As part of its acquisition of TCM, the Company assumed convertible promissory notes to various investors with an aggregate principal amount of $3,000,000. The convertible notes were issued between May 10, 2024 and June 11, 2024, bear interest at 35% per annum, compounded annually, and mature on December 1, 2025, unless earlier converted or repaid.

The notes contain embedded and redemption features subject to bifurcation and separate accounting as derivative liabilities under FASB ASC 815, Derivatives and Hedging. In accordance with ASC 815, the Company evaluated the terms of the notes and determined that the financial impact derived from the embedded and redemption features was immaterial to the Company’s financial position and results of operations. As such, no separate liability resulting from bifurcation has been recorded.

On July 1, 2024, $1,283,343 of principal balance was converted to TCM preferred stock at a conversion price of $1.00 per share. In May and September 2025, the Company settled $566,657 in principal through the issuance of 514,592 shares of the Company’s Series D Preferred Stock. The fair value of the Series D Preferred Stock was $1,711,837 and recognized a loss on extinguishment of $883,667. On September 5, 2025, the Company paid off $1,150,000 in principal and $519,055 in accrued interest. As of September 30, 2025, the aggregate outstanding balance of the convertible promissory notes amounted to $— with related accrued interest payable of $—.

The carrying amount of the convertible notes as of September 30, 2025 and December 31, 2024 is summarized as follows:

	September 30, 2025	December 31, 2024
Outstanding principal	$—	$3,226,548
Unamortized amount	—	(218,074)
Net carrying value	$—	$3,008,474

Note 16. Income Taxes

The following table summarizes the Company’s effective tax rate for the periods indicated:

	Nine Months Ended September 30,
	2025	2024
Reported income tax expense rate	25.5%	—%

The change in the effective tax rates for the nine months ended September 30, 2025 as compared to the same period in the prior year is caused by recording a deferred tax liability for identified intangibles acquired in the TCM acquisition (See Note 3 - Business Combination). This identified an intangible deferred tax liability that will not be fully offset by the Company’s existing deferred tax assets. Accordingly, a partial valuation allowance was recorded as part of the opening balance sheet for the acquisition. The Company will continue to assess its position in future periods to determine the appropriate amount of valuation allowance.

Note 17. Stockholders' Equity (Deficit)

Preferred Stock

On September 30, 2025, the Company affected the conversion of all authorized and issued shares of Preferred Stock into Common Stock, as agreed to by all holders of Preferred Stock. Accordingly, there are no shares of Preferred Stock authorized or outstanding as of September 30, 2025. As a result, there is no liquidation preference as of September 30, 2025. The transaction was accounted for as an extinguishment of preferred stock. The difference of $89,386,947 between the initial carrying amount of the preferred stock extinguished and the fair value of the common stock issued is accounted for as a deemed dividend in accordance with ASC 260-10-S99-2.

Prior to September 30, 2025, the Company has designated a portion of the authorized shares of preferred stock as Series A, Series B, Series C and Series D Preferred stock, and the issuance of total designated shares cannot exceed the aggregate number of preferred stock shares authorized for issuance. As of December 31, 2024, the authorized number of shares of Series A, Series B, Series C, and Series D Preferred stock were 5,453,876, 5,856,097, 3,690,027 and 10,000,000. In connection with the acquisition of TCM, the Company issued 1,432,182 Series D Preferred Stock on April 1, 2025.

All shares of Series A, Series B, Series C and Series D Preferred stock will, with respect to dividend rights, redemption rights and rights upon the liquidation, dissolution or winding-up of this corporation, rank on parity with all other series of Preferred Stock and senior to common stock. Each holder of Series A, Series B, Series C, and Series D Preferred stock shall be entitled to one vote for each share of stock held. Except as required by applicable law, the holders of Series A, Series B, Series C, and Series D Preferred stock and the holders of all other series of preferred stock and of common stock shall vote together as a single voting group on all matters submitted to a vote by the Company. Each share of Preferred Stock held by a particular holder shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of common stock upon a transfer of such share or upon the preferred capital account of such holder of such Preferred Stock being paid in its entirety.

One holder of 729,448 shares of Series A Preferred stock and 634,132 shares of Series B Preferred stock held a non-contingent redemption right, therefore these shares are classified within mezzanine equity on the balance sheet as of December 31, 2024. The remaining shares of Series A and B Preferred stock did not contain this redemption right and are classified in permanent equity.

Below is a summary of activity of Preferred Stock historically classified within mezzanine equity:

	Series A Preferred Stock		Series B Preferred Stock
	Shares	Amount	Shares	Amount
Balance at January 1, 2024	729,448	$811,049	634,132	$1,221,512
Balance at December 31, 2024	729,448	$811,049	634,132	$1,221,512
Balance at September 30, 2025	—	$—	—	$—

Common Stock

The Company is authorized to issue up to 500,000,000 shares of common stock, without any par value per share.

Each holder of common stock is entitled to one vote for each share held of record on all matters to be voted on by such holders. Holders of common stock are entitled to receive dividends, if declared. Upon liquidation, dissolution or winding-up, holders of common stock are entitled to share ratably in the net assets legally available for distribution after payment of all debts and other liabilities. During the nine months ended September 30, 2025, the Company paid $36,759 to holders of common stock related to dividends declared during 2021 which had been recorded on the consolidated balance sheet as dividends payable.

Note 18. Warrants

Type 1 Warrants

The warrants were issued during the year ended December 31, 2022 in conjunction with Series A Preferred Stock in satisfaction of outstanding debt. The warrants were not considered indexed to the issuer’s stock pursuant to ASC 815, as the warrants are subject to vesting upon the thirty-six (36) mensiversaries of the issuance date, at a rate of one thirty-sixth (1/36th) per month. At the option of the Company, the Company can return to the holder any cash it previously received from the holder. Upon the occurrence of such return of capital, the vesting schedule recasts based on amount return and remaining time period to vest. As this contingency is based on the underlying capital account of the warrant holder it violates the fixed-for-fixed option pricing model. As such, the Company recorded the Warrants as liabilities initially measured at fair value with subsequent changes in fair value recognized in earnings each reporting period. 961,256 of the warrants are pre-funded warrants.

The Type 1 warrants are "penny warrants", meaning they have an exercise price of $0.01 ($0.03 after the Reverse Stock Split). The fair value of these penny warrants was calculated as the Company's stock price less the exercise price of $0.01 ($0.03 after the Reverse Stock Split) (i.e., intrinsic value). The grant date fair value of the Type 1 Warrants were $692,103. The fair value of the warrants as of September 30, 2025 and December 31, 2024 was $1,635,091 and $4,815,890, respectively.

Type 2 Warrants

Various individuals performed professional services for the Company during the nine months ended September 30, 2025 and 2024 and were issued warrants as payment for the services. The measurement of fair value of the Warrants was determined utilizing a Black-Scholes model considering all relevant assumptions current at the date of issuance. The grant date fair value of these Warrants issued during the nine months ended September 30, 2025 and 2024 was estimated to be $69,663 and $40,500, respectively, upon issuance. The warrants issued are not redeemable in cash at the choice of the holder, are not mandatorily redeemable into common stock, and are classified as equity instruments. As the Warrants vest immediately, the fair value of these warrants was recognized in operating expenses in the Company's consolidated statements of operations during the nine months ended September 30, 2025 and 2024.

Type 3 Warrants

The warrants were issued in conjunction with the private placement of Series D Preferred Stock and common stock. The measurement of fair value of the Warrants was determined utilizing a Black-Scholes model considering all relevant assumptions current at the date of issuance (i.e., share price, exercise price, term, volatility, risk-free rate, and expected dividend rate).

In connection with issuances of common stock during the nine months ended September 30, 2025 and preferred stock during the nine months ended September 30, 2024, the Company issued warrants for common stock of the Company to placement agents, debt holders and Series D Preferred stock holders. The warrants entitle holders to purchase 50,000 shares of common stock at a purchase price of $9.00 per share and 20,000 shares of common stock at a purchase price of $3.00 per share. The warrants issued are not redeemable in cash at the choice of the holder, are not mandatorily redeemable into common stock, and are classified as equity instruments. The warrants were reflected as a reduction to additional paid-in capital as of the issuance date based on relative fair value, with $135,482 and $37,581 recognized during the nine months ended September 30, 2025 and 2024, respectively.

Type 4 Warrants

The warrants were issued in conjunction with the modification of certain loans. The measurement of fair value of the Warrants was determined utilizing a Black-Scholes model considering all relevant assumptions current at the date of issuance (i.e., share price, exercise price, term, volatility, risk-free rate, and expected dividend rate).

In connection with modifications of certain loans during the nine months ended September 30, 2024, the Company issued warrants for common stock of the Company to debt holders. The warrants entitle holders to purchase 76,718 shares of common stock at a purchase price of $3.00 per share. The warrants issued are not redeemable in cash at the choice of the holder, are not mandatorily redeemable into common stock, and are classified as equity instruments. The fair value of the warrants of $154,687 has been recognized as a loss on extinguishment in the Company's condensed consolidated statements of operations during the nine months ended September 30, 2024.

Type 5 Warrants

The warrants were issued in conjunction with certain investors' investment in TCM. The measurement of fair value of the Warrants was determined utilizing a Black-Scholes model considering all relevant assumptions current at the date of issuance (i.e., share price, exercise price, term, volatility, risk-free rate, and expected dividend rate).

In connection with certain investors' investments in TCM during the nine months ended September 30, 2024, the Company issued warrants exercisable into common stock of the Company. The warrants entitle holders to purchase 55,500 shares of common stock at a purchase price of $3.00 per share. The warrants issued are not redeemable in cash at the choice of the holder, are not mandatorily redeemable into common stock, and are classified as equity instruments. The grant of these warrants did not result in an increase of the Company’s ownership in TCM. As the Company is paying a cost on behalf of TCM, the fair value of the warrants of $111,664 has been recognized in general and administrative expense in the Company's condensed consolidated statements of operations during the nine months ended September 30, 2024.

Type 6 Warrants

The warrants were issued in connection with the purchase of mining equipment. The measurement of fair value of the Warrants was determined utilizing a Black-Scholes model considering all relevant assumptions current at the date of issuance (i.e., share price, exercise price, term, volatility, risk-free rate, and expected dividend rate).

In connection with the purchase of mining equipment, the Company issued the seller warrants exercisable into common stock of the Company. The warrants entitle holders to purchase 13,334 shares of common stock at a purchase price of $10.80 per share. The warrants issued are not redeemable in cash at the choice of the holder, are not mandatorily redeemable into common stock, and are classified as equity instruments. The fair value of the warrants of $104,854 has been recognized in property and equipment, net in the Company's condensed consolidated balance sheet as of September 30, 2025.

Type 7 Warrants

The warrants were issued in connection with the settlement of lease liabilities. The measurement of fair value of the Warrants was determined utilizing a Black-Scholes model considering all relevant assumptions current at the date of issuance (i.e., share price, exercise price, term, volatility, risk-free rate, and expected dividend rate).

In connection with the settlement of certain finance lease liabilities, the Company issued warrants exercisable into common stock of the Company. The warrants entitle holders to purchase 85,941 shares of common stock at a purchase prices ranging from $3.00 to $10.80 per share. The warrants issued are not redeemable in cash at the choice of the holder, are not mandatorily redeemable into common stock, and are classified as equity instruments. The fair value of the warrants of $387,621 has been recognized in loss on settlement of lease liability in the Company's condensed consolidated statements of operations during the nine months ended September 30, 2025.

The summary of stock warrant activity is as follows:

	Number of Warrants	Weighted Average Exercise price ($)	Weighted Average Grant-Date Fair Value ($)	Weighted Average Remaining Contractual Life (in Years)
Warrants outstanding as of January 1, 2024	1,004,964	0.12	1.59	2.26
Granted	434,998	3.00	2.01
Warrants outstanding as of December 31, 2024	1,439,962	1.02	1.72	2.31
Granted	95,270	8.80	7.67
Exercised	(843,373)	0.22	1.74
Warrants outstanding as of September 30, 2025	691,859	3.20	2.73	3.29
Warrants exercisable as of September 30, 2025	684,757	3.27	2.76	3.34

The total fair value of warrants granted during the nine months ended September 30, 2025 and 2024 amounted to $697,620 and $361,833, respectively. The Black-Scholes model utilized the following inputs to value the warrants granted:

	September 30,
	2025			2024
Warrant Valuation Assumptions:
Risk-free interest rate	3.5%	-	3.7%	4.1%	-	4.5%
Expected term (years)	2.83	-	3.42	4.85	-	5.00
Expected volatility	117%	-	123%	130%	-	131%
Expected dividend yield		—%			—%

Note 19. Stock-Based Compensation

WAHA and SPRE sponsor stock-based compensation plans known as the 2021 Option Plan and 2022 Plan, respectively (the “Plans”). The number of shares of common stock authorized for issuance under the Plans, prior to the merger into the Company, was 74,000. Pursuant to the contribution and exchange agreement with the Company, the total number of shares of common stock authorized for issuance are 1,461,307 shares.

The Plans allow the Company to grant incentive stock options and non-qualified stock options. The persons eligible to receive awards are the employees, consultants and directors of the Company and its affiliates. Other than incentive stock options that are granted to a stockholder who owns more than 10% of the total combined voting power of all classes of the stock of the Company or of its parent or affiliates (a “Ten Percent Stockholder”), stock options are exercisable for up to ten years from the grant date, at an option price per share not less than the fair market value on the date the option is granted. A Ten Percent Stockholder shall not be granted an incentive stock option unless the option exercise price is at least 110% of the fair market value of the common stock at the grant date and the option is not exercisable after the expiration of five years from the grant date. Incentive stock options may be granted to employees of the Company or any subsidiary corporation. Awards other than incentive stock options may be granted to employees, consultants and directors. The option vesting schedule for options granted is determined at the time of the grant. The Plans provide for accelerated vesting of unvested options in the event of a change in control.

Pursuant to the contribution and exchange agreement, the number of options outstanding as of the date of the agreement were converted in accordance with the Company's conversion ratio. The following is a summary of stock option activity during the nine months ended September 30, 2025 and 2024, effective for the conversion:

	Number of Options	Weighted Average Exercise price ($)	Weighted Average Grant- Date Fair Value ($)	Weighted Average Remaining Contractual Life (in Years)	Aggregate Intrinsic Value
Options outstanding as of January 1, 2024	342,839	2.49	2.01	9.2	$238,210
Granted	245,332	1.50	2.08
Options outstanding as of December 31, 2024	588,171	1.92	2.04	8.8	$1,976,425
Granted	693,692	1.79	1.71
Exercised	(52,951)	(1.93)	(1.60)
Canceled	(45,404)	(0.69)	(1.69)
Options outstanding as of September 30, 2025	1,183,508	1.92	1.25	8.9	$11,998,903
Options exercisable as of September 30, 2025	1,045,593	1.69	0.80	6.4

For the nine months ended September 30, 2025 and 2024, the total fair value of the options granted amounted to $3,489,371 and $207,585, respectively. The Black-Scholes model utilized the following inputs to value the options granted during the nine months ended September 30, 2025 and 2024:

	September 30,
	2025			2024
Option Valuation Assumptions:
Risk-free interest rate	3.7%	-	4.4%	3.8%	-	4.6%
Expected term (years)	0.04	-	5.0	4.6	-	5.0
Fair value of underlying common stock	$5.04	-	$10.80		$2.37
Exercise price	$0.69	-	$10.80	$1.11	-	$3.00
Expected volatility	98.2%	-	123.0%	130.0%	-	133.0%
Expected dividend yield		—%			—%

The Company recognized $799,823 and $257,598 in stock-based compensation during the nine months ended September 30, 2025 and 2024, respectively, in connection with issued stock options. As of September 30, 2025, non-vested outstanding options totaled 166,117 and the Company expects to recognize $790,668 of stock-based compensation for the non-vested options over the remaining weighted-average contractual period of 1.5 years. Stock-based compensation is recorded in general and administrative expenses in the Company's condensed consolidated statements of operations.

Note 20. Earnings (Net Loss) per Share

The following table sets forth the computation of the basic and diluted net loss per share:

	For the Nine Months Ended September 30,
	2025	2024
Net loss attributable to common stockholders	$(88,555,119)	$(7,899,900)

Net loss per share attributable to common stockholders, basic and diluted	$(5.36)	$(0.57)

Weighted-average common stock outstanding, basic and diluted	16,512,498	13,796,789

The table below sets forth all outstanding potentially dilutive securities which were not included in the calculation of diluted earnings per share because their impact would have been antidilutive.

	September 30,
	2025	2024
Potentially dilutive securities:
Warrants	540,040	215,926
Stock options	1,183,508	442,839
Convertible note	—	3,564,898
Series A Preferred Stock	—	4,713,515
Series B Preferred Stock	—	5,205,630
Series C Preferred Stock	—	3,663,841
Series D Preferred Stock	—	4,865,000
Total	1,723,548	22,671,649

Note 21. Segment Reporting

As of September 30, 2025, the Company operates in one reporting segment. The Company’s hosting services and Bitcoin mining are located in the United States, and the Company views these operations as one reporting segment as the CEO, as the Company's CODM manages and allocates resources to the operations of the Company on a consolidated basis. This enables the CEO to assess the Company's overall level of available resources and determine how best to deploy these resources across service offerings and research and development projects in line with long-term company-wide strategic goals. As part of the Acquisition, (See Note 3 - Business Combination), the Company acquired a new revenue stream, “Revenue from compute power” (See Note 2). The new revenue stream is currently viewed as part of the Company’s single reporting segment. The Company appointed a new CEO in September 2025 and is currently evaluating the impacts of the new decision maker along with evaluating how to manage and allocate resources to the operations of the combined Company.

The accounting policies of the reportable segment is the same as those described in the “Summary of Significant Accounting Policies” for the Company. All costs, operating expenses, depreciation, and corporate overhead assets are fully allocated to the Company’s one segment.

The CODM uses various financial metrics, including gross profit, operating income and net income to evaluate income generated from segment assets (return on assets) in deciding whether to reinvest profits into specific service offerings within the segment, such as for entering into significant contracts, hiring of key management or executive personnel, or making significant capital investment decisions.

The following table outlines the level of disaggregation reviewed by the CODM for the nine months ended September 30, 2025 and 2024:

	Nine Months Ended September 30,
	2025	2024
Revenue:
Revenue from cryptocurrency mining	$507,604	$3,995,442
Revenue from mining hosting services	4,794,821	2,157,843
Revenue from compute power	2,755,051	—
Total revenue	8,057,476	6,153,285

Cost of revenue
Hosting expenses	553,532	2,915,358
Electricity	2,819,191	1,134,799
Contract labor	872,725	65,830
General and administrative
Stock-based compensation	799,823	257,598
Wages and salaries	1,811,841	450,136
Taxes and other expenses	101,220	63,538
Utilities	35,170	9,974
Rent and lease expense	213,225	203,779
Professional fees	2,469,174	405,611
Insurance	316,248	254,134
Travel, meals, and entertainment	53,193	16,978
Supplies and software	131,941	121,124
Other general and administrative expenses	388,174	390,852
Depreciation and amortization expense	3,358,079	5,753,430

Operating loss	(5,866,060)	(5,889,856)

Other (expense) income
Income from equity method investments	1,043,937	(305,728)
Gain on sale of equity method investments	—	835,046
Gain on remeasurement of investment in TCM	14,549,536	—
Change in fair value of warrant liability	(5,536,816)	(288,376)
Change in fair value of digital assets	81,919	733,552
Gain on disposal of property and equipment	462	(2,094,030)
Loss on extinguishment of lease liability	(692,837)	—
Loss on extinguishment of debt	(1,037,501)	(46,774)
Interest expense, net	(1,450,812)	(894,684)
Other income, net	24,771	50,950
Income tax expense	(284,771)	—

Net income (loss)	$831,828	$(7,899,900)

Note 22. Commitments and Contingencies

In the normal course of business, the Company is at times subject to pending and threatened legal actions. In management’s opinion, any potential loss resulting from the resolution of these matters will not have a material effect on the results of operations, financial position or cash flows of the Company.

As of September 30, 2025 and December 31, 2024. the Company had no outstanding litigation.

The Company has various ground leases for bitcoin mining in Oklahoma and Texas that expire on varying dates through 2034 and various equipment leases. For additional information see Note 23.

Note 23. Leases

Operating Leases

The Company entered into two lease agreements in Oklahoma and Texas for land during the year ended December 31, 2024. Both leases expire during 2034. Certain lease arrangements include renewal options and escalation clauses.

Future minimum lease payments included in the measurement of operating lease liabilities on the condensed consolidated balance sheet as of September 30, 2025, were as follows:

Operating Lease
Remainder of 2025	$57,540
2026	257,660
2027	260,160
2028	260,160
2029	315,160
Thereafter	1,319,080
Total minimum lease payments	2,469,760
Less: Imputed interest	(856,656)
Present value of future minimum lease payments	1,613,104
Less: Current portion	(87,403)
Lease liabilities, net of current portion	$1,525,701

Total operating lease expense was $209,925 and $171,667 for the nine months ended September 30, 2025 and 2024, respectively. Operating lease expense is recorded in general and administrative expenses in the Company's condensed consolidated statements of operations. The weighted-average discount rate and remaining lease term in years as of September 30, 2025 was 10.32% and 8.38, respectively. Total amortization expense for the ROU asset was $79,565 and $66,759 for the nine months ended September 30, 2025 and 2024, respectively.

Supplemental cash flow information and non-cash activity related to leases are as follows:

	For the Nine Months Ended September 30,
	2025	2024
Operating cash flows for operating leases	$(43,940)	$49,909
Amortization of right-of-use assets	$882,733	$66,759
Financing cash flows from finance leases	$(1,289,600)	$—
Acquisition of right-of-use asset in exchange for lease obligations	$6,528,526	$1,641,673
Supplemental non-cash amounts of lease liabilities arising from obtaining right-of-use assets	$6,787,230	$1,621,672

Finance Leases

The Company leases computer equipment under finance lease agreements with four related party entities. See Note 11 - Transactions with Related Parties for additional information. These leases were acquired through the TCM acquisition on April 1, 2025. The lease obligations mature on various dates from 2027 through 2030.

Future minimum lease payments included in the measurement of finance lease liabilities on the condensed consolidated balance sheet as of September 30, 2025, were as follows:

Finance Lease
Remainder of 2025	$387,373
2026	1,549,492
2027	1,344,960
2028	1,225,734
2029	659,267
Thereafter	219,756
Total minimum lease payments	5,386,582
Less: Imputed interest	(1,064,897)
Present value of future minimum lease payments	4,321,685
Less: Current portion	(1,135,837)
Lease liabilities, net of current portion	$3,185,848

The components of finance lease expense for the nine months ended September 30, 2025 are as follows. The Company did not incur any finance lease expenses for the nine months ended September 30, 2024.

For the Nine Months Ended September 30, 2025
Finance lease cost:
Amortization of ROU assets	$803,168
Interest on lease liabilities	216,649
Total lease cost	$1,019,817

The weighted-average discount rate and remaining lease term in years as of September 30, 2025 was 12.31% and 3.92, respectively.

Note 24. Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to December 30, 2025, which is the date that the financial statements were issued.

TCM and Me Luna Qumulus LLC (“Moonshot”) entered into a joint venture entity named QAI Moon, LLC (“QAI Moon”), effective October 1, 2025, wherein (i) TCM is a member holding a 51% percentage interest, and (ii) Moonshot is a member holding a 49% percentage interest. The Company contributed $3,000,000 to the joint venture on October 1, 2025. Moonshot has a credit facility that allows the Company to be provided up to 85% financing towards the purchase of HPC equipment.

QAI Moon, TCM and DAC Consulting LLC (“DAC”) entered into a joint venture entity named SPRE NKC MO, LLC, effective October 1, 2025, wherein (i) QAI Moon is a member holding a 30% percentage interest, (ii) TCM is a member holding a 35% percentage interest, and (iii) DAC is a member holding a 35% percentage interest. QAI Moon is the manager of the joint venture and owns all of the voting shares.

During October and November 2025, the Company issued approximately 530,000 shares of common stock at price of $10.80 per share for gross proceeds of approximately $5.7 million.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

QumulusAI, Inc., formerly Global Digital Holdings Inc. and Subsidiaries

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of QumulusAI, Inc., formerly Global Digital Holdings Inc. and Subsidiaries (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company has had recurring losses and negative operating cash flows, an accumulated deficit as of December 31, 2024 and 2023, and insufficient cash and cash equivalents as of December 31, 2024, to fund operations for twelve months from the date of this report. All of these matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Emphasis of the Matter – Restatement of Consolidated Financial Statements

As disclosed in Note 3 to the consolidated financial statements, the Company has restated its consolidated financial statements as of and for the years ended December 31, 2024 and 2023 to correct certain misstatements.

Emphasis of Matter – Uncertainties Related to Digital Assets

As disclosed in Note 2 to the consolidated financial statements, the recorded amounts of digital assets on the consolidated balance sheets as of December 31, 2024 and 2023, representing approximately 4% and 1% of total assets, respectively.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company's auditor since 2025.

Whippany, New Jersey

June 30, 2025, except for the effects of the name change as disclosed in Note 1, the restatement disclosed in Note 3 to the consolidated financial statements, as to which the date is August 28, 2025, and the effect of the reverse stock split disclosed in Note 1 to the consolidated financial statements, as to which the date is December 30, 2025.

QUMULUSAI, INC. (formerly known as GLOBAL DIGITAL HOLDINGS, INC.) AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31, 2024	December 31, 2023
	(as restated)	(as restated)
ASSETS
Current assets:
Cash	$3,970,466	$631,344
U.S. dollar coin	391,584	110,000
Accounts receivable, net	42,781	196,929
Loans receivable, net - related party	95,698	125,373
Due from related party	82,213	4,348
Prepaid expenses and other current assets	203,241	38,674
Total current assets	4,785,983	1,106,668
Property and equipment, net	2,737,019	11,829,101
Right-of-use assets, net	1,548,502	—
Digital assets, net	511,376	109,615
Equity method investments	8,657,615	7,296,960
Investment in joint venture	—	442,671
Loans receivable, net of current portion - related party	136,754	—
Deposits	641,844	310,000
Deposits on mining equipment	1,326,801	—
Total assets	$20,345,894	$21,095,015
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$803,407	$910,435
Dividend payable	395,947	395,947
Accrued expenses	2,314,089	1,557,206
Current portion of notes payable	46,088	159,415
Current portion of notes payable - related party	1,111,921	760,708
Current portion of convertible note payable, net of discount - related party	3,008,474	—
Operating lease liabilities - current portion	62,035	—
Due to related party	547,484	1,010,000
Line of credit	292,659	—
Total current liabilities	8,582,104	4,793,711
Long-term notes payable, net of current portion	62,075	—
Long-term notes payable, net of current portion - related party	3,848,915	5,296,094
Operating lease liabilities, net of current portion	1,595,009	—
Warrant liability	4,815,890	2,249,338
Convertible note payable, net of discount - related party	—	3,346,197
Other non-current liabilities	—	700,000
Total liabilities	18,903,993	16,385,340

Commitments and contingencies (Note 20)

Mezzanine Equity
Series A Redeemable Preferred stock, 5,453,876 shares authorized, 729,448 shares issued and outstanding as of December 31, 2024 and 2023	811,049	811,049
Series B Redeemable Preferred stock, 5,856,097 shares authorized, 634,132 shares issued and outstanding as of December 31, 2024 and 2023	1,221,512	1,221,512
Total mezzanine equity	2,032,561	2,032,561

Stockholders' Equity (Deficit)
Preferred stock - no par value; 25,000,000 shares authorized as of December 31, 2024 and 2023
Series A Preferred stock, 5,453,876 shares authorized, 4,713,515 shares issued and outstanding as of December 31, 2024 and 2023	5,224,127	5,224,127
Series B Preferred stock, 5,856,097 shares authorized, 5,205,630 shares issued and outstanding as of December 31, 2024 and 2023	10,027,471	10,027,471
Series C Preferred stock, 3,690,027 shares authorized, 3,663,841 shares issued and outstanding as of December 31, 2024 and 2023	5,990,371	5,990,371
Series D Preferred stock, 10,000,000 shares authorized, 9,089,000 shares issued and outstanding as of December 31, 2024; and 500,000 shares issued and outstanding as of December 31, 2023	9,008,512	475,113
Common stock - no par value; 75,000,000 shares authorized, 12,835,535 shares issued and outstanding as of December 31, 2024 and 2023	408,505	408,505
Additional paid-in capital	2,007,227	624,026
Accumulated deficit	(33,256,873)	(20,072,499)
Total stockholders' equity (deficit)	(590,660)	2,677,114
Total liabilities, mezzanine equity and stockholders' equity (deficit)	$20,345,894	$21,095,015

See accompanying notes to consolidated financial statements.

QUMULUSAI, INC. (formerly known as GLOBAL DIGITAL HOLDINGS, INC.) AND SUBSIDIARIES

Consolidated Statements of Operations

	Years Ended December 31,
	2024	2023
	(as restated)	(as restated)
Revenue	$8,095,672	$5,124,934

Costs and expenses:
Cost of revenue	5,371,049	3,582,377
General and administrative expenses	3,346,547	2,009,427
Depreciation expense	7,164,034	7,711,015
Total costs and expenses	15,881,630	13,302,819

Operating loss	(7,785,958)	(8,177,885)

Other income (expenses)
(Loss) income from equity method investments	(274,270)	(166,466)
Gain on sale of equity method investments	835,046	—
Gain on sale of investment in joint venture	155,286	—
Change in fair value of warrant liability	(2,566,552)	(1,557,234)
Change in fair value of digital assets	188,682	28,760
Gain on conversion of note payable	—	105,464
Loss on sale of loans receivable	—	(104,197)
Loss on disposal of property and equipment	(2,525,408)	(369,407)
Loss on extinguishment of debt	(83,757)	—
Loss on other investments	—	(258,000)
Other expenses, net	(7,947)	(49,079)
Interest expense, net	(1,119,496)	(1,246,375)
Total other income (expenses), net	(5,398,416)	(3,616,534)

Loss before income tax expense	(13,184,374)	(11,794,419)

Income tax expense	—	631,125

Net loss	$(13,184,374)	$(12,425,544)

Net loss per share, basic and diluted	$(0.96)	$(0.90)
Weighted-average common stock outstanding, basic and diluted	13,796,790	13,796,790

See accompanying notes to consolidated financial statements.

QUMULUSAI, INC. (formerly known as GLOBAL DIGITAL HOLDINGS, INC.) AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity (Deficit)

	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Series D Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Equity (Deficit)
Balance at January 1, 2023	4,692,193	$5,217,091	5,205,630	$10,027,471	3,663,841	$5,990,371	—	$—	12,835,535	$408,505	$464,951	$(7,536,299)	$14,572,090
Adjustment for adoption of ASU 2016-13	—	—	—	—	—	—	—	—	—	—	—	(110,656)	(110,656)
Issuance of preferred stock, net of issuance cost	—	—	—	—	—	—	500,000	475,113	—	—	24,887	—	500,000
Issuance of preferred stock upon conversion of related party note payable	21,322	7,036	—	—	—	—	—	—	—	—	—	—	7,036
Issuance of stock options to settle other liabilities	—	—	—	—	—	—	—	—	—	—	79,960	—	79,960
Issuance of warrants as a deemed contribution to equity method investment	—	—	—	—	—	—	—	—	—	—	55,100	—	55,100
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	(872)	—	(872)
Net loss	—	—	—	—	—	—	—	—	—	—	—	(12,425,544)	(12,425,544)
Balance at December 31, 2023 (as restated)	4,713,515	5,224,127	5,205,630	10,027,471	3,663,841	5,990,371	500,000	475,113	12,835,535	408,505	624,026	(20,072,499)	2,677,114
Issuance of preferred stock, net of issuance cost	—	—	—	—	—	—	8,589,000	8,533,399	—	—	69,601	—	8,603,000
Issuance of warrants for services	—	—	—	—	—	—	—	—	—	—	188,352	—	188,352
Issuance of stock options for partial payment on convertible note payable	—	—	—	—	—	—	—	—	—	—	180,776	—	180,776
Issuance of warrants for extinguishment of debt	—	—	—	—	—	—	—	—	—	—	154,687	—	154,687
Issuance of warrants as a deemed contribution to equity method investment	—	—	—	—	—	—	—	—	—	—	476,145	—	476,145
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	313,640	—	313,640
Net loss	—	—	—	—	—	—	—	—	—	—	—	(13,184,374)	(13,184,374)
Balance at December 31, 2024 (as restated)	4,713,515	$5,224,127	5,205,630	$10,027,471	3,663,841	$5,990,371	9,089,000	$9,008,512	12,835,535	$408,505	$2,007,227	$(33,256,873)	$(590,660)

See accompanying notes to consolidated financial statements.

QUMULUSAI, INC. (formerly known as GLOBAL DIGITAL HOLDINGS, INC.) AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2024	2023
	(as restated)	(as restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(13,184,374)	$(12,425,544)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	7,164,034	7,711,015
Amortization of loan origination costs	36,159	49,467
Amortization of discount on convertible note	286,500	46,197
Bad debt expense	6,859	30,062
Amortization of right-of-use assets	93,171	—
Loss (income) from equity method investments	274,270	166,466
Gain on sale of investment in joint venture	(155,286)	—
Gain on sale of equity method investments	(835,046)	—
Change in fair value of warrant liability	2,566,552	1,557,234
Change in fair value of digital assets	(188,682)	(28,760)
Gain on conversion of notes payable	—	(105,464)
Increase in deferred income taxes	—	631,125
Stock-based compensation	313,640	(872)
Issuance of warrants for services	188,352	—
Issuance of stock options to settle other liabilities	—	79,960
Loss on disposal of property and equipment	2,525,408	369,407
Loss on extinguishment of debt	83,757	—
Loss on other investments	—	258,000
Loss on sale of loans receivable	—	104,197
Changes in operating assets and liabilities:
Accounts receivable	261,594	(196,929)
Due from related party	(77,865)	(4,348)
Prepaid expenses and other current assets	(76,655)	409,406
Proceeds from sale of digital assets	4,348,874	4,374,939
Deposits	(331,844)	(286,321)
Mining of digital assets	(4,843,537)	(4,560,306)
Accounts payable	(107,028)	356,319
Accrued expenses	756,883	548,866
Operating lease liabilities	35,372	—
Due to related party	(462,516)	10,000
Other non-current liabilities	(700,000)	—
Net cash used in operating activities	(2,021,408)	(905,884)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,523,600)	(503,236)
Proceeds from disposal of property and equipment	—	241,736
Proceeds from sale of loans receivable	—	905,948
Proceeds from collections of loans receivable	145,549	468,099
Advances of loans receivable	—	(300,000)
Deposits on mining equipment	(1,326,801)	—
Proceeds from sale of joint venture	227,463	—
Investment in joint venture	—	(442,671)
Distributions from equity method investments	1,250,000	—
Investment in equity method investments	(643,933)	(433,507)
Net cash used in investing activities	(1,871,322)	(63,631)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of Series D Preferred stock, net of issuance costs	8,603,000	500,000
Proceeds from line of credit	648,262	—
Repayment of line of credit	(355,603)	—
Repayments of notes payable	(159,417)	(385,019)
Repayments of notes payable - related party	(1,023,960)	—
Repayments of convertible note payable	(480,430)	—
Net cash provided by financing activities	7,231,852	114,981

NET CHANGE IN CASH	3,339,122	(854,534)

CASH, beginning of year	631,344	1,485,878

CASH, end of year	$3,970,466	$631,344

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for income taxes	$—	$—
Cash paid for interest	$19,617	$—

Non-cash financing and investing activities
Issuance of preferred stock upon conversion of related party note payable	$—	$112,500
Equity method securities obtained in exchange for convertible note payable	$—	$3,300,000
Equity method securities obtained in exchange for due to related party	$—	$1,000,000
Deposits of mining equipment transferred to property and equipment and placed in operations	$—	$425,671
Non-cash contribution to equity method investment	$926,240	$2,674,819
Issuance of warrants in connection with Series D Preferred Stock	$69,601	$24,887
Issuance of stock options for partial payment on convertible note payable	$180,776	$—
Issuance of warrants as a deemed contribution to equity method investment	$476,145	$55,100
Forgiveness of FCNC loan receivable	$22,294	$—
Acquisition of right-of-use asset in exchange for lease obligations	$1,641,673	$—

See accompanying notes to consolidated financial statements.

Note 1. Organization and Nature of Operations

The Company

WAHA Technologies, Inc. ("WAHA") was organized in the state of Georgia in 2019 and is primarily engaged in mining of digital currency, particularly bitcoin and in bitcoin mining hosting services. WAHA buys and maintains digital asset mining equipment and the required infrastructure in order to mine bitcoin.

SPRE Commercial Group, Inc. ("SPRE") was organized in the state of Georgia in 2019 for the purpose of owning and leasing land, buildings, and digital assets mining facilities.

QumulusAI, Inc. (formerly known as Global Digital Holdings, Inc.) ("QumulusAI") (collectively, the "Company") was organized in the state of Georgia in 2022 to serve as the holding Company for WAHA and SPRE. On October 10, 2022, the Board of Directors of WAHA and SPRE approved the decision to merge all equity of WAHA and SPRE to QumulusAI, with QumulusAI directly owning WAHA and SPRE. Effective December 13, 2022, the shareholders of WAHA and SPRE entered into a contribution and exchange agreement with QumulusAI, in which all their outstanding equity securities and ownership rights in WAHA and SPRE were contributed to QumulusAI in exchange for shares and ownership rights in QumulusAI.

SPRE Watonga OK, LLC ("Watonga") was organized in the state of Georgia in 2024 as an entity for one of QumulusAI's main operating sites, which opened in the same year. The entity is primarily engaged in mining of digital currency and in digital currency mining hosting services. QumulusAI will also serve as a holding company for Watonga.

Effective August 18, 2025, the Company changed its corporate name to .

Reverse Stock Split

The Company effected a 1-for-3 reverse stock split (“Reverse Stock Split”) on September 30, 2025, pursuant to which every three shares of the Company’s issued and outstanding common stock were combined into one share of common stock. The Reverse Stock Split had no impact on the par value of the Company’s no par value common stock or the authorized number of shares of common stock. Unless otherwise indicated, all share and per share information prior to the Reverse Stock Split date of September 30, 2025 in these audited consolidated financial statements are retroactively adjusted to reflect the Reverse Stock Split, prior to the rounding of any fractional shares. Any fractional share resulting from the Reverse Stock Split were rounded up to the next whole number of shares.

Going Concern

Pursuant to Financial Accounting Standards Board ("FASB") Accounting Standards Update ("ASU") 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40), management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the financial statements are issued. Management’s evaluations are based on relevant conditions and events that are known and reasonably knowable as of the date the financial statements were available to be issued.

The Company has incurred recurring losses since inception resulting in an accumulated deficit of $33,256,873 as of December 31, 2024. For the year ended December 31, 2024, the Company has operating cash outflows of $2,021,408 and had an operating loss of $7,785,958. The Company’s operations have been funded partially through the issuance of debt. These factors raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the issuance of these consolidated financial statements.

In assessing the Company’s ability to continue as a going concern, the Company monitors and analyzes its cash and its ability to generate sufficient cash flow in the future to support its operating and capital expenditure commitments. At December 31, 2024, the Company had cash of $3,970,466. The Company’s plans to alleviate the substantial doubt include the acquisition of TCM, expansion of the operations of T20 and Watonga, acquisition of more high performance computers to increase revenues and improve gross margin, and extension of a $2,000,000 note payable that was set to mature in February 2026 to October 2026. However, there is no assurance that these plans will be successfully implemented or generate the expected results. Accordingly, management concluded these plans do not alleviate the substantial doubt about the Company’s ability to continue as a going concern for the one-year period extending from the date of issuance of these financial statements. No adjustments have been made to the presented consolidated financial statements as a result of this uncertainty.

Note 2. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of QumulusAI and its wholly owned subsidiaries, WAHA, SPRE, and Watonga. The Company uses the equity method to account for investments in other companies if the investment provides management with the ability to exercise significant influence over the operating and financial policies of the investee. The consolidated net income includes the Company’s proportionate share of the net income or loss of these companies. Management's judgment regarding the level of influence over each equity method investee includes considering key factors, such as ownership interest, representation on the board of directors and participation in policy-making decisions. All significant intercompany transactions and balances have been eliminated in consolidation. For financial and income tax reporting purposes, the Company has adopted a calendar year-end.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The FASB establishes these principles to ensure financial condition, results of operations, and cash flows are consistently reported. Any reference in these notes to applicable accounting guidance is meant to refer to the authoritative U.S. GAAP included in the Accounting Standards Codification (“ASC”) and ASU issued by the FASB.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Management's estimates and assumptions include, but are not limited to, revenue recognition from digital asset mining, collectability of accounts receivable and loans receivable, valuation of convertible note payable, fair value of consideration transferred for equity method investments and joint ventures, valuation of stock-based awards, salvage values and estimated useful lives of property and equipment, valuation of deferred taxes and uncertain tax positions, valuation of common stock and warrant liabilities, and other assumptions used to measure stock-based compensation, calculation of incremental borrowing rate, and estimates for transfers of investments and valuation of assets. Management's estimates and assumptions are derived from and are continually evaluated based upon available information, judgement, and experience.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable.

The Company maintains cash balances in various financial institutions. At times, such balances may be in excess of the Federal Deposit Insurance Corporation insurance limit. As of December 31, 2024 and 2023, interest-bearing accounts and non-interest bearing accounts were insured by the Federal Deposit Insurance Corporation up to $250,000 per financial institution. In lieu of insurance, the financial institution may collateralize the commercial paper with U.S. government securities, in which case they become repurchase agreements. The Company has not experienced any losses in such accounts and monitors the credit worthiness of the financial institutions with which they conduct business. Management believes that the Company is not exposed to significant credit risk with respect to its cash balances.

The Company is exposed to counterparty risk through the deposits it places with suppliers of mining and mining related equipment to secure orders and delivery dates. The risk of a supplier failing to meet its contractual obligations may result in late deliveries or mining prepayments that are not realized. The Company attempts to mitigate this risk by procuring mining hardware from larger, more established suppliers and those whom the Company has existing relationships and knowledge of their reputation in the market.

During the year ended December 31, 2024, the Company had four customers that accounted for approximately 100% of the Company's total revenues. During the year ended December 31, 2023, the Company had two customers that accounted for approximately 95% of the Company's total revenues. For each significant customer, revenue as a percentage of total revenue are as follows:

	For the Years Ended December 31,
Customers	2024	2023
Customer A	52%	85%
Customer B	21%	—
Customer C	17%	10%
Customer D	10%	—

Cash

For purposes of the consolidated balance sheets and consolidated statements of cash flows, the Company considers cash in operating bank accounts and cash on hand as cash.

U.S. Dollar Coin

U.S. Dollar Coin (“USDC”) is a stablecoin digital asset that is backed by U.S. dollars or other liquid assets and accounted for as a financial instrument. USDC can be redeemed for one U.S. Dollar.

Digital Assets, Net

Crypto Assets

The Company accounts for crypto assets in accordance with ASU 2023-08, Intangibles - Goodwill and Other - Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets, which requires entities to measure certain crypto assets at fair value with changes recognized in the condensed consolidated statement of operations for each reporting period. The Company’s crypto assets, bitcoin and Ethereum Classic, which have not been determined to be stablecoins or derivatives, are within the scope of ASU 2023-08. The Company has deemed the price of crypto assets to be a Level 1 input under ASC 820 hierarchy as these were based on observable quoted prices in the Company’s principal market for identical assets. The Company’s crypto assets are received in exchange for services transferred to a customer and are converted to cash daily. Cash proceeds from the sale of digital assets are classified within operating activities in the Company’s consolidated statements of cash flows.

The Company acquires crypto assets through its network operations and holds these crypto assets. Each crypto asset acquisition is considered its own “lot” with its own cost basis based on the crypto asset-to-USD conversion price from the Company’s principal market at time of acquisition. Any realized gain/loss on the disposition of crypto assets is calculated on a weighted-average basis.

Principal Market and Fair Value Determination

To determine which market is the Company’s principal market (or in the absence of a principal market, the most advantageous market) for purposes of determining fair value of individual digital assets, the Company follows ASC 820, Fair Value Measurement, which outlines the application of fair value accounting. ASC 820 determines fair value to be the price that would be received for digital assets in a current sale, which assumes an orderly transaction between market participants on the measurement date. ASC 820 requires the Company to assume that the digital asset is sold in its principal market to market participants or, in the absence of a principal market, the most advantageous market. Market participants are defined as buyers and sellers in the principal or most advantageous market that are independent, knowledgeable, and willing and able to transact.

The Company transacts in a Brokered Market, a Dealer Market, Principal-to-Principal Markets and Exchange Markets, each as defined in the FASB Master Glossary (collectively, "Digital Asset Markets"). In determining which of the eligible Digital Asset Markets is the Company’s principal market, the Company reviews these criteria in the following order:

•	First, the Company determines which Digital Asset Markets for the relevant digital asset are accessible to the Company.

•	Second, the Company sorts the remaining Digital Asset Markets from high to low by market-based volume of the digital asset traded on each Digital Asset Markets in the trailing twelve months.

•	Third, the Company then selects a Digital Asset Market as its principal market based on the highest market-based volume in comparison to the other Digital Asset Markets on the list.

The Company determines its principal market (or in the absence of a principal market, the most advantageous market) annually to determine (i) if there have been recent changes to each Digital Asset Market’s trading volume in the trailing twelve months, (ii) if any Digital Asset Markets have developed that the Company has access to, or (iii) if recent changes to each Digital Asset Market’s price stability have occurred that would materially impact the selection of the principal market and necessitate a change in the Company’s determination of its principal market.

The Company’s Bitcoin and Ethereum Classic ("ETC") is recorded at fair value, as determined using the period-end closing price at 16:00:00 UTC of Bitcoin and ETC on the Company’s principal market, New York Digital Investment Group and Coinbase (the “Principal Markets”), and changes in fair value are recognized change in fair value of digital assets on the consolidated Statements of Operations.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset in the principal or most advantageous market for the asset in an orderly transaction between market participants on the measurement date. Fair value should be based on assumptions market participants would use when pricing an asset. U.S. GAAP provides a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Assets and liabilities that are required to be recorded at fair value on the balance sheet are categorized based on the inputs to valuation techniques as follows:

Level 1. These are assets and liabilities where values are based on unadjusted quoted prices for identical assets in an active market the Company has the ability to access.

Level 2. These are assets and liabilities where values are based on similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active, and model derived prices whose inputs are observable or whose significant value drivers are observable.

Level 3. Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The fair values of financial instruments including cash, accounts receivable, accounts payable, accrued expenses, and other current assets and liabilities approximate their respective the carrying values due to the short maturities of those instruments. The fair value of notes payable approximates the carrying value, principally because of the maturity dates and the current terms applicable to the notes payable.

Financial Instruments — Credit Losses (ASU 2016-13)

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (ASC 326). The amendments in this update introduce a new accounting model to measure credit losses for financial assets measured at amortized cost. The FASB has also issued additional ASUs to clarify the scope and provide additional guidance for ASU 2016-13. Credit losses for financial assets measured at amortized cost should be determined based on the total current expected credit losses over the life of the financial asset or group of financial assets. In effect, the financial asset or group of financial assets should be presented at the net amount expected to be collected. Credit losses will no longer be recorded under the current incurred loss model for financial assets measured at amortized cost. The amendments also modify the accounting for available-for-sale debt securities whereby credit losses will be recorded through an allowance for credit losses rather than a write-down to the security’s cost basis, which allows for reversals of credit losses when estimated credit losses decline. Credit losses for available-for-sale debt securities should be measured in a manner similar to current U.S. GAAP.

The amendments are effective on January 1, 2023 for the Company, and must be applied using a modified retrospective approach with a cumulative-effect adjustment through retained earnings as of the beginning of the fiscal year upon adoption as required. While the standard modifies the measurement of the allowance for credit losses, it does not alter the credit risk of trade or unbilled receivables.

Prior to January 1, 2023, the Company did not maintain an allowance for doubtful accounts. At the adoption date, the Company recorded an allowance for credit losses of $110,656 as it relates to the Company’s loans receivables. No allowance was recorded on accounts receivable because the Company had an accounts receivable balance of $0 on January 1, 2023.

Under the current expected credit loss ("CECL") impairment model, the Company develops and documents its allowance for credit losses on its accounts receivables based on two portfolio segments: Bitcoin mining trade receivables and Bitcoin mining hosting trade receivables. The determination of portfolio segments is primarily based on customer type, while also taking into account factors that may influence credit risk, such as macroeconomic conditions, industry trends, and the geographic location of customers and mining facilities. The Company develops and documents it allowance for credit losses on its loans receivable based on debtor type, while also taking into account factors that may influence credit risk, such as macroeconomic conditions and liquidity risks.

The Company's quantitative allowance for credit loss estimates under CECL was determined using the loss rate method for trade receivables and the Probability of Default and Loss Given Default Methods ("PD method" and "LGD method") for loans receivables. In addition to the quantitative allowance for credit losses, the Company also incorporates qualitative adjustments that may relate to unique risks, changes in current economic conditions that may not be reflected in quantitatively derived results, or other relevant factors to further inform the Company's estimate of the allowance for credit losses.

Accounts Receivable, Net

Accounts receivable are stated at the amount management expects to collect from balances outstanding at year-end. Accounts receivable are due 30 days after issuance of the invoice. Accounts receivable past due more than 90 days are considered delinquent. If amounts become uncollectible, they will be charged to operations when that determination is made. Under ASC 326, the Company determines its allowance by applying a peer-based loss rate method to the Company’s trade receivables.

The following table represents the impact of the CECL allowance on accounts receivable:

	Balance as of January 1, 2023	Provision for credit losses	Recoveries collected	Balance as of December 31, 2023
Provision for credit losses	$—	$1,903	$—	$1,903

	Balance as of January 1, 2024	Provision for credit losses	Recoveries collected	Balance as of December 31, 2024
Provision for credit losses	$1,903	$1,714	$—	$3,617

Loans Receivable, Net

Loans receivable, net are loans that are carried at unpaid principal and interest balances, less the allowance for expected credit losses on loans receivable and write-offs, if any. Under ASC 326, the Company determines its allowance by multiplying the probability the asset will default within a given time frame (“PD”) by the percentage of the asset not expected to be collected due to default (“LGD”) and applying to the Company’s loan receivables. The PD/LGD method is based on market data on current and past default credit ratings. The Company also considers reasonable and supportable current information in determining its estimated loss rates, such as external forecasts, macroeconomic trends or other factors including customers’ credit risk and historical loss experience. All past and current debtors are concentrated in the U.S., are in the digital assets industry, and are not known to be in bankruptcy or other serious financial difficulty.

During 2023, the Company advanced a loan receivable to a related party in the original amount of $250,000 as a part of the Company's investment in the FCNC joint venture. The loan receivable carries interest of 6%, and requires 18 consecutive monthly principal and interest payments of $14,558. As of December 31, 2023, the outstanding balance of the loan receivable amounts to $155,435. The Company recorded credit losses in the amount of $30,062 as of December 31, 2023. The Company deemed the borrower to have strong credit quality measures, noting that the borrower was the Company's partner in the FCNC joint venture, and that the Company had control over assets the at the location, in addition to managing the site. The loan receivable was fully paid during 2024.

During 2024, the Company advanced a loan receivable in the original amount of $298,062 as a part of the Company's sale of its investment in the FCNC Venture, LLC ("FCNC") joint venture. The loan receivable carries interest of 0.1%, and requires 24 consecutive monthly principal and interest payments of $12,432. As of December 31, 2024, the outstanding balance of the loan receivable amounts to $269,373. The Company recorded credit losses in the amount of $36,921 as of December 31, 2024. The Company considered the borrower to have strong credit quality due to established preexisting relationships between the Company and the borrower, as well as the assurance that the Company would repossess control of the FCNC site in the event of borrower default.

The CECL allowance related to the principal loans receivables outstanding are presented within, “Loans receivable, net - related party” in the Company’s consolidated balance sheets. Account balances are written off after all means of collection are exhausted and the balance is deemed uncollectible. Subsequent recoveries are credited to the allowance. Changes in the allowance are recorded as adjustments to bad debt expense in the period incurred.

The following table represents the activity in of the CECL allowance:

	Balance as of January 1, 2023	Provision for credit losses	Recoveries collected	Balance as of December 31, 2023
Provision for credit losses	$110,656	$(80,594)	$—	$30,062

	Balance as of January 1, 2024	Provision for credit losses	Recoveries collected	Balance as of December 31, 2024
Provision for credit losses	$30,062	$6,859	$—	$36,921

Property and Equipment, Net

Property and equipment are recorded at cost, less accumulated depreciation. Expenditures for additions, improvements, betterments, if material, and individual purchases are generally capitalized. Minor replacements, maintenance, and repairs that do not improve or extend the lives of the assets are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period.

During 2023, management determined that the useful life of the Company’s mining related equipment, consisting of pods and transformers, should be reduced from seven years to five years. The change in useful life resulted in an increase in depreciation expense of approximately $227,000 during the year ended December 31, 2023. Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event that facts and circumstances indicate that the cost of any long-lived assets may be impaired, an evaluation of recoverability would be performed.

Management reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of property and equipment may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of property and equipment. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property and equipment is used, and the effects of obsolescence, demand, competition, and other economic factors. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. The Company uses other depreciation methods, generally, Modified Accelerated Cost Recovery System, for income tax purposes. These differences in depreciation methods result in related deferred taxes.

Digital Asset Machines

Management assesses and adjusts the estimated useful lives of its digital asset machines (miners) when there are indicators that productivity of the mining assets are higher or lower than the assigned estimated useful life. The rate at which the Company generates digital assets and, therefore, consumes the economic benefits of its transaction verification servers, is influenced by a number of factors including the following:

•	The complexity of the transaction verification process which is driven by the algorithms contained within the Bitcoin open source software;

•	The general availability of appropriate computer processing capacity on a global basis (commonly referred to in the industry as hashing capacity which is measured in petahash units); and

•

Technological obsolescence reflecting rapid development in the transaction verification server industry such that more recently developed hardware is more economically efficient to run in terms of digital assets generated as a function of operating costs, primarily power costs, i.e., the speed of hardware evolution in the industry is such that later hardware models generally have faster processing capacity combined with lower operating costs and a lower cost of purchase. The Company operates in an emerging industry for which limited data is available to make estimates of the useful economic lives of specialized equipment. To the extent that any of the assumptions underlying management’s estimate of useful life of its transaction verification servers are subject to revision in a future reporting period, either as a result of changes in circumstances or through the availability of greater quantities of data then the estimated useful life could change and have a prospective impact on depreciation expense and the carrying amounts of these assets.

Long-Lived Asset Impairment

The Company reviews for the impairment of long-lived assets annually and whenever events and or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Such indicators include, among others, the nature of the asset, the projected future economic benefit of the asset, historical and future cash flows and profitability measurements. An impairment loss would be recognized when the value of the undiscounted estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than the carrying value. There were no impairment losses recognized during the years ended December 31, 2024 or 2023.

Equity Method Investments

The Company holds investments accounted for under the equity method. The Company also uses the equity method to account for investments in joint ventures. Under the equity method, investments are carried at cost and increased or decreased by the Company’s pro rata share of the investee earnings or losses. The carrying cost of this investment is also increased or decreased to reflect additional contributions or distributions of capital. Any difference in book equity and the Company’s pro rata share of the net assets of the investment will be reported as gain or loss at the time of the liquidation of the investment. It is the Company’s policy to record losses in excess of the investment if the Company is committed to provide financial support to the investee.

At acquisition, any excess of the acquisition cost over the total fair value of the net assets acquired constitutes equity method goodwill. Equity method goodwill is included in the balance of equity method investments and is not reported separately as goodwill on the Company’s consolidated balance sheet. Equity method goodwill is not reviewed for impairment; however, the equity method investment is reviewed for impairment.

Other Investments

As of December 31, 2022, the Company had a balance in other investments that amounted to $258,000 and consisted of equity securities without readily determinable fair value in a privately held third-party company. Pursuant to ASU 2016-01, Financial Instruments - Overall, the Company has chosen to measure equity securities without readily determinable fair values at cost minus impairment, if any, plus or minus changes resulting from observable price changes for underlying transactions for identical or similar investments of new issues. All gains and losses on equity securities, realized or unrealized, are recorded through gains or losses on other investments on the consolidated statements of operations. The privately held third party was a client of the Company's that participated in a hosting contract in exchange for common stock in the investment. During the year ended December 31, 2022, with the downturn in the digital assets market, the Company terminated the hosting contract and wrote off 50% of the investment as 50% of the common stock's vesting conditions was contingent on the hosting contract not being terminated. During the year ended December 31, 2023, the Company’s investment in equity securities was not considered to be recoverable and the remaining balance of other investments was written off as the remaining 50% of common stock after further negotiations with management.

Revenue and Cost Recognition

Overview

The Company generates revenue from the following sources: (1) bitcoin mining and (2) mining hosting services.

In accordance with ASC 606, Revenue Recognition, the Company recognizes revenue from contracts with customers using a five-step model, which is described as follows:

•	identify the customer contract;
•	identify performance obligations that are distinct;
•	determine the transaction price;
•	allocate the transaction price to the distinct performance obligations; and
•	recognize revenue as the performance obligations are satisfied.

Revenue from Bitcoin Mining

The Company participates in a third-party operated mining pool. As a participant in the third-party operated mining pool, the Company provides a service to provide computing power to the third-party operated mining pool. The Company’s enforceable right to compensation begins when, and lasts as long as, the Company provides computing power to the mining pool operator.

Step 1: The Company has identified the third-party mining pool operator as its customer. The Company enters into a contract with the customer to provide its computing power to the customer's mining pool. The contracts are terminable without penalty at any time by either party, and thus the contract term is shorter than a 24-hour period and the contracts are continuously renewed.

Applying the criteria per ASC 606-10-25-1, the contract arises at the point that the Company provides computing power to the customer's mining pool, which is considered contract inception, because customer consumption is in tandem with delivery of the computing power.

Step 2: In order to identify the performance obligations in a contract with a customer, a company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met:

•

The customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct); and

•

The entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).

Based on these criteria, the Company has identified a single performance obligation of providing computing power to the mining pool operator. The continuous renewal options do not represent material rights because they do not provide the customer with the right to purchase additional goods or services at a discount. Specifically, the contract is renewed at the same terms, conditions, and rate as the current contract which is consistent with market rates, and there are no upfront or incremental fees in the initial contract.

Step 3: The Company receives non-cash consideration in the form of bitcoin, fair value of which the Company measures at 16:00:00 UTC on the date of contract inception using the Company's principal market for bitcoin, Bitcoin Reference Rate. The contract renews continuously throughout the day, and thus the value of the consideration should be assessed continuously throughout the day, and the Company has concluded to use the 16:00:00 UTC bitcoin price each day. Revenue is recognized on the same day that control of the services transfers to the customer, which is the same day as contract inception. According to the customer contract, daily settlements are made to the Company by the customer based on the computing power provided over the contract periods occurring over a 24-hour period and the payout is made the following day. There are no other forms of variable considerations, such as discounts, rebates, refunds, credits, price concessions, incentives, performance bonuses, penalties, or other similar items.

The Company earns non-cash consideration based on the Full-Pay-Per-Share (“FPPS”) payout method set forth by the customer in the form of bitcoin. The amount of bitcoin the Company is entitled to for providing hash calculations to the customer's mining pool under the FPPS payout method is made up of block rewards and transaction fees less mining pool fees determined as follows:

•

The non-cash consideration calculated as a block reward over the continuously renewed contract periods is based on the total blocks expected to be generated on the Bitcoin Network for the daily 24-hour period beginning 16:00:01 UTC and ending 16:00:00 UTC in accordance with the following formula: the computing power that the Company provides to the customer as a percent of the Bitcoin Network’s total computing power, multiplied by the total Bitcoin Network block rewards expected to be generated for the same period.

•

The non-cash consideration calculated as transaction fees paid by transaction requestors is based on the share of total actual fees paid over the continuously renewed contract periods beginning 16:00:01 UTC and ending 16:00:00 UTC in accordance with the following formula: total actual transaction fees generated on the Bitcoin Network during the contract period as a percent of total block rewards the Bitcoin Network actually generated during the same period, multiplied by the block rewards the Company earned for the same period noted above.

•

The sum of the block reward and transaction fees earned by the Company is reduced by mining pool fees charged by the customer for operating the mining pool based on a rate schedule per the mining pool contract. The mining pool fee is only incurred to the extent the Company provides computing power and generates revenue in accordance with the customer’s payout formula during the continuously renewed contract periods beginning 16:00:01 UTC and ending 16:00:00 UTC daily.

Step 4: There is a single performance obligation (i.e., to provide computing power to the customer) for the contract; therefore, all consideration from the customer is allocated to this single performance obligation.

Step 5: The Company’s performance is completed over time as the customer obtains control of the computing power. The performance obligation of computing power is fulfilled over time, as opposed to a point in time, because the Company provides the computing power throughout the contract period and the customer simultaneously obtains control of the service and uses it to produce bitcoin.

There is no deferred revenue or other liability obligations recorded by the Company since there are no payments in advance of the performance, and there are no remaining performance obligations after providing computing power.

Revenue from Mining Hosting Services

The Company has also entered into hosting contracts where it operates mining equipment owned by third parties within its facilities in exchange for a fee or reimbursement of electricity cost at a markup.

Step 1: The Company has identified the third-party mining equipment owners as its customer. The Company enters into a contract with the customer to host its miners on the Company’s network. The contracts are terminable without penalty at any time if the termination is agreed upon by both parties, and thus the contract term is the stated term.

Step 2: In order to identify the performance obligations in a contract with a customer, a company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met:

•

The customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct); and

•

The entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).

Based on these criteria, the Company has identified one performance obligation of hosting the mining equipment. The service the Company provides also includes monitoring, active troubleshooting, and various maintenance levels for the mining equipment.

Step 3: The Company receives non-cash consideration in the form of US Digital Coin (“USDC”). The Company uses a spot rate on of the date of payment from the customer to convert USDC to USD.

The Company’s hosting contracts can contain service level agreement clauses, which guarantee a certain percentage of time the power will be available to its customer. In the rare case that the Company may incur penalties under these clauses, the Company recognizes the payment as variable consideration and a reduction of the transaction price and, therefore, of revenue, when not in exchange for a good or service from the customer.

Customer contracts can include advance payment terms in the form of monthly cash prepayments and/or upfront cash payments at contract inception. Advance payments are recorded as deferred revenue and recognized over time (generally, the month of hosting service to which they relate) as the customer simultaneously receives and consumes the benefits of the Company’s performance. There is no significant financing component in these transactions due to the short-term nature of the payments.

Step 4: No allocation of transaction price is required as there is only one performance obligation in each contract.

Step 5: The Company recognizes variable hosting revenue each month as the uncertainty related to the consideration is resolved, hosting services are provided to its customer, and its customer utilizes the hosting service (the customer simultaneously receives and consumes the benefits of the Company's performance). The Company's performance obligation related to these services is satisfied over time.

Income Taxes

The Company accounts for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and income tax basis of assets and liabilities, and for operating losses and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the years in which those items are expected to be realized. Tax law and rate changes are recorded in the period such changes are enacted. The Company establishes a valuation allowance when it is more likely than not that certain deferred tax assets will not be realized.

The Company recognizes a tax benefit from any uncertain tax positions only if they are more likely than not to be sustained upon examination based on the technical merits of the position. The amount of the accrual for which an exposure exists is measured as the largest amount of benefit determined on a cumulative probability basis that the Company believes is more likely than not to be realized upon ultimate settlement of the position. Interest and penalties related to unrecognized tax benefits are recognized as a component of income tax expense.

Leases

The Company accounts for leases in accordance with ASC Topic 842, Leases (“ASC 842”). The Company determines if an arrangement is a lease at inception and classifies its leases at commencement. Operating leases are presented as right-of-use (“ROU”) assets and the corresponding lease liabilities are included in operating lease liabilities, current and operating lease liabilities on the Company’s consolidated balance sheets. ROU assets represent the Company's right to use an underlying asset, and lease liabilities represent the Company's obligation for lease payments in exchange for the ability to use the asset for the duration of the lease term.

ROU assets and lease liabilities are recognized at commencement date and determined using the present value of the future minimum lease payments over the lease term. The Company uses a discount rate based on a benchmark approach to derive an appropriate incremental borrowing rate to discount remaining lease payments. The Company benchmarked itself against other companies of similar credit ratings and comparable quality and derived imputed rates for a lease term length of 10 years. Some leases include multiple year renewal options. The Company’s decision to exercise these renewal options is based on an assessment of its current business needs and market factors at the time of the renewal. Currently, the Company has certain leases for which the option to renew is reasonably certain, and therefore, options to renew were factored into the calculation of its right-of-use asset and lease liability as of December 31, 2024. In addition, the Company does not recognize short-term leases that have a term of twelve months or less as ROU assets or lease liabilities for all asset classes. The Company recognizes operating lease expense on a straight-line basis over the lease term.

The Company has lease agreements which contain both lease and non-lease components, which it has elected to account for as a single lease component for all asset classes when the payments are fixed. As such, variable lease payments, including those not dependent on an index or rate, such as real estate taxes, common area maintenance, and other costs that are subject to fluctuation from period to period are not included in lease measurement.

Segment Reporting

In November 2023, the FASB issued ASU No. 2023-07, Improvements to Reportable Segment Disclosures (Topic 280). This ASU updates reportable segment disclosure requirements by requiring disclosures of significant reportable segment expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included within each reported measure of a segment's profit or loss. This ASU also requires disclosure of the title and position of the individual identified as the CODM and an explanation of how the CODM uses the reported measures of a segment’s profit or loss in assessing segment performance and deciding how to allocate resources. The ASU is effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Adoption of the ASU should be applied retrospectively to all prior periods presented in the consolidated financial statements. Early adoption was permitted.

The Company adopted this ASU for the year ended December 31, 2024. In adopting, the Company has disclosed how the CODM utilizes the key measures of segment profitability as well as how these measures are disclosed and quantified, and key segment expenses are disclosed and reconciled to consolidated loss before income taxes. See Note 20 - Segment Reporting for all segment disclosures the years ended December 31, 2024 and 2023.

Net Loss per Share

The Company calculates basic net loss per share by dividing net loss by the weighted-average number of common shares outstanding during the reporting period. A net loss cannot be diluted so when the Company is in a net loss position, basic and diluted loss per common share are the same. If, in the future, the Company achieves profitability, the denominator of a diluted earnings per common share calculation will include both the weighted-average number of shares outstanding and the number of common stock equivalents, if the inclusion of such common stock equivalents would be dilutive. Anti-dilutive common stock equivalents excluded from the computation of diluted net loss per share include convertible notes, warrants, stock options, and preferred stock.

Loan Origination Costs

Costs incurred in connection with securing loans payable have been capitalized and are being amortized as a component of interest expense over the term of the respective debt using the effective interest method. The unamortized balance of loan origination costs are reflected on the consolidated balance sheets as a direct deduction of the outstanding balance owed on the long-term debt.

Distinguishing Liabilities from Equity

The Company relies on the guidance provided by ASC Topic 480, Distinguishing Liabilities from Equity, and ASC 815-40, Derivatives and Hedging: Contracts in Entity’s Own Equity, to classify certain redeemable and/or convertible instruments. The Company first determines whether a financial instrument should be classified as a liability. The Company will determine the liability classification if the financial instrument is mandatorily redeemable, or if the financial instrument, other than outstanding shares, embodies a conditional obligation that the Company must or may settle by issuing a variable number of its equity shares.

Once the Company determines that a financial instrument should not be classified as a liability, the Company determines whether the financial instrument should be presented between the liability section and the equity section of the balance sheet (“mezzanine equity”). The Company will determine mezzanine equity classification if the redemption of the financial instrument is outside the control of the Company (i.e., at the option of the holder). Otherwise, the Company accounts for the financial instrument as permanent equity.

Stock-Based Compensation

The Company measures the cost of employee and non-employee services in exchange for awards of equity instruments based on the grant-date fair value of the award. The fair value is determined using an option pricing model. The cost of awards of equity instruments is recognized on a straight-line basis over the vesting period, which is the requisite service period, and is recorded as stock-based compensation expense together with a corresponding increase in paid-in capital. The Company has elected to account for forfeitures of awards as they occur.

Variable Interest Entities ("VIEs")

The Company evaluates its interests in VIEs and will consolidate any VIE in which the Company has a controlling financial interest and are deemed to be the primary beneficiary. A controlling financial interest has both of the following characteristics: (1) the power to direct the activities of the VIE that most significantly impact its economic performance; and (2) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could be significant to the VIE. If both of the characteristics are met, the Company is considered to be the primary beneficiary and therefore will consolidate that VIE into its consolidated financial statements. See Note 8 - Equity Method Investments for additional disclosures.

Recently Adopted Accounting Pronouncements - Adopted

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280) - Improvements to Reportable Segment Disclosures, to provide enhanced segment disclosures. The standard will require disclosures about significant segment expense categories and amounts for each reportable segment, for all periods presented. Additionally, the standard requires public entities to disclose the title and position of the CODM in the consolidated financial statements. These enhanced disclosures are required for all entities on an interim and annual basis, effective for fiscal years beginning after December 15, 2023, and interim periods within annual periods beginning after December 15, 2024. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements. See Note 20 - Segment Reporting for all segment disclosures the years ended December 31, 2024 and 2023.

In December 2023, the FASB issued ASU 2023-08, Accounting for and Disclosure of Crypto Assets (Topic 350). This guidance requires entities to subsequently measure certain digital assets at fair value, with changes in fair value recorded in net income in each reporting period. In addition, entities are required to provide additional disclosures about the holdings of certain digital assets. These enhanced disclosures are effective for fiscal years beginning after December 15, 2024, including interim periods within those years. The Company has elected to early adopt this standard as of January 1, 2023. The adoption of this standard is reflected in the Company's consolidated financial statements.

Recently Adopted Accounting Pronouncements - Not Yet Adopted

In August 2023, the FASB issued ASU 2023-05, Business Combinations - Joint Venture Formations (Topic 805): Recognition and Initial Measurement. This standard addresses the accounting for contributions made to a joint venture, upon formation, in a joint venture's separate financial statements. The new requirements are effective for all joint ventures within the ASU's scope that are formed on or after January 1, 2025. Early adoption is permitted. The adoption of this standard is reflected in the Company's consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures, a final standard on improvements to income tax disclosures. The standard requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. The standard applies to all entities subject to income taxes and is intended to benefit investors by providing more detailed income tax disclosures that would be useful in making capital allocation decisions. For public business entities, the new requirements will be effective for annual periods beginning after December 15, 2024. The guidance will be applied on a prospective basis with the option to apply the standard retrospectively. The adoption of this standard is reflected in the Company's consolidated financial statements.

In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Topic 220): Disaggregation of Income Statement Expenses. This guidance requires additional disclosure of certain amounts included in the expense captions presented on the statement of operations as well as disclosures about selling expenses. The ASU is effective on a prospective basis, with the option for retrospective application, for annual periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. Early adoption is permitted for annual financial statements that have not yet been issued. The Company is currently evaluating the impact of ASU 2024-03 on its consolidated financial statements and related disclosures.

In November 2024, the FASB issued ASU 2024-04, Debt - Debt with Conversion and Other Options (Topic 470). This guidance clarifies the requirements for determining whether certain settlements of convertible debt instruments should be accounted for as an induced conversion. The ASU is effective on a prospective basis, with the option for retrospective application, for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted for all entities that have adopted the amendments in ASU 2020-06. The Company is currently evaluating the impact of ASU 2024-04 on its consolidated financial statements and related disclosures.

Other recent accounting pronouncements did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

Note 3. Restatement

The Company identified the complete population of certain assets contributed to its T20 Mining Group, LLC equity method investment in 2023 (see Note 8 – Equity Method Investments) were not derecognized as fixed assets in the Company’s financial statements. The assets contributed continued to be depreciated in 2023 and 2024. Therefore, the Company overstated property and equipment, overstated depreciation expense and understated the equity method investment. As a result, the Company restated its previously issued audited financial statements for the years ended December 31, 2023 and December 31, 2024.

The Company accounted for the restatement as a correction of an error under ASC 250. The tables below set forth the effect on the various financial statement captions including the balances originally reported and the restated balances as of December 31, 2023 and December 31, 2024.

	December 31, 2023
Balance Sheet	As Previously Reported	Adjustments	As Restated
Property and equipment, net	$12,745,242	$(916,141)	$11,829,101
Equity method investments	6,101,262	1,195,698	7,296,960
Total assets	20,815,458	279,557	21,095,015
Accumulated deficit	(20,352,056)	279,557	(20,072,499)
Total stockholders' equity (deficit)	2,397,557	279,557	2,677,114
Total liabilities, mezzanine equity and stockholders' equity (deficit)	$20,815,458	$279,557	$21,095,015

	Year Ended December 31, 2023
Statement of Operations	As Previously Reported	Adjustments	As Restated
Depreciation expense	$8,165,087	$(454,072)	$7,711,015
Total costs and expenses	13,756,891	(454,072)	13,302,819
Operating loss	(8,631,957)	454,072	(8,177,885)
(Loss) income from equity method investments	60,341	(226,807)	(166,466)
Loss on disposal of property and equipment	(421,699)	52,292	(369,407)
Total other income (expenses), net	(3,442,019)	(174,515)	(3,616,534)
Loss before income tax expense	(12,073,976)	279,557	(11,794,419)
Net loss	$(12,705,101)	$279,557	$(12,425,544)
Net loss per share, basic and diluted	$(0.92)	$0.02	$(0.90)

	December 31, 2023
	Accumulated Deficit			Total Stockholders' Equity (Deficit)
	As Previously Reported	Adjustments	As Restated	As Previously Reported	Adjustments	As Restated
Net loss	$(12,705,101)	$279,557	$(12,425,544)	$(12,705,101)	$279,557	$(12,425,544)
Balance at December 31, 2023	$(20,352,056)	$279,557	$(20,072,499)	$2,397,557	$279,557	$2,677,114

	Year Ended December 31, 2023
Statement of Cash Flows	As Previously Reported	Adjustments	As Restated
Net loss	$(12,705,101)	$279,557	$(12,425,544)
Depreciation	8,165,087	(454,072)	7,711,015
Loss (income) from equity method investments	(60,341)	226,807	166,466
Loss on disposal of property and equipment	421,699	(52,292)	369,407
Non-cash contribution to equity method investment	1,252,314	1,422,505	2,674,819

	December 31, 2024
Balance Sheet	As Previously Reported	Adjustments	As Restated
Property and equipment, net	$3,093,279	$(356,260)	$2,737,019
Equity method investments	7,707,629	949,986	8,657,615
Total assets	19,752,168	593,726	20,345,894
Accumulated deficit	(33,850,599)	593,726	(33,256,873)
Total stockholders' equity (deficit)	(1,184,386)	593,726	(590,660)
Total liabilities, mezzanine equity and stockholders' equity (deficit)	$19,752,168	$593,726	$20,345,894

	Year Ended December 31, 2024
Statement of Operations	As Previously Reported	Adjustments	As Restated
Depreciation expense	$7,723,915	$(559,881)	$7,164,034
Total costs and expenses	16,441,511	(559,881)	15,881,630
Operating loss	(8,345,839)	559,881	(7,785,958)
(Loss) income from equity method investments	(28,558)	(245,712)	(274,270)
Loss on disposal of property and equipment	(2,525,408)	—	(2,525,408)
Total other income (expenses), net	(5,152,704)	(245,712)	(5,398,416)
Loss before income tax expense	(13,498,543)	314,169	(13,184,374)
Net loss	$(13,498,543)	$314,169	$(13,184,374)
Net loss per share, basic and diluted	$(0.98)	$0.02	$(0.96)

	December 31, 2024
	Accumulated Deficit			Total Stockholders' Equity (Deficit)
	As Previously Reported	Adjustments	As Restated	As Previously Reported	Adjustments	As Restated
Net loss	$(13,498,543)	$314,169	$(13,184,374)	$(13,498,543)	$314,169	$(13,184,374)
Balance at December 31, 2024	$(33,850,599)	$593,726	$(33,256,873)	$(1,184,386)	$593,726	$(590,660)

	Year Ended December 31, 2024
	As Previously Reported	Adjustments	As Restated
Net loss	$(13,498,543)	$314,169	$(13,184,374)
Depreciation	7,723,915	(559,881)	7,164,034
Loss (income) from equity method investments	28,558	245,712	274,270

Note 4. Revenue and Cost Recognition

The following table provides the Company’s revenue disaggregated by revenue stream:

	Years Ended December 31,
	2024	2023
Revenue
Revenue from cryptocurrency mining	$4,184,239	$4,367,695
Revenue from mining hosting services	3,911,433	757,239
	$8,095,672	$5,124,934

In accordance with ASC 606-10-50-13, the Company is required to include disclosure on its remaining performance obligations as of the end of the current reporting period. Due to the nature of the Company’s contracts, these reporting requirements are not applicable, because the majority of the Company’s remaining contracts meet certain exemptions as defined in ASC 606-10-50-14 through 606-10-50-14A, including (i) performance obligation is part of a contract that has an original expected duration of one year or less and (ii) the right to invoice practical expedient.

Note 5. Fair Value of Financial Instruments

The following table provides the financial liabilities measured on a recurring basis and reported at fair value on the consolidated balance sheets as of December 31, 2024 and 2023, and indicates the fair value of the valuation inputs the Company utilized to determine such fair value. There were no financial liabilities that were transferred out of a Level 3 category.

Description	Level	December 31, 2024	December 31, 2023
Liabilities:
Warrant liability	3	$4,815,890	$2,249,338
Convertible note payable	3	$3,008,474	$3,346,197

The Company accounts for its consideration transferred for the Company’s equity method investments and investment in joint venture at fair value. The consideration transferred includes leased mining equipment, which is fair valued using Level 3 inputs under the fair value hierarchy as there are unobservable and significant inputs that provide asset value.

The Company has deemed the price of digital assets to be a Level 1 input under the ASC 820 – Fair Value Measurement hierarchy as these were based on observable quoted prices in the Company’s principal market for identical assets.

Description	Level	December 31, 2024	December 31, 2023
Assets:
Digital assets	1	$511,376	$109,615

Note 6. Property and Equipment

The major classifications of property and equipment, including their estimated useful lives, are summarized as follows at the balance sheet dates:

	Estimated Useful			December 31,
	Life (in years)			2024	2023
				(as restated)	(as restated)
Land	N/A			$—	$170,000
Buildings and improvements	10	-	40	961,539	9,385
Miners	3			9,452,284	21,372,753
Mining related equipment	5			2,126,123	2,381,985
Transportation equipment	3	-	7	11,426	11,426
Other equipment and furniture	5	-	7	1,402	1,402
Property and equipment, gross				12,552,774	23,946,951
Less: Accumulated depreciation				(9,815,755)	(12,117,850)
				$2,737,019	$11,829,101

For the years ended December 31, 2024 and 2023, depreciation expense relating to property and equipment amounted to $7,164,034 and $7,711,015, respectively.

During the year ended December 31, 2024, the Company recorded a loss on disposal of property and equipment of $2,525,408 related to the partial sale of T20 Mining Group, LLC. During the year ended December 31, 2023, the Company recorded a loss on disposal of property and equipment of $369,407 due to a fire.

Note 7. Digital Assets, Net

The following table summarizes units held, cost basis and fair value of crypto assets held as of December 31, 2024:

Asset	Symbol	Quantity of Digital Assets Held	Price	Cost Basis	Fair Value of Crypto assets
Bitcoin	BTC	5.39	$93,970.45	$298,122	$506,230
Ethereum Classic	ETC	187.66	27.42	9,913	5,146
				$308,035	$511,376

The following table summarizes units held, cost basis and fair value of crypto assets held as of December 31, 2023:

Asset	Symbol	Quantity of Digital Assets Held	Price	Cost Basis	Fair Value of Crypto assets
Bitcoin	BTC	2.47	$42,708.13	$82,542	$105,507
Ethereum Classic	ETC	187.66	21.89	9,913	4,108
				$92,455	$109,615

Changes in the Company’s digital assets for the years ended December 31, 2024 and 2023, were as follows:

	December 31,
	2024	2023
Balance as of January 1	$109,615	$5,488
Additions of digital assets	4,561,953	4,450,306
Sales of digital assets	(4,348,874)	(4,374,939)
Change in fair value of digital assets	188,682	28,760
Balance as of December 31	$511,376	$109,615

Note 8. Equity Method Investments

T20 Mining Group, LLC

In March 2023, the Company entered into a Limited Liability Company Interest Purchase Agreement with Turn Key Mountain, LLC and 913 Hero, LLC ("T20 Purchase Agreement") to acquire a 50.01% ownership interest in T20 Mining Group, LLC (“T20”). Under the terms of the T20 Purchase Agreement, the Company leases certain equipment to T20 and promised to contribute $450,090 to T20 for the development of its digital asset mining operations. The Company determined that T20 is a VIE as the Company has a variable interest in T20 and T20 relies on funding from the Company, Turn Key Mountain, LLC, and 913 Hero, LLC to sustain its operations. The Company has determined that it is not the primary beneficiary of T20 as power to direct or control its significant activities related to the bitcoin mining hosting is shared with Turn Key Mountain, LLC and 913 Hero, LLC. Accordingly, the Company has not consolidated T20’s results of operations and financial position. As the entity is not consolidated, it is accounted for as an equity method investment. The initial investment in T20 amounted to $1,677,197. The Company is entitled to 50.01% of the profits and losses of T20. During the year ended December 31, 2023, the Company received distributions of $25,000 from T20. During the year ended December 31, 2023, the Company’s share of net loss in T20 amounted to $286,221, which is included within (loss) income from equity method investments in the Company’s consolidated statements of operations. As of December 31, 2023, the Company’s investment in T20 amounted to $2,788,481 and is included in the balance of equity method investments in the accompanying consolidated balance sheets.

In April 2024, the Company entered into a subsequent Limited Liability Company Interest Purchase Agreement with Bishops Bowl Capital, LLC ("Bishops Bowl Purchase Agreement"), whereby the Company sold 10.01% of its ownership interest in T20 to Bishops Bowl for consideration of $1,000,000. As the Company retained significant influence in T20 following its execution of the Bishops Bowl Purchase Agreement, the Company reduced the carrying amount of its equity method investment for the proportion sold in the amount of $164,954 and also recognized a gain of $835,046 related to the difference between the proceeds received and the carrying amount of the equity method investment sold. The Company will continue to account for its retained ownership interest of 40% under the equity method. During the second half of the year ended December 31, 2024, the Company and Bishops Bowl contributed equipment to T20 for the expansion of its digital asset mining operations. The additional contributions were made such that each partner’s ownership percentages remained the same, with the Company and Bishops Bowl continuing to own 40% and 60%, respectively, of T20. The Company increased the carrying amount of its equity method investment for the fair value of the assets contributed in the amount of $926,240 and also recognized a loss of $2,094,030 on the contribution of the assets. The Company will continue to account for its retained ownership interest of 40% under the equity method. During the year ended December 31, 2024, the Company received distributions of $1,225,000 from T20. During the year ended December 31, 2024, the Company's share of net income in T20 amounted to $1,008,559, which is included within (loss) income from equity method investments in the Company's consolidated statements of operations. As of December 31, 2024, the Company’s investment in T20 amounted to $5,428,404 and is included in the balance of equity method investments in the accompanying consolidated balance sheets.

Summarized financial information for T20 as of and for the years ended December 31, 2024 and 2023 is as follows:

	December 31, 2024	December 31, 2023
Total assets	$5,620,420	$3,948,466
Total liabilities	$1,888,902	$2,026,842
Net income (loss)	$2,373,079	$(584,646)

The Cloud Minders LLC

On November 1, 2023, the Company acquired an interest in The Cloud Minders LLC ("TCM"), a partnership that is involved in graphics processing unit cloud hosting services. The Company is initially entitled to 43% of the profit and losses from the investee. The acquisition cost totaled $4,300,000 and consisted of the issuance of QumulusAI common stock via a convertible note payable with TCM for $3,300,000 (see Note 14 - Convertible Note Payable) and a payable to TCM totaling $1,000,000 to be repaid over 12 months at no interest. Payments commence on January 1, 2024, and continue on the first of each subsequent month, in exchange for an additional 19,608 (approximately 6%) membership interest to the Company over the twelve months. TCM specializes in high-performance computing and artificial intelligence infrastructure within the cloud computing industry and offers graphics processing unit server hosting, equipped with the latest hardware for deep learning, data science, graphics rendering, and scientific research applications. Its services include configuration, reliability assurance, testing and validation, security measures, installation, and hardware rental for monetization. Accordingly, the Company has not consolidated TCM’s results of operations and financial position. As the entity is not consolidated but the Company has significant influence over the investee, it is accounted for as an equity method investment. During the year ended December 31, 2023, the Company’s share of net income in TCM amounted to $208,479, which is included within (loss) income from equity method investments in the Company’s consolidated statements of operations. As of December 31, 2023, the Company’s investment in TCM amounted to $4,508,479 and is included in the balance of equity method investments in the accompanying consolidated balance sheets.

During the year ended December 31, 2024, the Company’s share of net loss in TCM amounted to $1,279,268. As of December 31, 2024, the Company’s investment in TCM amounted to $3,229,211 and is included in the balance of equity method investments in the accompanying consolidated balance sheets.

Summarized financial information for TCM as of and for the years ended December 31, 2024 and 2023 is as follows:

	December 31, 2024	December 31, 2023
Total assets	$14,479,018	$8,011,549
Total liabilities	$11,679,962	$8,616,353
Net income (loss)	$(2,975,042)	$484,836

FCNC Venture, LLC

In January 2023, the Company entered into a joint venture agreement with Blokbuster, LLC (“Blokbuster”) to form FCNC. The Company has determined that it does not control the joint venture, as the Company’s ownership is less than 50% and all major decisions of the joint venture require unanimous consent with Blokbuster. Accordingly, the Company has not consolidated the entity’s results of operations and financial position. As the entity is not consolidated, it is accounted for as an equity method investment. The initial investment in FCNC amounts to $531,395, which was composed of $500,000 in cash and a promissory note for $31,395. The Company is entitled to 33% of the profit and losses and distributions of the entity. During the year ended December 31, 2023, the Company’s share of net loss in the joint venture amounted to $88,724, which is included within (loss) income from equity method investments in the Company’s consolidated statements of operations. As of December 31, 2023, the investment in FCNC amounted to $442,671 and is included in the balance of equity method investments in the accompanying consolidated balance sheets.

During 2024, the Company sold its equity interest in FCNC and recognized a gain of $155,286, which is included within gain on sale of equity method investments in the Company's consolidated statements of operations. During the year ended December 31, 2024, the Company’s share of net loss in the joint venture amounted to $3,561, which is included within income from equity method investments in the Company’s consolidated statements of operations. As of December 31, 2024, the balance of the Company’s investment in the joint venture amounted to $0.

Summarized financial information for FCNC as of and for the year ended December 31, 2023 is as follows:

December 31, 2023
Total assets	$1,254,841
Total liabilities	$929,336
Net loss	$(268,680)

Note 9. Deposits on Mining Equipment

The Company makes deposits that represent prepayments made to premier suppliers and manufacturers to purchase mining and mining related equipment at a preset price. The prepayments are applied to the purchase price when the vendor ships the mining equipment. As of December 31, 2024 and 2023, the Company had outstanding deposits for miners and mining related equipment totaling $1,326,801 and $0, respectively.

Note 10. Transactions with Related Parties

As of and for the years ended December 31, 2024 and 2023, the Company had the following related party transactions:

•	As of December 31, 2024 and 2023, the Company had an outstanding loan payable due to a related affiliate of one of the stockholders in the amounts of $2,967,109 and $3,737,388, respectively.

•	As of December 31, 2024 and 2023, the Company has an outstanding loan payable due to a related affiliate in the amounts of $0 and $253,681, respectively.

•	As of December 31, 2024 and 2023, the Company had an outstanding loan payable due to one of the stockholders in the amount of $2,000,000 and $2,000,000, respectively.

•	As of December 31, 2024 and 2023, the Company had an outstanding loan payable due to various stockholders in the amount of $20,000 and $20,002, respectively.

•	During 2024, the Company made its first advance on its line of credit due to a related affiliate. As of December 31, 2024, the Company had an outstanding balance in the amount of $292,659.

•	During 2023, the Company advanced a loan to FCNC. As of December 31, 2023, the outstanding balance of the loan receivable amounted to $125,373. The loan receivable was fully paid during 2024.

•	During 2024, the Company advanced a loan to the buyer of its investment in joint venture, FCNC. As of December 31, 2024, the outstanding balance of the loan receivable amounted to $232,452.

•

As referenced on Note 8 - Equity Method Investments, the Company owed $1,000,000 to TCM as a result of the cost to acquire an interest in TCM. As of December 31, 2024 and 2023, the balance outstanding on this payable was $0 and $900,000, respectively.

•

During the year ended December 31, 2023, the Company recognized bitcoin mining operating expenses in the amounts of $1,441,275 and $552,496 from FCNC and T20, respectively. As of December 31, 2023, amounts payable to these entities totaled $443,363 and are included in accounts payable on the Company’s consolidated balance sheets.

•

During the year ended December 31, 2024, the Company recognized bitcoin mining operating expenses in the amounts of $248,139 and $1,104,330 from FCNC and T20, respectively. As of December 31, 2024, amounts payable to these entities totaled $68,008 and are included in accounts payable on the Company’s consolidated balance sheets.

•

During the years ended December 31, 2024 and 2023, the Company recognized equipment rental income totaling $23,705 and $37,532 from FCNC and T20, respectively. At December 31, 2024 and 2023, amounts receivable from these entities totaled $36,071 and $28,083 and are included in accounts receivable on the Company’s consolidated balance sheets.

•

During 2023, the Company sold a loan receivable to one of the stockholders at a discount. The outstanding balance of the loan receivable at the time of sale amounted to $1,010,145 and the loss on sale amounted to $104,197.

•

As referenced in Note 8 – Equity Method Investments, during 2023, the Company acquired an interest in TCM. As part of the acquisition consideration, the Company issued a convertible promissory note (the “Note”) to TCM, in the principal amount of $3,900,000. Refer to Note 14 - Convertible Note Payable for further information regarding the Company’s accounting for the Note at issuance and as of December 31, 2024. As of December 31, 2024 and 2023, the balance outstanding on this loan was $2,314,089 and $3,346,197, respectively.

Note 11. Line of Credit

During September 2023, the Company secured a line of credit with Trailhead Growth, LP with a maximum principal amount of $300,000 at an interest rate of 12%. The line of credit was collateralized by a blanket lien on certain assets and was guaranteed by certain of the Company's stockholders. The line of credit had a maturity date of October 1, 2024. At December 31, 2023, the Company did not have any outstanding borrowings against the line of credit.

During April 2024, the Company amended its line of credit agreement with Trailhead Growth, LP with a maximum principal amount of $700,000 at an interest rate of 6%. The line of credit has a maturity date of 360 days following the first principal advance under the line of credit.

During May 2024, the Company made its first advance on the line of credit in the amount of $648,262, in which $6,418 of this amount is related to line of credit origination fees as a result of the advance. At December 31, 2024, the Company had an outstanding balance of $292,659. The line of credit has a maturity date of May 15, 2025. Interest expense for the years ended December 31, 2024 and 2023 related to the line of credit was $15,108 and $0, respectively.

Note 12. Accrued Expenses

Accrued expenses were comprised of the following:

	December 31,
	2024	2023
Accrued interest	$647,162	$703,751
Sales tax payable	484,869	295,310
Accrued hosting fees	810,818	182,900
Accrued payroll	139,295	251,363
Other accrued expenses	231,945	123,882
Accrued expenses	$2,314,089	$1,557,206

Note 13. Notes Payable

On March 19, 2021, the Company entered into a $2,000,000 convertible balloon note with Trailhead Income, LP. The note bears interest at 12% and matures on September 1, 2025. The note is secured by certain mining equipment. Interest-only payments are due on a quarterly basis through the maturity date. As of December 31, 2024 and 2023, the outstanding principal balance on the note was $2,000,000.

On February 23, 2021, the Company entered into a note payable with Alder Mortgage Group. The note bears interest at 15% and matures on July 1, 2024. The note is secured by certain mining equipment. Payments of principal and interest are due on a quarterly basis through maturity. Payment of outstanding principal and interest were paid at the loan maturity date. As of December 31, 2024 and 2023, the outstanding principal balance was $0 and $253,681, respectively.

On April 14, 2022, the Company entered into a $5,000,000 balloon note with Alder Mortgage Group. The note bears interest at 12% and had an initial maturity date of May 1, 2023. The maturity date was extended to December 31, 2025. The note is secured by certain mining equipment. Interest-only payments are due on a monthly basis through the maturity date. On October 18, 2022, the Company made a principal payment of $450,000 and the note maturity date was extended to December 31, 2025. As of December 31, 2024 and 2023, the outstanding principal balance was $1,117,221 and $1,887,500, respectively.

On May 10, 2024, the Company entered into a $385,000 note with various lenders. The loan bears interest of 12% and matures on December 1, 2025. The note was repaid in full during the year ended December 31, 2024.

On February 15, 2022, the Company entered into a $1,849,888 balloon note with GC Opportunities 2 Private Fund. The note bears interest at 12% and matures on February 15, 2026. The note is secured by certain mining equipment. The note was amended on October 4, 2022 to provide a onetime waiver of payment default for unpaid monthly interest due for July 15, 2022, August 15, 2022 and September 2022, and to defer interest due for six months from July 2022 to December 2022, until maturity. As of December 31, 2024 and 2023, the outstanding principal balance was $1,849,888.

On September 15, 2022, the Company entered into a note payable with Technogistics. The note bears interest at 12% and matures on May 15, 2024. The note is secured by certain mining equipment. During the year ended December 31, 2024, the remaining principal balance of $700,000 was converted to equity. As of December 31, 2024 and 2023, the outstanding principal balance was $0 and $113,997, respectively

On April 11, 2022, the Company entered into two notes with Caterpillar Financial Services Corporation for an aggregate of $228,314. The notes bear interest at 1.49% and mature on April 11, 2027. The notes are secured by track loaders. Payments of principal and interest are due on a monthly basis through maturity. As of December 31, 2024 and 2023, the outstanding principal balance was $108,638 and $154,057, respectively.

On December 31, 2021, the Company entered into a $344,000 note with Gratus Holdings. The note bears interest at 8% and had an original maturity date of December 31, 2022. As of December 31, 2024 and 2023, the outstanding principal balance was $20,000.

Notes payable at December 31, 2024 and 2023 consisted of the following:

	December 31,
	2024	2023
Notes payable on demand with monthly interest payments ranging from 12% to 17%, secured by certain specific mining equipment - related party	$—	$253,681
Balloon notes payable with monthly interest payments of 12%, secured by certain specified mining equipment, maturities ranging from 2023 to 2026 - related party	4,967,109	5,737,387
Note payable on demand with monthly interest at 8%, unsecured - related party	20,000	20,002
Notes payable with interest ranging from 0% to 1.49%, monthly payments of principal and interest, secured by track loaders, maturing 2027	108,638	154,057
Balloon note payable with interest of 12%, quarterly payments of principal and interest, secured by certain specified mining equipment, maturing 2024	—	113,997
Unamortized loan origination costs	(26,748)	(62,907)
	5,068,999	6,216,217
Less: Current maturities	(1,158,009)	(920,123)
Notes payable, net of current maturities	$3,910,990	$5,296,094

Maturities of notes payable are as follows:

December 31,
2025	$1,183,311
2026	3,896,670
2027	15,766
2028	—
Total	$5,095,747

Note 14. Convertible Note Payable

On November 1, 2023, the Company entered into a Convertible Promissory Note Agreement (the "Note") with TCM at a face value of $3,900,000. Upon issuance, the Note was entered into at a discount of $600,000 and a fair value of $3,300,000. The Note bears interest at a rate of 0.1% per annum and matures on November 1, 2025. No scheduled payments are due under the Note, and the Note permits early partial or full prepayment under the Note at any time without any prepayment penalty.

Upon the occurrence of an event or events of default under the Note, including bankruptcy, an uncured material breach of the Note Agreement, or a board adopted resolution for liquidation, dissolution or winding-up of the Company, all accrued expenses, accrued interest, and all principal outstanding under the Note shall become immediately due and payable in full.

The Note provides for automatic conversion of the amount of any unpaid principal balance of the Note upon maturity into that number of shares of common stock by dividing such remaining principal balance by the conversion price of $1.00 per share. At maturity, all interest accrued and owing with respect to the remaining principal balance shall be forgiven by TCM.

The Company evaluated the embedded call and put features in accordance with ASC 815-15-25. The embedded puts are clearly and closely related to the debt host instrument and therefore are not required to be bifurcated and separately measured at fair value. The Company additionally determined that the embedded conversion feature did not meet the definition of a derivative under ASC 815 and therefore did not require bifurcation from the host debt instrument.

The Note will be initially recorded at fair value, as it was issued as consideration in the acquisition of an equity method investment in TCM (see Note 8 for information regarding the Company’s equity method investment). The Company reflected a discount of $600,000 on the Note at issuance to recognize at fair value at issuance. Subsequently, the Company will amortize the Note discount to interest expense over the period from issuance through the maturity date, at an effective interest rate of 8.5%. For the years ended December 31, 2024 and 2023, the Company recognized $294,260 and $46,865 as amortization expense, respectively. At December 31, 2024, the unamortized discount on the Note was $217,111.

As of December 31, 2024 and 2023, the Company recorded accrued cash interest of $612 and $652, respectively.

During the year ended December 31, 2024, the Company made certain prepayments on the Note under its optional prepayment right. In aggregate, the Company repaid $480,430 in principal in cash and recognized a proportional amount of the unamortized debt discount as a loss on extinguishment (totaling $35,583). In addition, in December 2024, the Company settled $193,022 in principal through the issuance of an option to purchase 78,667 shares of the Company’s common stock at $1.11 per share. The Company estimated the fair value of the option using the Black-Scholes model to be $180,776 and recognized a loss on extinguishment of $1,399 (including a proportional amount of the unamortized debt discount, totaling $13,646).

The carrying amount of the Note as of December 31, 2024 and 2023 is summarized as follows:

	December 31,
	2024	2023
Outstanding principal	$3,226,548	$3,900,000
Unamortized amount	(218,074)	(553,803)
Net carrying value	$3,008,474	$3,346,197

Subsequently, the Company will amortize the Note discount to interest expense over the period from issuance through the maturity date. For the years ended December 31, 2024 and 2023, the Company recognized $286,500 and $46,197 as amortization expense, respectively. During the year ended 2024, the Company made principal payments in the amount of $480,430. At December 31, 2024 and 2023, the unamortized discount on the Note was $218,074 and $553,803, respectively. The outstanding balance of the note as of December 31, 2024 and 2023, was $3,008,474 and $3,346,197, respectively.

Note 15. Income Taxes

The components of the income tax expense were as follows:

	For the Years Ended December 31,
	2024	2023
Current
Federal	$—	$—
State	—	—
Total current expense	—	—

Deferred
Federal	—	622,632
State	—	8,493
Valuation Allowance	—	—
Total deferred expense	—	631,125

Total income tax expense	$—	$631,125

The following table reconciles the income tax expense based on the U.S. federal and state statutory rates with actual income tax expense:

	For the Years Ended December 31,
	2024	2023
Tax expense (benefit) at federal statutory rate (21%)	$(2,822,472)	$(2,535,535)
Increase (decrease) resulting from:
State income taxes, net of federal income tax benefit	(152,024)	(108,554)
Change in tax rate	64,518	9,689
Permanent differences	639,425	319,002
Deferred adjustment	139,118	(84,352)
Change in valuation allowance	2,131,435	3,030,875
Income tax expense	$—	$631,125

The significant components of the Company’s deferred tax assets and liabilities were as follows:

	December 31,
	2024	2023
Deferred tax assets:
Accrual to cash	$446,232	$406,990
Loss on deposits on mining equipment	—	442,462
Cumulative net operating loss carryforwards	4,896,576	4,525,217
Depreciation	111,340	—
Amortization	2,722	5,644
Stock-based compensation	125,448	8,063
Other	26,074	52,763
Total deferred tax assets	5,608,392	5,441,139
Valuation allowance	(5,162,310)	(3,030,875)
Net deferred tax assets	446,082	2,410,264

Deferred tax liabilities:
Depreciation	—	(2,043,679)
Investments	(446,082)	(366,585)
Total deferred tax liabilities	(446,082)	(2,410,264)

Net deferred tax assets (liabilities)	$—	$—

As of December 31, 2024, the Company had $22,988,528 and $20,294,014 of federal and state gross Net Operating Losses (“NOLs”), respectively, that may be available to offset future taxable income. As of December 31, 2023, the Company had $20,749,126 and $14,551,122 of gross federal and state tax NOLs, respectively. All NOLs were generated after the enactment of the Tax Cuts and Jobs Act, and as such are carried forward indefinitely, but can only be utilized to offset up to 80% of taxable income in any given year.

As of December 31, 2024, the Company continued to maintain a full valuation allowance against deferred tax assets based on its cumulative operating results as of December 31, 2024 and the three-year cumulative loss. The Company evaluated all evidence, both positive and negative, in assessing the likelihood of realizability and the Company determined it was not more likely than not it would be able to realize the deferred tax assets. As of December 31, 2024 and 2023, the Company had a total valuation allowance of $5,162,310 and $3,030,875, respectively, and the net change in the valuation allowance was $2,131,435.

As of December 31, 2024 and 2023, the Company had no unrecognized tax benefits.

The Company files income tax returns in the U.S. federal jurisdiction and in various state jurisdictions. Due to the NOL carryforward, tax years 2019 through 2024 remain open to examination by the major taxing jurisdictions to which the Company is subject. There are no open examinations that would have a meaningful impact to the Company's consolidated financial statements.

The utilization of the Company’s net operating losses may be subject to a substantial limitation in the event of any significant future changes in its ownership structure under Section 382 of the Internal Revenue Code and similar state provisions. Such limitation may result in the expiration of the net operating loss carryforwards before their utilization. We have not conducted any studies to determine annual limitations, if any, that could result from such changes in ownership.

Note 16. Stockholders' Equity (Deficit)

Preferred Stock

The Company has designated a portion of the authorized shares of preferred stock as Series A, Series B, Series C and Series D Preferred stock, and the issuance of total designated shares cannot exceed the aggregate number of preferred stock shares authorized for issuance. As of December 31, 2024 and 2023, the authorized number of shares of Series A, Series B, Series C, and Series D Preferred stock were 5,453,876, 5,856,097, 3,690,027, and 10,000,000, respectively.

All shares of Series A, Series B, Series C and Series D Preferred stock will, with respect to dividend rights, redemption rights and rights upon the liquidation, dissolution or winding-up of this corporation, rank on parity with all other series of Preferred Stock and senior to common stock. Each holder of Series A, Series B, Series C, and Series D Preferred stock shall be entitled to one vote for each share of stock held. Except as required by applicable law, the holders of Series A, Series B, Series C, and Series D Preferred stock and the holders of all other series of preferred stock and of common stock shall vote together as a single voting group on all matters submitted to a vote by the Company. Each share of Preferred Stock held by a particular holder shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of common stock upon a transfer of such share or upon the preferred capital account of such holder of such Preferred Stock being paid in its entirety. One holder of 729,448 shares of Series A Preferred stock and 634,132 shares of Series B Preferred stock has a non-contingent redemption right, therefore these shares are classified within mezzanine equity on the balance sheet. The remaining shares of Series A and B Preferred stock do not contain this redemption right and are classified in permanent equity.

In the event of any distributions pursuant to the liquidation, dissolution or winding-up of the Company, the proceeds will be paid as follows:

i. First, pay to the holders of preferred stock, regardless of series, one times any remaining preferred capital account balance that has not been returned via distribution, plus any and all accrued and declared but unpaid dividends on each share of Series A Preferred stock; and

ii. Thereafter, the holders of preferred stock shall participate ratably with the common stock on an as-converted basis.

Liquidation values of the outstanding capital preferred stock will be as follows:

i. $5,937,155 to the holders of shares of Series A Preferred stock with a liquidation preference of $1.25 per share;

ii. $10,923,379 to the holders of shares of Series B Preferred stock with a liquidation preference of $2.98 per share;

iii. $5,932,864 to the holders of shares of Series C Preferred stock with a liquidation preference of $1.62 per share; and

iv. $9,089,000 paid ratably to the holders of shares of Series D Preferred stock with a liquidation preference of $1.00 per share.

Below is a summary of activity of Preferred Stock classified within mezzanine equity:

	Series A Preferred Stock		Series B Preferred Stock
	Shares	Amount	Shares	Amount
Balance at January 1, 2023	729,448	$811,049	634,132	$1,221,512
Balance at December 31, 2023	729,448	$811,049	634,132	$1,221,512
Balance at December 31, 2024	729,448	$811,049	634,132	$1,221,512

Common Stock

The Company is authorized to issue up to 75,000,000 shares of common stock, without any par value per share.

Each holder of common stock is entitled to one vote for each share held of record on all matters to be voted on by such holders. Holder of common stock are entitled to receive dividends, if declared. Upon liquidation, dissolution or winding-up, holders of common stock are entitled to share ratably in the net assets legally available for distribution after payment of all debts and other liabilities, subject to any preferential rights of the holders of Preferred Stock, if any.

Note 17. Warrants

Type 1 Warrants

The warrants were issued during the year ended December 31, 2022 in conjunction with Series A Preferred Stock in satisfaction of outstanding debt. The warrants were not considered indexed to the issuer’s stock pursuant to ASC 815, as the warrants are subject to vesting upon the thirty-six (36) mensiversaries of the issuance date, at a rate of one thirty-sixth (1/36th) per month. At the option of the Company, the Company can return to the holder any cash it previously received from the holder. Upon the occurrence of such return of capital, the vesting schedule recasts based on amount return and remaining time period to vest. As this contingency is based on the underlying capital account of the warrant holder it violates the fixed-for-fixed option pricing model. As such, the Company recorded the Warrants as liabilities initially measured at fair value with subsequent changes in fair value recognized in earnings each reporting period. 961,255 of the warrants are pre-funded warrants.

The Type 1 warrants are "penny warrants", meaning they have an exercise price of $0.01 ($0.03 after the Reverse Stock Split). The fair value of these penny warrants was calculated as the Company's stock price less the exercise price of $0.01 ($0.03 after the Reverse Stock Split) (i.e., intrinsic value). The grant date fair value of the Type 1 Warrants were $692,104. The fair value of the warrants as of December 31, 2024 and 2023 was $4,815,890 and $2,249,338, respectively.

Type 2 Warrants

Various individuals performed professional services for the Company during the year ended December 31, 2024 and were issued 94,188 warrants as payment for the services. The measurement of fair value of the Warrants was determined utilizing a Black-Scholes model considering all relevant assumptions current at the date of issuance. The grant date fair value of these Warrants issued during 2024 was estimated to be $188,352 upon issuance. The warrants issued are not redeemable in cash at the choice of the holder, are not mandatorily redeemable into common stock, and are classified as equity instruments. As the Warrants vest immediately, the fair value of these warrants was recognized in operating expenses in the Company's consolidated statements of operations during the year ended December 31, 2024.

Type 3 Warrants

The warrants were issued in conjunction with the private placement Series D Preferred Stock. The measurement of fair value of the Warrants was determined utilizing a Black-Scholes model considering all relevant assumptions current at the date of issuance (i.e., share price, exercise price, term, volatility, risk-free rate, and expected dividend rate).

In connection with issuances of preferred stock during the years ended December 31, 2024 and 2023, the Companies issued warrants for common stock of QumulusAI to debt holders and Series D Preferred stock holders. The warrants entitle holders to purchase 51,550 shares of common stock at a purchase price ranging from $1.50 to $3 per share. The warrants issued are not redeemable in cash at the choice of the holder, are not mandatorily redeemable into common stock, and are classified as equity instruments. The warrants were reflected as a reduction to additional paid-in capital as of the issuance date based on relative fair value, with $69,601 and $24,887, respectively, recognized during the years ended December 31, 2024 and 2023.

Type 4 Warrants

The warrants were issued in conjunction with the modification of certain loans. The measurement of fair value of the Warrants was determined utilizing a Black-Scholes model considering all relevant assumptions current at the date of issuance (i.e., share price, exercise price, term, volatility, risk-free rate, and expected dividend rate).

In connection with modifications of certain loans during the year ended December 31, 2024, the Company issued warrants for common stock of QumulusAI to debt holders. The warrants entitle holders to purchase 76,718 shares of common stock at a purchase price of $3 per share. The warrants issued are not redeemable in cash at the choice of the holder, are not mandatorily redeemable into common stock, and are classified as equity instruments. The fair value of the warrants of $154,687 has been recognized as a loss on extinguishment in the Company's consolidated statements of operations during the year ended December 31, 2024.

Type 5 Warrants

The warrants were issued in conjunction with certain investors' investment in TCM. The measurement of fair value of the Warrants was determined utilizing a Black-Scholes model considering all relevant assumptions current at the date of issuance (i.e., share price, exercise price, term, volatility, risk-free rate, and expected dividend rate).

In connection with certain investors' investments in TCM during the years ended December 31, 2024 and 2023, the Company issued warrants exercisable into common stock of QumulusAI. The warrants entitle holders to purchase 265,590 shares of common stock at a purchase price of $3 per share. The warrants issued are not redeemable in cash at the choice of the holder, are not mandatorily redeemable into common stock, and are classified as equity instruments. The grant of these warrants did not result in an increase of the Company’s ownership in TCM. As the Company is paying a cost on behalf of TCM, the fair value of the warrants of $55,100 and $476,145 has been recognized in general and administrative expense in the Company's consolidated statements of operations during the years ended December 31, 2024 and 2023, respectively.

The summary of stock warrant activity is as follows:

	Number of Warrants	Weighted Average Exercise price ($)	Weighted Average Grant- Date Fair Value ($)	Weighted Average Remaining Contractual Life (in Years)
Warrants outstanding as of January 1, 2023	937,845	0.03	1.59	3.0
Granted	67,119	1.50	1.32
Warrants outstanding as of December 31, 2023	1,004,964	0.12	1.59	2.26
Granted	434,998	3.00	2.01
Warrants outstanding as of December 31, 2024	1,439,962	1.02	1.72	2.31
Warrants exercisable as of December 31, 2024	1,290,119	1.14	1.74	2.43

The total fair value of warrants granted during the years ended December 31, 2024 and 2023 amounted to $888,532 and $116,611, respectively. The Black-Scholes model utilized the following inputs to value the warrants granted:

	December 31,
	2024			2023
Warrant Valuation Assumptions:
Risk-free interest rate	3.9%	to	4.5%	3.8% to 4.3%
Expected term (years)	4.82	to	5.00%	5.00
Expected volatility	127.0%	to	131.0%	129.0% to 133.0%
Expected dividend yield	—%			—%

Note 18. Stock-Based Compensation

WAHA and SPRE sponsor stock-based compensation plans known as the 2021 Option Plan and 2022 Plan, respectively (the “Plans”). The number of shares of common stock authorized for issuance under the Plans, prior to the merger into QumulusAI, was 74,000. Pursuant to the contribution and exchange agreement with QumulusAI, the total number of shares of common stock authorized for issuance are 1,461,307 shares.

The Plans allow the Company to grant incentive stock options and non-qualified stock options. The persons eligible to receive awards are the employees, consultants and directors of the Company and its affiliates. Other than incentive stock options that are granted to a stockholder who owns more than 10% of the total combined voting power of all classes of the stock of the Company or of its parent or affiliates (a “Ten Percent Stockholder”), stock options are exercisable for up to ten years from the grant date, at an option price per share not less than the fair market value on the date the option is granted. A Ten Percent Stockholder shall not be granted an incentive stock option unless the option exercise price is at least 110% of the fair market value of the common stock at the grant date and the option is not exercisable after the expiration of five years from the grant date. Incentive stock options may be granted to employees of the Company or any subsidiary corporation. Awards other than incentive stock options may be granted to employees, consultants and directors. The option vesting schedule for options granted is determined at the time of the grant. The Plans provide for accelerated vesting of unvested options in the event of a change in control.

Pursuant to the contribution and exchange agreement, the number of options outstanding as of the date of the agreement were converted in accordance with the QumulusAI conversion ratio. The following is a summary of stock option activity during the years ended December 31, 2024 and 2023, effective for the conversion:

	Number of Options	Weighted Average Exercise price ($)	Weighted Average Grant-Date Fair Value ($)	Weighted Average Remaining Contractual Life (in Years)	Aggregate Intrinsic Value
Options outstanding as of January 1, 2023	273,947	3.00	1.95	10.1	$—
Granted	118,513	0.36	0.66
Exercised	—	—	—
Canceled	(49,621)	(3.00)	(1.47)
Options outstanding as of December 31, 2023	342,839	2.49	2.01	9.2	$238,210
Granted	245,332	1.50	2.08
Exercised	—	—	—
Canceled	—	—	—
Options outstanding as of December 31, 2024	588,171	1.92	2.04	8.8	$1,976,425
Options exercisable as of December 31, 2024	578,974	1.65	1.89	8.6

For the years ended December 31, 2024 and 2023, the total fair value of the options granted amounted to $510,178 and $79,960, respectively. The Black-Scholes model utilized the following inputs to value the options granted during the years ended December 31, 2024 and 2023:

	December 31,
	2024			2023
Option Valuation Assumptions:
Risk-free interest rate	3.8%	to	4.6%	4.5%
Expected term (years)	4.06	to	to 5.00	4.29
Fair value of underlying common stock	$2.37			$0.75
Exercise price	$1.11	to	$3.00	$0.36
Expected volatility	127.0%	to	133.0%	134%
Expected dividend yield	—%			—%

The Company recognized $313,640 and $(872) in stock-based compensation during the years ended December 31, 2024 and 2023, respectively, in connection with issued stock options. As of December 31, 2024, non-vested outstanding options totaled 15,741 and the Company expects to recognize $32,824 of stock-based compensation for the non-vested options over the remaining weighted-average contractual period of 1.4 years. Stock-based compensation is recorded in general and administrative expenses in the Company's consolidated statements of operations.

Note 19. Net Loss per Share

The following table sets forth the computation of the basic and diluted net loss per share:

	December 31,
	2024	2023
	(as restated)	(as restated)
Net loss attributable to common stockholders	$(13,184,374)	$(12,425,544)

Net loss per share attributable to common stockholders, basic and diluted	$(0.96)	$(0.90)

Weighted-average common stock outstanding, basic and diluted	13,796,790	13,796,790

The table below sets forth all outstanding potentially dilutive securities which were not included in the calculation of diluted earnings per share because their impact would have been antidilutive to the Company’s “control number,” which is loss from continuing operations.

	December 31,
	2024	2023
Potentially dilutive securities:
Warrants	478,713	43,708
Stock options	588,171	224,326
Convertible note	—	3,346,197
Series A Preferred Stock	4,713,515	4,713,515
Series B Preferred Stock	5,205,630	5,205,630
Series C Preferred Stock	3,663,841	3,663,841
Series D Preferred Stock	9,089,000	500,000
Total	23,738,870	17,697,217

Note 20. Segment Reporting

As of December 31, 2024, the Company operates in one reporting segment. The Company’s hosting services and Bitcoin mining are located in the United States, and the Company views these operations as one reporting segment as the CEO, as the Company's CODM manages and allocates resources to the operations of the Company on a consolidated basis. This enables the CEO to assess the Company's overall level of available resources and determine how best to deploy these resources across service offerings and research and development projects in line with long-term company-wide strategic goals.

The accounting policies of the reportable segment is the same as those described in the “Summary of Significant Accounting Policies” for the Company. All costs, operating expenses, depreciation, and corporate overhead assets are fully allocated to the Company’s one segment.

The CODM uses various financial metrics, including gross profit, operating income and net income to evaluate income generated from segment assets (return on assets) in deciding whether to reinvest profits into specific service offerings within the segment, such as for entering into significant contracts, hiring of key management or executive personnel, or making significant capital investment decisions.

The following table outlines the level of disaggregation reviewed by the CODM for the years ended December 31, 2024 and 2023:

	Years Ended December 31,
	2024	2023
	(as restated)	(as restated)
Revenue	$8,095,672	$5,124,934

Cost of revenue
Hosting expenses	3,063,949	3,582,377
Electricity	2,026,022	—
Contract labor	125,484	—
Shipping and postage	155,594	—
General and administrative
Stock-based compensation	313,640	(872)
Wages and salaries	627,657	993,752
Taxes and other expenses	90,408	80,849
Utilities	13,446	841
Rent and lease expense	261,341	40,779
Professional fees	1,202,456	558,919
Insurance	320,388	143,333
Travel, meals, and entertainment	33,442	52,359
Supplies and software	149,686	(59,168)
Other general and administrative expenses	334,083	198,635
Depreciation expense	7,164,034	7,711,015

Operating loss	(7,785,958)	(8,177,885)

Other (expense) income
(Loss) income from equity method investments	(274,270)	(166,466)
Gain on sale of equity method investments	835,046	—
Gain on sale of investment in joint venture	155,286	—
Gain on conversion of note payable	—	105,464
Change in fair value of warrant liability	(2,566,552)	(1,557,234)
Change in fair value of digital assets	188,682	28,760
Loss on disposal of property and equipment	(2,525,408)	(369,407)
Loss on extinguishment of debt	(83,757)	—
Loss on sale of loans receivable	—	(104,197)
Loss on other investments	—	(258,000)
Interest expense, net	(1,119,496)	(1,246,375)
Other expenses, net	(7,947)	(49,079)
Income tax expense	—	(631,125)

Net loss	$(13,184,374)	$(12,425,544)

Note 21. Commitments and Contingencies

In the normal course of business, the Company is at times subject to pending and threatened legal actions. In management’s opinion, any potential loss resulting from the resolution of these matters will not have a material effect on the results of operations, financial position or cash flows of the Company.

As of December 31, 2024 and 2023, the Company had no outstanding litigation.

The Company has various ground leases for bitcoin mining in Oklahoma and Texas that expire on varying dates through 2034. For additional information see Note 22.

Note 22. Leases

Operating Leases

The Company entered into two lease agreements in Oklahoma and Texas for land during the year ended December 31, 2024. Both leases expire during 2034. Certain lease arrangements include renewal options and escalation clauses.

Future minimum lease payments included in the measurement of lease liabilities on the consolidated balance sheet as of December 31, 2024, were as follows:

Years ending December 31:	Operating Lease
2025	$230,160
2026	257,660
2027	260,160
2028	260,160
2029	315,160
Thereafter	1,307,320
Total minimum lease payments	2,630,620
Less: Imputed interest	(973,576)
Present value of future minimum lease payments	1,657,044
Less: Current portion	(62,035)
Lease liabilities, net of current portion	$1,595,009

Total operating lease expense was $254,179 for the year ended December 31, 2024. Operating lease expense is recorded in general and administrative expenses in the Company's consolidated statements of operations. The weighted-average discount rate and remaining lease term in years as of December 31, 2024 was 10.32% and 9.13%, respectively. Total amortization expense for the ROU asset was $93,171 for the year ended December 31, 2024.

Supplemental cash flow information and non-cash activity related to leases are as follows:

	For the Years Ended December 31,
	2024	2023
Operating cash flows for operating leases	$(35,371)	$—
Supplemental non-cash amounts of lease liabilities arising from obtaining right-of-use assets	$1,621,672	$—

Note 23. Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to June 30, 2025, which is the date that the financial statements were available to be issued.

On January 1, 2025, the Company adopted a qualified retirement plan for its employees.

On April 1, 2025, the Company entered into an agreement and plan of merger with TCM to form one corporation between the two entities. After the merger, the capitalization of the public corporation between the parties shall be 75% to the Company's shareholders and 25% to TCM shareholders.

On June 19, 2025, the Company modified the terms of its convertible balloon note with Trailhead Income, LP to extend the maturity date to October 1, 2026.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Management

The Cloud Minders, Inc.

Opinion

We have audited the accompanying financial statements of The Cloud Minders, Inc. (a Delaware corporation), which comprise the balance sheets as of December 31, 2024 and 2023, and the related statements of income (loss), changes in stockholders’ and members’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Cloud Minders, Inc. as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of The Cloud Minders, Inc. and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

As discussed in Note 14 to the financial statements, the Company has suffered losses from operations and has a net working capital deficiency. Management’s evaluation of the events and conditions and management’s plans to mitigate those matters are also described in Note 14. Our opinion is not modified with respect to that matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about The Cloud Minders, Inc.’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.
●

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of The Cloud Minders, Inc.’s internal control. Accordingly, no such opinion is expressed.

●

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about The Cloud Minders, Inc.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ BPS & Associates, LLC

July 3, 2025

THE CLOUD MINDERS, INC.

BALANCE SHEETS

DECEMBER 31, 2024 AND 2023

ASSETS	2024	2023
Current Assets
Cash and cash equivalents	$371,114	$98,993
Accounts receivable	-	96,250
Accrued revenues	64,894	6,376
Current portion of subscription receivables	3,226,548	-
Total Current Assets	3,662,556	201,619

Property and Equipment, Net	1,556,917	385,912

Other Assets
Internally developed software	473,844	-
Right of use assets - finance leases	8,244,637	7,424,018
Deferred tax asset	541,064	-

Total Other Assets	9,259,545	7,424,018

Total Assets	$14,479,018	$8,011,549

See Independent Auditor’s Report.

The accompanying notes are an integral part of these financial statements.

THE CLOUD MINDERS, INC.

BALANCE SHEETS

DECEMBER 31, 2024 AND 2023

LIABILITIES AND STOCKHOLDERS’ AND MEMBERS’ EQUITY	2024	2023
Current Liabilities
Current portion of finance lease obligations	$4,068,248	$1,721,243
Current portion of long-term debt	78,615	-
Accounts payable	63,679	63,931
Accrued interest payable	301,237	53,658
Convertible notes payable	1,716,657	-
Loan payable - member	-	859,923
Total Current Liabilities	6,228,436	2,698,755
Long-Term Liabilities
Finance lease obligations, net of current portion	5,425,428	5,917,598
Long-term debt, net of current portion	26,098	-

Total Long-Term Liabilities	5,451,526	5,917,598

Stockholders’ and Members’ Equity

Series A Preferred stock - $1.00 par value; 3,000,000 shares authorized, 1,283,343 shares issued and outstanding as of December 31, 2024; and no shares authorized, issued and outstanding as of December 31, 2023	1,283,343	-
Common stock - no par value; 20,000,000 shares authorized, 18,300,006 shares issued and outstanding as of December 31, 2024; and no shares authorized, issued and outstanding as of December 31, 2023	-	-
Additional paid-in capital	5,282,259	-
Members’ equity (deficit)	-	4,916,700
Subscription receivables	(70,000)	(4,800,000)
Retained earnings (deficit)	(3,696,546)	(721,504)
Total Stockholders’ and Members’ Equity	2,799,056	(604,804)
Total Liabilities and Stockholders’ and Members’ Equity	$14,479,018	$8,011,549

THE CLOUD MINDERS, INC.

STATEMENTS OF INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

	2024		2023
	Amount	% To Earned Revenues	Amount	% To Earned Revenues

Revenues	$2,682,805	100.0	$1,062,906	100.0
Operating expenses	3,486,147	129.9	536,210	50.4
Gross profit (loss) from operations	(803,342)	(29.9)	526,696	49.6
General and administrative expenses	1,704,772	63.6	254,258	23.9
Operating profit (loss)	(2,508,114)	(93.5)	272,438	25.7
Other income (expenses)	(1,007,992)	(37.6)	(81,642)	(7.7)
Income (loss) before income taxes	(3,516,106)	(131.1)	190,796	18.0
Provision (benefit) for income taxes	(541,064)	(20.2)	-	-
Net income (loss)	$(2,975,042)	(110.9)	$190,796	18.0

See Independent Auditor’s Report.

The accompanying notes are an integral part of these financial statements.

THE CLOUD MINDERS, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ AND MEMBERS’ EQUITY FOR

THE YEARS ENDED DECEMBER 31, 2024 AND 2023

	Preferred Stock		Common Stock		Additional Paid-In	Members’ Equity	Subscription	Retained Earnings
	Shares	Amount	Shares	Amount	Capital	(Deficit)	Receivables	(Deficit)	Total
Beginning balance at January 1, 2023	-	$-	-	$-	$-	$7,200	$-	$(912,300)	$(905,100)
Net income (loss)	-	-	-	-	-	-	-	190,796	190,796
Members’ contributions, net	-	-	-	-	-	4,909,500	-	-	4,909,500
Subscription receivables issued	-	-	-	-	-	-	(4,900,000)	-	(4,900,000)
Subscription receivables repaid	-	-	-	-	-	-	100,000	-	100,000
Ending balance at December 31, 2023	-	$-	-	$-	$-	$4,916,700	$(4,800,000)	$(721,504)	$(604,804)
Net income (loss)	-	-	-	-	-	-	-	(2,975,042)	(2,975,042)
Members’ contributions, net	-	-	-	-	-	365,559	-	-	365,559
Members’ equity converted to common stock	-	-	-	-	5,282,259	(5,282,259)	-	-	-
Subscription receivables repaid	-	-	-	-	-	-	1,503,452	-	1,503,452
Subscription receivables transferred to assets	-	-	-	-	-	-	3,226,548	-	3,226,548
Common stock issued	-	-	18,300,006	-	-	-	-	-	-
Preferred stock issued	1,283,443	1,283,343	-	-	-	-	-	-	1,283,343
Ending balance at December 31, 2024	1,283,443	$1,283,343	18,300,006	$-	$5,282,259	$-	$(70,000)	$(3,696,546)	$2,799,056

See Independent Auditor’s Report.

The accompanying notes are an integral part of these financial statements.

THE CLOUD MINDERS, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

	2024	2023
Cash Flows From Operating Activities:
Net income (loss)	$(2,975,042)	$190,796
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	472,411	101,991
Amortization of finance ROU assets	2,093,938	157,958
Impairment of fixed assets	40,238	-
Decrease in deferred income taxes	(541,064)	-
Loss on disposal of fixed assets	-	9,494
Interest expense under finance lease obligations	745,129	56,865
(Increase) decrease in operating assets:
Accounts receivable	96,250	(95,114)
Accrued revenues	(58,518)	(6,376)
Increase (decrease) in operating liabilities: Accounts payable	(252)	63,931
Accrued interest payable	247,579	25,961
Net Cash Provided (Used) by Operating Activities	$120,669	$505,506

See Independent Auditor’s Report.

The accompanying notes are an integral part of these financial statements.

THE CLOUD MINDERS, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

	2024	2023
Net Cash Provided (Used) by Operating Activities	$120,669	$505,506
Cash Flows from Investing Activities:
Purchase of fixed assets	(1,543,654)	(384,262)
Costs incurred on internally developed software	(473,844)	-
Loan receivable - other	-	3,900
Collection of loan receivable	385,000	-
Net Cash Provided (Used) by Investing Activities	(1,632,498)	(380,362)
Cash Flows from Financing Activities:
Members’ contributions	1,218	9,500
Collection of subscription receivables	1,310,430	100,000
Advances on long-term debt	104,713	-
Advances on convertible notes payable	2,475,000	-
Repayments on finance lease obligations	(1,611,829)	-
Repayments of loan to member	(495,582)	(156,537)
Net Cash Provided (Used) by Financing Activities	1,783,950	(47,037)
Net increase (decrease) in cash and cash equivalents	272,121	78,107
Cash and cash equivalents at the beginning of year	98,993	20,886
Cash and cash equivalents at the end of year	$371,114	$98,993

See Independent Auditor’s Report.

The accompanying notes are an integral part of these financial statements.

THE CLOUD MINDERS, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

Note 1 - Summary of Significant Accounting Policies

Organization and Nature of Business

The Cloud Minders, LLC (“the Company”) was organized in the State of Delaware in 2021 as a limited liability company. On May 10, 2024, the Company was incorporated in the state of Delaware and changed its name to The Cloud Minders, Inc.

The Company provides GPU (Graphics Processing Unit) cloud hosting services to organizations that require high-performance computing resources. Its platform delivers GPU-accelerated compute power for artificial intelligence (AI), machine learning (ML), data analytics, scientific simulations, rendering, and other compute-intensive workloads.

The Company offers access to its services through a proprietary cloud interface, supporting both virtualized and bare-metal GPU infrastructure. Customers may provision GPU instances on an on-demand basis or via reserved capacity agreements. The Company serves enterprise clients, research institutions, media production firms, and independent developers. For financial and income tax reporting purposes, the Company has adopted the calendar year.

Adoption of New Accounting Standards

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Statements, the Company adopted Topic 326 effective January 1, 2023 using the modified retrospective method. Topic 326 introduces a new model for recognizing credit losses on financial assets based on expected credit losses. There was no significant impact upon the adoption of Topic 326 to the Company’s financial statements.

Use of Estimates

The presentation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management’s estimates and assumptions include, but are not limited to, productive lives of finance right of use assets, collectability of accounts receivable, and salvage values and estimated useful lives of property and equipment. Management’s estimates and assumptions are derived from and are continually evaluated based upon available information, judgment, and experience.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers cash in operating bank accounts, demand deposits, cash on hand, and highly liquid debt instruments purchased with an original maturity of three months or less as cash and cash equivalents.

See Independent Auditor’s Report.

THE CLOUD MINDERS, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

Note 1 - Summary of Significant Accounting Policies (Continued)

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from balances outstanding at year-end. Accounts receivable are due 30 days after issuance of the invoice. Accounts receivable past due more than 90 days are considered delinquent. An allowance for credit losses is provided when necessary and is based upon management’s evaluation of outstanding accounts receivable at year-end, historical collection information, and existing economic conditions. The Company considers all accounts receivable to be collectible; accordingly, no allowance for credit losses is recorded. If amounts become uncollectible, they will be charged to operations when that determination is made.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for additions, improvements, betterments, if material, and individual purchases over $2,500 are generally capitalized. Minor replacements, maintenance, and repairs that do not improve or extend the lives of the assets are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period.

Management reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of property and equipment may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of property and equipment. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property and equipment is used, and the effects of obsolescence, demand, competition, and other economic factors. During 2024, the company acquired equipment in the amount of $140,000, which was financed with the issuance of convertible notes payable. Management reviewed the carrying value of the equipment for impairment and determined that the estimated cash flows resulting from the equipment was exceeded by its carrying value. As such, management recorded an impairment loss on fixed assets in the amount of $40,238 during the year ended December 31, 2024.

Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. The Company uses other depreciation methods, generally, Modified Accelerated Cost Recovery System (MACRS), for income tax purposes. These differences in depreciation methods result in deferred income and related deferred taxes.

See Independent Auditor’s Report.

THE CLOUD MINDERS, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

Note 1 - Summary of Significant Accounting Policies (Continued)

Internally Developed Software

The Company capitalizes certain costs related to the development of internal-use software in accordance with FASB Accounting Standards Codification (ASC) 350-40, Internal-Use Software. Costs incurred during the preliminary project stage and post-implementation stages are expensed as incurred. Costs incurred during the application development stage, including external direct costs of materials and services and payroll costs for employees directly associated with the project, are capitalized.

Capitalized software development costs that are not yet ready for their intended use are included in Other Assets on the balance sheets. These costs are not amortized until the software is substantially complete and ready for its intended use. As of December 31, 2024 and 2023, the Company had capitalized $473,844 and $0, respectively, related to internal-use software development projects that were still in progress.

Revenue and Cost Recognition

The Company recognizes revenue in accordance with ASC, Topic 606, Revenue from Contracts with Customers.

Revenue is generated from contracts with customers. Revenue is recognized when control of the promised services is transferred to the customer in the amount that reflects the consideration the Company expects to be entitled to receive in exchange for those services.

Revenue recognition is determined through the application of the following steps:

●	Identification of the contract, or contracts, with a customer;
●	Identification of the performance obligations in the contract;
●	Determination of the transaction price;
●	Allocation of the transaction price to the performance obligations in the contract;
●	Recognition of revenue when, or as, the Company satisfies a performance obligation.

This guidance only applies the five-step model to arrangements that meet the definition of a contract under Topic 606, including the consideration of whether it is probable the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of Topic 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations; the assessment includes the evaluation of whether each promised good or service is distinct within the context of the contract. Under Topic 606, the Company recognizes revenue separately for performance obligations that are distinct. Performance obligations are considered to be distinct if (a) the customer can benefit from the goods or services either on its own or together with other resources that are readily available to the customer, and (b) the promise to transfer the goods or services is separately identifiable from other promises in the contract. If a good or service is not individually distinct, the Company combines the goods or services with other promised goods or services until the Company identifies a bundle of goods or services that together are distinct.

See Independent Auditor’s Report.

THE CLOUD MINDERS, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

Note 1 - Summary of Significant Accounting Policies (Continued)

Revenue and Cost Recognition (Continued)

The Company identifies the following performance obligations:

●	Compute Usage Services
○	Revenue is recognized over time as compute resources are consumed by customers on a usage-based (hourly) or subscription basis.
○	For usage-based services, revenue is recognized in the period in which the service is provided, based on actual consumption.

●	Enterprise and Support Services
○	Revenue from professional support, onboarding, or consulting is recognized over the period in which the services are delivered.
○	If services are billed on a fixed-fee basis, revenue is recognized over the performance period using a time-based measure of progress.

The Company does not typically incur significant contract acquisition costs. In limited cases, such costs are capitalized and amortized over the expected contract term, if material.

For the year ended December 31, 2024, revenue derived from compute usage services and from enterprise support services amounted to $2,408,634 and $274,171, respectively. For the year ended December 31, 2023, substantially all of the Company’s revenue was derived from enterprise and support services.

See Independent Auditor’s Report.

THE CLOUD MINDERS, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

Note 1 - Summary of Significant Accounting Policies (Continued)

Leases

At lease inception, the Company determines whether an arrangement is or contains a lease. At the lease commencement date, leases are classified as either operating leases or finance leases.

In the accompanying financial statements, finance leases are reported as “Right of use assets - finance leases” and related liabilities are reported as current portion of finance lease obligations and long-term finance lease obligations. Finance ROU assets are amortized over the lower of their lease terms or their estimated productive lives.

ROU assets represent the Company’s right to use the underlying leased assets over the term of the lease and the related lease liabilities represent the Company’s contractual obligation to make lease payments over the lease term. At the lease commencement date, the capitalized value of the ROU asset and corresponding value of lease obligation are determined based on the present value of the lease payments over the lease term. For finance ROU assets and corresponding lease obligations, the Company uses the interest rate implicit in the lease. Lease terms may include renewal or extension options to the extent they are reasonably certain to be exercised. The assessment of whether renewal or extension options are reasonably certain to be exercised is made at lease commencement. Factors considered in determining whether an option is reasonably certain of exercise include, but are not limited to, the value of leased assets, the value of renewal rates compared to market rates, and the presence of factors that would cause a significant economic penalty to the Company if the option were not exercised.

To the extent a lease arrangement includes both lease and non-lease components, the Company has elected to account for the components as a single lease component.

The Company has elected not to recognize a ROU asset and obligation for leases with an initial term of twelve months or less (short-term leases). The expense associated with short-term leases is recognized on a straight-line basis over the lease term and is included in general and administrative expenses in the accompanying statements of income (loss).

After lease commencement, the finance lease liability is measured on an amortized cost basis and increased to reflect interest on the liability and decreased to reflect the lease payment made during the period. Interest on the lease liability is determined each period during the lease term as the amount that results in a constant period discount rate on the remaining balance of the liability. The ROU asset is subsequently measured at its original capitalized value, less any accumulated amortization and any accumulated impairment losses. Amortization on the ROU asset is recognized over the period from the commencement date to the earlier of the end of the useful life of the ROU asset or the end of the lease term.

See Independent Auditor’s Report.

THE CLOUD MINDERS, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

Note 1 - Summary of Significant Accounting Policies (Continued)

Subscription Receivables

The Company accounts for receivables obtained for issuance of its equity (“subscription receivables”) in accordance with ASC 505-10, Equity – Overall. Pursuant to this standard, subscription receivables are presented as a reduction of stockholders’ and members’ equity in the balance sheets. The standard also provides an exception for circumstances in which there is substantial evidence for collections within a reasonably short period of time, in which case, the subscription receivables may be reported as an asset.

Convertible Debt

The Company may issue debt instruments that are convertible into equity securities of the Company, either mandatorily or at the option of the holder. The Company accounts for convertible debt instruments in accordance with FASB ASC 470-20, Debt - Debt with Conversion and Other Options. Convertible debt instruments that may be settled in cash or shares at the option of the holder or issuer are assessed to determine whether they contain embedded features that require bifurcation and separate accounting under ASC 815, Derivatives and Hedging. Pursuant to ASU 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity's Own Equity (Subtopic 815-40), embedded conversion features are not separated from convertible debt unless they are required to be accounted for as derivatives under ASC 815.

Income Taxes

The Cloud Minders, Inc. has adopted the “accrual” method of accounting for income tax reporting purposes. Accelerated depreciation is used for tax reporting and straight-line depreciation is used for financial statement reporting. As a result, significant deferred income in the form of temporary differences exist between income reported on income tax returns and the income reported on the financial statements as well as the tax bases of assets and liabilities and their reported amount in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB ASC 740, Accounting for Income Taxes. As changes in the tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Deferred taxes are classified as non-current.

For the year ended December 31, 2023 and for the period January 1, 2024 through May 9, 2024, the Company was taxed as a Partnership. Consequently, as a result of its pass through tax status, for those periods the Company’s taxable income or loss was allocated to members in accordance with their respective ownership and no income tax provision (benefit) and liability (asset) for taxable income (loss) or deferred income (loss) were recorded in the accompanying financial statements.

See Independent Auditor’s Report.

THE CLOUD MINDERS, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

Note 1 - Summary of Significant Accounting Policies (Continued)

Income Taxes (Continued)

As of May 10, 2024, the Company changed its tax status and elected to be taxed as a “C” Corporation (a tax paying entity). As a result of the Company’s change in tax status, the Company will file partnership tax return for the period January 1, 2024 through May 9, 2024 and a “C” corporation tax return for the period May 10, 2024 through December 31, 2024. The deferred tax assets as of December 31, 2024, shown in the balance sheets amounts to $541,064. Income tax benefit in the amount of $541,064, shown in the statements of income (loss), consists of the recognition of deferred tax assets arising from May 10, 2024, through December 31, 2024, which is the period in which the Company was taxed as a “C” corporation.

Business tax credits, if any, are accounted for by the flow-through method which recognizes the credits as reductions to current provision for federal income taxes in the year utilized.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and taxing strategies in making this assessment.

Uncertain Tax Positions

FASB ASC 740, Income Taxes, prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return as well as guidance on de-recognition, classification, interest and penalties, and financial statement reporting disclosures. For those benefits to be recognized, a tax position must be more likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. The Company has considered its income tax positions, including any positions that may be considered uncertain by the relevant tax authorities in the jurisdictions in which the Company operates. As of December 31, 2024 and 2023, the Company has not identified any uncertain tax positions or unrecognized tax benefits.

Since tax matters are subject to some degree of uncertainty, there can be no assurance that the Company’s tax return will not be challenged by the taxing authorities and that the Company will not be subject to additional tax, penalties, and interest as a result of such challenge. The Company’s policy is to recognize interest and penalties that would be assessed in relation to the settlement value of unrecognized tax benefits as a component of income tax expense. No interest or penalties have been incurred for the years ended December 31, 2024 and 2023. Generally, the Company’s tax return remain open for federal and state income tax examinations for three years after they are filed.

See Independent Auditor’s Report.

THE CLOUD MINDERS, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

Note 1 - Summary of Significant Accounting Policies (Continued)

Advertising Costs

Advertising costs, except for the costs associated with direct-response advertising, if any, are charged to operations when incurred. The costs of direct-response advertising are capitalized and amortized over the period during which future benefits are expected to be received. Advertising expense for the years ended December 31, 2024 and 2023 was $131,970 and $0, respectively.

Note 2 - Fair Value of Financial Instruments

The fair values of financial instruments including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and other current assets and liabilities approximate the carrying values, principally because of the short maturity of those items. The fair values of notes and finance leases payable approximate the carrying values, principally because of the current terms applicable to each item.

Note 3 - Property and Equipment

The major classifications of property and equipment, including their estimated useful lives, are summarized as follows at the balance sheet dates:

	Estimated Useful Life	2024	2023
Office equipment	3 years	$10,000	$10,000
Machinery and equipment	3 years	2,173,591	543,367
		2,183,591	553,367
Less: Accumulated depreciation		(626,674)	(167,455)
		$1,556,917	$385,912

For the years ended December 31, 2024 and 2023, depreciation expense relating to property and equipment amounted to $472,411 and $101,991, respectively, and is included in operating expenses in the accompanying statements of income (loss).

See Independent Auditor’s Report.

THE CLOUD MINDERS, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

Note 4 - Leases

The Company leases computer equipment under finance lease agreements with four related party entities. The leases started on various dates between November 2023 through December 2024. See Note 5 - Transactions With Related Parties for additional information. All leases have terms of 48 months with automatic month-to-month extensions at $1.00 per month until the equipment purchase option is exercised, which can take place after the fifth anniversary of the first full month that the equipment generates profits. The Company has agreed to accelerate rental payments due to the lessor whereby the Company is required to make additional variable lease payments in amounts based on the Company's usage of the underlying assets. Pursuant to ASU 2016-02, Leases (Topic 842), future lease obligations do not contain variable lease payments that are linked to performance. The leases require minimum monthly payments ranging from $18,598 to $164,241. Amortization of finance ROU assets is included in operating expenses in the accompanying statements of income (loss). In addition, the Company leases its administrative offices under a month-to-month lease.

The components of lease expense for the years ended December 31, are as follows:

	2024	2023
Finance lease cost:
Amortization of ROU assets	$2,093,938	$157,958
Interest on lease liabilities	745,129	56,865
Short-term lease cost	58,196	52,443

Total lease cost	$2,897,263	$267,266

Supplemental finance lease information as of December 31, is as follows:

	2024	2023
Weighted average remaining lease term	4.44 years	4.92 years
Weighted average discount rate	9.00%	9.00%

See Independent Auditor’s Report.

THE CLOUD MINDERS, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

Note 4 - Leases (Continued)

At December 31, 2024, future minimum payments for finance leases are payable as follows:

December 31,	2024	2023
2025 and 2024, respectively	$4,068,248	$1,721,243
2026 and 2025, respectively	3,158,610	3,040,791
2027 and 2026, respectively	2,968,130	2,285,776
2028 and 2027, respectively	634,613	2,095,296
2029 and 2028, respectively	-	11
Total	10,829,601	9,143,117
Less: Interest	(1,335,925)	(1,504,276)
Total lease liability	$9,493,676	$7,638,841

Note 5 - Transactions With Related Parties

As of and for the years ended December 31, 2024 and 2023, the Company had the following related party transactions:

●

As of December 31, 2023, the Company had a loan payable to its founding member with an outstanding balance amounting to $859,923 and accrued interest payable totaling $53,658. During the year ended December 31, 2024, $495,582 of the loan was repaid, the remaining unpaid balance, in the amount of $364,341, was converted to equity, and the accrued interest was forfeited.

●

During 2024, the Company entered into a non-interest bearing note payable with two related parties in which a preferred stockholder holds a capital interest. The original principal amount of the note was $104,713. The note payable requires monthly payments of $8,735 starting in April 2025.

●

The Company is party to finance lease agreements with four entities in which a preferred stockholder holds a capital interest. Additional details related to these lease agreements are provided in Note 4 - Leases.

●	During the years ended December 31, 2024 and 2023, the Company paid $189,441 and $69,370, respectively, to certain of its members for consulting services.

See Independent Auditor’s Report.

THE CLOUD MINDERS, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

Note 6 - Convertible Notes Payable

During 2024, the Company issued convertible promissory notes to various investors with an aggregate principal amount of $3,000,000. The convertible notes were issued between May 10, 2024 and June 11, 2024, bear interest at 35% per annum, compounded annually, and mature on December 1, 2025, unless earlier converted or repaid.

On July 1, 2024, $1,283,343 of principal balance was converted to Series A Preferred Stock at a conversion price of $1.00 per share, and as of December 31, 2024, the aggregate outstanding balance of the convertible promissory notes amounted to $1,716,657 with related accrued interest payable of $301,237.

Under the terms of the notes:

●	There are no scheduled payments due.
●	The outstanding principal is automatically convertible into equity securities on or before the calendar day immediately preceding the maturity date, at the conversion price of $1.00 per share.
●	All accrued interest outstanding in respect to the outstanding principal upon conversion shall be deemed forgiven.
●

The Company may make partial prepayment(s), provided however the principal portion of such prepayment(s) do not exceed two-thirds of the original principal amount, unless expressly approved by the holder of the note.

●	The notes are unsecured and subordinate to senior debt, if any.

The notes contain embedded and redemption features subject to bifurcation and separate accounting as derivative liabilities under FASB ASC 815, Derivatives and Hedging. In accordance with ASC 815, the Company evaluated the terms of the notes and determined that the financial impact derived from the embedded and redemption features was immaterial to the Company’s financial position and results of operations. As such, no separate liability resulting from bifurcation has been recorded.

See Independent Auditor’s Report.

THE CLOUD MINDERS, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

Note 7 - Long-Term Debt

Long-term debt at December 31, 2024, consisted of the following:

Note payable in monthly installments totaling $8,735, unsecured	$104,713
Less: Current maturities	(78,615)
Long-term debt, net of current maturities	$26,098

Maturities of long-term debt are as follows:

December 31,
2025	$78,615
2026	26,098
$104,713

As of December 31, 2023, the Company had no long-term debt outstanding.

Note 8 - Subscription Receivables

In November 2023, the Company obtained receivables totaling $4,900,000 as contributions to its equity (collectively referred to as “subscription receivables”). The subscription receivables consisted of a $1,000,000 non-interest bearing loan receivable, to be repaid in 12 equal installments commencing in January 2024, and a $3,900,000 note receivable, with interest at 0.10%, and maturing in November 2025. No scheduled payments are due under the note receivable, and, upon maturity, any unpaid principal automatically converts to shares of common stock of the issuer at a conversion price of $1.00 per share. As of December 31, 2024 and 2023, $4,800,000 and $3,296,548 of these subscription amounts, respectively, remained unpaid. Subsequent to December 31, 2024, the Company collected $3,226,548 in cash proceeds as repayment for the subscription receivables, and therefore, in connection with FASB ASC 505, this amount is recorded as a current asset as of December 31, 2024. The remaining uncollected portion, or $70,000, is classified as a deduction from stockholders’ and members’ equity. As of December 31, 2023, $4,800,000 is presented as a deduction from stockholders’ and members’ equity.

See Independent Auditor’s Report.

THE CLOUD MINDERS, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

Note 9 - Equity Conversion

On May 10, 2024, the Company completed a legal conversion from a partnership to a C corporation. Prior to the conversion, the Company operated as a partnership, with capital accounts maintained for each member. Pursuant to the conversion, the total number of shares of capital stock the Company is authorized to issue is 23,000,000, consisting of 20,000,000 shares of common stock with no par value and 3,000,000 shares of nonvoting preferred stock with a par value of $1.00. As of December 31, 2024, there were 18,300,006 shares of common stock and 1,283,343 shares of preferred stock issued and outstanding, respectively. The Company has designated the authorized shares of preferred stock as Series A Preferred stock. As part of the conversion, all membership interests were exchanged for shares of common stock of the newly formed corporation at an exchange rate of $93.33 per member’s interest.

The conversion was accounted for as a reorganization of the capital structure with no change in the carrying value of the net assets. Accordingly, the historical basis of the Company’s assets and liabilities was retained, and the partnership capital accounts were reclassified to common stock and additional paid-in capital in accordance with the terms of the conversion.

At the effective date of the conversion:

●	18,300,006 shares of voting common stock with no par value were issued to the former members in exchange for their membership interests.
●	The equity section of the balance sheet as of December 31, 2024 reflects the corporate form, with members’ capital eliminated and replaced with common stock and additional paid-in capital.

This transaction qualified as a tax-free exchange under Internal Revenue Code Section 351.

See Independent Auditor’s Report.

THE CLOUD MINDERS, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

Note 10 - Income Taxes

Provision has been made on the accompanying financial statements for deferred income taxes applicable to the timing differences between financial statement income and tax basis income (Note 1). The deferred taxes will not become payable until such time that the timing differences reverse themselves and the tax basis income equals or exceeds the GAAP basis financial statement income.

The significant components of the Company’s deferred tax assets and liabilities as of December 31, 2024, were as follows:

Deferred tax assets:
Temporary differences	$334,008
State decoupling adjustments	39,165
Cumulative net operating loss carryforwards	375,456
Total deferred tax assets	748,629
Deferred tax liabilities:
Depreciation	(207,565)
Total deferred tax liabilities	(207,565)
Net deferred tax assets (liabilities)	$541,064

See Independent Auditor’s Report.

THE CLOUD MINDERS, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

Note 10 - Income Taxes (Continued)

As of December 31, 2024, the Company had $1,787,889 and $1,398,481 of federal and state net operating losses (NOLs), respectively, that may be available to offset future taxable income. Under the Tax Cuts and Jobs Act, NOLs are carried forward indefinitely, but may be limited in utilization to 80% of taxable income of the immediate preceding year.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and taxing strategies in making this assessment. As of December 31, 2024, a valuation allowance was not considered necessary.

The provision (benefit) for federal and state income taxes during the year ended December 31, 2024, for the period the Company was taxed as a “C” Corp, is as follows:

Current payable (refundable)	$-
Deferred provision (benefit)	(541,064)
Income tax expense (benefit)	$(541,064)

Note 11 - Other Income (Expenses)

Other income and expenses for the years ended December 31, consisted of the following:

	2024	2023
Other Income
Interest income	$21,961	$-
Miscellaneous income	61,650	20,829
	83,611	20,829

Other Expenses
Interest expense	1,046,367	82,827
Impairment of fixed assets	40,238	-
Loss on disposal of fixed assets	-	9,494
Charitable contributions	4,998	10,150
	1,091,603	102,471
	$(1,007,992)	$(81,642)

See Independent Auditor’s Report.

THE CLOUD MINDERS, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

Note 12 - Supplemental Disclosure of Cash Flow Information

Cash Paid (Received) for Interest and Income Taxes

Cash paid (received) for interest and income taxes for the years ended December 31, consisted of the following:

	2024	2023
Interest (net)	$1,024,406	$82,827
Income taxes	$-	$-

Non-Cash Financing and Investing Activities

The Company had the following non-cash financing and investing transactions for the years ended December 31:

	2024	2023

Equipment purchase with issuance of convertible notes payable	$140,000	$-

Members’ equity converted to common stock and additional paid-in capital	$5,282,259	$-

Right of use assets obtained in exchange for new finance lease liabilities	$2,914,557	$7,581,976

Notes payable converted to preferred stock	$1,283,343	$-

Capital issued in exchange for repayment on loan payable - member	$364,341	$-

Equity acquired with subscription receivables	$-	$4,900,000

Loan receivable obtained in exchange for issuance of convertible notes payable	$385,000	$-

Finance lease obligation curtailment in exchange for repayment on subscription receivables	$193,022	$-

See Independent Auditor’s Report.

THE CLOUD MINDERS, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

Note 13 - Concentrations

Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable.

The Company maintains its cash balances in various financial institutions. At times, such balances may be in excess of the Federal Deposit Insurance Corporation (FDIC) insurance limit. As of December 31, 2024 and 2023, interest-bearing accounts and non-interest bearing demand deposit accounts were insured by the FDIC up to $250,000 per financial institution. At December 31, 2024 and 2023, the Company’s bank balances were fully insured by the FDIC.

Concentrations of Customers

For the year ended December 31, 2024, 95% of the Company’s revenues was attributed to one customer. There were no concentrations of revenues from a single customer for the year ended December 31, 2023.

Note 14 - Going Concern Considerations

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company provides GPU cloud hosting services to organizations that require high-performance computing infrastructure for artificial intelligence, machine learning, data analytics, and other compute-intensive applications. As of December 31, 2024, the Company had an accumulated deficit of $849 thousand and incurred a net loss of $2.975 million. These factors initially raised substantial doubt about the Company’s ability to continue as a going concern within one year after the date these financial statements are issued.

Management identified the following primary risks contributing to this uncertainty:

●	Dependence on continued access to specialized GPU hardware, which is subject to supply constraints;
●	Exposure to competition from larger cloud infrastructure providers with greater scale;
●	Customer concentration risk from reliance on a small number of enterprise clients;
●	Capital-intensive operations requiring sustained investment in data center infrastructure;
●	Cybersecurity and compliance risk associated with hosting sensitive customer workloads.

See Independent Auditor’s Report.

THE CLOUD MINDERS, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

Note 14 - Going Concern Considerations (Continued)

In response to these risks, management developed and began executing a plan intended to mitigate the conditions giving rise to substantial doubt about the Company’s ability to continue as a going concern, including the following:

●

Refinance and/or restructure the amount of finance lease obligations coming due within one year from the date these financial statements are available to be issued. See Note 15 for additional information on subsequent event transactions.

●	Exploring strategic partnerships to enhance market reach and capacity utilization. See Note 15 for additional information on subsequent event transactions.
●	Accelerate the timing for collection of the Company’s subscription receivables. See Note 15 for additional information on subsequent event transactions.

As a result of these actions, management has concluded that the substantial doubt about the Company’s ability to continue as a going concern within one year after the date the financial statements are issued has been alleviated. Accordingly, the financial statements have been prepared on a going concern basis, and no adjustments have been made to the carrying amounts or classification of assets and liabilities that might result from the outcome of this uncertainty.

Note 15 - Subsequent events

Subsequent to December 31, 2024, the Company collected $3,226,548 in cash proceeds towards repayment of its subscription receivables, which had a balance outstanding totaling $3,296,546 as of December 31, 2024, leaving $70,000 as the remaining unpaid portion.

In April 2025, the Company entered into a finance lease agreement for additional computer equipment. The lease has a term of 60 months and requires minimum monthly rental payments of $58,435. In connection with the purchase, the Company recorded a finance ROU asset and corresponding lease obligation in the amount of $2,340,797. As of lease effective date, the current portion of the finance lease obligations amounted to $642,780.

In January 2025 the Company, prior to termination of its largest finance lease, purchased the equipment leased under the agreement for a purchase price of $6,454,466. The carrying value of the purchased finance ROU assets and corresponding finance liability amounted to $4,629,126 and $5,423,543, respectively. The Company financed the equipment purchase with a loan payable to a commercial bank in the amount of $6,450,000 at prime, subject to a 5% floor. The loan calls for principal and interest payments totaling $129,552 beginning in March 2025, and matures in January, 2030. As a result of this transaction, the Company’s current portion of finance lease obligations was reduced. As of the date of purchase, the current portion of the purchased finance lease obligation amounting to $2.485 million was replaced with the current portion of the loan payable to a commercial bank totaling $1.123 million.

See Independent Auditor’s Report.

THE CLOUD MINDERS, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

Note 15 - Subsequent events (Continued)

In March 2025, the Company entered into a severance agreement with its founding member. The agreement calls for a lump sum severance payment in the amount of $100,000, conversion of the founding member’s outstanding capital balance, amounting to $296,742 as of the severance agreement date, to 293,712 shares of Series A Preferred stock. The agreement also calls for the issuance of a short-term $5,000 promissory note payable by the founding member to the Company.

In March 2025, the Company’s Board of Directors and stockholders approved the decision to enter into a contribution and exchange agreement with its largest common stockholder, Global Digital Holdings, Inc. (GDH). Effective April 1, 2025, the Company’s stockholders entered into a contribution and exchange agreement (the “Agreement”) with GDH, in which all their outstanding equity securities and ownership rights in The Cloud Minders, LLC equity were contributed to GDH in exchange for shares and ownership rights in GDH. Pursuant to the agreement, each share of The Cloud Minders, LLC stock and equity instrument was converted to 0.9216278851273 shares of GDH.

The Company evaluates events or transactions that occur subsequent to year end for potential recognition or disclosure in the financial statements through the date on which the financial statements are available to be issued. Subsequent events have been evaluated as of July 03, 2025, which is the date the financial statements were available to be issued.

See Independent Auditor’s Report.

QUMULUSAI, INC.

PROSPECTUS

                       Shares of Common Stock

, 2025

Through and including                   , 2025, 25 days after the date of this prospectus, all dealers that effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of our common stock being registered. All the amounts shown are estimates except the SEC registration fee and the listing fee for the Nasdaq Global Market.

Amount to be paid
SEC registration fee	$48,335
Nasdaq listing fee	25,000
Accounting fees and expenses	95,000
Legal fees and expenses	400,000
Miscellaneous	—
Total	568,335

Item 14. Indemnification of Directors and Officers

Georgia Business Corporation Code

Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code (the “GBCC”) provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if such individual conducted himself or herself in good faith and such individual reasonably believed, in the case of conduct in an official capacity, that such conduct was in the best interests of the corporation and, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, such individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct under Section 14-2-851 of the GBCC for which he was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.

Section 14-2-852 of the GBCC provides that to the extent that a director has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection with the proceeding.

Pursuant to Section 14-2-854 of the GBCC, a court may order a corporation to indemnify a director or advance expenses if such court determines that the director is entitled to indemnification under the GBCC or that the director is fairly and reasonably entitled to indemnification or advance of expenses in view of all the relevant circumstances, whether or not such director met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the GBCC, failed to comply with Section 14-2-853 of the GBCC or was adjudged liable as described in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the GBCC.

Section 14-2-856 of the GBCC permits our articles of incorporation, bylaws, a contract, or resolution approved by the shareholders, to authorize us to indemnify a director against claims to which the director was a party, including claims by us or in our right (e.g., shareholder derivative action). However, we may not indemnify the director for liability to us for any appropriation of a corporate opportunity, intentional misconduct or knowing violation of the law, unlawful distributions or receipt of an improper benefit.

Section 14-2-857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and if he or she is not a director to such further extent as may be provided in its articles of incorporation, bylaws, resolution of its board of directors or contract except for liability arising out of conduct specified in Section 14-2-857(a)(2) of the GBCC. Section 14-2-857 of the GBCC also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court ordered indemnification or advances for expenses under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.

Section 14-2-858 of the GBCC permits us to purchase and maintain insurance on behalf of our directors and officers against liability incurred by them in their capacities or arising out of their status as our directors and officers, regardless of whether we would have the power to indemnify or advance expenses to the director or officer for the same liability under the GBCC.

Charter

The Company’s Charter provides that, to the full extent that the GBCC permits the limitation or elimination of the liability of directors, a director of the Company shall not be liable to the Company or its shareholders for monetary damages for conduct as a director.

Bylaws

The Company’s Bylaws provide that any person, their heirs, executors, or administrators, may be indemnified or reimbursed by the Company to the fullest extent of the GBCC for reasonable expenses actually incurred in connection with any action, suit or proceeding, civil or criminal, to which such person shall be made a party by reason of the fact that such person is or was a director, trustee, officer, employee, or agent of the Company, or that such person is or was serving, at the request of the Company, as a director, trustee, officer, employee, or agent of any other enterprise.

Indemnification Agreements

We intend to enter into separate indemnification agreements with our directors and certain officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our Bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law, our Charter or our Bylaws.

Insurance Policies

We currently maintain a private D&O insurance policy and intend to purchase a public D&O insurance policy in connection with the direct listing that will insure our directors and officers against certain liabilities incurred by them in the discharge of their functions as directors and officers.

The foregoing description of the GBCC, our Charter and our Bylaws is only a summary and is qualified in its entirety by the full text of each of the foregoing.

We have been advised that it is the position of the SEC that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act, that such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

During the past three years, we issued unregistered securities as outlined below. Unless otherwise specifically noted, no commissions were paid in connection with the issuances described below and each issuance was effected pursuant to Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving any public offering, and/or Regulation D promulgated thereunder. In all issuances described below, the Company took appropriate measures to restrict transfer of the securities.

(1)

In December 2022, QumulusAI issued 12,586,580 shares of common stock at a price of $3.00 per share, after giving effect to the Reverse Stock Split, and 14,946,566 shares of preferred stock, at a price of $1.00 per share, which was not impacted by the Reverse Stock Split, to all shareholders in connection with the WAHA Technologies, Inc. and SPRE Commercial Group, Inc. contribution-exchange. Investors with no capital accounts balances received common stock, and investors that had invested capital received preferred stock.

(2)	In November 2023 and continuing to December 2024, QumulusAI issued 9,089,000 shares of preferred stock at a price of $1.00 per share to accredited investors.

(3)

In March 2024, TCM issued a $3 million convertible note to accredited investors, which converted into three million shares of preferred stock. On July 1, 2024, a portion of the convertible note converted into 1,356,676 shares of TCM preferred stock. The remainder will convert at maturity, as adjusted for any portion of the note paid.

(4)

In April 2025, the Company entered into Contribution and Exchange Agreements, as amended, with shareholders of TCM, pursuant to which each TCM shareholder contributed all outstanding equity securities in TCM to the Company in exchange for equity securities of the Company. As a result, TCM became a wholly owned subsidiary of the Company, with 75% of the Company’s capital stock held by Company shareholders and 25% of the Company’s capital stock held by former TCM shareholders. As adjusted to give effect to the Conversion or the Reverse Stock Split, the total acquisition consideration was $39,350,572, which was comprised of 2,574,711 shares of QumulusAI’s common stock and 1,423,182 shares of QumulusAI’s Series D Preferred Stock (with a total fair value of $20,250,013), options to purchase 668,392 shares of the Company’s common stock to replace TCM options with an exercise price of $0.23 per share that vest according to individual vesting schedules (with a total fair value of $1,883,995), and the fair value of the Company’s prior investment in TCM (with a total fair value of $17,216,604).

(5)	From January 2025 through September 2025, the Company issued 514,592 shares of Series D Preferred Stock for the partial conversion of convertible notes previously issued to accredited investors.

(6)	From July 2025 through December 2025, as adjusted to give effect to the Reverse Stock Split, QumulusAI issued 2,558,566 shares of common stock at a price of $10.80 per share to accredited investors.

Item 16.         Exhibits and Financial Statement Schedules

(a)         Exhibits

Exhibit No.	Description
3.1*	Fourth Amended and Restated Articles of Incorporation of QumulusAI, Inc.

3.2*	Amended and Restated Bylaws of QumulusAI, Inc.

4.1*	Form of Common Stock Certificate of QumulusAI, Inc.

5.1*	Opinion of Fox Rothschild LLP

10.1*	Amended and Restated Hosting Service Agreement between SPRE Watonga OK, LLC and Cerberus Digital, LLC dated April 24, 2024

10.2*	Bitcoin Miner Hosting Agreement between SPRE Watonga OK, LLC and Fortitude Mining LLC (formerly Foundry Digital), a subsidiary of Digital Currency Group dated April 17, 2024

10.3*	Bitcoin Miner Hosting Agreement between SPRE Watonga OK, LLC and Fortitude Mining LLC (formerly Foundry Digital), a subsidiary of Digital Currency Group dated August 19, 2024

10.4*	Miner Hosting Agreement between T20 Mining Group, LLC and OK 1 Mining LLC dated July 26, 2023

10.5*	Amendment No.1 to Miner Hosting Agreement between T20 Mining Group, LLC and OK 1 Mining LLC dated July 26, 2023, as amended on January 30, 2024.

10.6*	QumulusAI Marketplace Agreement between The Cloud Minders Inc. and Hydra Host, Inc. dated May 9, 2025.

10.7	QumulusAI Customer Agreement between The Cloud Minders Inc. and Procon Analytics, LLC dated May 7, 2025.

10.8*	Digital Asset Custodial Terms and Conditions between NYDIG Trust Company LLC and WAHA Technologies, Inc. dated September 25, 2023.

10.9	Master Service Agreement between The Cloud Minders, Inc. and Performiv LLC dated October 31, 2023

10.10	Demand Response Services Agreement between T20 Mining Group, LLC and NuEnergen, LLC dated March 1, 2023

10.11	Demand Response Service Agreement between SPRE Watonga OK, LLC and NuEnergen, LLC dated February 1, 2024

10.12	ASIC Mining Data Center Field Services Agreement between SPRE Watonga OK, LLC and PaerTree Inc. dated August 14, 2024

10.13	Amended and Restated Operating Agreement of T20 Mining Group, LLC dated March 15, 2023

10.14	Electric Service Will Serve Agreement between SPRE Watonga OK, LLC and Oklahoma Gas and Electric Company dated February 14, 2024

10.15	Contract for Electric Service between T20 Manufacturing LLC and Public Service Company of Oklahoma dated June 26, 2024

10.16*	Power Purchase Agreement between City of Denton, Texas, DBA Denton Municipal Electric and SPRE Denton TX, LLC dated September 1, 2024

10.17	Equipment Lease Agreement between The Cloud Minders Inc. and ATFP Cloud SPV I, LP dated January 30, 2025

Exhibit No.	Description
10.18	Equipment Lease Agreement between TCM Cloud 1, LLC and ATFP Cloud SPV IV, LP dated December 12, 2024

10.19	Equipment Lease Agreement between TCM Cloud 1, LLC and ATFP Cloud SPV III, LP dated September 9, 2024

10.20	First Amended and Restated Equipment Lease Agreement between TCM Cloud 1, LLC and ATFP Cloud SPV I, LP dated September 9, 2024

10.21	First Amended and Restated Equipment Lease Agreement between TCM Cloud 1, LLC and ATFP Cloud SPV II, LP dated September 9, 2024

10.22	Second Amended and Restated Profit Share Agreement among ATFP Cloud SPV I, LP, ATFP Cloud SPV II, LP, ATFP Cloud SPV III, LP, ATFP Cloud SPV IV, LP and TCM Cloud 1, LLC dated December 12, 2024

10.23	Service Agreement by and between The Cloud Minders and Alder Technology, LLC, dated September 1, 2023

10.24	Parking Area Lease between 5555 Property Developers, LLC and T20 Mining Group, LLC, dated December 1, 2022

10.25	First Amendment to Parking Area Lease between 5555 Property Developers, LLC and T20 Mining Group, LLC, dated December 1, 2022, as amended on February 27, 2023

10.26	Second Amendment to Parking Area Lease between 5555 Property Developers, LLC and T20 Mining Group, LLC, dated December 1, 2022, as amended on May 12, 2023

10.27	Third Amendment to Parking Area Lease between 5555 Property Developers, LLC and T20 Mining Group, LLC, dated December 1, 2022, as amended on May 29, 2024

10.28	Surface Lease Agreement between TOM-STACK, LLC and SPRE WATONGA OK, LLC, effective January 12, 2024

10.29	Lease Agreement between City of Denton and SPRE Denton TX, LLC, dated September 1, 2024

10.30	Master Services Agreement, by and between The Cloud Minders, Inc. and H5 Data Centers, LLC, dated December 9, 2024

10.31	Amended and Restated Collateralized Line of Credit between Trailhead Growth, LP and Global Digital Holdings, dated April 26, 2024

10.32	Amended and Restated Loan and Security Agreement between Trailhead Growth, LP and Global Digital Holdings, dated April 26, 2024

10.33	Global Digital Holdings, Inc. Convertible Promissory Note between Global Digital Holdings, Inc. and The Cloud Minders, LLC, dated November 1, 2023

Exhibit No.	Description
10.34	Loan and Security Agreement 1-B between WAHA Technologies, Inc. and GC Opportunities 2 Private Fund, LP, dated February 15, 2022, as modified on October 4, 2022

10.35	Loan Modification Agreement between WAHA Technologies, Inc. and GC Opportunities 2 Private Fund, LP, dated October 4, 2022

10.36	Interest Only Balloon Note between WAHA Technologies, Inc. and Alder Mortgage Group, LLC, dated April 14, 2022

10.37	Line of Credit Agreement between Ian Gerard and The Cloud Minders, Inc. dated December 31, 2021

10.38	Amendment No. 1 to Line of Credit Agreement between Ian Gerard and The Cloud Minders, Inc. dated December 18, 2024

10.39*	Form of Lock-Up Agreement

10.40	Global Digital Holdings, Inc. 2022 Option Plan

10.41	Amendment No. 1 to Global Digital Holdings, Inc. 2022 Option Plan

10.42	Form of Non-Qualified Stock Option Agreement under the Global Digital Holdings, Inc. 2022 Option Plan, as amended

10.43	Form of Incentive Stock Option Agreement under the Global Digital Holdings, Inc. 2022 Option Plan, as amended

10.44*	QumulusAI, Inc. 2025 Equity Incentive Plan

10.45*	Form of Non-Employee Director Restricted Stock Unit Award Agreement under the QumulusAI, Inc. 2025 Equity Incentive Plan

10.46*	Form of Employee Restricted Stock Unit Award Agreement under the QumulusAI, Inc. 2025 Equity Incentive Plan

10.47*	Form of Employee Performance Stock Unit Award Agreement under the QumulusAI, Inc. 2025 Equity Incentive Plan

10.48*	Form of Employee Incentive Stock Option Award Agreement under the QumulusAI, Inc. 2025 Equity Incentive Plan

10.49*	Form of Employee Non-Qualified Stock Option Award Agreement under the QumulusAI, Inc. 2025 Equity Incentive Plan

10.50*	Compensation Agreement between QumulusAI, Inc. and Michael Maniscalco, dated September 1, 2025

10.51*	Compensation Agreement between QumulusAI, Inc. and Scott Krosnowski, dated September 1, 2025

10.52*	Compensation Agreement between QumulusAI, Inc. and Ankur Chatterjee, dated September 1, 2025

10.53*	Compensation Agreement between QumulusAI, Inc. and Ryan DiRocco, dated September 1, 2025

10.54*	Compensation Agreement between QumulusAI, Inc. and Stephen Hunton, dated September 1, 2025

10.55*	Compensation Agreement between QumulusAI, Inc. and Patrick Gahan, dated September 1, 2025

21.1*	Subsidiaries of QumulusAI, Inc.

23.1	Consent of Independent Registered Public Accounting Firm, WithumSmith+Brown, PC

23.2	Consent of Independent Auditors, BPS & Associates, LLC

23.3*	Consent of Fox Rothschild LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

107	Filing Fee Table

*         To be filed by amendment.

(b)         Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser: If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(f) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marietta, State of Georgia, on December 31, 2025.

QUMULUSAI, INC.

By:	/s/ Michael Maniscalco
Name:	Michael Maniscalco
Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of QumulusAI, Inc., a Georgia corporation, hereby constitute and appoint Michael Maniscalco and Scott Krosnowski, and each of them individually, as the true and lawful agent and attorney-in-fact of the undersigned with full power and authority in said agent and attorney-in-fact to sign for the undersigned and in their respective names as an officer/director of the Company, any and all amendments (including post-effective amendments) to this registration statement on Form S-1 (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and with full power of substitution, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Michael Maniscalco	Chief Executive Officer and Director	December 31, 2025
Michael Maniscalco	(Principal Executive Officer)

/s/ Scott Krosnowski	Chief Financial Officer	December 31, 2025
Scott Krosnowski	(Principal Financial and Accounting Officer)

/s/ Patrick Gahan	SVP, Capital Markets and Director	December 31, 2025
Patrick Gahan

/s/ Steve Gertz	Chairman of the Board of Directors	December 31, 2025
Steve Gertz

/s/ Stacy Kenworthy	Director	December 31, 2025
Stacy Kenworthy

/s/ Michael Mulica	Director	December 31, 2025
Michael Mulica

/s/ David Rench	Director	December 31, 2025
David Rench

/s/ Barry Schwartz	Director	December 31, 2025
Barry Schwartz